   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                    REPUBLIC TECHNOLOGIES
                      INTERNATIONAL, LLC                                              RTI CAPITAL CORP.
             (EXACT NAME OF REGISTRANT CO-ISSUER                             (EXACT NAME OF REGISTRANT CO-ISSUER
                 AS SPECIFIED IN ITS CHARTER)                                    AS SPECIFIED IN ITS CHARTER)

                           DELAWARE                                                        DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)  (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                             3312                                                            3312
   (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)        (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                             NONE                                                         34-1900904
           (I.R.S. EMPLOYER IDENTIFICATION NUMBER)                         (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                            ------------------------

                              3770 EMBASSY PARKWAY
                             AKRON, OHIO 44333-8367
                                 (330) 670-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  JOHN GEORGE
                    REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC
                              3770 EMBASSY PARKWAY
                             AKRON, OHIO 44333-8367
                                 (330) 670-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF REGISTRANTS' AGENT FOR SERVICE)

                            ------------------------

                                With a copy to:

                             JOHN D. LOBRANO, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective Registration Statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Registration Statement number of the earlier effective Registration Statement for the same offering. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED             PROPOSED
          TITLE OF EACH CLASS              AMOUNT TO BE    MAXIMUM OFFERING    MAXIMUM AGGREGATE         AMOUNT OF
     OF SECURITIES TO BE REGISTERED         REGISTERED      PRICE PER NOTE     OFFERING PRICE(1)      REGISTRATION FEE
13 3/4% Senior Secured Notes
  due 2009..............................   $425,000,000          100%             $425,000,000          $118,150.00

Guarantees of 13 3/4% Senior Secured
  Notes due 2009(2).....................   $425,000,000           (3)                 (3)                   (3)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) For information on Guarantors, see the table on the following pages.

(3) Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the Guarantees is payable.

                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         TABLE OF REGISTRANT GUARANTORS

                                                                                             ADDRESS, INCLUDING ZIP
                                                                                              CODE, AND TELEPHONE
                                                                                             NUMBER, INCLUDING AREA
   EXACT NAME OF REGISTRANT       STATE OR OTHER JURISDICTION                                 CODE, OF REGISTRANT
    GUARANTOR AS SPECIFIED           OF INCORPORATION OR            I.R.S. EMPLOYER            GUARANTOR'S PRINCIPAL
        IN ITS CHARTER                  ORGANIZATION              IDENTIFICATION NUMBER        EXECUTIVE OFFICES
------------------------------    ---------------------------     ---------------------     ------------------------

Republic Technologies                     Delaware                       None               3770 Embassy Parkway
International Holdings, LLC                                                                 Akron, Ohio 44333-8367
                                                                                            (330) 670-3000

Nimishillen & Tuscarawas, LLC             Delaware                       None               3770 Embassy Parkway
                                                                                            Akron, Ohio 44333-8367
                                                                                            (330) 670-3000

Bliss & Laughlin, LLC                     Delaware                       None               3770 Embassy Parkway
                                                                                            Akron, Ohio 44333-8367
                                                                                            (330) 670-3000

Canadian Drawn Steel                       Canada                        None               133 Chatham Street
Company, Inc.                                                                               Hamilton, Ontario
                                                                                            (905) 546-5656

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 10, 1999


Prospectus

$425,000,000

REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC
RTI CAPITAL CORP.

OFFER TO EXCHANGE ALL OUTSTANDING 13 3/4% SENIOR SECURED NOTES DUE 2009 FOR 13 3/4% SENIOR SECURED NOTES DUE 2009, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SPECIFIED SUBSIDIARIES OF REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC

THE EXCHANGE OFFER

o Republic Technologies International, LLC and RTI Capital Corp. will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are generally freely tradeable.

o You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

o The exchange offer expires at 5:00 p.m., New York City time on
                 , 1999, unless extended. We do not currently intend to extend the expiration date.

o The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

o We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

o The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will generally be freely tradeable.

MARKET FOR THE EXCHANGE NOTES

o The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of these methods. We do not plan to list the exchange notes on any national market.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

    ------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    ------------------------------------------------------------------------

              The date of this prospectus is              , 1999.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Summary.........................................     1
Risk Factors....................................    14
Forward-Looking Statements......................    28
Use of Proceeds.................................    29
Pro Forma Capitalization........................    29
Unaudited Pro Forma Combined Financial
  Information...................................    30
Selected Historical Financial and Operating
  Information...................................    43
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    50
Business........................................    68
The Consolidation Plan..........................    89
Management......................................    94
Relationships and Related Party Transactions....   100

                                                  PAGE
                                                  ----
Security Ownership of Beneficial Owners and
  Management....................................   104
Description of the New Credit Facility..........   107
Description of Other Indebtedness...............   110
The Exchange Offer..............................   114
Description of the Notes........................   124
Description of Collateral and Intercreditor
  Agreements....................................   174
Book-entry; Delivery and Form...................   185
United States Federal Income Tax Consequences...   188
Plan of Distribution............................   192
Legal Matters...................................   193
Experts.........................................   193
Where You Can Find More Information.............   193
Index to Financial Statements...................   F-1

                          ---------------------------

                                    SUMMARY

     The following summary should be read in conjunction with the more detailed information and consolidated financial statements and the related notes appearing elsewhere in this prospectus. Unless we indicate otherwise or the context otherwise requires, we use the following names and expressions in this prospectus as indicated:

     o "Republic" refers to Republic Engineered Steels, Inc. and its subsidiaries prior to the combination of Republic, BarTech and USS/Kobe to form Republic Technologies, which we refer to in this prospectus as the "Combination";

     o "BarTech" refers to Bar Technologies Inc. and its subsidiaries prior to the Combination;

     o "USS/Kobe" refers to the special bar quality production facilities and related operations of USS/Kobe Steel Company, a 50/50 joint venture between a subsidiary of USX Corporation and a U.S. subsidiary of Kobe Steel, Ltd., prior to the Combination;

     o "Republic Technologies," "we," "us" or "our" refer to Republic Technologies International, LLC and its subsidiaries after the Combination;

     o "Holdings" refers to Republic Technologies International Holdings, LLC, the direct parent of Republic Technologies International, LLC after the Combination; and

     o "RTI" refers to Republic Technologies International, Inc., as Bar Technologies Inc. was renamed after the Combination. RTI now indirectly owns 70% of our equity interests through Holdings.

Unless we indicate otherwise, all information in this prospectus presented on a pro forma basis gives effect to the Transactions, which term we define later in this summary. For the purpose of this prospectus, we have included high quality engineered steel rod products in our definition of special bar quality, or "SBQ," steel products.

                             REPUBLIC TECHNOLOGIES

     We are the largest producer of special bar quality steel products in the United States with a market share of approximately 23%, based on 1998 calendar year pro forma shipments. SBQ steel products are high quality hot-rolled and cold-finished carbon and alloy steel bar and rod used primarily in critical applications in automotive and industrial equipment. SBQ steel products are sold to customers who require precise metallurgical content and quality characteristics. SBQ steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. We produce the widest range of SBQ steel products in the United States and supply a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers. We have aggregate annual steel melting capacity of approximately 3.0 million tons, hot-rolling production capacity of approximately 2.6 million tons and cold-finishing production capacity of approximately 0.6 million tons.

THE SBQ STEEL PRODUCTS INDUSTRY

     According to statistics obtained from external and internal sources, in 1998, domestic suppliers shipped approximately 23.5 million tons of steel bar and rod in the United States, of which approximately 10.1 million tons were SBQ steel products. Industry sources estimate that consumption of U.S. SBQ steel products has grown at a compound annual rate of 3.4% since 1986 and at a compound annual rate of 5.6% since 1992. This growth is the result of several favorable trends, including the following:

     o increased share of the U.S. auto market represented by light trucks, including minivans and sports utility vehicles, which contain on average nearly twice as much SBQ steel per unit as passenger cars;

     o increased use of SBQ steel products in the manufacture of automotive and industrial equipment components due to the greater ability of SBQ steel products to satisfy increased quality and safety requirements;

     o continued displacement of imported SBQ steel-based automotive and industrial equipment components by domestically produced components as a result of the improved quality of domestic components and manufacturers' desires to reduce inventory levels;

     o increased domestic investment in the capital goods sector, a large consumer of SBQ steel products; and

     o increased sales to foreign transplant automobile and industrial equipment manufacturers and their components suppliers that have established manufacturing operations in North America. According to industry consultants, these companies are expected to increase their use of domestic SBQ steel products from approximately 30% to over 75% in the next several years.

OUR COMPETITIVE STRENGTHS

     The Combination merged three businesses with both complementary and overlapping operations. As a result, the Combination offers opportunities to significantly enhance our financial and operating performance.

     o Leading Market Position. We are the largest U.S. producer of SBQ steel products based on our 2.3 million net tons shipped on a pro forma basis during the twelve months ended December 31, 1998. We also manufacture the broadest product line in the SBQ steel products industry.

     o High Quality Products for Established Customers. We enjoy broad customer recognition for our high quality products, quality certified facilities and customer service. These strengths contribute significantly to our strong relationships with automobile and industrial equipment manufacturers, like Ford and DaimlerChrysler, and their first tier suppliers, like American Axle & Manufacturing and Delphi Automotive Systems, both of which were formerly divisions of General Motors.

     o Complementary, Efficient Production Facilities. Our Consolidation Plan is designed to increase production at our facilities that have benefitted from previous investments and to close our least efficient facilities. We intend to focus production at our remaining facilities on the specific range of product sizes that these facilities are best suited to produce. We expect this will enable us to lower fixed and variable costs while increasing total production volume.

     o Complementary Product and Customer Base. USS/Kobe has traditionally been a supplier of high-quality, small-diameter bar and rod in coil form, while Republic and BarTech have supplied primarily intermediate and large size cut-length bar. As a result, we have low overlap among our principal customers. We believe that this low overlap and our expanded product offering will enable us to increase sales to our customers.

     o Flexible Workforce. We believe our new labor agreement with the United Steelworkers union and the implementation of the Consolidation Plan will create a smaller and more flexible and efficient workforce, which will lower our cost structure.

     o Vertically Integrated Manufacturer. We are vertically integrated, with the ability to complete all aspects of the SBQ steel manufacturing process from raw steel production and scrap steel melting to cold-finishing of steel bar and rod.

     o Experienced Management Team. Our five most senior managers, led by Thomas N. Tyrrell, our Chief Executive Officer, have an average of over 28 years of experience in the steel industry.

     o Strong Equity Sponsors. We believe that Blackstone Capital Partners II Merchant Banking Fund L.P. and our other principal investors, USX Corporation, Kobe Steel, Ltd. and The

       Veritas Capital Fund, L.P., provide us with significant financial and industry expertise and resources.

OVERVIEW OF THE CONSOLIDATION PLAN

     In connection with the Combination, we developed a detailed Consolidation Plan to combine the operations of Republic, BarTech and USS/Kobe. We believe that the Consolidation Plan will create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. The principal components of the Consolidation Plan, which are described in greater detail under "The Consolidation Plan" in this prospectus, include

     o rationalizing our production facilities and headcount,

     o enhancing the productivity of our remaining facilities through facility specialization and targeted capital investment,

     o eliminating redundant overhead costs and

     o producing internally more raw materials currently purchased from third parties.

                            ------------------------

     Our principal offices are located at 3770 Embassy Parkway, Akron, Ohio 44333-8367, and our main telephone number is (330) 670-3000.

                                THE TRANSACTIONS

     The offering of the 13 3/4% Senior Secured Notes due 2009, which we refer to as the "outstanding notes," by Republic Technologies and its subsidiary RTI Capital Corp. was made in connection with the Combination, which was completed on August 13, 1999. The outstanding notes were issued as part of units which also comprised warrants to purchase shares of class D common stock of RTI, which we refer to as the "warrants". The Combination occurred through a series of mergers, asset transfers and related steps as set forth in a master restructuring agreement among Republic, BarTech, USS/Kobe Steel Company and various of their affiliates. One of these steps was the spin-off of the tubular steel business of USS/Kobe Steel Company to a new joint venture of USX Corporation and Kobe Steel, Ltd., which is not part of our company. See "Relationships and Related Party Transactions."

     As a result of the Combination, Republic Technologies International, LLC directly owns and operates all of the assets of the following:

     o Republic, except for two small subsidiaries not directly engaged in the SBQ steel bar business, which are held by us as subsidiaries;

     o BarTech, except for its Bliss & Laughlin Steel Company and its Canadian Drawn Steel Company subsidiaries, which are held by us as subsidiaries; and

     o The SBQ steel products business of USS/Kobe Steel Company.

Immediately following the completion of the Combination, the outstanding common equity of Holdings was owned directly and indirectly as follows:

          (a) 47.1% by Blackstone and its affiliates,

          (b) 17.1% by Veritas, its affiliates and related investors,

          (c) 15.6% by an affiliate of USX Corporation,

          (d) 14.2% by an affiliate of Kobe Steel, Ltd. and

          (e) 6.0% by other investors.

On a fully diluted basis, giving effect to the exercise of the warrants, including warrants sold separately from the notes concurrent with the Combination, and RTI's other warrants originally issued by BarTech and the conversion of the convertible preferred stock of RTI, but without giving effect to the exercise of any management stock options currently expected to be granted, the indirect beneficial ownership of the common equity of Holdings would be approximately as follows:

          (a) 38.2% by Blackstone and its affiliates,

          (b) 13.9% by affiliates of Veritas and related investors,

          (c) 13.8% by an affiliate of USX,

          (d) 12.6% by an affiliate of Kobe and

          (e) 21.5% by other investors.

Under the terms of our equityholders agreement, Blackstone's beneficial ownership in RTI is sufficient to entitle it to appoint a majority of the Board of Directors of RTI, the controlling member of Holdings. See "Security Ownership of Beneficial Owners and Management."

     In conjunction with the Combination, we entered into a new credit facility and applied a portion of the proceeds from borrowings under this new credit facility, together with a portion of the proceeds of the offering of the outstanding notes and warrants, including warrants sold separately from the notes concurrent with the Combination, and new equity contributions, to refinance a substantial portion of the indebtedness of Republic, RES Holding Corporation, BarTech and USS/Kobe. These transactions are referred to collectively in this prospectus as the "Refinancing." The Combination, the Refinancing, the September 1998 acquisition of Republic by Blackstone and other investors and the payment of related fees and expenses are collectively referred to in this prospectus as the "Transactions."

     The following chart reflects the material elements of our structure and outstanding common equity ownership. The percentages included in the chart do not take into account common stock which may be issued upon the exercise of the warrants, including warrants sold separately from the notes concurrent with the Combination, RTI's other warrants originally issued by BarTech or management stock options that are expected to be granted in the future or the conversion of the convertible preferred stock of RTI. In addition, under various circumstances, the equity interests in Republic Technologies held by affiliates of USX Corporation and Kobe Steel, Ltd. may be exchanged for a corresponding equity interest, subject to adjustments, in RTI. Upon an exchange in full by the affiliates of each of USX Corporation and Kobe Steel, Ltd., RTI would hold 100% of the equity interests of Republic Technologies. See "Relationships and Related Party Transactions--Equityholders Agreement."

----------        -----------------        ----------
Blackstone           Veritas and             Other
                  related investors        investors
----------        -----------------        ----------
    |                   |                      |
    ----                |                  ----
    67.0% |             | 24.3%            | 8.7%
         ---------------------------------            ---------------------      ---------------------
             Republic Technologies                        USX Corporation           Kobe Steel, Ltd.
              International, Inc.                     (through subsidiaries)     (through subsidiaries)
         ---------------------------------            ---------------------      ---------------------
        100.0% |              | 31.3%                         15.6% |                    14.2% |
       ------------            ----------------         ------------        ------------------
       RES Holding                            |         |                   |
       Corporation                            |         |                   |
      -------------                           |         |                   |
              |       39.0%                   |         |                   |
               -----------------------        |         |                   |
                                      |       |         |                   |
                                  ---------------------------------------------
                                                Republic Technologies
                                                    International
                                                    Holdings, LLC
                                               (guarantor of the notes)
                                  ---------------------------------------------
                                                   100.0% |
                                  ---------------------------------------------
                                                Republic Technologies
                                                  International, LLC
                                               (co-issuer of the notes)
                                  ---------------------------------------------
                                                          |                    | 100.0%
                                                          |              ------------------------
                                                          |                  RTI Capital Corp.
                                                          |               (co-issuer of the notes)
                                                          |              -------------------------
                                                          |
         --------------------------------------------------------------------------------------------
  100.0% |                        100.0%|                          100.0%|                     100.0%|
------------------------     ------------------------        ------------------------       ----------------------
     Nimishillen &                   Bills &                     Canadian Drawn                    Oberlin
    Tuscarawas, LLC               Laughlin, LLC                Steel Company, Inc.                Insurance
(guarantor of the notes)     (guarantor of the notes)        (guarantor of the notes)              Company
------------------------     ------------------------        ------------------------       ----------------------

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On August 13, 1999, Republic Technologies and its wholly owned subsidiary RTI Capital Corp., which we refer to as the "issuers" in this prospectus, completed the private offering of the outstanding notes through the sale of units also including warrants. References to "notes" in this prospectus are references to both the outstanding notes and the exchange notes.

     The issuers and the guarantors of the notes, which are identified below, entered into a notes exchange and registration rights agreement with the initial purchasers in the private offering. This agreement calls for us to deliver to you this prospectus and to complete the exchange offer within 240 days after the date of original issuance of the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except that:

     o the exchange notes have been registered under the Securities Act;

     o the exchange notes are not entitled to registration rights under the notes exchange and registration rights agreement; and

     o liquidated damages provisions are no longer applicable.

The Exchange Offer........................  We are offering to exchange up to $425 million aggregate principal amount of exchange notes for up to $425 million aggregate principal amount of outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Resales...................................  Based on an interpretation by the staff of the Securities and
                                            Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you, unless you are an
                                            "affiliate" of Republic Technologies within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                                            Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See
                                            "Plan of Distribution."

                                            Any holder of outstanding notes who

                                            o is an affiliate of Republic Technologies,

                                            o does not acquire exchange notes in the ordinary course of its business, or

                                            o tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

                                            cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co.
                                            Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders....  The exchange offer will expire at 5:00 p.m., New York City time, on
                                                              , 1999, or such later date and time to which
                                            Republic Technologies extends the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer..........  The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The Exchange
                                            Offer--Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding
  Notes...................................  If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, which we refer to as "DTC", and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of
                                            DTC, by which you will agree to be bound by the letter of
                                            transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

                                            o any exchange notes that you receive will be acquired in the ordinary course of your business;

                                            o you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

                                            o if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

                                            o you are not an "affiliate," as defined in Rule 405 of the
                                              Securities Act, of the issuers or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial
  Owners..................................  If you are a beneficial owner of outstanding notes which are not registered in your name, and you wish to tender such outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures............  If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under
                                            "The Exchange Offer--Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes....  As a result of the making and consummation of the exchange offer, we will have fulfilled a covenant contained in the notes exchange and registration rights agreement and, accordingly, there will be no liquidated damages payable on the outstanding notes under the circumstances described in the notes exchange and registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except as noted above.
                                            To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange.......  All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the
                                            Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the issuers do not currently anticipate that they will register the outstanding notes under the
                                            Securities Act.

U.S. Federal Income Tax Considerations....  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S.

                                            federal income tax purposes. See "United States Federal Income Tax
                                            Consequences."

Use of Proceeds...........................  We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent............................          is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "Exchange Offer-Exchange Agent" of this prospectus.

                                          SUMMARY OF THE EXCHANGE NOTES

Maturity..................................  July 15, 2009.

Interest Payment Dates....................  January 15 and July 15 of each year, commencing January 15, 2000.

Optional Redemption.......................  Except as described below, the issuers may not redeem the notes prior to July 15, 2004. On and after that date, the issuers may redeem the notes, in whole or in part, at the redemption prices listed in the section titled "Description of the Notes--Optional Redemption." In addition, prior to July 15, 2002, the issuers may redeem up to approximately $148.8 million of the notes with the net cash proceeds of one or more qualifying equity offerings at a price equal to
                                            113.750% plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

Change of Control.........................  Upon a change of control, the issuers must make an offer to purchase the exchange notes at a price equal to 101% of the principal amount of the exchange notes, together with accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Ranking...................................  The exchange notes are senior obligations of the issuers ranking equally with any existing and future unsubordinated indebtedness of the issuers, including indebtedness under the new credit facility.

Security..................................  The notes are initially secured, subject to exceptions and limitations, by (1) a first priority lien on, and security interest in, substantially all of the existing assets of the issuers and the restricted subsidiaries, other than

                                            (a) our CAST-ROLL(Trademark) and Cartersville, Georgia facilities,

                                            (b) inventory,

                                            (c) accounts receivable and

                                            (d) intellectual property and related assets,

                                            and (2) a first priority lien, shared on an equal and ratable basis with the lenders under our new credit facility, on the equity interests of Republic Technologies and its restricted subsidiaries.
                                            Collateral is subject to release without substitution under a number of circumstances. See "Description of Collateral and Intercreditor
                                            Agreements."

Guarantees................................  Holdings and each of the existing restricted subsidiaries of Republic
                                            Technologies (except RTI Capital Corp. and Oberlin Insurance
                                            Company), which together we refer to as the "guarantors" in this prospectus, jointly and severally guarantee the notes on a senior basis.

Covenants.................................  The indenture contains covenants that, subject to exceptions, limit us and our restricted subsidiaries from:

                                            o paying dividends or making other restricted payments or
                                              investments;

                                            o incurring additional indebtedness and issuing preferred stock;

                                            o creating liens on assets;

                                            o merging, consolidating, or selling all or substantially all of our assets;

                                            o entering into specified transactions with affiliates; and

                                            o creating restrictions on dividends or other payments by restricted subsidiaries to the issuers.

Absence of a Public Market for the
  Exchange Notes..........................  The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, a market for the exchange notes may not develop or the market may lack significant liquidity. We understand that the initial purchasers in the private offering of the outstanding notes intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following table sets forth our Summary Unaudited Pro Forma Financial Information for the twelve months ended December 31, 1998 and for the six months ended June 30, 1999, which was derived from the Unaudited Pro Forma Combined Financial Information included in this prospectus. The Summary Unaudited Pro Forma Financial Information has been derived by the application of pro forma adjustments to the historical financial statements of BarTech, Republic and USS/Kobe.

     The summary unaudited pro forma statement of operations data for the twelve month period ended December 31, 1998 give pro forma effect to the Transactions as if they occurred on January 4, 1998 for BarTech and on January 1, 1998 for Republic and USS/Kobe. The summary unaudited pro forma statement of operations data for the six month period ended June 30, 1999 give pro forma effect to the Transactions as if they occurred on January 3, 1999 for BarTech and on January 1, 1999 for Republic and USS/Kobe. The summary unaudited pro forma balance sheet data give pro forma effect to the Transactions as if they occurred on June 30, 1999.

     The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Consolidation Plan" and the consolidated financial statements and notes included elsewhere in this prospectus. The unaudited pro forma combined financial information set forth below is presented for informational purposes only and is not necessarily indicative of the results that we would have achieved had the Transactions been consummated as of the dates indicated, or that we may achieve in the future. See "Unaudited Pro Forma Combined Financial Information" for a more detailed presentation of, and information relating to, the pro forma adjustments.

                                                                                        TWELVE
                                                                                        MONTHS       SIX MONTHS
                                                                                        ENDED          ENDED
                                                                                      DECEMBER 31,   JUNE 30,
                                                                                         1998           1999
                                                                                      ------------   ------------
                                                                                         (IN MILLIONS, EXCEPT
                                                                                                RATIOS)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Net sales.............................................................................   $1,567.5      $  723.4
Cost of goods sold....................................................................    1,421.0         686.1
                                                                                         --------      --------
Gross profit..........................................................................      146.5          37.3

Selling, general and administrative expense...........................................       94.4          36.4
Depreciation and amortization expense.................................................       75.5          37.9
Other postretirement benefits.........................................................       19.9          10.3
Non-cash ESOP charges.................................................................        2.0            --
Workforce reduction charges...........................................................       18.7          41.9
                                                                                         --------      --------
Operating loss........................................................................      (64.0)        (89.2)

Interest expense, net.................................................................       95.0          47.6
Other (income) loss, net..............................................................       (3.3)          0.6
                                                                                         --------      --------
Net loss from continuing operations...................................................   $ (155.7)     $ (137.4)
                                                                                         --------      --------
                                                                                         --------      --------

PRO FORMA BALANCE SHEET DATA (AT JUNE 30, 1999):
Total assets..........................................................................                 $1,427.8
Total debt (1)........................................................................                    707.6

OTHER PRO FORMA DATA:
EBITDA, as defined (2)................................................................   $   79.7      $    2.2
Adjusted EBITDA (3)...................................................................      231.3          55.1
Ratio of Adjusted EBITDA to interest expense..........................................        2.4x
Ratio of debt to Adjusted EBITDA......................................................        3.1x

                                                        (footnotes on next page)

(footnotes from previous page)

------------------
(1) Represents $220.5 million in new credit facility borrowings, $373.5 million in outstanding notes, which includes the effect of any discount associated with the estimated value of the warrants issued with the outstanding notes, $111.4 million of retained indebtedness and $2.2 million of additional USS/Kobe debt assumed. See note (i) in the Notes to Unaudited Pro Forma Combined Balance Sheet.

(2) "EBITDA" represents earnings before net interest expense, income taxes, depreciation and amortization expense, other postretirement benefits charges, non-cash employee stock ownership plan, or "ESOP" charges, workforce reduction charges for early retirement benefits, stockholder management fees and non-recurring transaction costs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. See note (h) in the notes to Unaudited Pro Forma Combined Statements of Operations for detailed information concerning the calculation of EBITDA.

    The following table shows the calculation of pro forma EBITDA for the twelve months ended December 31, 1998 and the six months ended June 30, 1999.

                                                                  TWELVE MONTHS       SIX MONTHS
                                                                     ENDED              ENDED
                                                                DECEMBER 31, 1998    JUNE 30, 1999
                                                                -----------------    --------------
                                                                           (IN MILLIONS)
Pro forma net loss from continuing operations................        $(155.7)           $ (137.4)
Add:
  Interest expense, net......................................           95.0                47.6
  Depreciation and amortization expense......................           75.5                37.9
  Other postretirement benefits..............................           19.9                10.3
  Non-cash ESOP charges......................................            2.0                  --
  Workforce reduction charges (A)............................           18.7                41.9
  Stockholder management fees................................            3.7                 1.9
  Non-recurring transaction costs (B)........................           20.6                  --
                                                                     -------            --------
EBITDA, as defined...........................................        $  79.7            $    2.2
                                                                     -------            --------
                                                                     -------            --------

------------------
    (A) Represents costs related to workforce reduction charges for early retirement benefits.
    (B) Represents costs incurred related to investment banking and other advisory fees, one-time labor-related expenses and various other costs directly associated with the acquisition of Republic in September 1998.

(3) Adjusted EBITDA reflects certain changes in the cost structure of Republic and BarTech initiated during the periods presented subsequent to the Republic acquisition by Blackstone and other investors on September 8, 1998 and certain other changes in the combined cost structure we intend to effect in the twelve month period subsequent to June 30, 1999, as set forth below:

                                                                       TWELVE MONTHS        SIX MONTHS
                                                                          ENDED               ENDED
                                                                     DECEMBER 31, 1998    JUNE 30, 1999
                                                                     -----------------    --------------
                                                                                (IN MILLIONS)
EBITDA, as defined................................................        $  79.7             $  2.2
Cost savings:
  Plant costs--labor(A)...........................................           95.0               33.3
  Plant costs--non-labor(B).......................................           37.0               15.8
  Redundant overhead costs(C).....................................           19.6                3.8
                                                                          -------             ------
    Total cost savings............................................          151.6               52.9
                                                                          -------             ------
Adjusted EBITDA...................................................        $ 231.3             $ 55.1
                                                                          -------             ------
                                                                          -------             ------

                                                        (footnotes on next page)

(footnotes from previous page)

------------------

    (A) Represents the salary and benefits expense incurred at the seven production facilities to be closed in the twelve months subsequent to June 30, 1999. Such costs include the salary and benefit expense of 1,414 hourly workers represented by the United Steelworkers union at three Republic and two USS/Kobe facilities, the salary and benefit expense of 109 hourly workers at two BarTech facilities and 163 salaried workers at Republic and USS/Kobe. It is anticipated that the reductions in workers represented by the United Steelworkers union at Republic and USS/Kobe will be achieved through acceptance of early retirement buyout and other voluntary severance packages which will be offered to workers at these facilities. The packages offered may not result in the desired headcount reduction. The hourly workers at the BarTech facility and the plant salaried workers at BarTech and Republic are not represented by the United Steelworkers union and, accordingly, there are no contractual restrictions limiting the number of involuntary terminations.

    (B) Represents the fixed and variable non-labor plant costs related to the seven production facilities to be closed in the twelve months subsequent to June 30, 1999. The variable costs included in the total non-labor plant cost savings for the twelve months ended December 31, 1998 and the six months ended June 30, 1999 are $14.1 million and $7.4 million, respectively.

    (C) Represents the anticipated savings from the rationalization of the sales, marketing and administrative functions at all facilities contemplated in the Consolidation Plan. During each period included in the table above, each of BarTech, Republic and USS/Kobe incurred administrative and selling costs that were either duplicative between the three or that will be replaced by internal personnel with no incremental cost to us. We expect that these costs will be eliminated in the twelve months subsequent to June 30, 1999.

          The headcount reductions and variable and fixed cost savings discussed above are based on a number of estimates and assumptions that, while considered reasonable in the aggregate by our management, are inherently uncertain. Accordingly, you are cautioned not to place undue reliance on these adjustments. See "Risk Factors."

          We expect to incur non-recurring cash charges in the twelve months subsequent to June 30, 1999, which do not reduce Adjusted EBITDA, of an estimated $14.9 million, consisting of $6.9 million for salaried separation costs, $3.8 million for employee retention and hiring costs, $3.7 million for benefits and systems integration costs and $0.5 million for equipment relocation costs. We also expect to incur pension curtailment charges of an estimated $28.3 million in the twelve months subsequent to June 30, 1999 related to the anticipated level of early retirement buyout and other voluntary severance packages accepted as part of our hourly workforce reduction plan.

          In addition, we have agreed to fund (1) an additional $15.0 million into the Republic defined benefit pension plan by January 1, 2000 and (2) an additional $4.0 million in excess of the required funding contribution into the USS/Kobe defined benefit pension plan.

                                  RISK FACTORS

     Prospective participants in the exchange offer should consider carefully all of the information contained in this prospectus in connection with the exchange offer. The risk factors set forth below, with the exception of the first risk factor, are generally applicable to the outstanding notes as well as the exchange notes.

FACTORS RELATING TO THE EXCHANGE OFFER

     IF YOU CHOOSE NOT TO EXCHANGE YOUR OUTSTANDING NOTES, THE PRESENT TRANSFER RESTRICTIONS WILL REMAIN IN FORCE AND THE MARKET PRICE OF YOUR OUTSTANDING NOTES COULD DECLINE.

     If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the notes exchange and registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary--Summary of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

     The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

FACTORS RELATING TO REPUBLIC TECHNOLOGIES

     OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     As of June 30, 1999, and after giving pro forma effect to the Transactions, we would have had approximately $707.6 million of indebtedness, representing approximately 89% of our total capitalization. In addition, we may have the ability to borrow additional amounts under our new credit facility permitting borrowings of up to $425 million, depending upon our accounts receivable and inventory and various other borrowing base components. We also may incur additional indebtedness in the future in accordance with the limitations contained in our debt instruments.

     After giving pro forma effect to the Transactions, our interest expense, net, for the twelve months ended December 31, 1998, would have been $95.0 million. For the twelve months ended December 31, 1998, and after giving pro forma effect to the Transactions, our earnings would have been insufficient to cover our fixed charges by approximately $155.7 million. Furthermore, for the six months ended June 30, 1999, and after giving pro forma effect to the Transactions, our earnings would have been insufficient to cover our fixed charges by approximately $137.4 million. Accordingly, we will need to improve our operating results substantially in order to meet our debt service obligations.

     Our ability to pay interest and principal or to refinance our indebtedness, including the notes, will depend upon our future performance. Our future performance is subject to the success of our business plan, including our ability to successfully integrate our operations, general economic conditions and financial, competitive, regulatory, labor and other factors, many of which may be unforeseen or beyond our control.

     Our high level of long-term debt relative to our total capitalization could have important consequences to you, including, among others, the following:

     o we may be unable to obtain additional financing for working capital, capital expenditures, debt service requirements and general corporate purposes;

     o a substantial portion of our cash flow from operations will need to be used to pay principal and interest on our indebtedness, which will reduce the funds available to us for other purposes, including operations and future business opportunities;

     o we may need to make payments in connection with environmental improvement revenue bonds related to USS/Kobe facilities earlier than scheduled if USX Corporation makes early payment on these bonds, and any such early payment may adversely affect our liquidity;

     o borrowings under our new credit facility as well as other future borrowings, may be at variable interest rates of interest, which will expose us to the risk of increased interest rates; and

     o our leverage may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

      We believe that we will have adequate excess cash balances, available liquidity under our new credit facility and other credit arrangements and proceeds from planned asset sales, but you should consider that the new credit facility and other sources of funds may not be available in amounts sufficient for us to pay interest and principal under the notes and our other indebtedness, or to pay for capital expenditures, including capital expenditures contemplated by the Consolidation Plan, and other operating requirements, including expenses related to the implementation of the Consolidation Plan. Our new credit facility availability depends upon a borrowing base which can vary under a number of circumstances, some of which may be in our lender's discretion. See "Description of the New Credit Facility." If we are unable to generate sufficient cash flow from operations or to refinance our debts, we may need to obtain additional financing or sell assets. You should consider that we may be unable to obtain additional financing or to sell assets, particularly as nearly all of our assets are pledged. You should also consider that our ability to sell assets may also be constrained by provisions in our new labor agreement with the United Steelworkers union including provisions which

     (1) may require purchasers to adopt the terms of that agreement,

     (2) require notice to and consultation with union representatives and

     (3) afford the union the right to bid in connection with asset sales.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Agreement with the United Steelworkers Union."

     THE NOTES AND OUR NEW CREDIT FACILITY IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS.

     The indenture for the notes, our new credit facility and other agreements governing our indebtedness contain provisions that limit our ability to:

     o pay dividends or make other restricted payments or investments;

     o incur additional indebtedness and issue preferred stock;

     o create liens on assets;

     o merge, consolidate, or sell all or substantially all of our assets;

     o enter into specific transactions with affiliates; and

     o create restrictions on dividends or other payments by restricted subsidiaries to the issuers.

In addition, our new credit facility contains restrictive covenants that require us to maintain financial ratios, including minimum levels of cash flow to total debt service and maximum annual capital expenditure levels. Our ability to comply with many of these restrictions may be affected by events beyond our control. You should consider that we may not achieve operating results that will permit us to meet these restrictive covenants or may need to take business actions prohibited by these covenants. If we breach our covenants, (1) we could be unable to borrow necessary funds under our new credit facility and (2) our creditors could require immediate payment of amounts due under the agreements and foreclose upon and sell any assets securing the indebtedness. See "Description of the New Credit Facility," "Description of Other Indebtedness" and "Description of the Notes."

     OUR COMPONENT COMPANIES HAVE HISTORIES OF NET LOSSES, AND WE MAY NOT BE ABLE TO OPERATE PROFITABLY.

     Since its formation, Republic has reported net losses for each fiscal year, in part due to non-cash charges relating to postretirement benefits and its employee stock ownership plan. Since the start-up of operations at BarTech, it has incurred net losses for each fiscal year. USS/Kobe has incurred net losses for the last three fiscal years. For the fiscal year ended June 30, 1999, Republic reported net losses from continuing operations of $152.8 million, for the fiscal year ended January 2, 1999, BarTech reported net losses of $42.0 million, and for the fiscal year ended December 31, 1998, USS/Kobe reported net losses of $52.9 million. After giving effect to the Transactions on a pro forma basis, we would have had net losses from continuing operations of approximately $155.7 million for the twelve months ended December 31, 1998 and $137.4 for the six months ended June 30, 1999. On the basis of preliminary information, we expect to record a significent net loss with respect to the quarter ended September 30, 1999. See "Unaudited Pro Forma Combined Financial Information," "Selected Historical Financial and Operating Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You should consider that we may not operate profitably in the future.

     WE ARE A NEW ENTERPRISE AND THE FINANCIAL INFORMATION REGARDING OUR BUSINESSES MAY BE LIMITED OR NOT FULLY COMPARABLE.

     The combination of Republic, BarTech and USS/Kobe resulted in a new vertically integrated enterprise that has not operated before as a single integrated unit. The financial information concerning the individual operations of Republic, BarTech and USS/Kobe and the pro forma financial information concerning us may be of limited value in evaluating our financial and operating prospects in the future.

     BarTech was organized in September 1994 in connection with the acquisition of the idle steelmaking and bar rolling assets of the BRW Division of Bethlehem Steel Corporation. BarTech began operations at its facilities in 1996. Due to the start-up of manufacturing operations at BarTech in 1996, you have a limited history of financial information with which to evaluate the prospects and future performance of BarTech's businesses as a component of our company.

     Because Republic's specialty steels business is reflected as a discontinued operation in Republic's fiscal 1996, 1997, 1998 and 1999 historical financial statements and not in prior period historical financial statements, your ability to compare all of Republic's historical results is limited. In addition, Republic's historical financial statements for the period September 8, 1998 to June 30, 1999 reflect a new basis of accounting due to the acquisition of Republic by Blackstone and other investors, while the prior periods are presented using the historical cost basis of Republic.

     The historical financial statements for USS/Kobe represent the carve-out financial statements for the SBQ steel production facilities and related operations, or Bar Products Line, of USS/Kobe Steel Company and do not necessarily represent the financial condition or results of operations of USS/Kobe had it actually been operated as a distinct stand-alone business. The allocations and estimates of debt, various corporate administrative expenses and account balances attributable to USS/Kobe made in these carve-out financial statements do not conform in all cases to the treatment of these items in the master restructuring agreement pursuant to which the Combination was effected. In addition, the report of the independent auditors relating to the historical audited financial statements of USS/Kobe contains an explanatory paragraph relating to the uncertainty of the "going concern" assumption reflected in the financial statements in the light of past and prospective covenant breaches by USS/Kobe under its former debt instruments.

     WE MAY NOT BE ABLE TO ACHIEVE THE OPERATING SYNERGIES AND COST SAVINGS THAT WE EXPECT FROM THE COMBINATION.

     Although we expect to realize operating synergies and cost savings as a result of the Combination, you should consider that we may be unable to achieve the level of benefits that we expect to realize or that these benefits may not be realized within the time frames we currently expect. Realization of these benefits could be affected by a number of factors. Many of these factors are beyond our control. We could be adversely affected by the following:

     o general economic conditions;

     o increased operating costs and unanticipated capital expenditures;

     o problems in obtaining funding for capital expenditures;

     o the responses of our competitors or customers;

     o legal and regulatory developments;

     o contracts and permits being terminated to the extent required consents are not obtained prior to the completion of the Combination;

     o integration of our constituent companies; and

     o incomplete or delayed implementation of the Consolidation Plan, particularly the rationalization of our facilities and the timing of our planned headcount reductions.

     We expect that the realization of some benefits of the Consolidation Plan will depend on our taking specific actions, such as the offer of early retirement buyout and voluntary severance plan packages, that will result in one-time charges or expenses. Actual future charges and expenses could be greater than expected or occur during different periods than expected and reduce the economic benefits we expect from the Combination.

     The steps to be taken to rationalize, reconfigure and/or replace our facilities are a critical feature of the Consolidation Plan. We expect that these integration measures will enable us to lower our per ton steel costs, improve product quality and increase flexibility in production. We anticipate that the restructuring of our facilities will be completed by the end of 2003. However, delays in construction and start-up, economic and financial conditions, permit issues, certification delays and other factors not under our control could result in this program not being completed or not being completed on schedule, which could adversely affect our business, results of operations and financial condition. In addition, the significant changes in the configuration of our facilities contemplated by the Consolidation Plan may result in disruptions to our production, including mechanical and production process failures. You should consider that disruptions in production could reduce our cash flow and, particularly if severe, adversely affect our relationships with customers.

     We currently anticipate that achieving the financial and operating benefits of the Consolidation Plan will require approximately $322 million of capital expenditures related to the completion of the facilities rationalization. We intend to finance these expenditures principally with borrowings under the new credit facility and cash flow from operations. Failure to complete, or a substantial delay in completing, the facilities rationalization program, significant cost overruns in implementing the program or our inability to finance or to realize the anticipated benefits from the program could have a material adverse effect on us.

     Various contracts of Republic, BarTech and USS/Kobe required consent to the assignments, transfers and other actions taken in connection with the completion of the Transactions. Not all of such consents were obtained prior to the completion of the Transactions, and we cannot assure you that the failure to obtain these consents prior to such completion will not lead to contract terminations and/or claims for damages which could have a material adverse effect on us.

     WE MAY BE UNABLE TO SIGNIFICANTLY REDUCE OUR NUMBER OF EMPLOYEES AS CONTEMPLATED BY THE CONSOLIDATION PLAN, WHICH MAY ADVERSELY AFFECT OUR RESULTS AND FINANCIAL CONDITION.

     In addition to a facilities rationalization program, the Consolidation Plan contemplates that we will significantly reduce our workforce. Republic, BarTech and USS/Kobe adopted a new labor agreement with the United Steelworkers union in contemplation of the Combination.

     The new labor agreement provides for voluntary early retirement buyouts and a voluntary severance plan, which will be made available to hourly workers at substantially all of our facilities. We intend to use these programs to reduce our hourly workforce at these facilities from 5,012 at December 31, 1998 to 3,070 by the end of 2003. We may be unable to achieve the total headcount reductions contemplated by these programs and through attrition. Job creation and employment covenants in some of our debt instruments may also limit our flexibility in terms of effecting headcount reductions. In addition, you should consider that we may be unable to effect the headcount reductions at the costs and in the time frames currently envisioned.

     OUR NEW LABOR AGREEMENT MAY LIMIT THE FLEXIBILITY OF OUR MANAGEMENT.

     Our labor arrangements are less flexible than some of our competitors, particularly our competitors without unionized workforces. Partnership provisions in the new labor agreement call for the formation of committees including union representatives to authorize and/or review changes in technology. These committees could delay or impede the implementation of changes sought by our management. The new labor agreement also contains an employment security plan that guarantees employees represented by the United Steelworkers union with two or more years of service an opportunity to earn 40 hours of pay per week. While the new labor agreement provides that this plan would no longer apply in extraordinary circumstances, such as bankruptcy or severe financial difficulties representing a clear and present danger to our viability, this plan will restrict our ability to control the size and shape of our workforce and to respond to adverse market developments. In addition, the new labor agreement limits our ability to outsource work and production functions and obligates us to make specified capital investments.

     OUR NEW LABOR AGREEMENT WILL GENERALLY INCREASE THE WAGES WE PAY TO OUR EMPLOYEES, WHICH MAY ADVERSELY AFFECT OUR RESULTS AND FINANCIAL CONDITION.

     Our new labor agreement reduces the number of job classifications at our facilities from over 34 at specified facilities to five, which will give our management considerably greater staffing flexibility. However, the new wage scales applicable to each of the five classes are generally higher under the new labor agreement than the former wage scales. You should consider that the new wage scales could adversely affect our results and financial condition, particularly if the workforce reduction is unsuccessful or if economic conditions deteriorate.

     OUR AGREEMENT WITH THE PENSION BENEFIT GUARANTY CORPORATION TO FUND PENSION OBLIGATIONS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have agreed with the Pension Benefit Guaranty Corporation to fund
$178 million over the next four years into the Republic Engineered Steels, Inc. USWA Defined Benefit, a defined benefit pension plan for employees represented by the United Steelworkers union in connection with the headcount reduction and related early retirement benefits contemplated by the Consolidation Plan. Of this $178 million, $54.5 million has been funded to date with an additional $7.5 million to be funded by January 1, 2000. After such time we will be required to make the additional quarterly contributions in accordance with a specific schedule. In addition, with respect to the USS/Kobe Union Eligible Pension Plan, a defined benefit plan for union employees, we have agreed with the Pension Benefit Guaranty Corporation to maintain a specified level of funding based on statutory funding requirements. These funding obligations agreed with the Pension Benefit Guaranty Corporation with respect to the pension plans may compound the risks arising from our high level of long-term indebtedness relative to our total capitalization.

     BECAUSE A SIGNIFICANT PORTION OF OUR SALES ARE TO THE AUTOMOTIVE INDUSTRY AND TO TWO SPECIFIC CUSTOMERS, A DISRUPTION OF SALES TO THIS INDUSTRY OR TO THESE CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Demand for our products is affected by, among other things, the relative strength or weakness of the U.S. automotive industry. The U.S. automotive industry is highly cyclical and may be adversely affected by international competition. In addition, the U.S. automotive industry is significantly unionized and subject to work slowdowns and stoppages resulting from labor disputes. On a pro forma basis, our direct sales of products to the automotive market accounted for approximately 26% of our total net sales in the twelve months ended December 31, 1998. We also sell to independent forgers, components suppliers and to steel service centers, all of which sell to the automotive market as well as other markets. Considering both direct and indirect sales, we believe that more than 42% of our pro forma total net sales for the twelve months ended December 31, 1998 were to the U.S. automotive market.

     Our two largest customers are American Axle & Manufacturing and Delphi Automotive Systems. Both of these companies were formerly units of General Motors and continue to depend on General Motors for a substantial portion of their business. On a pro forma basis, direct sales of our products to these customers accounted for approximately 9% of our total net sales in the twelve months ended December 31, 1998. In total, our ten largest customers accounted for approximately 28% of pro forma total net sales in the twelve months ended December 31, 1998. A disruption of sales to any of these customers could adversely affect our business.

     IF WE ARE UNABLE TO OBTAIN OR MAINTAIN QUALITY CERTIFICATIONS FOR OUR FACILITIES, WE MAY BE UNABLE TO SERVICE OR TO PENETRATE MARKET SEGMENTS AS PLANNED.

     In order to continue to serve the higher quality part of the SBQ steel products market, we will need to maintain existing and obtain additional quality certifications such as QS-9000, the quality system standard established by The Chrysler, Ford and General Motors Supplier Quality Requirements Task Force. Consumers of high quality SBQ steel products often require that their suppliers have these certifications before commencing new supplier trials.

     All of our operating facilities have QS-9000 certifications except for our Johnstown, Pennsylvania and Cartersville, Georgia facilities. We are currently in the process of securing qualifications for these facilities. If we are unsuccessful in obtaining these certifications or if our other certifications are canceled, our ability to continue to serve our targeted market segment or to retain our customers may be impaired and our business, results of operations and financial condition may be adversely affected. In addition, the implementation of the Consolidation Plan will require us to obtain new certifications or qualifications for specified facilities or products as we reallocate production among our remaining facilities. If the necessary credentials are not obtained in a timely fashion, our ability to service our existing customers and to attract new customers will be impaired.

     WE MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEM.

     Many computer systems, possibly including some of ours, may experience problems handling dates beyond the year 1999, which is commonly referred to as the Year 2000 problem. We are currently in the process of replacing or upgrading many of our existing computer systems in order to make them Year 2000 compliant. Our plans call for the completion of the installation of these new systems by December 1999, but you should consider that we may encounter unexpected delays which could postpone the completion of the installation.

     In order to minimize the impact of any Year 2000 compliance failures by us or our suppliers and customers, we are developing contingency plans, including the development of alternative manual systems and the use of alternative suppliers. Despite any contingency plans that we develop, if we or any of our significant suppliers or customers do not successfully and timely achieve Year 2000

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

compliance, we could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

     WE ARE CONTROLLED BY BLACKSTONE, WHOSE INTERESTS IN OUR BUSINESS MAY BE DIFFERENT THAN YOURS.

     Blackstone controls our affairs in all cases, except for actions specified in an equityholders agreement among Blackstone, USX Corporation, Kobe Steel, Ltd., Veritas and their various affiliates, FirstEnergy Services Corp. and other investors, which also require the consent of both USX Corporation and Kobe Steel, Ltd. for such actions. You should consider that the interests of Blackstone, as well as our other owners, may differ from yours. See "Relationships and Related Party Transactions" and "Security Ownership of Beneficial Owners and Management."

    PROVISIONS OF THE EQUITYHOLDERS AGREEMENT IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS ON OUR BUSINESS.

     RTI is subject to the equityholders agreement. Under the equityholders agreement, specified actions require the approval of the directors designated by each of USX Corporation and Kobe Steel, Ltd. for so long as they maintain specified ownership levels but terminating on the third anniversary of an initial public offering, including:

     o the incurrence of indebtedness in excess of a specified amount;

     o material contracts between RTI and affiliates of Blackstone or Veritas;

     o capital expenditures in excess of those set forth in the capital spending plan and a specified additional aggregate amount;

     o the issuance of equity, subject to exceptions;

     o mergers or sales of RTI and its subsidiaries, subject to various exceptions; and

     o specified acquisitions.

You should consider that the parties to the equityholders agreement may not be able to agree on the implementation of fundamental transactions and that our results of operations and financial condition may be adversely affected by any of these disagreements. The USX Corporation and Kobe Steel, Ltd. directors could block actions even if the other directors deem them advisable.

FACTORS RELATING TO OUR INDUSTRY

     BOTH OUR INDUSTRY AND THE INDUSTRIES OF MANY OF OUR SIGNIFICANT CUSTOMERS ARE SUBJECT TO CYCLICAL DOWNTURNS.

     The steel industry is highly cyclical. Many U.S. steel producers suffered substantial losses in the late 1980s. A number of factors contributed to these losses, including the following:

     o recessionary conditions in the U.S. economy;

     o a high level of steel imports;

     o the strength of the U.S. dollar against other currencies;

     o worldwide production overcapacity;

     o increased domestic and international competition;

     o high labor costs; and

     o inefficient physical plants.

Similar economic conditions in the future could have a material adverse effect on our business, results of operations and financial condition. Many domestic steel producers also suffered losses during the early 1990s as a result of a downturn in industries upon which the steel industry is highly dependent, such as the automotive and machinery industries, which also are highly cyclical. Future downturns in industries that use our products could have a material adverse effect on us.

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

     While demand for steel products increased in the mid-1990s enabling Republic and other domestic steel producers to obtain price increases for many of their product lines, erosion of these price increases began in the second quarter of 1998. In addition, the industry was adversely affected by the Asian economic crisis and problems in other regions, which has resulted in an increase in imports of SBQ and other steel products. The expected entry of new competitors in the SBQ steel market may cause prices to erode even in the absence of adverse general economic conditions, which may adversely affect our financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

     THE INPUTS USED TO PRODUCE STEEL, SUCH AS SCRAP METAL, IRON ORE AND ENERGY, ARE SUBJECT TO PRICE FLUCTUATIONS THAT COULD INCREASE OUR COSTS OF PRODUCTION.

     In the twelve months ended December 31, 1998, we produced approximately 49% of our steel from our electric arc furnaces. The principal raw material for steel produced from our electric arc furnaces is ferrous scrap metal. On a pro forma basis, scrap metal accounted for approximately 27% of our total cost of products sold, excluding depreciation, of products originating from our electric arc furnaces for the twelve months ended December 31, 1998. Scrap metal prices are affected by cyclical, seasonal and other market factors. Scrap metal prices also fluctuate on the basis of factors affecting the supply of scrap metal, such as periodic shortages, freight costs, speculation by scrap brokers, and export markets, as well as the demand for steel. Most of these factors are beyond our control. In addition, the supply of premium grades of scrap metal that we use is more limited than the supply of lower grades of scrap metal.

     For the twelve months ended December 31, 1998, we produced approximately 51% of our steel from our blast furnaces. Iron ore pellets and coke are the principal raw materials used in our blast furnaces. On a pro forma basis, iron ore pellets and coke accounted for approximately 31% of our total cost of products sold, excluding depreciation, of products originating from our blast furnaces for the twelve months ended December 31, 1998. Prices for iron ore and coke have fluctuated significantly in the past. Significant increases in the costs of iron ore pellets or coke could adversely affect our business, results of operations and financial condition.

     During periods when prices for scrap metal, iron ore, coke and other important raw materials have increased, our industry historically has sought to maintain profit margins and pass along increased raw material costs to customers by means of surcharges. If we are unable to pass along cost increases in the future, our business, results of operations and financial condition may be adversely affected. Even when we can successfully apply surcharges, interim reductions in profit margins frequently occur due to a time lag between the increase in raw material prices and the market acceptance of higher selling prices for finished steel products.

     Steel manufacturing is also an energy intensive industry. A substantial increase in specific utility or service costs could have a material adverse effect on our business, results of operations and financial condition if we are unable to pass along such higher costs to our customers. In addition, a disruption or curtailment in supply, including problems arising from Year 2000 computer failures, could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Raw Materials" "Business--Raw Materials for Steel Production" and "--Energy Requirements for Production."

     WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES IN THE STEEL INDUSTRY, MANY OF WHICH MAY HAVE LOWER COST STRUCTURES THAN US.

     We compete in segments of the steel industry that are highly competitive and that include a number of companies with greater financial and other resources. In addition, many of our competitors have invested heavily in new plant and equipment, which have improved their efficiency and increased their productivity. These improvements together with the achievement of other production efficiencies, such as man-power utilization and other work rule changes, provide cost savings to these competitors.

     We face increasing competitive pressures from mini-mills, which are generally smaller volume steel producers serving regional markets. A number of mini-mills have begun to improve their products in an attempt to penetrate the SBQ steel market. Since mini-mills typically are not unionized, they frequently have more flexible work rules which enable such mills to produce with labor costs per ton shipped lower than ours.

     New participants in, or producers expanding into, our product markets could materially adversely affect the prices and sales volumes of our products. This competition is exerting significant pressure to lower prices for our products. Foreign competition also can be significant in segments of the SBQ steel products market, particularly where certifications are not required and during periods when the U.S. dollar is strong as compared with foreign currencies. We may also face competition from other products, particularly in cases where technological developments permit product substitution.

     If our competitors are able to offer steel products at lower costs than us or the general overall supply of steel products is significantly increased, we will be adversely affected.

     OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS THAT IN THE EVENT OF ENVIRONMENTAL CONTAMINATION AT OUR FACILITIES MAY GENERATE SIGNIFICANT LIABILITY.

     Our domestic operations are subject to a broad range of U.S. federal, state and local environmental laws and regulations. In addition, our Canadian subsidiary is subject to Canadian federal, provincial, regional and municipal environmental laws and regulations. The environmental laws and regulations applicable to our operations generally regulate the following:

     o discharges into the air and water;

     o the handling and disposal of solid and hazardous wastes;

     o the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes; and

     o the health and safety of employees.

     As a result of prior transactions in which we acquired real property, including the consummation of the Combination, we obtained limited indemnities from Bethlehem Steel Corporation, USX Corporation, affiliates of each of USX Corporation and Kobe Steel, Ltd. and the new tubular joint venture of USX Corporation and Kobe Steel, Ltd., which may reduce the impact of costs related to actual or potential environmental conditions at various of our facilities. However, these indemnifying parties may not meet their respective obligations under those indemnification arrangements or damages relating to past or future contamination may exceed the indemnified amounts or not be covered by these indemnities. These liabilities may require us to incur significant costs that could have a material adverse effect on our business, results of operations and financial condition. In addition, claims under the indemnities under the master restructuring agreement will generally be settled by adjusting the relative equity interests of the parties rather than by cash payments. You should consider that these non-cash indemnities will not provide us with liquidity if necessary to remediate the related environmental problems or to make other payments, and will not otherwise make us whole for resulting damages.

     You should also consider that future regulatory action regarding soil or groundwater at our facilities, as well as continued compliance with environmental requirements, could require us to incur significant costs that could have a material adverse effect on our business, results of operations and financial condition. In addition, we need to maintain existing and obtain future environmental permits in order to operate our facilities. Completion of the Combination required the transfer of some permits and some approvals were not obtained before the Combination was consummated. The failure to obtain necessary permits or consents to transfer or the loss of any permits could have a material adverse effect on our business. See "Business--Environmental Matters."

FACTORS RELATING TO THE NOTES

     THE COLLATERAL SECURING THE NOTES MAY NOT BE SUFFICIENT TO COVER THE INDEBTEDNESS OWED TO YOU UNDER THE NOTES.

     The notes and the guarantees are initially secured, subject to exception and limitations, by liens on substantially all of the existing assets of the issuers and our restricted subsidiaries, other than our CAST-ROLL(Trademark) and Cartersville, Georgia facilities, inventory, accounts receivable, intellectual property and related assets. The notes and the guarantees are also secured by a pledge, on an equal and ratable basis with our new credit facility obligations, of all of the equity interests of Republic Technologies and our restricted subsidiaries. The collateral does not include separable and identifiable facilities constructed or acquired by us after the private offering of the outstanding notes and machinery and equipment located at these facilities, other than the planned new large bar mill scheduled to be completed in 2002, subject to limitations and exceptions. In addition, the provisions of the indenture permit the release of collateral without substitution under various circumstances, including the release of our specialty steel assets held for disposition and those facilities to be shut down as part of the Consolidation Plan.

     We obtained appraisals of much of our personal property and specified real property from several nationally recognized appraisal firms. The appraisals were not prepared for purposes of the private offering of the outstanding notes or the exchange offer, do not separately appraise the value of the collateral for the notes and do not take account of the impact of the Consolidation Plan. While these appraisals are referred to under "Description of Collateral and Intercreditor Agreements," you are cautioned not to place undue reliance upon that information. A sale of all or a part of the collateral may not generate sufficient cash, after payment of all prior claims on such collateral, to repay all amounts due to you under the indenture and the notes. Furthermore, we cannot assess the impact of the Consolidation Plan and the collateral release provisions of the indenture on the appraisal information. See "Description of Collateral and Intercreditor Agreements."

     YOUR CLAIM TO THE COLLATERAL MAY NOT ALWAYS BE FIRST PRIORITY.

     In general, the priority of the liens on a particular item of collateral securing your claims as a holder of notes is determined by, among other things, the time of perfection of a security interest in such item of collateral. In addition, creditors such as purchase money lenders may be entitled to a prior claim to someone, such as the trustee under the indenture and the holders of notes, who has previously perfected a security interest in an item of collateral. Furthermore, liens such as landlords', warehousemens' and materialmens' liens and tax liens may, as a matter of law, have priority over the liens granted for your benefit in the collateral. The indenture also will permit additional indebtedness to be secured by liens on the collateral and excludes from the collateral specific property, acquired after the issue date for the outstanding notes, to be used at the facilities included in the collateral. While we may be obliged to grant you a security interest in our new large bar mill upon its construction or acquisition, the lien may be subject to a prior permitted lien of up to 65% of the cost of the mill. The trustee has entered into intercreditor agreements with various of our existing secured creditors for the purpose, among other things, of establishing the relative priorities of their claims in various items of the collateral and establishing their relative rights and remedies in respect of the collateral.

     We do not believe there are any material existing prior liens on the existing collateral securing claims of persons not party to the intercreditor agreements. You should consider, however, that future additional prior claims may arise by reason of applicable law and that a bankruptcy or other court may refuse, on equitable or other grounds, to enforce the terms of the intercreditor agreements against the other creditors party to such agreements, in which case the claims of the other creditors against the collateral may be prior to yours.

     BECAUSE WE HAVE NUMEROUS SECURED CREDITORS WITH DIFFERENT PRIORITY CLAIMS TO OUR ASSETS, THE METHOD AND TIMING OF REALIZING COLLATERAL MAY NOT ALWAYS BE IN YOUR BEST INTEREST.

     Many of our other creditors will be secured by some of the assets that secure the notes. In all instances of our existing property, we granted you a lien expected to be a first priority lien but, in the

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

case of pledged equity interests, the lien is shared with the lenders under the new credit facility. The complexity of the intercreditor arrangements and the shared priority lien on the equity interests of Republic Technologies and our restricted subsidiaries may hinder or delay your ability to realize the value of your collateral. In general, pursuant to the intercreditor agreement relating to assets other than the pledged equity interests, those secured creditors not entitled to a first priority claim on an item of collateral will not be able to foreclose upon the item of collateral without the consent of the noteholders. Under the intercreditor agreement relating to collateral other than the pledged equity interests, decisions regarding collateral after foreclosure will, subject to applicable law, be determined by the noteholders. The intercreditor agreement relating to the pledged equity interests permits both the new credit facility lenders and noteholders to initiate a determination to foreclose upon the pledged equity interests, subject to the following sentence. In the case of the intercreditor agreement relating to pledged equity interests, decisions will be made by the class of creditors holding a majority of the aggregate principal amount of indebtedness and available commitments, unless the majority class of creditors fails to commence such foreclosure after any secured creditor provides written notice of its intention to commence such foreclosure within a specified time frame, in which case the secured creditor delivering the notice will make all such decisions.

     Your interests in our existing assets may diverge from those of holders entitled to other priority claims. For example, it may be in your best interest to seek an expeditious sale of the collateral, while it may be in the best interest of another lienholder to delay the sale. In addition, the lenders under the new credit facility are secured by assets in addition to the shared pledged equity interests and may make decisions contrary to your interests with respect to the pledged shares. For noteholders, the most advantageous method of realizing upon the collateral may be to sell pledged equity interests to avoid issues attendant to the fixed assets. Depending upon the surrounding circumstances, however, you may not control a foreclosure upon the pledged equity interests. Because of the complexities of the intercreditor agreements, and the shared lien, the only practical means of realizing upon the collateral on a timely basis may be on a consensual basis with other secured creditors. See "Description of Collateral and Intercreditor Agreements."

     IF WE WERE SUBJECT TO BANKRUPTCY PROCEEDINGS, YOUR RIGHTS TO RECEIVE PAYMENT ON THE NOTES OR THE GUARANTEES OR RECEIVE PROCEEDS FROM THE REALIZATION ON THE COLLATERAL MAY BE SIGNIFICANTLY IMPAIRED.

     The right of the collateral agent or the trustee under the indenture to repossess and dispose of any of the collateral may be significantly limited by applicable bankruptcy laws. Under U.S. federal bankruptcy laws, secured creditors, such as the collateral agent, the trustee and the holder of notes, are prohibited from foreclosing upon collateral held by a debtor in a bankruptcy case, or from disposing of collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable U.S. federal bankruptcy laws generally permit a debtor to continue to retain and to use pledged assets, including cash collateral, even if the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The interpretation of the term "adequate protection" may vary according to circumstances, but it is generally intended to protect the value of the secured creditor's interest in collateral.

     Because the term "adequate protection" is subject to varying interpretation and because of the broad discretionary powers of a bankruptcy court, it is impossible to predict any of the following:

     o if payments under the notes or the guarantees would be made following commencement of and during a bankruptcy case;

     o whether or when the collateral agent or the trustee could foreclose upon or sell any of the collateral; and

     o whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of collateral securing the notes and the guarantees under the doctrine of "adequate protection."

     In addition, if a bankruptcy court determined that the value of the collateral securing the notes and the guarantees was less than all amounts due on the notes, the noteholders would become holders of "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, cost and attorney's fees for "undersecured claims" during a debtor's bankruptcy case. See "Description of Collateral and Intercreditor Agreements--Certain Bankruptcy Limitations."

     BANKRUPTCY AND FRAUDULENT TRANSFER LAWS COULD ALLOW A COURT TO LIMIT PAYMENTS TO HOLDERS OF THE NOTES OR SUBORDINATE THE OBLIGATIONS OF THE ISSUERS AND GUARANTORS WITH RESPECT TO THE NOTES.

     Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the indebtedness represented by the notes, the guarantees and/or the liens on collateral may be avoided or the claims on this indebtedness or liens could be subordinated to our other debt, if

          (1) the notes and/or the guarantees were incurred with an intent to hinder, delay or defraud creditors or

          (2) less than a reasonably equivalent value or fair consideration was received for the incurrence of the indebtedness or pledges and the issuers and/or the guarantors

                (A) were insolvent,

                (B) were rendered insolvent as a result of such incurrence,

                (C) were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or

                (D) intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they matured.

A legal challenge of the indebtedness represented by the notes, a guarantee or a lien on fraudulent conveyance grounds could, among other things, focus on the benefits, if any, realized by the issuers or a guarantor as a result of the issuance of the notes.

     The definition of insolvency in a proceeding where a fraudulent conveyance is asserted will vary depending on the law applied in the proceeding. Generally, however, a company is insolvent if

          (1) its total debts, including contingent liabilities, are greater than the fair saleable value of its assets at a fair value or

          (2) the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature.

We are not certain, however, what standard a court would apply in making such determination.

     We believe that we will receive equivalent value at the time of issue of the notes and that the guarantors will receive equivalent value at the time the guarantors guarantee the notes. In addition, we believe that neither we nor the guarantors

          (1) is or will be insolvent,

          (2) is or will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital or

          (3) intends or will intend to incur debt beyond its ability to repay such debts as they mature.

Since each of the components of the question of whether a guarantee is a fraudulent conveyance is fact-based and fact-specific, a court may not agree with us. Our counsel will not express any opinion as to federal or state laws relating to fraudulent transfers.

     BECAUSE THE COLLATERAL INCLUDES REAL PROPERTY, YOU MAY BE LIABLE UNDER LIMITED CIRCUMSTANCES FOR ENVIRONMENTAL CLAIMS RELATED TO THE REAL PROPERTY.

     A portion of the collateral securing the notes and the guarantees is comprised of real property. Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, even a lender who does not foreclose on property may be held liable, in limited circumstances, for the costs of remediating or preventing releases, or threatened releases, of hazardous substances at mortgaged property. There may be similar risks under various state laws and common law theories. Lender liability generally has been based on the lender having become sufficiently involved in the operations of the borrower so that its activities are deemed to constitute "participation in the management." A lender also may under various circumstances be considered to be a current owner of a property who can be held liable under CERCLA if the lender takes title to the property by foreclosure. See "Business--Environmental Matters" and "Description of Collateral and Intercreditor Agreements--Environmental Law Considerations."

     WE MAY NOT HAVE THE ABILITY TO RAISE THE NECESSARY FUNDS TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE, AND THE NEW CREDIT FACILITY MAY PROHIBIT MAKING THE OFFER.

     Upon the occurrence of a change of control, you may require the issuers to offer to purchase your notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

     However, our new credit facility prohibits the issuers from purchasing any notes, except in specified circumstances. Our new credit facility also provides that specified change of control events with respect to the issuers and the guarantors constitute a default under the new credit facility. Any future credit agreements or other agreements relating to indebtedness to which the issuers or the guarantors become parties may contain similar restrictions and provisions.

     In the event a change of control occurs at a time when the issuers are prohibited under the new credit facility or our other agreements related to indebtedness from purchasing the notes, the issuers could seek the consent of the lenders to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If the issuers do not obtain a consent or refinance the borrowings, the issuers would remain prohibited from purchasing the notes. In this case, the issuers' failure to make the required repurchase offer or purchase tendered notes would constitute a default under the indenture and the new credit facility and portions of our other indebtedness, which, in turn, could result in amounts outstanding under the new credit facility and other indebtedness being declared due and payable. This declaration could have adverse consequences to the issuers and to you as a noteholder.

     In addition, in the event of a change of control, the issuers may not have sufficient assets to satisfy all of their obligations under the notes and the new credit facility and any other indebtedness which may become payable. The provisions relating to a change of control included in the indenture also may increase the difficulty of a potential acquiror obtaining control of the issuers. See "Description of the Notes--Offer to Purchase upon Change of Control" and "Description of the New Credit Facility."

     ORIGINAL ISSUE DISCOUNT RELATING TO THE NOTES MAY PRESENT UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES TO YOU.

     The notes will be deemed to have been issued to you at a discount equal to the difference between the issue price and the principal amount of the notes plus the estimated value of the warrants. Consequently, for U.S. federal income tax purposes, original issue discount, which is the difference between the stated redemption price of the notes at maturity and the deemed issue price of the notes, will accrue from the issue date of the notes and be includable in a holder's gross income as it accrues. See "United States Federal Income Tax Consequences."

     If a bankruptcy case under the U.S. Bankruptcy Code were commenced by or against us after the issuance of the notes, the claim of a holder of notes could be limited to exclude the amount of unamortized original issue discount, as of the relevant date, if the bankruptcy court determined that it was "unmatured interest."

     YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE
     NOTES.

     We do not intend to apply for a listing of the notes on a securities exchange. There is currently no established market for the notes and we cannot assure you of any of the following:

     o the liquidity of any market that may develop for the notes

     o the ability of holders of notes to sell their notes

     o the price at which holders of notes will be able to sell their notes

      Although the initial purchasers of the outstanding notes have advised us that they intend to make a market for the notes, the initial purchasers are not obligated to do so, and may discontinue its market making at any time without notice to the holders of the notes. If a market for the notes does develop, prevailing interest rates, the markets for similar securities and other factors could cause the notes to trade at prices lower than their initial market values or reduce the liquidity of the notes.

                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this prospectus, including statements under "Summary," "Risk Factors," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "The Consolidation Plan" regarding our future financial position, results of operations, business strategy, budgets, projected costs and plans and objectives for future operations, are forward-looking statements. In addition, these forward-looking statements generally can be identified by the use of forward-looking terms such as "may," "will," "expect," "intend," "estimate," "anticipate," "foresee," "project," "plan" or "believe" or the negative of these words or variations on these words or similar phrases. We have based these forward-looking statements on our current assumptions, expectations and projections about future events, which are subject to risks and uncertainties. We caution you that a variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements, including the following:

     o our ability to increase sales to existing and new customers, particularly sales to automotive and industrial equipment manufacturers;

     o our ability to implement our Consolidation Plan and to realize the expected benefits of the Combination in the time frame and at the costs currently contemplated;

     o market conditions and general risks associated with the steel industry;
       and

     o the other risks discussed in this prospectus under the heading "Risk Factors."

     You should not place undue reliance on the forward-looking statements contained in this prospectus. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus. Except as may be required by law, we undertake no obligation to release publicly any revisions to any of the forward-looking statements contained in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

     Market data used in this prospectus were obtained from third parties and internal sources. Although we believe these sources are reliable, we have not independently verified such market data and other information and you should consider that it may be inaccurate.

                                USE OF PROCEEDS

     The issuers will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, the issuers will receive in exchange a like principal amount of outstanding notes. The outstanding notes tendered and accepted in exchange for the exchange notes will be retired and canceled. Accordingly, issuance of the exchange notes will not result in any change in the capitalization of the issuers. See "Summary--The Transactions" for a discussion of the use of proceeds from the sale of the outstanding notes.

                            PRO FORMA CAPITALIZATION

     Set forth below is our consolidated cash and cash equivalents and capitalization as of June 30, 1999 on a pro forma basis after giving effect to the Transactions. The information set forth below should be read in conjunction with "Unaudited Pro Forma Combined Financial Information," "Selected Historical Financial and Operating Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Republic, BarTech and USS/Kobe and the related notes and other financial information included elsewhere in this prospectus.

                                                                PRO FORMA AS OF
                                                                 JUNE 30, 1999
                                                                ---------------
                                                                 (IN MILLIONS)

Cash and cash equivalents.....................................      $  13.5
                                                                    -------
                                                                    -------
Total debt:
  Notes(1)....................................................      $ 373.5
  New credit facility(2)......................................        220.5
  Solid waste revenue bonds of Republic.......................         73.9
  USS/Kobe environmental bonds(3).............................         13.7
  Various economic development loans of BarTech...............         22.6
  Other notes payable.........................................          3.4
                                                                    -------
  Total debt..................................................        707.6
Member's interest.............................................         87.6
                                                                    -------
     Total capitalization.....................................      $ 795.2
                                                                    -------
                                                                    -------

------------------

(1) The notes are shown at less than the face amount of $425.0 million due to the $5.5 million discount associated with the initial issue price of the outstanding notes and $46.0 million of the estimated fair value of the warrants issued with the outstanding notes in the private offering.

(2) The amount that may be borrowed under the $425 million new credit facility varies based on a borrowing base test that reflects levels of accounts receivable and inventory and an initial value of $125 million assigned to the CAST-ROLLTM facility. See "Description of the New Credit Facility."

(3) Includes $2.2 million of additional debt assumed.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The accompanying Unaudited Pro Forma Combined Financial Information of Republic Technologies has been prepared based on the historical financial statements of BarTech, Republic and USS/Kobe included elsewhere in this prospectus, adjusted to give pro forma effect to the Transactions.

     The Unaudited Pro Forma Combined Balance Sheet as of June 30, 1999 has been prepared as if the Transactions occurred on that date. The Unaudited Pro Forma Combined Statements of Operations for the twelve month period ended
December 31, 1998 gives pro forma effect to the Transactions as if they occurred on January 4, 1998 for BarTech and on January 1, 1998 for Republic and USS/Kobe. The Unaudited Pro Forma Combined Statements of Operations for the six month period ended June 30, 1999 gives pro forma effect to Transactions as if they occurred on January 4, 1998 for BarTech and on January 1, 1998 for Republic and USS/Kobe. The Pro Forma Combined Statements of Operations do not include any adjustment for future cost savings or other operating improvements.

     The Unaudited Pro Forma Combined Financial Information is presented for informational purposes only and does not purport to represent what our financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed dates or to project our financial position or results of operations for any future period or date.

     The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and various assumptions are described in the accompanying notes. Other information included in the Unaudited Pro Forma Combined Financial Information has been presented to provide additional analysis. The acquisitions of Republic and USS/Kobe have been accounted for using the purchase method of accounting. Allocation of the purchase price for USS/Kobe has been determined based upon preliminary information, appraisals that are still in progress and estimates of fair value, and are subject to change. The amounts included in these pro forma financial statements and the final allocation may differ significantly. The combination of Republic and BarTech as part of the Transactions has been accounted for as a common control merger from the acquisition date of September 8, 1998 due to their common ownership.

     The Unaudited Pro Forma Combined Financial Information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements of BarTech, Republic and USS/Kobe, including the related notes, and other financial information included elsewhere in this prospectus.

                             REPUBLIC TECHNOLOGIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                JUNE 30, 1999(A)
                                 (IN MILLIONS)

                                                                                     ACQUISITION
                                                                                   AND COMBINATION     REFINANCING
                                             BARTECH   REPUBLIC      USS/KOBE(B)     ADJUSTMENTS      ADJUSTMENTS(C)    PRO FORMA
                                             -------   -----------   -----------   ---------------    --------------    ---------
                  ASSETS
Current assets
  Cash and cash equivalents...............   $  2.9      $   2.4       $   8.2         $    --            $   --        $    13.5
  Accounts receivable, net................     42.0        165.7          59.3           (64.3)(d)            --            202.7
  Inventories.............................     73.1        152.9          79.5           (23.5)(e)            --            282.0
  Other current assets....................      3.0         21.4           4.5              --                --             28.9
                                             ------      -------       -------         -------            ------        ---------
Total current assets......................    121.0        342.4         151.5           (87.8)               --            527.1

Property, plant & equipment, net..........     92.2        296.2         398.2          (101.0)(f)            --            685.6
Goodwill, net.............................     11.8         71.0            --              --                --             82.8
Other intangible assets, net..............       --         58.8          12.8              --                --             71.6
Restricted assets.........................      1.6          1.0            --              --                --              2.6
Other non-current assets..................     10.8         24.9            --            (0.2)(d)          22.6(g)          58.1
                                             ------      -------       -------         -------            ------        ---------
Total.....................................   $237.4      $ 794.3       $ 562.5         $(189.0)           $ 22.6        $ 1,427.8
                                             ------      -------       -------         -------            ------        ---------
                                             ------      -------       -------         -------            ------        ---------

LIABILITIES AND SHAREHOLDERS' (DEFICIT)
  EQUITY/PARTNERS' INTERESTS/MEMBER'S
  INTERESTS
Current liabilities
  Accounts payable........................   $105.9      $ 131.1       $  72.7         $ (64.3)(d)            --        $   245.4
  Accrued expenses and other current
    liabilities...........................     20.2         58.5          31.4              --               6.1(h)         116.2
  Short-term borrowings...................     69.4           --            --              --             151.1(i)         220.5
  Current portion of pension and other
    postretirement benefits
    liabilities...........................      0.3         47.3           9.4              --                --             57.0
  Current maturities of long-term debt....      3.6          2.6            --              --              (2.0)(i)          4.2
                                             ------      -------       -------         -------            ------        ---------
Total current liabilities.................    199.4        239.5         113.5           (64.3)            155.2            643.3

Long-term liabilities
  Long-term debt..........................    128.2        437.6         180.2              --            (263.1)(i)        482.9
  Other postretirement benefits...........      5.4        103.4          40.5              --                --            149.3
  Defined benefit pension obligation......       --         37.0           8.8              --                --             45.8
  Deferred income taxes...................      5.0           --            --            (5.0)(j)            --               --
  Other long-term liabilities.............      3.3         14.4           1.4            (0.2)(d)            --             18.9
                                             ------      -------       -------         -------            ------        ---------
Total long-term liabilities...............    141.9        592.4         230.9            (5.2)           (263.1)           696.9

Redeemable preferred stock................      5.5           --            --                              (5.5)(k)           --
Shareholders' (deficit) equity/Partners'
  interests/Member's interests............   (109.4)       (37.6)        218.1          (119.5)(l)         136.0(l)          87.6
                                             ------      -------       -------         -------            ------        ---------
Total.....................................   $237.4      $ 794.3       $ 562.5         $(189.0)           $ 22.6        $ 1,427.8
                                             ------      -------       -------         -------            ------        ---------
                                             ------      -------       -------         -------            ------        ---------

            See Notes to Unaudited Pro Forma Combined Balance Sheet

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) The historical balance sheets of BarTech, Republic and USS/Kobe as of June 30, 1999 were derived from the unaudited interim financial statements included elsewhere in this prospectus.

(b) USS/Kobe financial statements have been derived from the carve-out financial statements of the Bar Products Line of USS/Kobe Steel Company. All balances reflected in the Unaudited Pro Forma Combined Financial Information relate to the Bar Products Line only. The financial statements include allocations and estimates of direct and indirect USS/Kobe Steel Company corporate administrative expenses as well as account balances attributable to the Bar Products Line operations. The allocations and estimates of debt, various corporate administrative expenses and account balances attributable to USS/Kobe made in the carve-out financial statements does not conform in all cases to the treatment of these items in the master restructuring agreement pursuant to which the Combination was effected.

(c) Sources and uses of cash for the Transactions were as follows:

                                                                                   (IN MILLIONS)
                                                                                   -------------

Sources:
  New credit facility borrowings................................................      $ 220.5
  Units proceeds(1).............................................................        419.5
  New cash equity...............................................................        155.0
                                                                                      -------
          Total.................................................................        795.0
                                                                                      -------
Uses:
  Repayment of existing indebtedness, including accrued interest and
     premiums(2)................................................................        759.1
  Estimated transaction fees and expenses.......................................          5.9
  Capitalized financing costs...................................................         30.0
                                                                                      -------
          Total.................................................................        795.0
                                                                                      -------
     Net adjustment.............................................................      $    --
                                                                                      -------
                                                                                      -------

         ------------------------------------
         (1) Units, which were each comprised of $1,000 principal amount of outstanding notes and one warrant to acquire
             1.935025 shares of Class D common stock of RTI, are reflected at their issue price.

         (2) The repayment of debt includes (i) call and/or tender offer premiums and prepayment penalties related to the BarTech senior notes, Republic first mortgage notes and USS/Kobe senior notes, (ii) accrued interest through June 30, 1999 and (iii) repayment of $21.3 million of additional debt assumed, as specified in the master restructuring agreement.

    Pursuant to the terms of the master restructuring agreement, long-term debt of USS/Kobe Steel Company totaling $203.7 million, rather than the amount of long-term debt allocated in the USS/Kobe financials ($180.2 million), was assumed by Republic Technologies. Of the long-term debt of USS/Kobe Steel Company assumed, all but $13.7 million, representing two series of environmental bonds, was repaid concurrent with the completion of the Combination.

(d) Represents the elimination of balances between BarTech, Republic and USS/Kobe.

(e) Represents adjustment to conform Republic's inventory costing policy to that of BarTech. The adjustment reflects a change in methodology from last-in, first-out (LIFO) to first-in, first-out (FIFO).

(f) Represents the preliminary allocation of the purchase price attributed to the acquisition of USS/Kobe as part of the Combination to the assets acquired and liabilities assumed based on their respective estimated fair values. The actual purchase accounting adjustment to reflect the fair values of the assets acquired and liabilities assumed, including property, plant and equipment, employee benefit plans, will be based upon actuarial and appraisal studies that are currently in process and, accordingly, the adjustments that have been included in the pro forma financial information will change based upon the final allocation.

    The net adjustment is calculated as follows:

                                                                               (IN MILLIONS)
                                                                               -------------
Purchase price:
  Estimated fair value of equity consideration..............................      $  83.7
  Additional USS/Kobe debt assumed..........................................         23.7
  Estimated direct acquisition costs (1)....................................          9.7
                                                                                  -------
Total purchase price........................................................        117.1
Less: historical net equity of USS/Kobe.....................................        218.1
                                                                                  -------
          Net adjustment (2)................................................      $(101.0)
                                                                                  -------
                                                                                  -------

         ------------------------------------
         (1) Includes $3.8 million in call premiums related to the USS/Kobe senior notes.
         (2) The entire net adjustment (i.e. purchase discount) has been applied to reduce the property, plant and equipment balance on a pro forma basis. The adjustments to fair value of the individual asset and liability balances of USS/Kobe will be made when the actuarial and appraisal studies have been completed.

(g) The net increase is comprised of the following:

                                                                               (IN MILLIONS)
                                                                               -------------
Capitalized financing fees (1)..............................................      $  30.0
Deferred loan and bond fees (2).............................................         (7.4)
                                                                                  -------
                                                                                  $  22.6
                                                                                  -------
                                                                                  -------

         ------------------------------------
         (1) Represents the portion of estimated transaction fees and expenses attributable to the new credit facility and the notes, which is recorded as deferred financing costs and amortized over the life of the related indebtedness.
         (2) Represents unamortized deferred financing costs of $4.7 million for BarTech, $2.4 million for Republic and $0.3 million for USS/Kobe, each of which is eliminated with the retirement of the related debt.

(h)  The net increase is comprised of the following:

                                                                               (IN MILLIONS)
                                                                               -------------
Accrued transaction expenses (1)............................................      $  12.3
Accrued interest (2)........................................................         (6.2)
                                                                                  -------
                                                                                  $   6.1
                                                                                  -------
                                                                                  -------

         ------------------------------------
         (1) Consists of expenses associated with the common control merger of BarTech and Republic, which was paid subsequent to the Combination.

         (2) Represents accrued interest relating to debt that has been repaid.

(i) Pro forma amounts represent the initial borrowings under the new credit facility ($220.5 million), the issuance of the notes ($373.5 million), including the effect of the discount associated with the estimated value of the warrants issued with the outstanding notes), retained indebtedness ($111.4 million), the assumption of additional USS/Kobe debt
     ($2.2 million) and the retirement of other indebtedness including associated premiums and penalties ($759.1 million). See "Pro Forma Capitalization."

(j) We are a limited liability company that is treated as a partnership for income tax purposes and accordingly has no deferred tax assets or liabilities.

(k) Represents Series A Preferred Stock that was retained in RTI. This stock is mandatorily redeemable on September 26, 2000, payment for which is expected to be made by RTI from distributions or loans from us.

(l) Represents the net adjustment to shareholders' equity as a result of the Transactions, calculated as follows:

                                                                               (IN MILLIONS)
                                                                               -------------
Partners' interests in USS/Kobe (1).........................................      $(218.1)
Estimated fair value at equity consideration................................         83.7
New cash equity (2).........................................................        155.0
Warrants issued with the outstanding notes..................................         46.0
BarTech redeemable preferred stock not contributed..........................          5.5
Other (3)...................................................................        (55.6)
                                                                                  -------
          Net Acquisition and Combination and Refinancing adjustments.......      $  16.5
                                                                                  -------
                                                                                  -------

         ------------------------------------
         (1) Represents the elimination of the partners' interest of USS/Kobe.
         (2) Represents new cash equity provided at the closing of the Combination.
         (3) Represents call and/or tender offer premiums and prepayment penalties ($17.2 million), accrual of transaction fees ($12.3 million), write off of deferred financing costs ($7.4 million), conforming inventory adjustment ($23.5 million), other costs ($0.2 million), offset by a deferred tax liability not assumed
             ($5.0 million).

                             REPUBLIC TECHNOLOGIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
          FOR THE TWELVE MONTHS ENDED JANUARY 2, 1999 FOR BARTECH AND
                DECEMBER 31, 1998 FOR REPUBLIC AND USS/KOBE (A)
                          (IN MILLIONS, EXCEPT RATIOS)

                                                                          ACQUISITION
                                                                             AND
                                                                          COMBINATION    REFINANCING
                                    BARTECH    REPUBLIC    USS/KOBE(B)    ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                    -------    --------    -----------    -----------    -----------    ---------
Net sales                           $271.9      $670.7       $ 614.4        $  10.5 (c)    $    --      $ 1,567.5
Cost of goods sold                   262.5       610.6         576.4          (28.5)(d)         --        1,421.0
                                    -------     ------       -------        -------        -------      ---------
  Gross profit                         9.4        60.1          38.0           39.0             --          146.5

Selling, general and
  administrative expense              20.4        59.3          17.2           (2.5)(d)         --           94.4
Depreciation and amortization
  expense                              6.0          --          45.9           23.6 (d)         --           75.5
Other postretirement benefits          0.7         2.6          16.6             --             --           19.9
Non-cash ESOP charges                   --         2.0            --             --             --            2.0
Workforce reduction charges             --        18.7            --             --             --           18.7
                                    -------     ------       -------        -------        -------      ---------
  Operating loss                     (17.7)      (22.5)        (41.7)          17.9             --          (64.0)

Interest expense, net                 27.0        34.1          11.2             --           22.7 (e)       95.0
Other (income) loss, net              (2.7)       (0.6)           --             --             --           (3.3)
Income tax expense (benefit)            --         1.3            --           (1.3)(f)         --             --
                                    -------     ------       -------        -------        -------      ---------
  Net loss from continuing
    operations(g)                   $(42.0)     $(57.3)      $ (52.9)       $  19.2        $ (22.7)     $  (155.7)
                                    -------     ------       -------        -------        -------      ---------
                                    -------     ------       -------        -------        -------      ---------
OTHER DATA:
EBITDA, as defined(h)               $ (5.2)     $ 39.7       $  45.2                                    $    79.7
Adjusted EBITDA(i)                                                                                          231.3
Fixed charges(j)                                                                                             98.9
Pro forma ratio of earnings to
  fixed charges(j)                                                                                             --
PRO FORMA RATIOS:
Earnings to fixed charges(j)                                                                                   --
Debt to Adjusted EBITDA(k)                                                                                    3.1x
Adjusted EBITDA to interest
  expense(l)                                                                                                  2.4x

       See Notes to Unaudited Pro Forma Combined Statements of Operations

                             REPUBLIC TECHNOLOGIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED JUNE 30, 1999 (A)
                                 (IN MILLIONS)

                                                                          ACQUISITION
                                                                             AND
                                                                          COMBINATION    REFINANCING
                                    BARTECH    REPUBLIC    USS/KOBE(B)    ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                    -------    --------    -----------    -----------    -----------    ---------
Net sales                           $136.4      $318.2       $ 267.7        $   1.1 (c)    $    --       $ 723.4
Cost of goods sold                   131.8       306.8         263.1          (15.6)(d)         --         686.1
                                    -------     ------       -------        -------        -------       -------
  Gross profit                         4.6        11.4           4.6           16.7             --          37.3

Selling, general and
  administrative expense               6.4        25.2           9.0           (4.2)(d)         --          36.4
Depreciation and amortization
  expense                              2.9          --          23.5           11.5 (d)         --          37.9
Other postretirement benefits           --         3.5           6.8             --             --          10.3
Workforce reduction charges             --        41.9            --             --             --          41.9
                                    -------     ------       -------        -------        -------       -------
Operating loss                        (4.7)      (59.2)        (34.7)           9.4             --         (89.2)

Interest expense, net                 12.6        26.9           7.2             --            0.9(e)       47.6
Other loss (income), net               0.5        (0.3)          0.4             --             --           0.6
Income tax expense (benefit)           0.4          --            --           (0.4)(f)         --            --
                                    -------     ------       -------        -------        -------       -------
  Net loss from continuing
    operations(g)                   $(18.2)     $(85.8)      $ (42.3)       $   9.8        $  (0.9)      $(137.4)
                                    -------     ------       -------        -------        -------       -------
                                    -------     ------       -------        -------        -------       -------
OTHER DATA:
EBITDA, as defined(h)               $ (1.9)     $  2.6       $   1.5                                     $   2.2
Adjusted EBITDA(i)                                                                                          55.1

       See Notes to Unaudited Pro Forma Combined Statements of Operations

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS.

(a) In 1998, BarTech utilized a 52-53 week period ending on the Saturday closest to December 31 as its fiscal year end; its 1998 fiscal year ended January 2, 1999. In 1999, BarTech adopted a fiscal year ending
     December 31, 1999; its 1999 fiscal second quarter ended June 30, 1999. Republic utilized a fiscal year ending June 30; its fiscal year ended
     June 30, 1999. For purposes of the pro forma presentation, the Republic historical financial statements information has been adjusted to conform to the periods presented. USS/Kobe utilized a fiscal year ending December 31, 1999; its 1999 fiscal second quarter ended June 30, 1999.

(b) USS/Kobe financial statements have been derived from the carve-out financial statements of the Bar Products Line of USS/Kobe Steel Company. All balances reflected herein relate to the Bar Products Line only. The financial statements include allocations and estimates of direct and indirect USS/Kobe Steel Company corporate administrative expenses as well as account balances attributable to the Bar Products Line operations. The allocations and estimates of debt and trade payables attributable to USS/Kobe are not fully consistent with the treatment of these items in the master restructuring agreement.

(c) In connection with the Combination, we entered into a supply agreement with USX Corporation and the new tubular steel joint venture between USX Corporation and Kobe Steel, Ltd. These agreements provide for these affiliates to purchase specified quantities from Republic Technologies at prices that contain an agreed upon margin per ton over production costs. The adjustment relates to the pro forma effect of the price increases of certain items, as specified in the agreements on net sales recognized during the periods presented. See "Relationships and Related Party Transactions" for a discussion of these arrangements.

(d) Represents the net effect of conforming Republic's accounting classification of depreciation expense, conforming the fixed asset capitalization policy of USS/Kobe, conforming Republic's inventory costing policy to that of BarTech and applying purchase accounting to Republic and USS/Kobe, as follows:

                                                                         TWELVE MONTHS       SIX MONTHS
                                                                            ENDED              ENDED
                                                                       DECEMBER 31, 1998   JUNE 30, 1999
                                                                       -----------------   --------------
                                                                                 (IN MILLIONS)
Conforming accounting policies/classifications:
  Classification of depreciation expense (1)
     Cost of goods sold..............................................       $ (24.0)           $(10.6)
     Selling, general and administrative expense.....................          (2.5)             (4.2)
     Depreciation and amortization expense...........................          26.5              14.8
                                                                            -------            ------
                                                                            $    --            $   --
                                                                            -------            ------
                                                                            -------            ------
  Fixed asset capitalization (2)
     Cost of goods sold..............................................       $ (11.8)           $ (4.2)
     Depreciation and amortization expense...........................           0.4               0.1
                                                                            -------            ------
                                                                            $ (11.4)           $ (4.1)
                                                                            -------            ------
                                                                            -------            ------
  Inventory costing (3)
     Cost of goods sold..............................................       $   7.3            $ (0.8)
                                                                            -------            ------
                                                                            -------            ------

Depreciation and amortization expense (4)............................       $  (3.3)           $ (3.4)
                                                                            -------            ------
                                                                            -------            ------

Total cost of goods sold adjustment..................................       $ (28.5)           $(15.6)
                                                                            -------            ------
                                                                            -------            ------
Total selling, general and administrative expense adjustment.........       $  (2.5)           $ (4.2)
                                                                            -------            ------
                                                                            -------            ------
Total depreciation and amortization expense adjustment...............       $  23.6            $ 11.5
                                                                            -------            ------
                                                                            -------            ------

                                                        (footnotes on next page)

(footnotes from previous page)
------------------

          (1) Represents adjustments required to conform Republic's classification of depreciation expense to that of BarTech and USS/Kobe. Republic has historically recorded depreciation expense as a component of cost of goods sold, with amortization expense included in general and administrative expenses. Conversely, BarTech and USS/Kobe have historically recorded all depreciation and amortization expense as a separate line item on their statements of operations.

          (2) Represents adjustments required to conform USS/Kobe's policy for capitalizing fixed asset additions to that of BarTech and Republic. The increase in depreciation and amortization expense reflects the effect of increasing the fixed assets balance, depreciated over an estimated average life of fifteen years.

          (3) Represents adjustment required to conform Republic's inventory costing policy to that of BarTech. Republic has historically recorded its inventory and cost of goods sold using the last-in, first-out (LIFO) method, whereas BarTech has historically recorded its inventory and cost of goods sold using the first-in, first-out (FIFO) method.

          (4) The combination of USS/Kobe into Republic Technologies and the Republic acquisition were accounted for as purchases. Under purchase accounting, the total purchase cost is allocated to the assets acquired and liabilities assumed based on their respective fair values as of September 8, 1998 for Republic and as of August 13, 1999 for USS/Kobe, which is based on valuations and other studies that are not yet finalized. For the combination of USS/Kobe into Republic Technologies, a preliminary allocation of the purchase cost has been made to reduce property, plant and equipment for the entire amount that the historical net equity of USS/Kobe exceeds the estimated purchase price. The actual allocation of purchase cost and the resulting effect on income from operations for USS/Kobe may differ significantly from the estimated pro forma amounts included in this prospectus. The application of purchase accounting is expected to result in a net decrease in depreciation and amortization expense, as follows:

                                                               TWELVE MONTHS       SIX MONTHS
                                                                  ENDED              ENDED
                                                             DECEMBER 31, 1998   JUNE 30, 1999
                                                             -----------------   --------------
                                                                       (IN MILLIONS)
Republic: (A)
Property, plant & equipment depreciation...................        $ 0.8
Goodwill/intangible assets amortization....................          2.6
                                                                   -----
  Net adjustment...........................................          3.4
USS/Kobe: (B)
Property, plant & equipment depreciation...................         (6.7)              (3.4)
                                                                   -----             ------
  Net adjustment...........................................        $(3.3)            $ (3.4)
                                                                   -----             ------
                                                                   -----             ------

------------------
                    (A) Represents adjustment for the twelve months ended December 31, 1998.

                    (B) Represents adjustments for both periods presented as if the Combination occurred at the beginning of the period.

    The adjustments for estimated pro forma depreciation and amortization expense are based on the estimated fair value of the acquired assets. For pro forma purposes, a forty year life has been used for goodwill, a twenty year weighted-average life has been used for intangible assets and a fifteen year weighted-average life has been used for property, plant and equipment.

(e) Represents the net adjustment to interest expense as a result of the borrowings under the new credit facility and the notes, calculated as follows:

                                                                            TWELVE MONTHS        SIX MONTHS
                                                                               ENDED                ENDED
                                                                          DECEMBER 31, 1998    JUNE 30, 1999
                                                                          -----------------    --------------
                                                                                     (IN MILLIONS)
New credit facility (1)................................................        $  20.9            $   10.5
Commitment fee (2).....................................................            1.0                 0.5
Notes (3)..............................................................           58.4                29.2
Retained indebtedness (4)..............................................            8.2                 4.1
                                                                               -------            --------
  Cash interest expense................................................           88.5                44.3
Amortization of deferred financing costs (5)...........................            4.0                 2.0
Accretion of issue price discount (6)..................................            0.3                 0.2
Accretion of discount relating to warrants issued with the outstanding
  notes (7)............................................................            2.2                 1.1
                                                                               -------            --------
  Pro forma interest expense...........................................           95.0                47.6
Historical interest expense, net.......................................           72.3                46.7
                                                                               -------            --------
  Net interest expense adjustment......................................        $  22.7            $    0.9
                                                                               -------            --------
                                                                               -------            --------

------------------
     (1) Represents interest on $220.5 million which was drawn at closing of the Combination using an assumed interest rate of 9.5%.

     (2) Represents a commitment fee of 0.5% applied to the $204.5 million pro forma unused balance of the new credit facility.

     (3) Represents interest on the $425.0 million of notes at the stated interest rate of 13.75%.

     (4) Represents interest on the outstanding debt which was not be repaid at the closing of the Combination, plus interest on additional USS/Kobe debt assumed.

     (5) Deferred financing costs are amortized over the term of the related debt, five years for the new credit facility and ten years for the notes.

     (6) The issue price discount is accreted using the effective interest method over the term of the related debt, ten years for the notes.

     (7) The discount representing the estimated fair value of the warrants is accreted using the effective interest method over the term of the related debt, ten years for the notes.

     A change of 0.125% in the interest rate would have the following effect on pro forma interest expense:

                                                                            TWELVE MONTHS        SIX MONTHS
                                                                               ENDED               ENDED
                                                                          DECEMBER 31, 1998    JUNE 30, 1999
                                                                          -----------------    --------------
                                                                                     (IN MILLIONS)
New credit facility....................................................         $ 0.3              $  0.1
                                                                                -----              ------
                                                                                -----              ------

(f) As a limited liability company, we are not subject to corporate income taxes. To the extent required, Republic Technologies expects to distribute cash to its members, who will pay income taxes.

(g) As part of conforming inventory costing policies, the write-up of the inventory cost basis in applying purchase accounting to the Republic acquisition will result in a $22.6 million non-recurring charge to cost of sales in the financial statements of Republic Technologies following the Combination. This charge is not included in the Pro Forma Combined Statements of Operations.

     In addition, $6.2 million of costs related to the common control merger are expected to be paid in the twelve months subsequent to June 30, 1999. These costs are not included in the Pro Forma Combined Statements of Operations.

     The call and tender offer premiums and prepayment penalties associated with the retirement of the BarTech senior secured notes and Republic first mortgage notes, respectively, will result in a charge to be reflected as an extraordinary loss of $23.3 million. Costs associated with the extinguishment of debt are not included in the Pro Forma Combined Statements of Operations.

(h) "EBITDA" represents earnings before net interest expense, income taxes, depreciation and amortization expense, other postretirement benefit charges, non-cash employee stock ownership plan or "ESOP" charges, workforce reduction charges for early retirement benefits, stockholder management fees and non-recurring transaction costs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of EBITDA, as defined, is shown below:

                                                                       TWELVE MONTHS        SIX MONTHS
                                                                          ENDED                ENDED
                                                                     DECEMBER 31, 1998    JUNE 30, 1999
                                                                     -----------------    --------------
                                                                                (IN MILLIONS)
Pro forma net loss from continuing operations.....................        $(155.7)           $ (137.4)
     Interest expense, net........................................           95.0                47.6
     Depreciation and amortization expense........................           75.5                37.9
     Other postretirement benefit charges.........................           19.9                10.3
     Non-cash ESOP charges........................................            2.0                  --
     Workforce reduction charges..................................           18.7                41.9
     Stockholder management fees..................................            3.7                 1.9
     Non-recurring transaction costs(1)...........................           20.6                  --
                                                                          -------            --------
EBITDA, as defined................................................        $  79.7            $    2.2
                                                                          -------            --------
                                                                          -------            --------

------------------

          (1) Represents costs incurred related to investment banking and other advisory fees, one-time labor-related expenses and various other costs directly associated with the acquisition of Republic in September 1998.

          The calculation of EBITDA for each of BarTech, Republic and USS/Kobe excluding pro forma refinancing adjustments for the twelve months ended December 31, 1998 and for the six months ended June 30, 1999 is as follows:

                                                                          FOR THE TWELVE MONTHS ENDED
                                                                               DECEMBER 31, 1998
                                                                        -------------------------------
                                                                        BARTECH    REPUBLIC    USS/KOBE
                                                                        -------    --------    --------
                                                                                 (IN MILLIONS)
Net loss from continuing operations..................................   $(42.0)    $  (57.3)    $(52.9)
Pro forma adjustments(1).............................................       --         (9.4)      28.6
                                                                        -------    --------     ------
Pro forma net loss from continuing operations........................    (42.0)       (66.7)     (24.3)
  Interest expense, net..............................................     27.0         34.1       11.2
  Depreciation and amortization expense(2)...........................      6.0         29.9       39.6
  Other postretirement benefits charges..............................      0.7          2.6       16.6
  Non-cash ESOP charges..............................................       --          2.0         --
  Workforce reduction charges........................................       --         18.7         --
  Stockholder management fees........................................      0.9          0.7        2.1
  Non-recurring transaction costs....................................      2.2         18.4         --
                                                                        -------    --------     ------
EBITDA, as defined...................................................   $ (5.2)    $   39.7     $ 45.2
                                                                        -------    --------     ------
                                                                        -------    --------     ------

                                                                           FOR THE SIX MONTHS ENDED
                                                                                 JUNE 30, 1999
                                                                        -------------------------------
                                                                        BARTECH    REPUBLIC    USS/KOBE
                                                                        -------    --------    --------
                                                                                 (IN MILLIONS)
Net loss from continuing operations..................................   $(18.2)    $  (85.8)    $(42.3)
Pro forma adjustments(1).............................................      0.4          0.8        8.6
                                                                        -------    --------     ------
Pro forma net loss from continuing operations........................    (17.8)       (85.0)     (33.7)
  Interest expense, net..............................................     12.6         26.9        7.2
  Depreciation and amortization expense(2)...........................      2.9         14.8       20.2
  Other postretirement benefits charges..............................       --          3.5        6.8
  Workforce reduction charges........................................       --         41.9         --
  Stockholder management fees........................................      0.4          0.5        1.0
                                                                        -------    --------     ------
EBITDA, as defined...................................................   $ (1.9)    $    2.6     $  1.5
                                                                        -------    --------     ------
                                                                        -------    --------     ------

------------------

          (1) Represents Republic acquisition and Combination pro forma adjustments.

          (2) Amount includes the allocation of Republic acquisition and Combination pro forma adjustments to BarTech, Republic and USS/Kobe.

(i) Adjusted EBITDA reflects certain changes in the combined cost structure we intend to effect in the twelve month period subsequent to June 30, 1999, as set forth below:

                                                                       TWELVE MONTHS        SIX MONTHS
                                                                          ENDED               ENDED
                                                                     DECEMBER 31, 1998    JUNE 30, 1999
                                                                     -----------------    --------------
                                                                                (IN MILLIONS)
EBITDA, as defined................................................        $  79.7             $  2.2
Cost savings:
Plant costs--labor(1).............................................           95.0               33.3
Plant costs--non-labor(2).........................................           37.0               15.8
Redundant overhead costs(3).......................................           19.6                3.8
                                                                          -------             ------
  Total cost savings..............................................          151.6               52.9
                                                                          -------             ------
Adjusted EBITDA...................................................        $ 231.3             $ 55.1
                                                                          -------             ------
                                                                          -------             ------

------------------
          (1) Represents the salary and benefits expense incurred at the seven production facilities to be closed in the twelve months subsequent to June 30, 1999. Such costs include the salary and benefit expense of 1,414 workers represented by the United Steelworkers union at three Republic and two USS/Kobe facilities, the salary and benefit expense of 109 hourly workers at two BarTech facilities and 163 salaried workers at Republic and USS/Kobe. It is anticipated that the reductions in workers represented by the United Steelworkers union at Republic and USS/Kobe will be achieved through acceptance of early retirement buyout and other voluntary severance packages which will be offered to workers at these facilities. The packages offered may not result in the desired headcount reduction. The hourly workers at the BarTech facility and the plant salaried workers at BarTech and Republic are not represented by the United Steelworkers union and, accordingly, there are no contractual restrictions limiting the number of involuntary terminations.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

          (2) Represents the fixed and variable non-labor plant costs related to the seven production facilities to be closed in the twelve months subsequent to June 30, 1999. The variable costs included in the total non-labor plant cost savings for the twelve months ended December 31, 1998 and the six months ended June 30, 1999 are $14.1 million and $7.4 million respectively.

          (3) Represents the anticipated savings from the rationalization of the sales, marketing and administrative functions at all facilities contemplated in the Consolidation Plan.

               During each period included in the table above, each of BarTech, Republic and USS/Kobe incurred certain administrative and selling costs that were either duplicative between the three or that will be replaced by internal personnel with no incremental cost to us. We expect that these costs will be eliminated in the twelve months subsequent to June 30, 1999.

    The headcount reductions and variable and fixed cost savings discussed above are based on a number of estimates and assumptions that, while considered reasonable in the aggregate by our management, are inherently uncertain. Accordingly, you are cautioned not to place undue reliance on these adjustments. See "Risk Factors."

    We expect to incur non-recurring cash charges in the twelve months subsequent to June 30, 1999 of an estimated $14.9 million, consisting of $6.9 million for salaried separation costs, $3.8 million for employee retention and hiring costs, $3.7 million for benefits and systems integration costs and $0.5 million for equipment relocation costs. We also expect to incur pension curtailment charges of an estimated $28.3 million in the twelve months subsequent to June 30, 1999 related to the anticipated level of early retirement buyout and other voluntary severance packages accepted as part of our hourly workforce reduction plan.

    In addition, we have agreed to fund (1) an additional $15.0 million into the Republic defined benefit pension plan by January 1, 2000 and (2) an additional $4.0 million in excess of the required funding contribution into the USS/Kobe defined benefit pension plan.

(j) For purposes of determining the pro forma ratio of earnings to fixed charges, "earnings" are defined as net loss from continuing operations plus fixed charges. "Fixed charges" include interest expense on all indebtedness, amortization of deferred financing costs, accretion of the issue price discount and one-third of rental expense, representing that portion of rental expense which we deem attributable to interest. The pro forma deficiency of earnings to cover fixed charges is $155.7 million for the twelve months ended December 31, 1998 and $137.4 million for the six months ended June 30, 1999.

(k) For purposes of determining the pro forma ratio of debt to Adjusted EBITDA, debt is defined as all indebtedness that is interest bearing. On a pro forma basis, the debt is comprised of borrowings under the new credit facility ($220.5 million), the notes ($373.5 million), retained indebtedness ($111.4 million) and additional USS/Kobe debt ($2.2 million).

(l) For purposes of determining the pro forma ratio of Adjusted EBITDA to net interest expense, net interest expense is calculated as pro forma interest expense, as determined in note (e), less historical interest income. See Note (e) for additional information regarding interest rate sensitivities.

            SELECTED HISTORICAL FINANCIAL AND OPERATING INFORMATION

REPUBLIC

     The following table presents selected historical financial and operating information of Republic for each of the four fiscal years ended June 30, 1995, 1996, 1997 and 1998 and the periods July 1, 1998 to September 7, 1998 and September 8, 1998 to June 30, 1999. The selected historical financial information as of and for the years ended June 30, 1996, 1997 and 1998 were derived from the financial statements audited by KPMG LLP, independent auditors. The selected historical financial information as of June 30, 1999 and for the periods July 1, 1998 to September 7, 1998 and September 8, 1998 to June 30, 1999 were derived from the financial statements audited by Deloitte & Touche LLP, independent auditors.

     The accompanying selected historical financial and operational information from September 8, 1998 to June 30, 1999 and as of June 30, 1999, reflect the new basis of accounting of the acquisition of Republic. Periods prior to September 8, 1998 (Predecessor Company) have been presented under the historical cost basis of Republic.

     The accompanying selected historical financial information for the years ended June 30, 1996, 1997 and 1998 and for the periods July 1, 1998 to
September 7, 1998 and September 8, 1998 to June 30, 1999 reflect Republic's specialty steel business as a discontinued operation. Due to the unavailability of the applicable information, the historical financial information for the year ended June 30, 1995 has not been restated to reflect specialty steels as a discontinued operation and, accordingly, is not comparable to the information presented for subsequent periods.

     The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the "Unaudited Pro Forma Combined Financial Information" and Republic's consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                      PREDECESSOR COMPANY
                                                    --------------------------------------------------------
                                                                                             PERIOD FROM        PERIOD FROM
                                                         FISCAL YEAR ENDED JUNE 30,          JULY 1, 1998 TO    SEPTEMBER 8,
                                                    -------------------------------------    SEPTEMBER 7,       1998 TO JUNE 30,
                                                    1995(1)     1996      1997      1998        1998                1999
                                                    -------    ------    ------    ------    ---------------    -----------------
                                                                                    (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales........................................   $ 798.8    $604.1    $627.9    $689.9        $ 103.0             $ 518.9
Cost of product sold.............................     698.9     558.5     576.7     612.5           97.9               497.2
                                                    -------    ------    ------    ------        -------             -------
Gross profit.....................................      99.9      45.6      51.2      77.4            5.1                21.7
Selling, general and administrative expenses.....      43.6      41.2      38.7      40.5           18.2                45.7
Special charges (credits)........................        --       3.9       1.6      (1.1)            --                  --
Other postretirement benefits charges............      14.6      12.7      15.6       5.0            2.1                 5.8
Non-cash ESOP charges............................      33.4      29.9      28.2      15.6             --                  --
Workforce reduction charges......................        --        --        --        --             --                60.7
Net interest expense.............................      14.2      18.9      28.3      26.9            4.4                43.2
Other (credits) charges, net.....................       1.3      (0.6)     (0.7)     (0.4)          (0.2)               (0.6)
Income tax benefit...............................      (2.4)    (24.0)    (24.0)     (2.6)            --                  --
                                                    -------    ------    ------    ------        -------             -------
Net loss from continuing
  operations before extraordinary
   item..........................................      (4.8)    (36.4)    (36.5)     (6.5)         (19.4)             (133.1)
Income (loss) from discontinued operations(1)....        --       3.0       2.2       5.6           (0.3)                 --
                                                    -------    ------    ------    ------        -------             -------
Net loss.........................................   $  (4.8)   $(33.4)   $(34.3)   $ (0.9)       $ (19.7)            $(133.1)
                                                    -------    ------    ------    ------        -------             -------
                                                    -------    ------    ------    ------        -------             -------

                                                           PREDECESSOR COMPANY
                                                -----------------------------------------
                                                       FISCAL YEAR ENDED JUNE 30,
                                                -----------------------------------------     JUNE 30,
                                                  1995       1996       1997       1998         1999
                                                --------    ------    --------    -------    ---------------
                                                           (IN MILLIONS, EXCEPT NET TONS SHIPPED,
                                                    AVERAGE SELLING PRICE PER NET TON SHIPPED AND RATIO)
BALANCE SHEET DATA:
Working capital(2)...........................   $  142.3    $137.7    $  136.7    $ 155.1        $ 103.0
Property, plant and equipment, net...........      309.6     314.1       299.9      290.7          296.2
Total assets.................................      610.8     639.4       632.9      637.0          794.3
Total debt...................................      243.3     281.0       273.9      274.1          440.2
Stockholders' equity (deficit)...............       88.1      89.0        85.3      101.5          (37.6)


                                                                                               PREDECESSOR
                                                                                                 COMPANY
                                                                                             ---------------
                                                                                             PERIOD FROM        PERIOD FROM
                                                                                             JULY 1, 1998 TO    SEPTEMBER 8,
                                                                                             SEPTEMBER 7,       1998 TO JUNE 30,
                                                                                                1998                1999
                                                                                             ---------------    -----------------
OPERATING STATISTICS:
Net tons shipped (in thousands)..............    1,041.6     836.4       957.6    1,045.9          154.8               846.8
Average selling price per net ton shipped....   $    773    $  722    $    655    $   659        $   665             $   613

OTHER DATA:
EBITDA, as defined(3)........................   $   71.8    $ 22.1    $   39.9    $  67.0           (8.3)                7.3
Capital expenditures.........................      154.5      44.6         7.8       15.8            6.1                18.0
Maintenance and repairs expense..............       75.2      65.1        63.8       65.9           12.0                64.0
Depreciation and amortization................       17.1      21.0        28.0       27.4            4.6                29.6
Ratio of earnings to fixed charges(4)........         --        --          --         --             --                  --

                                                        (footnotes on next page)

(footnotes from previous page)

(1) The income (loss) from discontinued operations represents the results of the specialty steels division, which has been considered a discontinued operation since the acquisition of Republic. All revenues and expenses related to the specialty steels division since the acquisition of Republic have been reported as adjustments to the purchase price. The financial statements of Republic have been restated for the years ended June 30, 1996, 1997 and 1998 and for the period July 1, 1998 to September 7, 1998. The financial statements of Republic for the year ended June 30, 1995 has not been restated and accordingly, is not comparable to the information presented for subsequent periods.

(2) Working capital is defined as current assets less current liabilities.

(3) "EBITDA" represents earnings before net interest expense, income taxes, depreciation and amortization expense, other postretirement benefits charges, non-cash employee stock ownership plan expense, workforce reduction charges, stockholder management fees and non-recurring transaction costs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as loss from continuing operations before income taxes plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense, representing that portion of rental expense which we deem attributable to interest. Earnings were insufficient to cover fixed charges in the twelve months ended June 30, 1995, 1996, 1997 and 1998 and the period from July 1, 1998 to September 7, 1998 and the period from September 8, 1998 to June 30, 1999 by $15.8 million, $68.9 million, $60.5 million,
    $9.1 million, $19.7 million and $133.1 million.

BARTECH

     The following table presents selected historical financial and operating information of BarTech for each of the fiscal years ended September 30, 1995 and 1996, the three months ended December 28, 1996, the fiscal years ended January 3, 1998 and January 2, 1999 and the six month periods ended July 4, 1998 and June 30, 1999. The selected historical financial information as of and for the fiscal years ended September 30, 1995 and 1996, the three months ended
December 28, 1996 and the fiscal year ended January 3, 1998 were derived from the financial statements audited by Arthur Andersen LLP, independent auditors. The selected historical financial information as of and for the fiscal year ended January 2, 1999 were derived from the financial statements audited by Deloitte & Touche LLP, independent auditors. The selected historical financial and operational information for the six month periods ended July 4, 1998 and June 30, 1999 were derived from the unaudited financial statements, which, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of such information. The results for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for the full year.

     Effective February 1997, BarTech changed its fiscal year from a calendar quarter basis ended September 30 to a 4/4/5 week fiscal quarter basis ending on the Saturday closest to December 31. Accordingly, the three month transition period ended December 28, 1996 is presented to bridge the gap between BarTech's old and new fiscal year ends. In 1999, BarTech adopted a fiscal year ending December 31, 1999; its 1999 second fiscal quarter ended June 30, 1999.

     The selected financial and operational information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the "Unaudited Pro Forma Combined Financial Information" and BarTech's consolidated financial statements and the related notes included elsewhere in this prospectus.

                                         FISCAL YEAR
                                            ENDED          THREE MONTHS        FISCAL YEAR ENDED         SIX MONTHS ENDED
                                        SEPTEMBER 30,        ENDED          ------------------------    -------------------
                                       ----------------    DECEMBER 28,     JANUARY 3,    JANUARY 2,    JULY 4,    JUNE 30,
                                        1995      1996        1996            1998          1999         1998       1999
                                       ------    ------    -------------    ----------    ----------    -------    --------
                                                 (IN MILLIONS, EXCEPT NET TONS SHIPPED AND AVERAGE SELLING PRICE
                                                                  PER NET TON SHIPPED AND RATIO)
STATEMENT OF OPERATIONS DATA:
Net sales............................. $   --    $ 77.1       $  40.2         $242.9        $271.9      $ 161.6     $136.4
Cost of product sold..................     --      92.0          43.4          239.4         262.5        151.0      131.8
                                       ------    ------       -------         ------        ------      -------     ------
Gross profit..........................     --     (14.9)         (3.2)           3.5           9.4         10.6        4.6
Selling, general and administrative
  expenses............................   10.3      14.6           4.3           21.7          21.1          9.9        6.4
Depreciation and amortization.........    0.4       2.0           1.2            4.5           6.0          2.9        2.9
Net interest expense..................    2.6      10.8           5.1           23.3          27.0         13.2       12.6
Other charges (credits), net..........   (0.5)     (1.1)         (0.3)          (1.4)         (2.7)        (0.3)       0.5
Income tax expense....................     --       0.2            --            0.2            --          0.1        0.4
Extraordinary loss on extinguishment
  of debt.............................     --       2.2            --             --            --           --         --
                                       ------    ------       -------         ------        ------      -------     ------
Net loss.............................. $(12.8)   $(43.6)      $ (13.5)        $(44.8)       $(42.0)     $ (15.2)    $(18.2)
                                       ------    ------       -------         ------        ------      -------     ------
                                       ------    ------       -------         ------        ------      -------     ------
BALANCE SHEET DATA:
Working capital(1).................... $ (1.1)   $ 13.7       $   7.8         $ (9.9)       $(61.5)     $ (29.9)    $(78.4)
Property, plant and equipment, net....   37.9      78.9          77.9           79.6          90.1         85.4       92.2
Total assets..........................   46.0     201.0         206.3          205.7         222.5        222.9      237.4
Total debt............................   46.7     161.8         174.6          187.4         211.8        212.4      201.1
Stockholders' deficit.................   (9.6)    (18.5)        (32.2)         (48.4)        (91.4)       (64.0)    (109.4)

OPERATING STATISTICS:
Net tons shipped (in thousands).......     --     114.6          66.6          450.1         527.0        319.0      279.3
Average selling price per net ton
  shipped.............................     --    $  673       $   604         $  540        $  516      $   507     $  488
OTHER DATA:
EBITDA, as defined(2)................. $ (9.8)   $(30.6)      $  (7.2)        $(16.8)       $ (5.2)     $   1.5     $ (1.7)
Capital expenditures..................    9.2      21.3           0.2            5.8          16.3          8.6        4.7
Maintenance and repairs expense ......    0.4       4.6           2.1            8.8          12.0          6.4        5.2
Ratio of earnings to fixed
  charges(3)..........................     --        --            --             --            --           --         --

                                                        (footnotes on next page)

(footnotes from previous page)

------------------

(1) "Working capital" represents net current assets less net current liabilities.

(2) "EBITDA" represents earnings before net interest expense, income taxes, depreciation and amortization expense, other postretirement benefits charges, stockholder management fees and non-recurring transaction costs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(3) For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as loss before income taxes and extraordinary loss plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense, representing that portion of rental expense which we deem attributable to interest. Earnings were insufficient to cover fixed charges in the twelve months ended September 30, 1995 and 1996 by $12.8 million and $41.2 million; in the three months ended December 28, 1996 by $13.5 million; in the twelve months ended January 3, 1998 and January 2, 1999 by $44.6 million and $42.0 million; and in the six months ended
    July 4, 1998 and June 30, 1999 by $15.1 million and $17.8 million.

USS/KOBE

     The following table presents selected historical financial and operating information of USS/Kobe for each of the five fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999. The selected historical financial and operating information as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 were derived from the financial statements audited by Ernst & Young LLP, independent auditors. The selected historical financial information as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1998 and 1999 were derived from the unaudited financial statements, which, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of such information. Results for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for the full year.

     The financial statements for USS/Kobe represent carve-out financial statements of the Bar Products Line which is being contributed to us and are not intended to be a complete presentation of the financial position or the results of operations and cash flows of USS/Kobe Steel Company on a stand-alone basis. The financial statements include allocations and estimates of direct and indirect corporate administrative expenses as well as account balances attributable to the contributed operations. Pursuant to the terms of the master restructuring agreement, long-term debt of USS/Kobe Steel Company totaling $203.7 million, rather than the amount of long-term debt allocated in the USS/Kobe financials, was assumed by Republic Technologies.

     The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the "Unaudited Pro Forma Combined Financial Information" and USS/Kobe's financial statements and the related notes included elsewhere in this prospectus.

                                                                                             SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED DECEMBER 31,                JUNE 30,
                                           -----------------------------------------------   -----------------
                                            1994      1995      1996      1997      1998      1998      1999
                                           -------   -------   -------   -------   -------   -------   -------
                                            (IN MILLIONS, EXCEPT NET TONS SHIPPED, AVERAGE SELLING PRICE PER
                                                               NET TON SHIPPED AND RATIO)
STATEMENT OF OPERATIONS DATA:
Net sales................................. $ 686.1   $ 785.4   $ 712.0   $ 721.6   $ 614.4   $ 375.9   $ 267.7
Cost of product sold(1)...................   591.6     689.2     658.6     681.1     576.4     339.7     263.1
                                           -------   -------   -------   -------   -------   -------   -------
Gross profit..............................    94.5      96.2      53.4      40.5      38.0      36.2       4.6
Selling, general and administrative
  expenses................................    19.5      18.5      20.1      19.5      17.2       9.4       9.0
Depreciation and amortization.............    27.9      33.0      40.2      41.5      45.9      22.8      23.5
Other postretirement benefit charges(1)...    17.6      15.2      15.9      16.1      16.6       8.3       6.8
Net interest expense......................    (1.0)      2.2       8.9      11.0      11.2       5.6       7.2
Other charges (credits), net..............    (0.1)     (0.2)     (0.3)     (0.1)       --      (0.1)      0.4
Extraordinary charge......................      --       1.8        --        --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------
Net income (loss)......................... $  30.6   $  25.7   $ (31.4)  $ (47.5)  $ (52.9)  $  (9.8)  $ (42.3)
                                           -------   -------   -------   -------   -------   -------   -------
                                           -------   -------   -------   -------   -------   -------   -------

                                                                                             SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED DECEMBER 31,                JUNE 30,
                                           -----------------------------------------------   -----------------
                                            1994      1995      1996      1997      1998      1998      1999
                                           -------   -------   -------   -------   -------   -------   -------
                                            (IN MILLIONS, EXCEPT NET TONS SHIPPED, AVERAGE SELLING PRICE PER
                                                               NET TON SHIPPED AND RATIO)
BALANCE SHEET DATA:
Working capital........................... $  69.7   $  19.0   $  58.4   $  33.2   $  63.4   $  40.0   $  38.0
Property, plant and equipment, net........   400.1     452.7     446.1     446.9     419.7     434.4     398.2
Total assets..............................   600.8     638.5     624.0     614.4     618.1     576.3     562.5
Total non-current debt....................    53.6     111.2     166.0     180.2     180.2     158.3     180.2
Partners' interests.......................   387.5     338.1     321.6     271.4     266.4     286.1     218.1
OPERATING STATISTICS:
Net tons shipped (in thousands)........... 1,677.9   1,908.0   1,700.8   1,692.0   1,410.9     881.7     596.5
Average selling price per net ton
  shipped................................. $   406   $   409   $   413   $   415   $   423   $   415   $   444
OTHER DATA:
EBITDA, as defined(2)..................... $  76.7   $  79.9   $  35.6   $  23.1   $  22.8   $  26.9   $   1.5
Capital expenditures......................    73.4      85.6      33.6      42.3      18.8      10.3       3.2
Maintenance and repairs expense...........    86.7      97.0      89.1     101.8      86.1      46.3      35.1
Ratio of earnings to fixed
  charges(3)..............................    12.6       3.8        --        --        --        --        --

------------------
(1) For presentation purposes, other postretirement benefit charges has been shown separately from cost of products sold. This presentation differs from the presentation in the audited financials where other postretirement benefit charges are included cost of sales.

(2) "EBITDA" represents earnings before extraordinary charge, net interest expense, income taxes, depreciation and amortization expense, non-cash post-retirement benefits expense and technology transfer fees paid to Kobe Steel, Ltd. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(3) For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as net income (loss) before extraordinary charge plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense, representing that portion of rental expense which we deem attributable to interest. Earnings were insufficient to cover fixed charges in the fiscal years ended 1996, 1997 and 1998 by $32.0 million, $48.4 million and $53.6 million, respectively, and in the six months ended June 30, 1998 and 1999 by $10.1 million and $42.4 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We are the largest producer of special bar quality steel products in the United States with a market share of approximately 23%, based on 1998 calendar year pro forma shipments. SBQ steel products are high quality hot-rolled and cold-finished carbon and alloy steel bar and rod used primarily in critical applications in automotive and industrial equipment. SBQ steel products are sold to customers who require precise metallurgical content and quality characteristics. SBQ steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. We produce the widest range of SBQ steel products in the United States and supply a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers.

     We intend to use a fiscal year ending on December 31.

RESULTS OF OPERATIONS--REPUBLIC

     Republic began operations in November 1989 with its purchase of substantially all the assets of the Bar Division of LTV Steel. In recent years, Republic has implemented a significant capital expenditure program which has enabled it to achieve productivity improvements and cost reductions. As part of this program, Republic's CAST-ROLL(Trademark) facility commenced operations in January 1996. Average manufacturing cost per ton of steel shipped decreased from $668 per ton in fiscal year ended June 30, 1996 to $602 per ton in fiscal year ended June 30, 1997 to $585 per ton for the fiscal year ended June 30, 1998 to $594.1 per ton for the fiscal year ended June 30, 1999. Republic has in place a customer base which includes the top tier SBQ steel purchasers. We believe that a majority of Republic's total net sales in fiscal year ended June 30, 1999 were derived from products sold directly and indirectly to the automotive industry, which has been highly cyclical and directly affected by, among other things, the level of consumer confidence and general economic conditions.

     Since the specialty steels market is distinct from the SBQ market with different customers, we intend to divest or pursue other strategic alternatives with respect to Republic's specialty steels business. Accordingly, this business has been reflected as discontinued operations in Republic's historical financial statements for the fiscal years ended June 30, 1996, 1997 and 1998 and for the periods July 1, 1998 to September 7, 1998 and September 8, 1998 to June 30, 1999. In addition, Republic's historical financial statements for the period September 8, 1998 to June 30, 1999 reflect a new basis of accounting of the acquisition of Republic by Blackstone and other investors, while the prior periods are presented using the historical cost basis of Republic. See "Risk Factors--We will be a new enterprise and the financial information regarding our businesses may be limited or not fully comparable."

     Since October 1998, Republic and BarTech shared common management and performed various sales, marketing and administrative functions on a combined basis. These functions included marketing both companies' steel products jointly under the combined brand name "Republic Technologies International" using a single sales force. The costs of joint functions were borne ratably by Republic and BarTech based upon relative sales volumes achieved. Republic also participated in an inventory purchasing arrangement with BarTech. Under the terms of this arrangement, Republic purchased materials on behalf of both companies and billed BarTech for its respective purchases, plus an administrative fee. All of these special arrangements were discontinued following the completion of the Combination, after which time they became unnecessary as the operations of Republic and BarTech were unified in Republic Technologies.

Fiscal Year Ended June 30, 1999
Compared to Fiscal Year Ended June 30, 1998

     Net sales from continuing operations for the fiscal year ended June 30, 1999 totaled $621.9 million on 1,001,644 net tons of steel shipments compared to net sales from continuing operations of $689.9 million and shipments of 1,045,900 net tons for the prior fiscal year, or a 9.9% decrease in net sales. Shipping volume for the fiscal year ended June 30, 1999 decreased 4.2% from the prior year level reflecting a general weakness in demand within the domestic steel industry due principally to the strike at General Motors in July and August 1998, an increase in imports and customer inventory adjustments. In addition, the average selling price per ton decreased 5.9% to approximately $621 per ton for the fiscal year ended June 30, 1999 compared with approximately $660 per ton for the similar fiscal year in the prior year. The decrease in average selling values per ton was primarily due to lower pricing agreements resulting from lower material costs and a decrease in average selling prices per ton due to the competitive environment.

     Cost of products sold in continuing operations decreased $17.4 million for the fiscal year ended June 30, 1999 to $595.1 million from $612.5 million for the prior fiscal year principally due to the lower volumes as discussed above. The cost per ton was $594 per ton shipped for the fiscal year ended June 30, 1999 compared with $586 per ton shipped for the in the prior fiscal year. Manufacturing costs for the fiscal year ended June 30, 1999 included approximately $2.9 million in signing bonuses, a base labor rate increase of $0.30 per hour and $2.4 million in defined benefit costs all of which are attributable to the new long-term labor agreement with the United Steelworkers. In addition, manufacturing costs for the fiscal year ended June 30, 1999 were adversely affected by an increase in vacation costs resulting from the new labor agreement. As a result of the above, cost of products sold in continuing operations was 95.7% of net sales for the fiscal year June 30, 1999 as compared with 88.8% for the prior fiscal year.

     Selling, general and administrative expenses totaled approximately
$63.9 million for the fiscal year ended June 30, 1999 compared with $40.5 million during the prior fiscal year and represent approximately 10.3% and 5.9% of net sales, respectively. The increase is partially due to amortization of goodwill and other intangible assets resulting from the acquisition of Republic in 1998 totaling $5.0 million for the fiscal year ended June 30, 1999. Also contributing to the increase in selling, general and administrative expenses for the fiscal year ended June 30, 1999 were one-time costs relating to the 1998 acquisition of Republic by RES Holding of $12.9 million and advisory fees of $1.1 million related to Republic's management and financial monitoring agreement with Blackstone and Veritas.

     Also affecting selling, general and administrative expenses during the fiscal year ended June 30, 1999 were cost sharing arrangements in effect between Republic and BarTech since October 1998. Under the terms of an employee leasing and overhead allocation agreement, Republic and BarTech shared the costs of common expenses of the two companies including, but not limited to, sales and marketing services, administrative services, plant overhead and costs for various common facilities. These costs were allocated according to each company's approximate share of combined trade volumes.

     Net periodic postretirement benefit charges totaled approximately
$8.0 million for the fiscal year ended June 30, 1999, or an increase of $3.0 million, as compared with the $5.0 million in fiscal 1998. The net change was due primarily to a net actuarial gain recognized in 1998 partially offset lower costs in 1999 from the establishment of a limit on Republic's liability for future medical cost increases in connection with the new labor agreement.

     There were no non-cash Employee Stock Ownership Plan, or "ESOP," charges in the fiscal year ended June 30, 1999 as compared with a charge of $15.6 million in the prior fiscal year. The decrease reflects the final ESOP loan payment made during the third quarter of fiscal year 1998. The ESOP was eliminated in connection with the 1998 acquisition of Republic.

     Following the acquisition of Republic by Blackstone and other investors in September 1998, Republic began to implement a multi-year plan to significantly reduce its hourly workforce. The workforce reductions are expected to be achieved through a combination of early retirement buyouts, a voluntary severance plan and attrition. During the fiscal year ended June 30, 1999, Republic incurred $60.7 million of workforce reduction charges for early retirement benefits, including increased pension and other postretirement benefit obligations and special termination payments.

     Net interest expense totaled approximately $47.6 million for the fiscal year ended June 30, 1999 as compared with $26.9 million in the prior fiscal year. The increase in interest expense is the result of additional borrowings associated with the 1998 acquisition and other operating requirements and the amortization of costs related to these borrowings.

Fiscal Year Ended June 30, 1998
Compared to Fiscal Year Ended June 30, 1997

     Net sales for fiscal year ended June 30, 1998 totaled $689.9 million on shipments of approximately 1,045,900 net tons compared to $627.9 million on shipments of approximately 957,600 tons during fiscal year ended June 30, 1997. The increased revenues reflect the 9.2% increase in shipping volume, a slight increase in realized selling prices per ton and an increased percentage of hot-rolled products. The average selling price, increased by 0.6% for all products to $659 per ton for fiscal year 1998 compared to $655 per ton during fiscal year 1997.

     Cost of products sold totaled $612.5 million or $586 per ton shipped for fiscal year ended June 30, 1998 versus $576.7 million or $602 per ton shipped for the previous fiscal year. The decrease was due to four major factors: (1) the CAST-ROLL(Trademark) facility operated at approximately 98% of its current rated capacity for the fiscal year 1998 compared to 74.0% for the previous year; (2) operating cost efficiencies associated with the higher production and shipment levels, offset somewhat by moderate increases in the overall cost of raw materials; (3) a pretax gain of approximately $3.0 million which reflects an independent reassessment of probable environmental liabilities for various historical waste disposal sites versus $2.0 million gain for the year earlier period; and (4) a one time
$4.4 million gain due to an adjustment in connection with the past supply of raw materials. Republic recorded pretax LIFO credits of approximately $4.7 million and $8.3 million for the 1998 and 1997 fiscal years, respectively, which credit is associated with the displacement of ingot produced products with lower cost cast products.

     Selling, general and administrative expenses increased from $38.7 million to $40.5 million for fiscal years ended June 30, 1997 and 1998, respectively. The net increase is due primarily to professional fees related to a possible joint venture and asset sale activities and the acquisition of Republic, which was partially offset by an 18% reduction in salary expense related to an organizational restructuring that was announced on January 29, 1997. The restructuring involved the separation of Republic's operations into three divisions: Hot-Rolling, Cold-Finishing and Specialty Steels. The restructuring consisted primarily of a change in salaried job descriptions and work flow. Sixty-eight individuals chose the special retirement window offered in connection with the restructuring.

     In fiscal year ended June 30, 1997, Republic recorded a $1.6 million charge for the reduction of the salaried workforce and for the impairment of assets to be idled during fiscal year ended June 30, 1998. The actual severance expense was lower than estimated due to voluntary terminations and, therefore, Republic recorded a credit of $1.1 million during fiscal year 1998.

     The charge for other postretirement benefits totaled $5.0 million for fiscal year ended June 30, 1998 compared to $15.6 million for fiscal year ended June 30, 1997. The net change was due to: (1) the discount rate was decreased from 8% to 7%; (2) the ultimate medical trend rate was lowered from 5.5% to 4.5%; (3) the per capita costs for the managed care and traditional plans did not increase as anticipated; and (4) increased enrollment of retirees in risk sharing managed care plans.

     Non-cash Republic ESOP charges totaled $15.6 million and $28.1 million for fiscal years ended June 30, 1998 and 1997, respectively. The decrease reflects the final Republic ESOP loan payment during the third quarter of fiscal year 1998.

     Net interest expense totaled $26.9 million for fiscal year ended June 30, 1998 compared to $28.3 million for fiscal year ended June 30, 1997. The decrease was the result of lower outstanding borrowings under Republic's revolving credit facility throughout the fiscal year ended June 30, 1998.

RESULTS OF OPERATIONS--BARTECH

     BarTech acquired melt shop and hot bar rolling assets from the former Bethlehem BRW Division in September 1994. The Bethlehem BRW Division had ceased operations in December 1992. Pursuant to its modernization and expansion plan, BarTech restarted operations at its Lackawanna hot-bar rolling mill in February 1996 and commissioned its continuous caster and restarted the melt shop in its Johnstown, Pennsylvania facility in August 1996. Since April 1996, BarTech's results have been impacted by the implementation of its modernization and expansion plan, including related delays, and the gradual transition from initial operational and organizational start-up activities to a focused commercial effort. BarTech's results have also been affected by the acquisition of Bliss and Laughlin Industries, Inc., one of the largest processors of cold-finished steel bar products in North America, which was completed in April 1996. Since the first quarter 1997, all of BarTech's operating facilities have QS-9000 certifications, except for its Johnstown, Pennsylvania and Cartersville, Georgia facilities, both of which we expect to receive certification by December 1999.

     As a result of a change of its fiscal year, BarTech's 1997 fiscal year began on December 29, 1996 and ended January 3, 1998. BarTech's 1996 fiscal year began on October 1, 1995 and ended September 30, 1996. Management does not believe that BarTech's results of operations through

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December 28, 1996 are indicative of future operations due to the absence of a
BarTech operating history, the absence of a Bliss & Laughlin operating history under BarTech management and the consequences of operating Bliss & Laughlin on a vertically integrated basis. Comparison of 1997 results with either the twelve months ended September 30, 1996 or December 28, 1996 is limited based on the above factors. As a result, BarTech has elected to present a comparison of the fiscal year ended January 3, 1998 with the previously reported fiscal year ended September 30, 1996.

Six Months Ended June 30, 1999
Compared to Six Months Ended July 4, 1998

     Net sales for the six months ended June 30, 1999 totaled $136.4 million on shipments of approximately 279,300 net tons compared with net sales of $161.6 million for the six months ended July 4, 1998 on shipments of approximately 319,000 tons. Net sales for the six months ended June 30, 1999 were comprised of $69.2 million for hot-rolled and $67.2 million for cold-finished, compared with hot-rolled net sales of $72.8 million and cold-finished net sales of $88.8 million for the six months ended July 4, 1998. The $25.2 million, or 15.6%, decrease in net sales is primarily the result of a 12.5% decrease in shipping volumes reflecting the general weakening in demand within the domestic steel industry. In addition, there was a 3.7% decrease in average selling prices per ton on cold-finished products as a reaction to competition and as a result of product mix. Partially offsetting the decrease in shipping volumes was an increase in hot-rolled shipping volumes to Republic's cold-finished operations as management integrated the operations of the two companies in anticipation of the Combination.

     Cost of sales totaled $131.8 million, or 96.6% of net sales, for the six months ended June 30, 1999 compared with cost of sales of $151.0 million, or 93.4% of net sales, for the similar period ended July 4, 1998. Cost of sales for the six months ended June 30, 1999 consisted of $68.9 million on hot-rolled products and $62.9 million on cold-finished products compared with $72.9 million on hot-rolled products and $78.1 million on cold-finished products for the six months ended July 4, 1998. The increase in cost of sales as a percentage of sales was primarily generated by an increase in material and manufacturing costs on a cost per ton basis for both BarTech's hot-rolled and cold-finished operations.

     Selling, general and administrative expenses were $6.4 million, or 4.7% of net sales, for the six months ended June 30, 1999 compared with $9.9 million, or 6.1% of net sales, for the six months ended July 4, 1998. The decrease in selling, general and administrative expenses was attributable to the cost sharing arrangements begun in the fourth quarter of fiscal 1998 between BarTech and Republic. Under the terms of an employee leasing and overhead allocation agreement, BarTech and Republic shared the costs of common expenses of the combined company including, but not limited to sales and marketing services, administrative services, plant overhead and costs for certain common facilities. These costs were allocated according to each company's approximate share of combined trade volumes. Also a contributing factor to the decrease in selling, general and administrative expense as a percentage of net sales are the results of the Consolidation Plan between BarTech and Republic initiating certain cost reductions in anticipation of the Combination.

     Net interest expense was $12.6 million for the six months ended June 30, 1999 compared with $13.2 million for the similar period ended July 4, 1998. The $0.6 million decrease in net interest expense was attributable to a decrease in the average amount outstanding under BarTech's revolving credit agreement while average debt levels on amounts borrowed under long-term arrangements remained primarily fixed during the comparable periods.

     The provision for income taxes for the six month period ended June 30, 1999 consisted of currently payable income taxes, primarily foreign income taxes owed by its Canadian subsidiary, Canadian Drawn Steel Company, Inc. The provision for income taxes in the similar period of the prior year included a benefit for income taxes as BarTech's net operating losses, which generated a refund of taxes previously paid by BarTech's wholly owned subsidiary, Bliss & Laughlin Industries, Inc. As a result, BarTech reported a net loss of $18.2 million for the six months ended June 30, 1999 compared with a net loss of $15.2 million for the six months ended July 4, 1998.

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Fiscal Year 1998 Ended January 2, 1999
Compared to Fiscal Year 1997 Ended January 3, 1998

     Net sales for the fiscal year ended January 2, 1999 totaled $271.9 million on shipments of approximately 527,000 net tons compared with net sales of $242.9 million for the fiscal year ended January 3, 1998 on shipments of approximately 450,000 tons. Fiscal 1998 net sales for hot-rolled products were $114.1 million while net sales for cold-finished products were $157.8 million for the same period compared with fiscal 1997 hot-rolled net sales of $83.8 million and cold-finished net sales of $159.1 million. The $29.0 million increase in net sales is largely the result of a 17.1% increase in shipping volumes, primarily of hot-rolled products, coupled with a slight increase in selling prices per ton on hot-rolled products. The increase in fiscal 1998 net sales was adversely affected as selling prices per ton on cold-finished products were lowered in response to price decreases by competitors.

     Cost of sales totaled $262.5 million, or 96.5% of net sales, for the fiscal year ended January 2, 1999 compared with cost of sales of $239.4 million, or 98.6% of net sales, for the similar period ended January 3, 1998. Cost of sales in fiscal 1998 consisted of $120.2 million on hot-rolled products and $142.3 million on cold-finished products compared with $97.3 million on hot-rolled products and $142.1 million on cold-finished products in fiscal 1997. The decrease in cost of sales as a percentage of net sales was due to operating cost efficiencies associated with the higher production and shipping levels in fiscal 1998 partially offset by production outages experienced at BarTech's Lackawanna facility during its third quarter fiscal 1998 due to the installation of a new rolling mill electrical control system. The improvement in operating costs was primarily generated by a decrease in manufacturing costs on a cost per ton basis for BarTech's hot-rolled products while costs on a per ton basis for cold-finished products remained relatively unchanged.

     Cost of sales for the fiscal year 1997 reflect operating cost inefficiencies related to production outages during the fourth quarter of that period, including an outage arising from a major mechanical breakdown at its Lackawanna hot-rolling mill operation. A failure on the No. 1 rolling stand resulted in a twelve-day production outage. Additionally in fiscal 1997, BarTech experienced operating cost inefficiencies relating to the integration of inexperienced personnel into its Lackawanna hot-rolling mill crews. BarTech added a third and fourth production shift at the Lackawanna facility, which began in April and August 1997, respectively. As a result, cost of sales as a percentage of net sales for fiscal 1997 was 116.1% for hot-rolled products and 89.3% for cold-finished products.

     Depreciation and amortization for the fiscal year ended January 2, 1999 was $6.0 million compared with $4.5 million for the fiscal year ended January 3, 1998. The increase was primarily attributable to additional depreciation as a result of the installation of a new rolling mill electrical control system at BarTech's Lackawanna facility and upgrades to its computer system in an effort to improve its processes related to financial and operational information.

     Selling, general and administrative expense was $21.1 million during the fiscal year ended January 2, 1999 compared with $21.7 million for the fiscal year ended January 3, 1998. The decrease in selling, general and administrative expense was primarily due to the combination of sales and marketing efforts of BarTech and Republic in an effort to reduce overhead and improve customer service. In the fall of 1998, the companies commenced marketing their respective steel products jointly under the combined brand name "Republic Technologies International" using a single sales force. However, throughout fiscal 1998 each customer purchase order for steel products continued to be placed directly with BarTech or Republic, as appropriate to make the sale. The costs of such joint marketing efforts have been borne ratably by BarTech and Republic based upon their approximate sales volumes achieved through such joint marketing.

     The improvement in selling, general and administrative expense was offset by $1.3 million of non-recurring expenses in fiscal 1998 as BarTech incurred costs for employee severance compensation and the relocation of its corporate offices previously located in Seven Hills, Ohio as BarTech began initiatives to reduce overhead and increase efficiency in anticipation of a combination with Republic.

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     Interest expense, net increased to $27.0 million for the year ended
January 2, 1999 compared with $23.3 million for the similar period for the year ended January 3, 1998. The $3.7 million increase reflects higher average debt levels borrowed under BarTech's revolving credit agreement.

     Other income was $2.7 million for the year ended January 2, 1999 and $1.4 million for the year ended January 3, 1998. Income for the year ended January 2, 1999 primarily represented proceeds of $2.3 million for a settlement of an antitrust lawsuit against various graphite electrode producers. Other income for the year ended January 3, 1998 is primarily comprised of a gain on the sale of real property at BarTech's facility in Johnstown, Pennsylvania.

     The provision for income taxes for fiscal 1998 and fiscal 1997 consisted of currently payable income taxes, primarily foreign income taxes owed by Canadian Drawn Steel Company. As a result, BarTech reported a net loss of $42.0 million in fiscal 1998 compared with a net loss of $44.8 million in fiscal 1997.

Fiscal Year 1997 Ended January 3, 1998
Compared to Fiscal Year 1996 Ended September 30, 1996

     The following discussion of BarTech's results of operations covers the fiscal years ended January 3, 1998 and September 30, 1996. The results of Bliss & Laughlin have been included since the date of its acquisition, April 2, 1996. The overall comparability of fiscal 1997 was influenced by the following factors: (1) BarTech's movement from the start-up status of operations toward levels of sales and production necessary to generate operating income, and
(2) the benefits expected to be attained from operating BarTech and Bliss & Laughlin on a vertically integrated basis.

     BarTech had net sales of $242.9 million for the fiscal year ended
January 3, 1998 compared with net sales of $77.2 million for the fiscal year ended September 30, 1996. The increase in fiscal 1997 net sales reflected initiatives started in the fourth calendar quarter of 1996, including among others, the establishment of a full-time sales force, successful trials for pre-qualification requirements and sales to numerous new customers. The increase of $165.7 million over prior year's net sales was supported by increased production from the Johnstown caster, which started up during third quarter 1996 and by the addition of a third and fourth production shift at the Lackawanna facility, which began in April and August 1997, respectively. Net sales in fiscal 1997 were adversely affected by inefficiencies experienced by the Lackawanna facility as a result of increasing production levels and by Bliss & Laughlin lowering prices in response to competitive pricing pressures in the cold-finishing market.

     In October 1997, BarTech experienced a major mechanical breakdown at its Lackawanna hot-rolled bar mill operation. A failure on its No. 1 rolling stand gearbox bearing resulted in catastrophic damage to the drive gear. BarTech returned to partial operations after nine days, and full production resumed after twelve days. BarTech lost an estimated 15,000 to 20,000 production tons during the outage. Because of low finished hot-rolled bar inventory levels at the time of the failure, shipment performance was adversely affected during and after the outage.

     As a result, BarTech's customer delivery performance deteriorated and some customers did not place orders in November and December 1997. These customers generally were in the higher margin segment of BarTech's product line. Accordingly, BarTech's unit sales prices also declined during the fourth quarter 1997. Following the outage, BarTech's delivery performance improved such that all of the customers which did not place orders in the latter part of the fourth quarter placed orders and accepted shipments in first quarter 1998.

     Cost of sales in fiscal 1997 was $239.4 million compared with $92.0 million in fiscal 1996. Cost of sales was adversely affected by inefficiencies relating to the implementation of its modernization and expansion plan, including delays experienced in the plan, which resulted in lower than anticipated production levels. Additionally, inefficiencies resulting from the integration of inexperienced personnel into its Lackawanna hot-rolling mill crews also adversely affected production and production costs.

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     As a result of the above factors, gross profit for fiscal 1997 was
$3.5 million, as compared with a gross loss of $14.8 million in fiscal 1996.

     Depreciation and amortization for the fiscal year ended January 3, 1998 was $4.5 million compared with $2.0 million for the fiscal year ended September 30, 1996. The increase was primarily attributable to BarTech's modernization and expansion projects during its initial start-up period. Also contributing to the increase was additional amortization of goodwill as a result of the Bliss & Laughlin acquisition on April 2, 1996.

     Selling, general and administrative expense was $21.7 million during the fiscal year ended January 3, 1998 compared with $14.6 million for the fiscal year ended September 30, 1996. The increase in selling, general and administrative expense was primarily due to higher wage and salary costs as BarTech continued to recruit qualified professionals. Contributing to the increase, to a lesser extent, was a one-time charge of $1.0 million for consulting fees incurred by BarTech in connection with re-negotiations of its electric power contract for the primary mill at its Johnstown operations and severance costs incurred in relation to BarTech's relocation of its corporate offices from Johnstown, Pennsylvania to Seven Hills, Ohio.

     Interest expense, net increased to $23.3 million in fiscal 1997 from $10.8 million in fiscal 1996. This increase reflects higher average debt levels borrowed under BarTech's revolving credit facility.

     Other income was $1.4 million in fiscal 1997 compared with $1.1 million in fiscal 1996. This increase is largely due to the gain on the sale of real property at BarTech's facility in Johnstown, Pennsylvania in fourth quarter fiscal 1997.

     Income taxes in fiscal 1997 were $205,000 on a loss before income taxes of $44.6 million, compared with income taxes of $205,000 on a loss before income taxes of $41.2 million in fiscal 1996. The provision for income taxes consisted primarily of a provision for foreign taxes in both fiscal 1997 and fiscal 1996. As a result, BarTech reported a net loss of $44.8 million in fiscal 1997 compared with a net loss of $43.6 million in fiscal 1996, which includes an extraordinary loss on early extinguishment of debt of $2.2 million.

Transition Period--Three months ended December 28, 1996

     The following discussion for BarTech's results of operations covers the three month transition period ended December 28, 1996, which bridges the gap between BarTech's old and new fiscal year ends.

     BarTech recorded net sales of $40.3 million for the three months ended December 28, 1996, which included net sales of Bliss & Laughlin of $35.4 million and net sales of $4.9 million from BarTech's Lackawanna facility.

     Despite the inclusion of Bliss & Laughlin operations for the three months ended December 28, 1996, BarTech continued to incur losses from operations as a result of its continued start-up activities. BarTech reported a net loss from operations of $8.7 million for the three months ended December 28, 1996, as BarTech continued to experience lower gross profits reflecting its re-entry into the market at the lower margin segment of the market. Inefficiencies resulting from initial low volume production levels, the commercial start-up of the Johnstown melt shop and the newly commissioned continuous caster contributed to BarTech's operating loss for this three month period.

     Interest expense, net was $5.1 million for the three month period ended December 28, 1996, as a result of the higher average debt levels incurred on and after April 2, 1996.

     The provision for income taxes consisted primarily of a provision for foreign taxes related to BarTech's Canadian Drawn Steel Company subsidiary.

RESULTS OF OPERATIONS--USS/KOBE

     USS/Kobe Steel Company was formed on July 1, 1989 as a 50/50 joint venture between a subsidiary of USX Corporation and a subsidiary of Kobe Steel, Ltd. USS/Kobe Steel Company's facilities were the former Lorain Works of USX Corporation. USS/Kobe Steel Company manufactured

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

high quality steel bars, rod and seamless tubular products, primarily for the automotive, automotive service and energy markets. The tubular steel products business of USS/Kobe Steel Company was excluded from the Combination and will continue to operate as a joint venture partnership between USX Corporation and Kobe Steel, Ltd.

     The accompanying financial statements represent carve-out financial statements of the Bar Products Line of USS/Kobe Steel Company, and the following discussions pertain to the operating results of the Bar Products Line. The financial statements include allocations and estimates of direct and indirect USS/Kobe Steel Company corporate administrative expenses as well as account balances attributable to the Bar Products Line.

Six Months Ended June 30, 1999
Compared to Six Months Ended June 30, 1998

     Revenues for the six months ended June 30, 1999 totaled $267.7 million on shipments of 596,500 tons compared to $375.9 million on shipments of 881,700 tons for the six months ended June 30, 1998. The decrease in revenues was primarily due to continued weakness in tubular goods for the oil and gas exploration and drilling markets, along with a general weakness in demand within the domestic steel industry.

     Net sales to unrelated parties were $217.5 million and $242.1 million for the six month periods ended June 30, 1999 and June 30, 1998, respectively. The decrease in net sales to unrelated parties was primarily due to lower shipment volumes of bar products and lower average selling prices for bar products in the first half of 1999. Shipments of bar products decreased 21,600 tons, or
5.2 percent. The average selling price for bar products decreased $14 per ton, or 2.7 percent.

     Net sales to related parties were $50.2 million and $133.7 million for the six month periods ended June 30, 1999 and June 30, 1998, respectively. Net sales to related parties consist of semi-finished rounds sold to the U.S. Steel Group of USX Corporation to be made into pipe at U.S. Steel's Fairfield Works and billets sold to USS/Kobe Steel Company's tubular products line. The decrease in net sales to related parties was primarily due to lower shipments of semi-finished bar products, partially offset by higher average selling prices in the first half of 1999. Shipments decreased 263,200 tons, or 64.5 percent. The decrease in shipments was primarily due to lower shipments of billets to USS/Kobe Steel Company's tubular products line and lower shipments of semi-finished rounds to the U.S. Steel Group. The average selling price increased $19 per ton. The increase was primarily due to an increase of $17 per ton in the selling price per ton for shipments to USS/Kobe Steel Company's tubular products line, partially offset by a $26 per ton decrease in the selling price per ton for shipments to the U.S. Steel's Fairfield Works.

     Cost of sales for the six months ended June 30, 1999 totaled
$269.9 million, compared to $348.0 million for the six months ended June 30, 1998, primarily due to lower production volumes. The cost per ton was $441 per ton shipped for the first half of 1999, compared to $386 per ton shipped for the first half of 1998. The increase in cost per ton reflected lower melt shop capacity utilization and operating inefficiencies associated with the lower production and lower shipment levels. Melt shop capacity utilization was 51% for the first half of 1999, compared to 77% for the first half of 1998. The decrease in capacity utilization was primarily the result of USS/Kobe Steel Company temporarily idling one blast furnace in the second quarter of 1998 due to general weakness in demand for tubular steel products and an increase in steel imports.

     Depreciation and amortization for the six month period ended June 30, 1999 was $23.5 million compared to $22.8 million for the six month period ended
June 30, 1998.

     Selling, general and administrative expenses for the six month period ended June 30, 1999 totaled $9.0 million compared to $9.4 million for the six month period ended June 30, 1998.

     Interest expense, net increased $1.6 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 primarily due to increased interest rates.

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     Net loss for the six month period ended June 30, 1999 was $42.3 million compared to $9.8 million for the six month period ended June 30, 1998. The increased loss was primarily the result of the factors discussed above.

Fiscal Year Ended December 31, 1998
Compared to Fiscal Year Ended December 31, 1997

     Revenues for the year ended December 31, 1998 totaled $614.4 million on shipments of 1,410,900 tons compared to $721.6 million on shipments of 1,692,000 tons for the year ended December 31, 1997. The decrease in revenues was primarily due to lower shipment volumes of semi-finished rounds and of billets, and lower average selling prices for bar and semi-finished trade products. Lower shipments resulted from weakness in tubular goods for the oil and gas country exploration and drilling markets and an increase in imports.

     Net sales to unrelated parties were $426.5 million and $416.6 million for the years ended December 31, 1998 and December 31, 1997, respectively. The increase in net sales to unrelated parties was primarily due to higher shipment volumes, partially offset by lower average selling prices. Higher shipment volumes reflected increased shipments of bar products and semi-finished trade products. Shipments of bar products and semi-finished trade products increased 34,700 tons and 38,400 tons, respectively. Lower average selling prices reflects a decrease in selling price of $17 per ton for bar products and $65 per ton for semi-finished trade products. The average selling price to unrelated parties was $484 per ton for the year ended December 31, 1998 compared to $510 per ton for the year ended December 31, 1997.

     Net sales to related parties were $187.9 million and $305.0 million for the years ended December 31, 1998 and December 31, 1997, respectively. The decrease in net sales to related parties was primarily due to lower shipments and lower average selling prices. The decrease in lower shipments was primarily due to lower shipments of semi-finished rounds to U.S. Steel and lower shipments of billets to USS/Kobe Steel Company's tubular products line. The average selling price to related parties was $340 per ton for the year ended December 31, 1998 compared to $333 per ton for the year ended December 31, 1997.

     Cost of sales for the year ended December 31, 1998 was $593.0 million compared to $697.2 million for the year ended December 31, 1997. The decrease in cost of sales was primarily due to lower production volumes. The cost per ton was $409 per ton shipped in 1998, compared to $403 per ton shipped in 1997. The increase in cost per ton reflected lower melt shop capacity utilization and operating inefficiencies associated with the lower production and lower shipment levels. Melt shop capacity utilization was 64% in 1998, compared to 69% in 1997. In the second quarter of 1998, USS/Kobe Steel Company temporarily idled one blast furnace as a result of general weakness in demand for tubular steel products and an increase in steel imports.

     Selling, general and administrative expenses totaled $17.2 million in 1998, compared to $19.5 million in 1997. The decrease was primarily due to reductions in the non-union workforce achieved through attrition. Selling, general and administrative expenses in 1997 included a one-time accrual related to the retirement of an executive.

     Depreciation and amortization expenses totaled $45.9 million in 1998, compared to $41.5 million in 1997. The increase was primarily due to an increase in the depreciable base for information systems projects.

     Interest expense, net for the year ended December 31, 1998 was $11.2 million compared to $11.0 million for the year ended December 31, 1997.

     Net loss for the year ended December 31, 1998 was $52.9 million compared to $47.5 million for the year ended December 31, 1997. The increased loss was primarily the result of the factors discussed above.

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Fiscal Year Ended December 31, 1997
Compared to Fiscal Year Ended December 31, 1996

     Revenues for the year ended December 31, 1997 totaled $721.6 million on shipments of 1,692,000 tons compared to $712.0 million on shipments of 1,700,800 tons for the year ended December 31, 1996. The increase in revenues was primarily due to higher shipment volumes of bar and semi-finished trade products, partially offset by lower average selling prices for bar and semi-finished trade products and lower shipment volumes of semi-finished rounds to U.S. Steel.

     Net sales to unrelated parties were $416.6 million and $394.5 million for the years ended December 31, 1997 and December 31, 1996, respectively. The increase in net sales to unrelated parties was primarily due to an increase in shipments of bar and semi-finished trade products, partially offset by a decrease in the selling price of bar semi-finished trade products. Shipments of bar products and semi-finished trade products increased 52,700 tons and 18,200 tons, respectively. The average selling price of bar and semi-finished trade products decreased $26 per ton and $69 per ton, respectively.

     Net sales to related parties were $305.0 million and $317.5 million for the years ended December 31, 1997 and December 31, 1996, respectively. Net sales to related parties consist of semi-finished rounds sold to USX Corporation's U.S. Steel Fairfield Works and billets sold to USS/Kobe Steel Company's tubular products line. The decrease in net sales to related parties was primarily due to a decrease in shipments of semi-finished rounds to U.S. Steel, partially offset by an increase in shipments of billets to USS/Kobe Steel Company's tubular products line and an increase in the selling price of billets to USS/Kobe Steel Company's tubular products line. The average selling price to related parties was $333 per ton for the year ended December 31, 1997 compared to $321 per ton for the year ended December 31, 1996.

     Cost of sales for the year ended December 31, 1997 was $697.2 million compared to $674.6 million for the year ended December 31, 1996. The increase in cost of sales was primarily due to lower production volumes and higher operating expenses associated with scheduled blast furnace outages. The cost per ton was $403 per ton shipped in 1997, compared to $387 per ton shipped in 1996. The increase in cost per ton reflected lower melt shop capacity utilization and operating inefficiencies associated with the scheduled blast furnace outages. Melt shop capacity utilization was 69% in 1997, compared to 75% in 1996.

     Selling, general and administrative expenses totaled $19.5 million in 1997, compared to $20.1 million in 1996. Selling, general and administrative expenses for 1997 included a one-time accrual related to the retirement of an executive. Selling, general and administrative expenses for 1996 included a one-time accrual related to a customer bankruptcy.

     Depreciation and amortization expenses totaled $41.5 million in 1997, compared to $40.2 million in 1996. The increase was primarily due to an increase in the depreciable base for information systems projects.

     Interest expense, net increased by $2.1 million for the year ended December 31, 1997 compared to the year ended December 31, 1996 primarily due to higher interest rates and higher average debts levels for the year ended December 31, 1997.

     Net loss for the year ended December 31, 1997 was $47.5 million compared to $31.4 million for the year ended December 31, 1996. The increased loss was primarily the result of the factors discussed above.


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LIQUIDITY AND CAPITAL RESOURCES

     Republic--Historical. Republic's principal sources of liquidity consisted of cash on hand, cash flow from operations and available borrowings under its revolving credit facility. Net cash provided from operating activities of continuing operations was $0 million in fiscal year 1997, $13.4 million in fiscal year 1998. Net cash used in operating activities of continuing operations amounted to $92.2 million in fiscal year 1999.

     Republic's revolving credit facility, which had permitted borrowings up to $90 million and was due to expire in December 1997, was amended on April 25, 1997 to expire on April 25, 2000 and was amended on May 6, 1999 to permit borrowings up to $135 million. As of June 30, 1999, approximately $24.0 million was available under this revolving credit facility.

     Maintenance expenses for facilities and equipment were $63.8 million for fiscal year 1997, $65.9 million for fiscal year 1998 and $76.0 million in fiscal year 1999. Capital expenditures were $7.8 million for fiscal year 1997, $15.8 million for fiscal year 1998 and $18.2 million in fiscal year 1999.

     On October 28, 1994, the Ohio Water Development Authority issued
$20.2 million of 8 1/4% Solid Waste Revenue Bonds due 2014, on behalf of the State of Ohio, at 98% of face amount in connection with the solid waste disposal facilities installed at the CAST-ROLL(Trademark) facility. Additionally, on June 1, 1996, the Ohio Water Development Authority issued $53.7 million of 9.0% Solid Waste Revenue Bonds due June 1, 2021 in connection with the solid waste recycling facilities installed at the CAST-ROLL(Trademark) facility. The proceeds of the 1996 bonds were used to reduce outstanding borrowings under Republic's revolving credit facility. As of June 30, 1999 Republic had available $0.3 million from the 1996 bonds, which is classified as restricted cash in the accompanying consolidated balance sheet, and $0 from the 1994 bonds. Both series of Solid Waste Revenue Bonds remain outstanding.

     At its inception, Republic established a reserve of $27.1 million for estimated environmental liabilities assumed as part of the acquisition of the Bar Division from LTV Steel, which has been reduced to approximately
$16.2 million as of June 30, 1999 due to lower than anticipated spending and revised estimates of items covered by the reserve. Republic believes it has sufficient resources to meet its environmental liabilities; however, no assurance can be given that future regulatory action regarding historical disposal practices at Republic's facilities, as well as continued compliance with environmental requirements, will not require Republic to incur significant costs that could have a material adverse effect on the future financial performance of Republic. See "Business--Environmental Matters."

     BarTech--Historical. BarTech's primary sources of liquidity consisted of available cash and cash equivalents, borrowings under BarTech's revolving credit facility and cash flows from operations. At June 30, 1999, BarTech had liquidity available of approximately $2.9 million from cash and cash equivalents. At June 30, 1999, BarTech's revolving credit facility was fully drawn.

     Cash used by operating activities decreased to $7.2 million in fiscal 1998, a decrease of $43.6 million, from $50.9 million in fiscal 1997. The decrease was partially attributable to the reduction in accounts receivable resulting from lower sales volume during the year and increases in accounts payable and amounts due to affiliates.

     Maintenance expenses for facilities and equipment were $12.0 million for fiscal 1998 and $8.8 for fiscal 1997. Capital expenditures during fiscal 1998 were $16.3 million, an increase of $10.5 million from $5.8 million in fiscal 1997. Capital expenditures for fiscal 1998 included the modernization and expansion of its Johnstown operations. BarTech has committed to any material capital expenditures in fiscal 1999.

     Dividends paid to holders of BarTech's preferred stock were approximately $0.4 million in both fiscal 1998 and 1997.

     USS/Kobe--Historical. USS/Kobe Steel Company's primary sources of liquidity consist of cash and cash equivalents, cash provided from operating activities and borrowings against its revolving credit facility. At June 30, 1999, $75 million was drawn against its revolving credit facility, with $66 million attributed to its Bar Products Line. USS/Kobe Steel Company executed and delivered documents granting a security interest to its lenders in some of its assets on June 30, 1999. For additional information, see Notes A and D to the Financial Statements for Bar Products Line of USS/Kobe Steel Company.

     Net cash provided by operating activities was $10.2 million for the six months ended June 30, 1999 and $31.8 million for the six months ended June 30, 1998. The decrease in the first half of 1999 compared to the first half of 1998 was primarily due to decrease in sales volume.

     Capital expenditures were $18.8 million, $42.3 million and $33.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Capital expenditures for 1997 included a blast furnace re-line and various production facility improvements, and for 1996 included various production facility improvements and systems upgrades. USS/Kobe has committed capital expenditures in fiscal 1999 of $5.5 million, with approximately $3.2 million spent as of June 30, 1999.

     Republic Technologies--After the Transactions. Our primary liquidity needs relate to working capital needs, funding requirements relating to our agreement with the Pension Benefit Guaranty Corporation, capital expenditures and other costs under our the Consolidation Plan, debt service requirements and tax distributions to our parent company's members.

     With respect to Republic, we have agreed with the Pension Benefit Guaranty Corporation to fund $178 million over the next four years into the Republic Engineered Steels, Inc. USWA Defined Benefit Plan, a defined benefit pension plan for employees represented by the United Steelworkers union in connection with the headcount reduction and related early retirement benefits contemplated by the Consolidation Plan. Of the $178 million, $54.5 million has been funded to date with an additional $7.5 million to be funded by January 1, 2000. After such time we will be required to make the additional quarterly contributions in accordance with the following schedule: $7.5 million per quarter for the next two payments, $7.6 million per quarter for the next four payments, $9.1 million per quarter for the next four payments and $8.5 million per quarter for the final four payments. In addition, pursuant to the Consolidation Plan, we will offer a combination of early retirement buyout packages and voluntary severance plans to our employees, which we currently expect will include expenditures outside our defined benefit plan of up to approximately $36 million over the next 5 years. The actual cost of the early retirement buyout packages and voluntary retirement plans will depend on the mix of such arrangements offered to and accepted by our hourly employees represented by the United Steelworkers union. In addition, with respect to the USS/Kobe Union Eligible Pension Plan, a defined benefit plan for union employees, we have agreed with the Pension Benefit Guaranty Corporation to maintain a specified level of funding based on statutory funding requirements. The contributions shall be made as follows: for the year 2000, an amount necessary to avoid an accumulated funding deficiency plus $4 million; for 2001, an amount so that the December 31, 2001 credit balance equals that of December 31, 2000 with interest plus $2 million; for 2002, an amount so that the December 31, 2002 credit balance equals that of December 2001 with interest plus $2 million; for 2003, an amount so that the December 31, 2003 credit balance equals that of December 31, 2002 with interest plus $2 million. Beginning with 2004, Republic Technologies shall make contributions to maintain the December 31, 2003 credit balance with interest. As security for such obligation, Republic Technologies has provided that Pension Benefit Guaranty Corporation with a $5 million letter of credit.

     Our four year Consolidation Plan contemplates capital expenditures of $2.3 million for the remainder of 1999, $48 million in 2000, $56 million in 2001, $113 million in 2002 and $88 million in 2003. See "The Consolidation Plan" and "Projections--Projected Liquidity and Capital Resources--Capital Expenditures."

     In conjunction with the Combination, we completed a private offering of $425 million of outstanding notes and warrants and entered into the $425 million new credit facility. We applied the proceeds of this private offering, together with approximately $239 million of borrowings under the new credit facility and the proceeds from new equity contributions, to refinance a substantial portion of the indebtedness of Republic, RES Holding Corporation, BarTech and USS/Kobe.

     As a result of the Combination and the other Transactions, we have significant amounts of debt, with the interest payments on the notes and interest and principal repayments under the new credit facility representing significant obligations. The notes will require semi-annual interest payments. The new credit facility will require periodic payments of interest and mature on the fifth anniversary of the closing date of the Transactions. The 1984 environmental improvement revenue bonds, of which $9.0 million was outstanding as of June 30, 1999, mature on December 1, 2001. In addition, the $5.5 million Series A Preferred Stock of RTI is mandatorily redeemable on September 26, 2000, payment for which is expected to be made by RTI from distributions or loans from us.

     We are a limited liability company that will be treated as a partnership for income tax purposes and accordingly are not an income taxpaying entity. However, pursuant to the limited liability company agreement of our parent, Republic Technologies International Holdings, LLC, our parent will be required to make cash distributions, as provided for in the limited liability company agreement of our parent, to its members to the extent necessary to satisfy tax obligations regarding members' investment in us. To the extent our parent is required to make these tax distributions, we will be required to make equivalent cash distributions to our parent. However, we believe that certain of our parent's members have net operating loss carryforwards which may be available to offset a significant portion of their taxable income attributable to their investment in us and reduce but not eliminate, the need for tax distributions. Use of these net operating losses is subject to various limitations and uncertainties and accordingly, we can not make any assurances that these net operating loss carryforwards will reduce the need for tax distributions or that they will not be otherwise utilized.

     We intend to fund our working capital, cash pension contribution requirements, capital expenditure, debt service requirements and tax distributions to our parent company's members through cash flows generated from operations and borrowings under the $425.0 million new credit facility. Availability under the new credit facility is limited to a borrowing base equal to (1) 60% of eligible inventory, plus (2) 85% of eligible accounts receivable, plus (3) the lesser of 67% of the appraised value of the CAST-ROLL(Trademark) facility and $125 million, which will decrease by $4.5 million per quarter beginning the quarter ended December 31, 2000, minus (4) a reserve between $35.0 million and $50.0 million. The CAST-ROLL(Trademark) facility is subject to reappraisal after March 31, 2001 or upon a default under the new credit facility. As of September 30, 1999, approximately $304.5 million was outstanding under the new credit facility, leaving undrawn commitments of approximately $107.2 million. See "Description of the New Credit Facility."

     In connection with the Transactions, RTI issued 30,000 shares of its Series C convertible preferred stock. The Series C convertible preferred stock accrues dividends at a rate of 5% per year, which can be paid in cash or by the issuance of additional shares of Series C convertible preferred stock at the election of RTI.

     We experienced a substantial increase in working capital in the fourth quarter of 1998 and the first quarter of 1999. Due to an inventory build-up by our steel service center customers during the first half of 1998, the General Motors strike in July and August of 1998 and continued weakness in Asian economies, our shipments dropped substantially in the fourth quarter of 1998 and the first quarter of 1999. During this time, we operated our facilities at historical production levels and built up a significant accumulation of inventory of products. We believe that inventory levels through the end of the third quarter remain high.

     Because the specialty steels market is distinct from the SBQ market, we expect to divest or otherwise dispose of Republic's specialty steels business for cash consideration during the fourth quarter of fiscal 1999. Our management estimates the liquidation value of the current and fixed assets associated with this business is approximately $35 million, of which $20 million represents the liquidation value of current assets. Accounts receivable which currently total approximately $5 million are not expected to be included in a disposition of this business.

     In connection with the Consolidation Plan, we intend to construct a new large bar mill, with groundbreaking occurring in 2001 and completion expected in 2002. Our management expects the cost of constructing this facility will be approximately $90.0 million. We anticipate receiving an estimated $30.0 million in government assisted borrowings to fund a portion of this construction.

     As is the case with most steel producers, we could incur significant costs related to environmental issues in the future, in particular those arising from remediation costs for historical waste disposal practices at our facilities. See "Risk Factors--Our operations are subject to environmental laws and regulations that in the event of environmental contamination at our facilities may generate significant liability." and "Business--Environmental Matters."

     Our management believes that cash generated from operations, together with amounts under the new credit facility and government assisted borrowings expected to be obtained, will be sufficient to meet our working capital, cash pension contribution, capital expenditure, debt service requirements and other cash needs, for the foreseeable future. However, there can be no assurance that this will be the case. We may consider other options available to us in connection with future liquidity needs, including the issuance of additional debt and equity securities.

     In addition, pursuant to the new labor agreement, RTI intends to offer to sell to our employees up to $15.0 million worth of its common stock on the earliest of (1) January 1, 2001, (2) immediately preceding RTI proceeding with an initial public offering or (3) a change of control.

RAW MATERIALS

     Our major raw materials are ferrous scrap metal, which is generated principally from industrial, automotive, demolition and railroad sources and is melted in our electric arc furnaces, iron ore and coke, which are the component materials for the production of raw steel at our blast furnace. Although the prices of many of our raw materials vary, the fluctuations in the price of steel scrap, iron ore and coke are most significant to us.

     The long-term demand for scrap metal and its importance to the domestic steel industry is expected to increase as steelmakers continue to expand scrap metal-based electric furnace capability, with additions to or replacements of existing integrated steel manufacturing facilities that use iron ore, coke and limestone as their principal raw materials. The high quality of our products requires the use of premium grades of scrap metal, the supply of which is more limited. Prices for scrap vary based on numerous factors including quality, periodic shortages, freight costs, speculation by scrap brokers and other conditions beyond our control, but we generally have not had difficulty purchasing adequate scrap metal of the required quality. We believe that adequate supplies of scrap metal will continue to be available in sufficient quantities for the foreseeable future.

     We currently purchase our scrap in the open market through a number of broker dealers or by direct purchase. We also seek to protect against fluctuations in the price of scrap metal by charging some customers scrap metal surcharges based on the increase in the price of scrap metal above specified levels. For other customers, adjustments are made in selling prices if the price of scrap exceeds or drops below specified levels. We determine these surcharges and price adjustments on a monthly or quarterly basis.

     Iron ore pellets and coke are the principal raw materials used in blast furnace operations in the production of SBQ steel products at our Lorain, Ohio facility. In connection with the Combination, we entered into supply agreements for iron ore pellets and coke with USX Corporation for the supply of our requirements of such raw materials. These supply agreements will provide us with "most favored nations" pricing terms with respect to the same raw materials supplied by USX facilities which should ensure that the costs of such supplies do not exceed market prices. See "Risk Factors--The inputs used to produce steel, such as scrap metal, iron ore and energy, are subject to price fluctuations that could increase our costs of production" and "Relationships and Related Party Transactions."

INFLATION

     We do not believe that inflation has had a significant impact on our results of operations during the periods discussed.

SEASONALITY

     Our business is subject to some degree of seasonality. The primary end markets for our products are the automotive and industrial equipment industries. Consequently, we experience seasonal fluctuations to the extent that the operations of the automotive and industrial equipment industry slow down in the summer months when plants close for vacation, model year changeovers and maintenance and at the end of December when plants close for a portion of the holiday season. In the twelve months ended December 31, 1998, we realized 21% and 20% of our pro forma sales in the three months ended September 1998 and December 1998, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was recently enacted by the FASB. SFAS No. 133, as amended by SFAS No. 137, establishes accounting and reporting standards for derivative instruments and hedging activities and is effective for fiscal years beginning after June 15, 2000. We have not yet determined the impact that the adoption of this standard will have on our financial statements.

YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer equipment, software and other devices with embedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to do the following:

     o receive orders;

     o manufacture product;

     o ship inventory;

     o process transactions;

     o send invoices;

     o deposit cash; and

     o engage in other normal business activities.

The inability of business processes to function properly in year 2000 could have adverse effects on companies and entities throughout the world.

     We presently believe that we have effective plans in place to anticipate and resolve the potential Year 2000 issues at all of our former Republic, BarTech and USS/Kobe facilities. In the event, however, that we do not properly and fully anticipate and resolve all Year 2000 issues, Year 2000 issues may materially impact and adversely affect our results of operations and our relationships with third parties.

     After consummation of the Transactions, we will begin consolidating and integrating the information systems of Republic, BarTech and USS/Kobe. Since Republic and BarTech have begun operating under common management, these two companies developed a joint plan for Year 2000 compliance, which is summarized below. Prior to the Combination, USS/Kobe Steel Company had also developed a compliance plan, which is discussed separately below.

     Republic and BarTech. We have developed integrated plans to address issues related to the impact of Year 2000 in four major areas at Republic and BarTech:

     o infrastructure;

     o business applications;

     o plant applications; and

     o suppliers.

     The infrastructure portion of the program addresses wide and local area networks, servers, personal computing, telecommunications systems and software, fax and facility security systems. Each location's equipment has been inventoried and assessed for Year 2000 problems. Some Republic and BarTech facilities have completed the remediation process through replacement or upgrade, and have been tested. As of June 30, 1999, this portion of the program is approximately 90% complete. The remaining Republic and BarTech facilities are scheduled to be completed by December 1999.

     The business application portion of the program addresses applications and system software that run on the larger mainframe and mid-range computers. These systems are being upgraded and/or replaced with new applications to provide Year 2000 readiness. As of June 30, 1999, substantially all of this program area has been completed.

     Our plant systems include hardware, software and associated embedded computer technologies that are used to operate our manufacturing facilities. These systems have been inventoried and adequately assessed. Five Republic and BarTech plant sites have completed remediation and testing. The final plant site is scheduled for remediation and testing in November 1999.

     We are currently assessing the impact of the Year 2000 issue as it relates to the suppliers and customers of Republic and BarTech to identify the extent to which we may be vulnerable in the event those parties fail to properly resolve their own Year 2000 issues. Readiness questionnaires were sent to our Republic and BarTech supplier base. Through June 30, 1999, less than 25% of the suppliers surveyed had responded.

     USS/Kobe. USS/Kobe Steel Company formed a multi-functional Year 2000 task force to execute a preparedness plan addressing the readiness of USS/Kobe Steel Company's business systems, technical infrastructure, end-user computing, manufacturing, environmental operations, systems products produced and sole and dedicated research and development facilities. To assist in assessing Year 2000 compliance and readiness, the management of USS/Kobe Steel Company engaged specialized information technology consultants.

     Prior to the Combination, USS/Kobe finished its Year 2000 assessment and modified or replaced and tested portions of its critical software and hardware enabling its financial and operating systems and processes to achieve Year 2000 readiness. The Year 2000 compliance plan of relating to the former USS/Kobe operations is on schedule with targeted objectives, including integration testing. The former USS/Kobe operations are at an 85% state of Year 2000 readiness and is scheduled for completion by December 1999.

     Prior to the Combination, USS/Kobe Steel Company began a program of querying significant third parties, including suppliers, utility and other resource providers and customers to assess their Year 2000 readiness. This program is substantially complete, and the management has not been made aware of any third parties significant to the former USS/Kobe operations that were not, or did not plan to be, Year 2000 ready.

     Remediation Costs. The cost of the Year 2000 projects of Republic, BarTech and USS/Kobe is estimated at $4.8 million and is being funded through operating cash flows. We incurred approximately $3.5 million of these costs as of June 30, 1999 and expect to incur the remaining amounts through year 2000. The cost of replacement hardware and software will be capitalized as appropriate according to our capital policies and amortized over the applicable useful lives.

     The estimated costs and dates by which we believe we will have completed our objectives are based on our management's best estimates, which rely on numerous assumptions regarding future events, including the availability of key resources, third-party remediation plans, and other factors. These estimates, however, may prove to be inaccurate, and actual results could differ materially from those anticipated. Factors that could result in material differences include the availability and cost of personnel with the appropriate training and experience, the ability to accurately identify, assess, remediate and test all relevant computer codes and embedded technology, and similar uncertainties. In addition, Year 2000 issues may lead to possible third-party claims, the impact of which cannot be estimated at this time. The aggregate cost of defending and resolving such claims, if any, may have a material adverse effect on our business, results of operations and financial condition.

     Contingency Plans. As part of the Year 2000 readiness plans, we are continuing to assess the risks associated with the potential system failures of our suppliers, banks, utilities and internal systems. We are developing contingency plans for these failures, which may include, but are not limited to the use of alternative suppliers and developing alternative manual systems.

     We currently believe that the most reasonably likely worst case scenario for our operations with respect to the Year 2000 issue would include the following:

     o the inability to sustain our current level of shipments;

     o inability to bill or invoice; and

     o a decrease in operational efficiency as a result of the increase in manual processing efforts.

These problems could result in potential lost sales and profits. We are continuing to develop our contingency plans to address these potential disruptions to our business.

                                    BUSINESS

GENERAL

     We are the largest producer of special bar quality steel products in the United States, with a market share of approximately 23% based on 1998 calendar year pro forma shipments. SBQ steel products are high quality hot-rolled and cold-finished carbon and alloy steel bar and rod used primarily in critical applications in automotive and industrial equipment. SBQ steel products are sold to customers who require precise metallurgical content and quality characteristics. SBQ steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. We produce the widest range of SBQ steel products in the United States and supply a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers. We have aggregate annual steel melting capacity of approximately 3.0 million tons, hot-rolling production capacity of approximately 2.6 million tons and cold-finishing production capacity of approximately 0.6 million tons.

     The Combination combined three businesses with both complementary and overlapping operations. As a result, the Combination offers opportunities to significantly enhance our financial and operating performance by

          (1) rationalizing our production facilities and headcount,

          (2) enhancing the productivity of the remaining facilities through facility specialization and targeted capital investment,

          (3) eliminating redundant corporate overhead and

          (4) in-sourcing more feedstock currently purchased from third parties.

In addition, the Combination will result in our having a broader product range than any of the combining companies, thereby positioning us to expand our role as a critical supplier to automobile and industrial equipment manufacturers and their first tier suppliers. In order to take advantage of these opportunities, we intend to implement our Consolidation Plan, which is described below in detail under the caption "The Consolidation Plan."

HISTORY OF BARTECH, REPUBLIC AND USS/KOBE

     Our company represents the combination of BarTech, Republic and USS/Kobe. BarTech was formed in September 1994 with the assistance of affiliates of The Veritas Capital Fund L.P. to acquire and restart specific melt shop and hot-rolling assets of the former Bar, Rod & Wire Division of Bethlehem Steel Corporation. In February 1996, BarTech resumed commercial steel making activities at the former operations of the Bethlehem BRW Division. In April 1996, Blackstone acquired control of BarTech concurrently with BarTech's acquisition of Bliss & Laughlin, one of the largest processors of cold-finished SBQ steel products in North America. Republic was a leading U.S. manufacturer of SBQ steel products which was formed in November 1989 to own and operate the former assets of the Bar Division of LTV Steel Company Inc. In September 1998, Blackstone and other investors acquired control of Republic through RES Holding with the intention of combining it with BarTech. USS/Kobe is the SBQ steel production facilities and related operations division of USS/Kobe Steel Company, a 50/50 joint venture formed in July 1989 between a subsidiary of each of USX Corporation, the former owner of the Lorain, Ohio facility, and Kobe Steel, Ltd.

     As part of a strategy to pursue consolidation opportunities in the steel industry Blackstone, Veritas, USX Corporation and Kobe Steel, Ltd. identified the combination of Republic, BarTech and USS/Kobe as a significant opportunity to establish a leading position in the North American SBQ steel market and to realize sizable cost savings and synergistic benefits.

OUR BUSINESS STRATEGY

     Our objective is to significantly improve our results and strengthen our position as the industry leader in SBQ steel products through the following strategic initiatives:

     Implement Our Consolidation Plan. Our Consolidation Plan builds on initiatives already under way at Republic and BarTech and the significant capital expenditures made in recent years by all three companies. It is intended to improve our operating efficiency and results by rationalizing our production facilities, which will enable us to

          (1) significantly reduce our production headcount,

          (2) eliminate substantial non-labor plant-related fixed costs and

          (3) decrease our variable costs of production through the reallocation of our production to our more efficient facilities.

In addition, the Consolidation Plan will allow us to eliminate redundant corporate overhead, administrative and selling costs. We believe that significant benefits from the Consolidation Plan can be realized by the end of 1999 with minimal capital investment. See "Summary--Overview of the Consolidation Plan," "Risk Factors--We may not be able to achieve the operating synergies and cost savings that we expect from the Combination" and "The Consolidation Plan."

     Capitalize on Competitive Cold-Finished Product Cost Position. We believe that we have a lower cost structure than most of our cold-finished SBQ steel competitors because we are able to source internally a significant portion of the SBQ steel used in our cold-finishing operations and thus avoid paying a mark-up on such supplies. Prior to the Combination, our cold-finishing facilities obtained approximately 60% of their hot-rolled product requirements from internal sources. As a result of the Combination, we have an expanded range of hot-rolled products, particularly in smaller sized coils, which we expect will enable us to obtain 88% of our hot-rolled product requirements internally which will significantly reduce our production costs.

     Increase Our Penetration of the SBQ Steel Market. We are well positioned to increase our share of both the hot-rolled and cold-finished SBQ steel market segments by expanding sales to our existing customers and developing new customer relationships. We have significant opportunities to cross-sell to existing customers as only six customer accounts out of our top 20, which accounts represented approximately 21% of our pro forma sales for the twelve months ended June 30, 1999, overlapped among the top 20 customers of each of Republic, BarTech and USS/Kobe. We believe this opportunity is magnified by the trend among customers in our industry to reduce their total number of SBQ steel product suppliers. In addition, our high-quality products, broad product range and lower cost operations should enhance our ability to attract and service new customers.

     Improve Our Product Mix. We are a major supplier to leading automobile and industrial equipment manufacturers and their first tier suppliers. Approximately 48% of our annual shipments are pre-certified products to these customers. We intend to use our strong relationships in this highly attractive market segment to improve our product mix. As we further penetrate the high end of the SBQ steel market, we believe our product pricing and margins will improve.

     Continue to Provide Strong Customer Service. We believe that a high degree of technical service and customer support is critical to developing and maintaining long-term relationships with our customers. In addition to requiring consistent high-quality products, many of the major automobile and industrial equipment manufacturers and first tier suppliers that we serve require timely delivery of materials to support their "just-in-time" inventory management. We offer our customers a knowledgeable field technical salesforce that we believe is the largest in the industry. Our field technical sales representatives work closely with customers to coordinate our development and delivery of products with the metallurgical, physical and performance attributes that best serve their needs.

OUR SBQ STEEL PRODUCTS

     The following table sets forth our net tons shipped and margins over materials per ton shipped for our principal product lines for the periods indicated:

                                                                               YEAR ENDED                      SIX MONTHS ENDED
                                                                              DECEMBER 31,                         JUNE 30,
                                                               -------------------------------------------    -------------------
                                                                       1997                   1998                   1998
                                                               --------------------    -------------------    -------------------
                                                                                      (TONS IN THOUSANDS)
Net tons shipped:
  SBQ hot-rolled products....................................    1,669        53%        1,776        60%       1,006        57%
  SBQ cold-finished products.................................      489        16           486        17          268        15
  Seamless rounds............................................      906        29           552        19          417        24
  Semi-finished steel products...............................       90         3           128         4           62         4
                                                                 -----       ---        ------      ----       ------      ----
    Total net tons shipped...................................    3,154       100%        2,942       100%       1,753       100%
                                                                 -----       ---        ------      ----       ------      ----
                                                                 -----       ---        ------      ----       ------      ----
Average margin over materials per net ton shipped:
  SBQ hot-rolled products....................................    $ 382                  $  387                 $  375
  SBQ cold-finished products.................................      588                     601                    623
  Seamless rounds............................................      216                     217                    214
  Semi-finished steel products...............................      317                     256                    291
    All products.............................................      364                     385                    370

                                                                SIX MONTHS ENDED
                                                                     JUNE 30,
                                                               -------------------
                                                                      1999
                                                               -------------------

Net tons shipped:
  SBQ hot-rolled products....................................      863        66%
  SBQ cold-finished products.................................      239        18
  Seamless rounds............................................      145        11
  Semi-finished steel products...............................       62         5
                                                                ------      ----
    Total net tons shipped...................................    1,309       100%
                                                                ------      ----
                                                                ------      ----
Average margin over materials per net ton shipped:
  SBQ hot-rolled products....................................   $  373
  SBQ cold-finished products.................................      591
  Seamless rounds............................................      234
  Semi-finished steel products...............................      356
    All products.............................................      396

     Hot-Rolled Products. Our hot-rolled products are manufactured from steel or iron melted in our steel production facilities, which is cast into blooms or direct cast into billets and then hot-rolled into bar or rod in a variety of sizes and product shapes. As a direct cast billet or bloom cast billet is reduced in size at our hot-rolling mills, the strength and integrity of the resulting bar or rod product is increased. Because blooms have a larger cross-sectional area than billets, a greater reduction to size occurs. Accordingly, a hot-rolled product rolled from a bloom cast billet is generally stronger than a direct cast billet hot-rolled product of the same size and metallurgical content. Typically customers concerned about product quality and strength as related to reduction of area require bloom-based hot-rolled bar products.

     Direct cast billet products are generally used for smaller SBQ product sizes and for less demanding end-use applications. However, we are currently in the process of receiving customer certification to a supply billet-based product for higher-end applications and expect to sell increasing amounts of direct cast billet-based products to our higher-end automotive and industrial equipment customers. Our Canton, Ohio CAST-ROLL(Trademark) and Lorain, Ohio melt shop facilities cast bloom-based products in a 10" by 13" or 12.5" by 14" size and have approximately 2.6 million tons of aggregate annual bloom capacity. Our Johnstown, Pennsylvania facility produces direct cast billet-based products in a 6 3/4" by 6 3/4" size and has 0.77 million tons of annual billet capacity.

     The table below displays the major end-market applications of our hot-rolled products by size and shape, as well as the percentage of our total hot-rolled product shipments for the twelve months ended December 31, 1998 by each shape:

           MAJOR END-MARKET APPLICATIONS BY PRODUCT SIZES AND SHAPES

                                   ROUNDS                   SQUARES                   HEXAGONS
      7/32"- 3/4"         Auto fasteners            Not Applicable            Hose couplings
                          Tire cord                                           Converters
                          Specialty springs

      3/4"-3 1/4"         Bearings                  Not Applicable            Hose couplings
                          Spindles                                            Converters
                          Steering columns
                          Gears
                          Constant velocity
                          joints
                          Hubs
                          Axles

        3 1/4"+           Crankshafts               Off-highway               Not Applicable
                          Axles                       equipment
                          Hydraulic cylinders       Agricultural equipment
                          Machine parts             Converters
                          Converters

  % OF TOTAL SHIPMENTS    95                        4                         1

     For the twelve months ended December 31, 1998, we shipped approximately 1,776,000 tons of hot-rolled products, which comprised 60% of our total product shipments. For the six months ended June 30, 1999, we shipped approximately 863,000 tons of hot-rolled products, which comprised 66% of our total product shipments.

     Cold-Finished Products. Our cold-finished products are manufactured from hot-rolled bars or rods that are processed further to achieve superior straightness, tolerance, finish and mechanical properties. In the twelve months ended December 31, 1998, approximately 56% of our cold-finished bar and rod production used internally produced hot-rolled products. Given our increased product size and grade range for hot-rolled products, we expect to be able to increasingly substitute internally produced hot-rolled products for external purchases. Ultimately, we intend for 88% of the hot-rolled products needed in our cold-finishing production to be produced internally.

     The table below displays the major end market applications of our cold-finished products by shape without references to product size, which is less important for determining the end use of cold-finished steel products:

                    MAJOR END MARKET APPLICATIONS BY SHAPES

                   ROUNDS                      HEXAGONS           SQUARES               FLATS
Constant velocity joints                  Hose fittings        Agricultural    Machine tool fixtures
Hydraulic hose couplings                  Spark plug shells    equipment       Office furniture
Fractional horsepower motor shafts        Nuts                                 Exercise equipment
Steering rack gears                                                                 Agricultural equipment
Engine valves and fuel injector parts
Hydraulic cylinders for off-highway
  and agricultural equipment
Shafts and gears for appliance
  industry

     For the twelve months ended December 31, 1998 we shipped approximately 486,000 tons of cold-finished products, which comprised 17% of our total product shipments. For the six months ended June 30, 1999, we shipped approximately 239,000 tons of cold-finished products, which comprised 18% of our total product shipments.

     Seamless Tube Rounds. In connection with a supply agreement with USX Corporation and the Lorain, Ohio seamless tubular steel joint venture of USX and Kobe Steel, Ltd., we produce semi-finished rounds at our Lorain, Ohio facility for purchase by the tubular joint venture and by USX's Fairfield, Alabama facility under specified circumstances. Depending upon the desired end-use application for the Lorain tubular joint venture, these products are either cast to sizes of 10.5", 12.25" or 13.5" or cast to size and then rolled at our primary rolling mill to sizes of 6" or 10.5". For the Fairfield facility, we produce semi-finished product in rounds at 11.6". Seamless tubes are used in oil and gas drilling and exploration applications. Over the last five years, the Lorain tube mills have consumed, on average approximately 450,000 tons per year. Over the last five years, we have shipped to the Fairfield facility, on average, approximately 326,000 tons per year. For the twelve months, ended December 31, 1998, we shipped approximately 552,000 tons of seamless rounds which comprised approximately 19% of total shipments. For the six months ended June 30, 1999 we shipped approximately 145,000 tons of seamless rounds, which comprised approximately 11% of total shipments. For a description of the rounds supply agreement, see "Relationships and Related Party Transactions--Agreements with USX Corporation and Kobe Steel, Ltd. and Their Affiliates."

     Semi-Finished Steel Products. In addition to our hot-rolled and cold-finished products, we sell semi-finished products directly from our melt shop casters, before they have been processed further at our rolling mill facilities. These products are typically sold to rolling mills operated by competitors without melt shop facilities or to steel service centers or distributors, for further processing before they reach the ultimate end user. These products are sold in sizes ranging from 5"-14". For the twelve month period ended December 31, 1998, we shipped approximately 128,000 tons of semi-finished steel products, which comprised approximately 4% of our total product shipments. For the six months ended June 30, 1999 we shipped approximately 62,000 tons of semi-finished steel products, which comprised approximately 5% of our total product shipments.

THE STEEL MANUFACTURING PROCESS

     The manufacturing process for our hot-rolled and cold-finished SBQ steel products involves a number of steps that we outline below.

     Melting. Our production of steel begins at our two electric furnace melt shops in Canton, Ohio and Johnstown, Pennsylvania and our blast furnaces in Lorain, Ohio. The Canton and Johnstown melt shops operate electric arc furnaces, which consume ferrous scrap as the primary raw material. At both facilities, premium grade steel scrap is transported from a scrap yard to the facility's melt shop, where it is melted in two 220-ton electric arc furnaces at the Canton, Ohio facility or one of two 180-ton electric arc furnaces at the Johnstown, Pennsylvania facility. After the scrap reaches a molten state, it is poured from the furnace into ladles and further processed in a ladle refining furnace, where alloys, carbon and other materials are added to create the desired chemical, metallurgical and physical properties. During the scrap melting and refining process, impurities are removed from the molten steel. In addition, as part of the refining process, the molten steel is further processed in a vacuum degasser, which removes oxygen, hydrogen and nitrogen to produce a clean, high-quality steel.

     At our Canton, Ohio facility, the molten steel is introduced to our CAST-ROLL(Trademark) process in which molten steel is poured into a four-strand continuous bloom caster, solidified in molds and cut into blooms and billets in a single continuous process. At the Johnstown, Pennsylvania facility, the molten steel is poured into a five-strand continuous caster to be solidified and rolled into billets. These semi-finished blooms and billets, having been produced to a specified chemical composition, size and quality are then cooled and sent to our rolling mills for further processing into finished products.

     Unlike our electric furnace melt shops that rely on steel scrap, our Lorain, Ohio facility produces iron in a blast furnace from its basic raw materials, iron and carbon, and later converts the iron to steel in a basic oxygen furnace by adding scrap. The primary raw materials used in our blast furnace are

          (1) taconite pellets, which are a concentrated form of iron ore,

          (2) coke, which is a product produced by baking specific types of coal at high temperature, and

          (3) limestone or other cleansing materials, which are necessary to remove impurities in the material.

In addition, scrap material is often used in place of iron ore and pulverized coal is often used in place of coke. The taconite pellets and coke are purchased by us from USX Corporation pursuant to long-term supply agreements and the other materials are either produced at the facility or purchased from third parties. See "Relationships and Related Party Transactions--Agreements with USX Corporation and Kobe Steel, Ltd. and Their Affiliates."

     The Lorain facility has two blast furnaces but currently operates only one. Within the refractory brick-lined blast furnace chamber, the iron material consisting of taconite or other ores, the carbon material consisting of coke and pulverized coal and the flux material are heated to temperatures in excess of 2,500 degrees Fahrenheit. The high temperature causes a chemical reaction between the iron and carbon creating pig iron or hot metal. The cleansing or "flux" material combines with impurities to create a by-product called slag.

     The pig iron is then transferred in liquid form by special rail vehicles to the Lorain melt shop, which operates two 220-ton basic oxygen furnaces. Sulfur is removed from the hot metal and the hot metal is mixed with high quality scrap. This mixture is injected with oxygen that causes another chemical reaction that converts the pig iron or hot metal into molten steel, which is then poured into ladles. The ladles are transported to a ladle metallurgy facility where alloying agents and other refining materials may be added and blended into the steel. In addition, for some applications, the molten steel may be processed in a vacuum degasser to reduce oxygen, hydrogen and nitrogen.

     The molten steel is then poured into a five-strand continuous bloom caster through which the steel flows and cools. The cooled material solidifies and then is cut into blooms. The caster produces large diameter round blooms that are feedstock for hot-rolled large diameter seamless tube products or rectangular blooms that are transported to a mill that converts the blooms into billets to be used as feedstock for hot-rolled bar and rod, or into smaller diameter semi-finished rounds to be used as feedstock for hot-rolled smaller diameter seamless tube products.

     Hot-Rolling. At our hot-rolling mills, the blooms and billets are processed into hot-rolled products by changing the internal physical properties, size and shape of the steel. Blooms and billets are first reheated, then rolled through up to 22 mill stands, which form the blooms and billets into the desired dimensions and sizes for our hot-rolled SBQ steel products. The heated, finished hot-rolled products are coiled or are placed on a cooling bed and then cut into required lengths. The hot-rolled products are then stacked into coils or bundles and placed in warehouses from which they are shipped directly to the customer or to one of our cold-finishing mills for further processing.

     Cold-Finishing. To produce our cold-finished SBQ steel products, we improve the physical properties of hot-rolled products through value-added processes at our cold-finishing plants. Cold-finishing processes produce products with more precise size and straightness tolerances as well as a surface finish that provide customers with a more efficient means of producing a number of end products by often eliminating the first processing step in the customer's process. The four basic cold-finishing processes are the following:

PROCESS                                     DESCRIPTION
------------------------------------------  -----------------------------------------------------------
Cold Drawing..............................  Hot-rolled products that have been descaled by blasting the surface with hardened steel shot or pickling with acid are
                                            (1) drawn or pulled through a tungsten carbide die, which
                                            compresses the surface, elongates the product and makes it smooth and shiny and (2) straightened.

Turning and Polishing.....................  Removing the surface of hot-rolled products with a revolving cutting tool, which is the turning process, then rotating the turned product through rollers that polish the surface and straighten the product.

Turning, Grinding and Polishing...........  The same processes as turning and polishing products, with the addition of a grinding process that yields very fine
                                            tolerances.

Drawing, Turning, Grinding and
  Polishing...............................  The same processes as turning, grinding and polishing products, with the addition of a drawing process to add
                                            physical strength.

     After the cold-finished products are cut to length, they are stacked in bundles and transported to warehouses from which they are shipped to customers.

OUR PROPERTIES

     The table below sets forth certain information regarding our melt shops, hot-rolling mills, cold-finishing facilities and offices. All of these properties are owned by us other than our corporate offices, which are leased.

                                                   APPROXIMATE     PRODUCTION                         NUMBER OF EMPLOYEES
                                                    SIZE IN        CAPACITY(A)                        (AS OF 6/30/99)(B)
                                                   THOUSANDS OF    (TONS IN         QS-9000       ---------------------------
                    LOCATION                       SQUARE FEET     THOUSANDS)    CERTIFICATION    HOURLY    SALARIED    TOTAL
------------------------------------------------   ------------    ----------    -------------    ------    --------    -----
Melt Shops/Caster Facilities:
  Canton, Ohio..................................         481            925            u             698        158       856

  Lorain, Ohio..................................         688          1,300            u           1,132        127     1,259

  Johnstown, Pennsylvania.......................       1,917            770        Expected          224         46       270
                                                                                   by 12/99

Hot-Rolling and Processing Mills:
  Lorain, Ohio (two mills)......................       1,247          1,115            u             620         49       669

  Lackawanna, New York..........................       1,099            600            u             266         51       317

  Massillon, Ohio (Oberlin Road) ...............         667            480            u             308         31       339

  Canton, Ohio..................................         743            380            u             479         54       533

  Chicago, Illinois.............................       2,019              0(D)         u             233         39       272

Cold-Finishing Facilities:
  Harvey, Illinois..............................         331            120            u             113         23       136

  Massillon, Ohio (Rose Avenue) ................         553            120            u             210         27       237

  Gary, Indiana (Dunes Highway) ................         266             90            u              88         13       101

  Batavia, Illinois.............................          61         Closed(C)        N/A              4          4         8
                                                                     7/2/99

  Cartersville, Georgia.........................          92             60        Expected           32          8        40
                                                                                   by 12/99

  Medina, Ohio..................................         126         Closed(C)        N/A              6          7        13
                                                                     7/2/99

  Gary, Indiana (Seventh Avenue)................         200             60            u              52          5        57

  Hamilton, Ontario, Canada.....................         135             60            u              76         13        89

  Beaver Falls, Pennsylvania....................         176             55            u              90         14       104

  Willimantic, Connecticut......................          89             25            u              19          4        23

Corporate Offices...............................                                                      --        391       391
                                                                                                  ------     ------     -----
    Total Employees.............................                                                   4,650      1,064     5,714
                                                                                                  ------     ------     -----
                                                                                                  ------     ------     -----

------------------
(A) Stated tons represent the production capacity of the individual facility only and do not represent our production capacity as a whole added together.

(B) All of our current hourly employees are represented by the United Steelworkers union except for those at our Cartersville, Georgia facility, which is non-unionized.

(C) Virtually all employees at these facilities were terminated effective July 2, 1999 following the closure of these sites on such date.

(D) Scheduled for shutdown in November 1999.

     Melt Shops. We operate three primary melt shop facilities in Canton, Ohio, Lorain, Ohio and Johnstown, Pennsylvania.

     o Canton, Ohio. Our melt shop facility in Canton, Ohio comprises CAST-ROLL(Trademark) facility, which has 750,000 tons of annual capacity, and which uses a continuous casting process. Our CAST-ROLL(Trademark) facility is one of the most modern and sophisticated melt shops in the world. The CAST-ROLL(Trademark) facility links five proven technologies with a high level of computer control into one continuous process. The CAST-ROLL(Trademark) facility includes a ladle metallurgical facility, a vacuum tank degasser and a four strand continuous bloom caster supplied with molten steel from two 220-ton electric arc furnaces. A portion of the cast steel from the bloom caster moves directly to an inline reheat furnace and then to a rolling mill which produces SBQ steel billets for our rolling mills. The CAST-ROLL(Trademark) facility is currently operating at its present rated capacity of 750,000 tons per year with approximately 98% of the product to be produced through the CAST-ROLL(Trademark) facility having been qualified by our customers. As part of the Consolidation Plan, we shut down the ingot cast route, which had 500,000 tons of annual capacity, in August 1999. We expect to expand the CAST-ROLL(Trademark) facility's capacity to 925,000 tons per year and shift the production of the ingot cast route to the CAST-ROLL(Trademark) facility and to the melt shops in Lorain, Ohio and Johnstown, Pennsylvania.

     o Lorain, Ohio. The Lorain melt shop facility contains two blast furnaces with annual production capacities of 1.4 million and 1.1 million tons, respectively, and two basic oxygen furnaces with aggregate annual production capacity of 2.6 million tons. The 1.1 million ton blast furnace is currently idle. Raw steel, which is made in the blast furnaces and the basic oxygen furnaces, is cast into molds in our billet or bloom caster, which have annual production capacities of 1.2 and 1.3 million tons, respectively, and then either

          (1) sent directly to one of our bar mills or

          (2) rolled into billets at the Lorain facility's primary rolling mill and then shipped directly to customers as semi-finished product or to one of our rolling mills for further processing.

The blast furnace that we will continue to operate after the Consolidation Plan was relined and modernized in 1992 at a capital cost of $107 million and the bloom caster was installed in 1995 at a cost of $70 million. As part of our Consolidation Plan, we expect to shut down

     On September 22, 1999, one of the two basic oxygen process (BOP) vessels at Lorain suffered a burn-through fault. This problem idled the damaged vessel through October 18, 1999 and disrupted production cycles in the other vessel as well as casting and rolling operations at the Lorain facility.

          (1) the smaller blast furnace and

          (2) the billet caster, relying on our Johnstown facility for cast billet production.

All Lorain melt shop products will be processed through the bloom caster, which is currently operating at 50% of production capacity. We expect to invest approximately $5 million in the remaining blast furnace, which will extend the life of the furnace lining through 2005.

     o Johnstown, Pennsylvania. BarTech modernized the melt shop facility in Johnstown, Pennsylvania in 1996 to replace the existing ingot-based process with the continuous casting process. By virtue of the installation of a billet caster and related equipment, the Johnstown facility is now able to cast multiple furnace "heats" in sequence without interrupting the casting process. The caster was designed with equipment features to ensure compliance with the quality standards of the SBQ steel market. These features include

          (1) a technically advanced "tundish", which is the liquid steel reservoir above the molds with flow control devices to maximize cleanliness,

          (2) electromagnetic stirring coils in the caster molds and

          (3) a specialized water spray cooling system designed to optimize internal quality of the cast steel.

The Johnstown facility has annual production capacity of 770,000 tons and is currently operating at approximately 50% of this capacity. As part of the Consolidation Plan, we plan to upgrade capacity to 980,000 tons per year by

          (1) more fully utilizing a recently restarted second 180-ton electric arc furnace, which will operate in sequence with the existing furnace,

          (2) adding a fourth production shift at the melt shop and

          (3) adding a sixth strand to the continuous billet caster.

See "The Consolidation Plan."

     The Johnstown facility was approved for formal QS-9000 certification following an assessment audit in September 1999. Formal QS-9000 certification is expected to be awarded in the fourth quarter of 1999.

     Hot-Rolling Mills. We currently operate the following six hot-rolling mills with nameplate capacities shown:

     o a 9"/10" mill in Lorain, Ohio with an annual capacity of 465,000 tons;

     o an 11" mill in Chicago, Illinois with an annual capacity of 340,000 tons (shutdown scheduled for November 1999);

     o a 12" mill in Canton, Ohio with an annual capacity of 380,000 tons;

     o a 12" mill in Lorain, Ohio with an annual capacity of 650,000 tons;

     o a 13" mill in Lackawanna, New York with an annual capacity of 600,000 tons; and

     o an 18" mill in Massillon, Ohio with an annual capacity of 480,000 tons.

As part of the Consolidation Plan, we plan to shut down our 11" mill in Chicago, our 12" mill in Canton and our 18" mill in Massillon and transfer their production to the 13" mill in Lackawanna, the 9"/10" and 12" mills in Lorain and a new large bar mill to be constructed by the end of 2002. We expect that the reallocation of our production to our remaining hot-rolling mills based on specific size ranges and selected capital expenditures will significantly increase the production from our remaining facilities. After we have completed the implementation of the Consolidation Plan, we expect to operate the following four hot-rolling mills at approximately the production level shown:

     o the small product-size 9"/10" mill in Lorain, Ohio with an annual production of 550,000 tons;

     o the intermediate product-size 12" mill in Lorain, Ohio with an annual production of 650,000 tons;

     o the intermediate product-size 13" mill in Lackawanna, New York with an annual production of 720,000 tons; and

     o the planned large product-size mill with an annual production of 650,000 tons.

See "The Consolidation Plan."

     Cold-Finishing Facilities. We currently operate eight distinct cold-finishing mills, having recently closed two of our ten cold-finishing facilities. In connection with the Consolidation Plan, we plan to downsize at least two other facilities. Upon completion of this rationalization program, we expect to be able to maintain our current capacity and capabilities with significantly less equipment and manpower. We expect to reposition the best equipment from the closed facilities and the downsized facilities at our other operating locations while investing in new specialized finishing equipment. We also plan to construct a new central processing center to perform high value-added processing for the high end of the hot-rolled and cold-finished SBQ steel market. See "The Consolidation Plan."

     Corporate Offices. Republic, BarTech and USS/Kobe housed our corporate personnel at ten different locations. During 1999, we consolidated these offices into one corporate office in Akron, Ohio and a temporary information technology center at a second location. At a later date, we plan to merge these two offices at a single location.

RAW MATERIALS FOR STEEL PRODUCTION

     Scrap Metal. The major raw material for our electric arc furnace melt shops is ferrous scrap metal, which is generated principally from industrial, automotive, demolition and railroad sources. The long-term demand for scrap metal and the importance of scrap metal to the domestic steel industry is expected to increase as steelmakers continue to expand scrap metal-based electric furnace capacity, with additions to, or replacements of, existing integrated steel manufacturing facilities that use iron ore, coke and limestone as their principal raw materials. The high quality of our products requires the use of premium grades of scrap metal, the supply of which is more limited. Prices for scrap metal vary based on numerous factors including quality, availability, freight costs, speculation by scrap brokers and other conditions beyond our control. However, we generally have not had difficulty purchasing adequate scrap metal of the required quality. We believe that adequate supplies of scrap metal will continue to be available in sufficient quantities for the foreseeable future.

     From November 1997 through April 1998, BarTech purchased scrap through a single brokerage which obtained material for BarTech through a variety of scrap brokers, dealers and the brokerage firm's own supplies. Before such time and after such time until October 1998, BarTech purchased scrap in the open market through a number of brokers and dealers. Beginning in October 1998, BarTech began participating in an inventory purchasing arrangement with Republic, under which arrangement Republic purchased materials, including scrap, on behalf of both companies and billed BarTech for their respective share plus an administrative fee. Over the past several years, Republic purchased scrap metal in the open market through a number of scrap brokers and dealers or by direct purchase. Republic purchased approximately 27.8% of its scrap metal from General Motors during fiscal year ended June 30, 1999. USS/Kobe historically had not purchased a significant amount of scrap in the open market due to the use of scrap generated by its own steel manufacturing processes and its use of iron produced in a blast furnace from its component raw materials of iron and carbon. In the future, we expect to purchase scrap in the open market through a number of brokers and dealers or by direct purchase.

     We seek to reduce our exposure to fluctuations in the price of scrap metal by charging where possible scrap metal surcharges based on the increase in the price of scrap metal above specified levels. For other customers, adjustments are made in selling prices if the price of scrap exceeds or drops below specified levels. These surcharges and price adjustments are determined on a monthly or quarterly basis.

     The following tables set forth our average cost of scrap metal per net ton:

                                                                                   FISCAL YEAR      SIX MONTHS
                                                                                      ENDED           ENDED
                                                                                   DECEMBER 31,     MARCH 31,
                                                                                   ------------    ------------
                                                                                   1997    1998    1998    1999
                                                                                   ----    ----    ----    ----
          Average cost of purchased scrap
            metal per net ton...................................................   $137    $117    $136    $116

     Coke and Iron Ore Pellets. We have entered into long-term sourcing agreements with USX Corporation who will supply the iron ore pellets and coke that are the raw material inputs for the blast furnace/basic oxygen process route at our Lorain, Ohio facility. These requirements agreements guarantee a consistent supply of quality materials to us in the future at prices that will be favorable as compared to market prices due to the "most favored nations" pricing terms in the agreement, which guarantees us a price matching the lowest price offered by USX. See "Relationships and Related Party Transactions--Agreements with USX Corporation and Kobe Steel, Ltd. and Their Affiliates."

     Coal. The Lorain, Ohio blast furnace injects pulverized coal into the blast furnace to offset its use of higher priced metallurgical coke and reduce the material cost for hot metal production. This coal is pulverized and delivered to the Lorain facility under a long-term tolling agreement with Ohio Edison Power Company. The price over the life of the agreement is fixed.

     Alloys and Fluxes. Additionally, we purchase various materials such as nickel, chrome, molybdenum, vanadium, manganese, silicon, aluminum, titanium, sulphur, lead, lime and fluorspar for use as alloying agents and fluxing, or cleansing, materials. Since 1994, prices of many of these materials have fluctuated dramatically. Republic and USS/Kobe have used price surcharges for nickel, chrome, molybdenum and vanadium and other alloys in an attempt to protect their profit margins from the effects of fluctuating prices on these commodities. For Republic, alloys and fluxes as a percentage of cost of goods sold constituted 12.7% in fiscal year ended June 30, 1996, 10.1% in fiscal year ended June 30, 1997, 10.7% in fiscal year ended June 30, 1998 and 7% in the fiscal year ended June 30, 1999. For BarTech, alloys and fluxes as a percentage of cost of goods sold constituted 8.5% in the fiscal year ended January 2, 1999 and 6.4% in the six months ended June 30, 1999. For USS/Kobe, alloys and fluxes as a percentage of costs of goods sold constituted 10.0% in the fiscal year ended December 31, 1996, 7.9% in the fiscal year ended December 31, 1997, 8.1% in the fiscal year ended December 31, 1998 and 5.6% in the six months ended June 30, 1999.

     Semi-Finished Billets and Hot-Rolled Bars. In the past, we have purchased semi-finished billets from other steelmakers for use in production at our hot-rolling mills. We purchase from several suppliers and expect that grades of semi-finished billets that we choose not to produce will be available for purchase. During the twelve months ended December 31, 1998, our hot-rolling mills purchased approximately 34,000 tons of billet feedstock from outside suppliers. As part of the Consolidation Plan, we intend to produce internally substantially all of our billet requirements currently supplied by third parties.

     In addition, we have previously purchased a portion of our hot-rolled bar requirements for our cold-finishing operations from third-party suppliers. During the twelve months ended December 31, 1998, our cold-finishing operations purchased approximately 208,000 tons of hot-rolled bar feedstock from outside suppliers. As part of the Consolidation Plan, we intend to increase the amount of internally supplied hot-rolled bar requirements consumed by our cold-finishing operations from approximately 66.3% as of June 30, 1999 to over 88% by 2003.

ENERGY REQUIREMENTS FOR PRODUCTION

     Our manufacturing facilities consume large amounts of electricity and natural gas. We have not had difficulty in obtaining adequate sources of electricity and natural gas in the past and do not foresee any significant difficulties in the future.

     Our primary use of electricity is at our electric arc furnace melt shop facilities in Canton, Ohio, and Johnstown, Pennsylvania and at our blast furnace melt shop facility in Lorain, Ohio, which uses less electric power than the electric arc furnaces. On a combined basis, these facilities would have accounted for approximately 86.4% of our electricity consumption in the twelve months ended December 31, 1998. We currently have long-term electricity contracts in place at each of these facilities, with the Canton, Ohio agreement expiring in 2000, the Johnstown, Pennsylvania agreement expiring in 2002 and the Lorain, Ohio agreement running until 2004. The rest of our facilities purchase their electricity from local utilities under various contracts and terms. We believe that our electricity costs are competitive with other steel manufacturers.

     In connection with the consummation of the Transactions, we entered into an agreement with FirstEnergy Services Corp. under which we appointed FirstEnergy as our exclusive representative for the procurement of energy supply and services. As a result of this arrangement, we expect that it is likely that much of our energy purchasing requirements will eventually be filled by FirstEnergy. See "Relationships and Related Party Transactions--Agreements with USX Corporation, Kobe Steel, Ltd. and FirstEnergy Services Corp. and Their Affiliates."

     The principal use of natural gas in our operations is for the billet reheating operations at our Lorain, Ohio; Canton, Ohio; Lackawanna, New York; Chicago, Illinois and Massillon, Ohio hot-rolling mills and at the blast furnace and primary mill at our Lorain, Ohio melt shop facility. We have negotiated a contract expiring in April 2001 that provides natural gas to the Lackawanna facility priced at the NYMEX contract price with fixed delivery charges. We purchase natural gas for our

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hot-rolling mills in Canton, Chicago and Massillon on a 6 to 12 month future contract basis, priced at the NYMEX contract price. Although we have no long-term gas contract for our Lorain facility, we hedge approximately 50% of the 12 to 18 month future natural gas consumption at this facility with financial swaps based on NYMEX contract prices. In the future, we intend to purchase our natural gas on a facility-by-facility basis consistent with past practice. We believe that we purchase our natural gas at rates that are competitive in the current marketplace.

CUSTOMERS

     We primarily market our products to consumers of higher quality, critical application SBQ steel products. Customers in these targeted market segments require higher quality SBQ steel products for use in hot and cold metal-forming operations such as cold forge/extrusion, warm forge, hot forge and hot/cold heading processes, rather than traditional machining processes. Penetration of these targeted market segments is dependent upon various factors, including the ability to achieve precise chemistry and manufacturing tolerances. Additionally, producers must meet pre-qualification requirements to become approved suppliers for potential customers.

     For customers in the automobile manufacturing industry and their suppliers, the most important form of certification is the Quality System Requirement standard, or "QS-9000" certification, which is a quality system standard established by the Chrysler, Ford and General Motors Quality Requirement Task Force, which sets forth a standard set of quality requirements for components and materials suppliers to the automotive industry. Certification requirements vary in scope and generally take between three and twelve months for a supplier to achieve. Frequently, the qualification process requires a producer to supply one or more trial heats of SBQ steel products for customer evaluation, although some customers have longer pre-qualification requirements. Because of the high costs incurred by suppliers and customers and significant time that may be required to obtain qualifications, the qualification processes can create strong bonds and commitments between suppliers and customers.

     Most of our facilities have satisfied all major customer pre-qualification requirements, including QS-9000. We expect to achieve QS-9000 certification at our Johnstown, Pennsylvania and Cartersville, Georgia facilities by December 1999.

     The following table shows the percentage of our pro forma sales to major market segments for the twelve months ended December 31, 1998:

                                                                              HOT-ROLLED    COLD-FINISHED
                                                                              PRODUCTS      PRODUCTS
                                                                              ----------    -------------
Automotive industry........................................................        37%            18%
Machinery, industrial and tools industry...................................        20             12
Independent forgers........................................................        12             --
Service centers............................................................        14             49
Other......................................................................        17             21
                                                                                 ----            ---
                                                                                  100%           100%
                                                                                 ----            ---
                                                                                 ----            ---

     Our major customers include leading automobile and industrial equipment manufacturers such as DaimlerChrysler, Ford, Honda and Caterpillar, first tier suppliers to automobile and industrial equipment manufacturers such as American Axle & Manufacturing, Delphi Automotive Systems MascoTech, TRW, forgers such as Jernberg Industries, and service centers such as AM Castle, EM Jorgensen and Ryerson Tull. On a pro forma basis, direct sales of our products to our two largest customers, American Axle & Manufacturing and Delphi Automotive Systems, both of which were formerly units of General Motors, accounted for approximately 9% of our total net sales in the twelve months ended December 31, 1998. In total, our ten largest customers accounted for approximately 28% of our pro forma total net sales in the twelve months ended December 31, 1998. We have enjoyed relationships with each of our ten largest customers for at least ten years.

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DISTRIBUTION

     We market our SBQ steel products through a staff of 34 professional sales representatives and sales technicians located in the major manufacturing centers of the Midwest, Great Lakes, and Southeast regions of the United States and Canada, as well as utilizing independent sales agents to cover some areas in states in the South and the West Coast of the United States.

     Our facilities are strategically located to serve the majority of consumers of SBQ steel products in the United States and Canada. We ship products between our mills and finished products to our customers by rail and truck. Customer needs and location dictate the type of transportation utilized by us for deliveries. The proximity of our rolling mills and cold-finishing plants to our customers allows us to provide competitive rail and truck freight rates and flexible deliveries in order to satisfy just-in-time and other customer manufacturing requirements. Our ability to meet the product delivery requirements of our customers in a timely and flexible fashion is expected to continue to be a key competitive advantage for us as more and more SBQ steel product consumers reduce their in-plant raw material inventory. We plan to optimize our freight costs by using our significantly greater scale of operations to negotiate more favorable transportation arrangements, continuing to combine orders in shipments whenever possible and utilizing "backhauling" of scrap and other raw materials.

STEEL INDUSTRY COMPETITION

     The domestic steel industry is highly competitive. We compete with other SBQ steel producers including the following:

     o integrated mills, which make steel by processing iron ore and other raw materials in a blast furnace;

     o mini-mills, which make steel by melting scrap metals in an electric arc furnace; and

     o merchant bar quality producers.

Our major competitors in the hot-rolled product market include CSC Ltd.; Ispat-Inland Steel Industries, Inc.; North Star Steel Company; MacSteel, which is an operating division of Quanex Corporation; and The Timken Company. We estimate that there are currently over 20 cold-finishers in the U.S. market, including the following major competitors: Corey Steel, Inc.; Niagara LaSalle Corporation; and Nucor Cold Finished.

     Recent entrants into the SBQ steel market compete directly with us in a major portion of our products. Qualitech Steel Corporation, which recently became the subject of bankruptcy proceedings, completed the $500 million construction of a SBQ steel making facility and an iron carbide production facility in 1998. Birmingham Steel Corporation completed a new continuous melt shop facility in 1997, which we believe will principally replace billets which it had been importing. Birmingham Steel Corporation also commenced operation of a new bar mill in 1996, which was in part a replacement of an older facility that has discontinued production of SBQ steel products. In addition, foreign competition can be significant in segments of the SBQ steel market, particularly in which certifications are not required, and during periods when the U.S. dollar is strong as compared with foreign currencies. This competition is exerting significant downward pressure on the price level of some of our products. See "Risk Factors--We face significant competition from other companies in the steel industry, many of which have lower cost structures than us."

     The principal areas of competition in our markets are product quality and range, delivery reliability, service and price. SBQ steel products are characterized by special chemistry and precise processing requirements. Maintaining high standards of product quality while keeping production costs competitive is essential to our ability to compete in our markets. We have the widest selection of product grades and sizes in our industry. The ability of a manufacturer to respond quickly to customer orders currently is, and is expected to remain, important as customers continue to reduce their in-plant raw material inventory.

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BACKLOG OF STEEL ORDERS

     We calculate backlog as those orders received but not yet shipped. Our combined backlog as of June 30, 1999 was $310 million compared to $402 million as of June 30, 1998. At year end December 31, 1998, our combined backlog was $306 million. Our booked orders during the second quarter of calendar 1999 totaled 619,000 tons as compared to 551,000 tons during the first quarter of calendar 1999 and 526,000 tons during the second quarter of calendar 1998. Orders are generally filled within 3 to 14 weeks of the order depending on the product, customer needs and other production requirements. Customer orders are generally cancelable without penalty prior to finish size rolling and depend on the customers' changing production schedules. Accordingly, we do not believe that the amount of backlog orders is a reliable indication of future sales.

EMPLOYEES

     The vast majority of our production workers are covered by our new collective bargaining agreement. Production employees at our recently closed Medina, Ohio facility were covered by a collective bargaining agreement with the International Association of Machinists and Aerospace Workers. Production employees at our Cartersville, Georgia facility are not represented by a union.

     The following table shows the number of our employees as of June 30, 1999:

USWA hourly employees................................................................   4,587
IAM hourly employees.................................................................       6
Other union hourly employee..........................................................      21
Non-union hourly employees...........................................................      36
                                                                                        -----
     Total hourly employees..........................................................   4,650
Salaried employees...................................................................   1,064
                                                                                        -----
     Total employees.................................................................   5,714
                                                                                        -----
                                                                                        -----

AGREEMENT WITH THE UNITED STEELWORKERS UNION

     In connection with the acquisition of Republic by RES Holding Corporation in September 1998, we entered into a new Master Collective Bargaining Agreement covering all of the former Republic and BarTech facilities with employees represented by the United Steelworkers union and replaced the existing collective bargaining agreements with the United Steelworkers union, other than selected plant-specific agreements. In connection with the Combination, the scope of the same Master Collective Bargaining Agreement was extended to cover the former USS/Kobe Lorain, Ohio facility. This new labor agreement expires on October 31, 2003.

     Workforce Flexibility and Job Placement Efficiencies. The new labor agreement provides for formalized workplace flexibility and consolidation of job classifications at our facilities. Under the new labor agreement, the United Steelworkers union has agreed to eliminate many practices, which in the past restricted workplace flexibility and led to inefficiencies. We and the United Steelworkers union have also agreed to reduce the number of job classifications at all covered facilities to five from over 34. This reduction will enable us to assign a greater number of responsibilities to individual employees.

     Management and Union Partnership. We and the United Steelworkers union have agreed under the new labor agreement that the United Steelworkers union will be granted "partnership" rights in the management of our company. These "partnership" rights afford access to our decisionmaking processes through the formation of leadership and advisory committees containing members of our management and United Steelworkers union representatives. Additionally, the United Steelworkers union has the right to appoint one director to the Board of Directors of RTI as agreed to by the United Steelworkers union and us.

     Workforce Reductions and Related Payments. The new labor agreement provides for voluntary early retirement buyouts and a voluntary severance plan applicable to all former Republic facilities with employees represented by the United Steelworkers union and the former USS/Kobe facilities,

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for the purpose of permanently reducing the net number of hourly employees represented by the United Steelworkers union at these facilities by over 1,700. In the event that the required headcount reductions are not achieved through the early retirement buyout program and a voluntary severance plan, we may layoff up to 300 employees. For additional information regarding the expected cash costs associated with the early retirement buyout program and and the voluntary severance plan, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Republic Technologies--After the Transactions."

     Wages. The new labor agreement provides for across the board base wage increases over the term of the agreement for former Republic hot-rolled and former Republic cold-finished employees of $2.25 per hour and $1.25 per hour respectively. The Republic wage classification schedule has been reduced to five new labor grades resulting in a rolling up of rates and a one-time average increase of approximately $0.46 per hour.

     In addition, a $0.95 per hour wage increase contained in the plant-specific agreements covering employees located at the former BarTech facilities in Lackawanna, New York and Johnstown, Pennsylvania will be implemented on March 1, 2001 and the BarTech base wage schedule will be harmonized with the then effective Republic base rate schedule. Concurrent with this base rate harmonization, a production based incentive plan will be implemented at the former BarTech facilities designed to yield up to $2.16 per hour, if all targets are met. The employees will be guaranteed their base wage rate prior to the harmonization plus $0.25 per hour. Effective November 1, 2002, the harmonization of BarTech's wages to the then effective Republic base wage rates will be implemented, resulting in a $1.25 per hour across the board base wage increase and the production based incentive plan will be amended to yield up to $2.80 per hour, if all targets are met.

     The new labor agreement provides for harmonization of base wage rates at the former USS/Kobe facilities with the base rates applicable to the former Republic hot-rolled facilities. We expect that this harmonization will result in base wage increases at the former USS/Kobe facilities of approximately $1.15 per hour over the life of the agreement. In addition, in connection with the reduction in wage classifications at the former USS/Kobe facilities to five new labor grades, there will be a one-time average increase in wage rates of approximately $0.38 per hour as well as a one-time average increase in wage rates of $0.25 to implement our operating mechanic strategy, which will enable our maintenance personnel to both operate and repair our mills.

     The new labor agreement provides for wage harmonization at the former Bliss & Laughlin Harvey, Illinois facility by adopting the newly established five labor grades for Republic's former cold-finished facilities. Concurrent with the implementation of the new labor grades, a production based incentive plan will be implemented to yield up to $2.29 per hour, if all targets are met, adjusted for straight-line harmonization over the term of the agreement.

     Pension Plan. The new labor agreement provides for improvements in the existing defined benefit pension plans covering employees at former Republic facilities, former USS/Kobe facilities and the former Bliss & Laughlin Harvey, Illinois facility, and the creation of a defined benefit plan obligation covering employees at former BarTech's facilities. The existing defined benefit pension plans may be consolidated into one defined benefit pension plan in the future, which will contain terms found in traditional steel industry defined benefit pension plans. For additional information regarding the anticipated pension costs associated with the new labor agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Republic Technologies--After the Transactions."

     In the light of the defined benefit plan improvements during the term of the new labor agreement, our contributions to the existing defined contribution plans covering employees at former Republic facilities, the former Bliss & Laughlin Harvey, Illinois facility and former BarTech facilities will be discontinued and the defined contribution plans may be merged into the defined benefit plan.

     Employee Stock Purchase Rights. Pursuant to the new labor agreement, the employees covered by the agreement are expected to be offered the opportunity to purchase up to $15.0 million worth of common stock of RTI at a price per share equal to the effective price per share paid by the

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

investors for new shares they acquire in the Transactions. Pursuant to an agreement with the union, this offering is to be accomplished on the earliest of
(1) January 1, 2001, (2) immediately preceding RTI proceeding with an initial public offering or (3) a change of control. The new labor agreements contemplate that any shares sold will be subject to customary restrictions on transfer and will have the benefit of customary "piggyback" registration rights.

     The pro forma financial information included in this prospectus does not give effect to any sale of common stock pursuant to the terms of the new labor agreement.

     Other Provisions. The new labor agreement also provides for management neutrality, employment security for covered employees and various capital expenditures with respect to our new and existing facilities consistent with our Consolidation Plan. The new labor agreement also contemplates one-time payments to various USS/Kobe covered employees expected to total approximately $3 million relating to signing bonuses and employee equity interest obligations.

ENVIRONMENTAL MATTERS

     The domestic steel industry is subject to a broad range of environmental laws and regulations, including those governing the following:

     o discharges into the air and water;

     o the handling and disposal of solid and hazardous wastes;

     o the remediation of soil and groundwater contamination by petroleum products or hazardous substances and wastes; and

     o the health and safety of our employees.

We continuously monitor our compliance with these environmental laws and regulations and believe that we currently are in substantial compliance with them. We anticipate that our expenditures for environmental control measures during the next twenty-four months will be approximately $5 million.

     As is the case with most steel producers, we could incur significant costs related to environmental issues in the future, in particular those arising from remediation costs for historical waste disposal practices at our facilities. We currently believe that these costs for Republic are likely to be in the range of $8.9 million to $22.3 million over the lives of Republic's facilities although some third-party estimates are substantially higher. Republic's reserve to cover probable environmental liabilities, including the matters discussed below, was approximately $16.2 million as of June 30, 1999. We currently believe that we have no significant environmental compliance and remediation costs with respect to BarTech's operations and, accordingly, no reserves have been established. As of June 30, 1999, USS/Kobe had established a reserve of $486,000 relating to the U.S. EPA "multimedia" audit which is discussed below. As a result of the Transactions, we were allocated $361,000 of this reserve. We are not otherwise aware of any significant environmental compliance and remediation costs with respect to USS/Kobe's operations for which the establishment of a reserve would be appropriate. To the extent we incur any such remediation costs, these costs will most likely be incurred over a number of years; however, future regulatory action regarding historical disposal practices at our facilities, as well as continued compliance with environmental requirements, may require us to incur significant costs that may have a material adverse effect on our future financial performance.

     The U.S. Environmental Protection Agency has identified a number of solid waste management units, or "SWMUs," at our Eighth Street facility in Canton, Ohio. On June 16, 1999, we entered into an Administrative Consent Order with the U.S. EPA to investigate these SWMUs and propose appropriate remedial measures. The "Berger Triangle," a seven acre parcel of land we own in Canton that is listed on the U.S. EPA's Comprehensive Environmental Response, Compensation and Liability Information System list of contaminated or potentially contaminated sites, is also included within the scope of the Administrative Consent Order. We anticipate that through the year 2004, we will spend approximately $1.8 million to investigate the SWMUs and the Berger Triangle. However, we are currently unable to predict precisely the amount or timing of the costs we may be

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required to incur to remediate these sites, but the cost could be material to our business, results of operations or financial condition.

     The electric arc furnace dust waste pile located at our Canton facility has been exempted from the scope of the Administrative Consent Order discussed above. However, on April 26, 1999, we entered into a Consent Decree with the Ohio Environmental Protection Agency providing for the closure in-place of that waste pile. We submitted a draft closure plan to the Ohio EPA on July 2, 1999. If we can obtain Ohio EPA approval of our closure plan prior to November 1, 1999, we anticipate initiating closure construction in the Spring of the year 2000. We anticipate that the construction, which would involve the placement of a 54 inch thick liner on top of the existing pile, would involve expenditures of approximately $1 million. We estimate that the cost of 30 years of post-closure monitoring and maintenance of the closed waste pile would be an additional $1 million.

     Notices of historical waste disposal activities at one of our two Massillon, Ohio facilities and the two Canton facilities were filed by LTV Steel and its predecessors with the U.S. EPA, under Section 103(c) of the federal Comprehensive Environmental Response, Compensation and Liability Act. In 1985, the Ohio EPA recommended the Massillon plant as a medium priority for further state investigation. The Ohio EPA recommended the Harrison Avenue facility in Canton as a medium priority for further state investigation and a low priority for further federal investigation. No further investigation of historical waste disposal activities has been performed at these facilities since 1986 by any environmental authority. We could be required, in the future, to incur significant costs to investigate such historical waste disposal activities and remediate any contamination found to exist at these facilities. We are currently unable to predict precisely the amount or timing of such costs.

     Through contractual agreements with Bethlehem Steel Corporation, we have sought to reduce the impact of costs arising from or related to actual or potential environmental conditions at BarTech's facilities caused or created by Bethlehem or BarTech's predecessors in title and attributable to the period in which the Bethlehem BRW Division or BarTech's predecessors operated such facilities. Pursuant to such arrangements, Bethlehem has agreed to indemnify BarTech for such costs by limiting BarTech's potential exposure to any such damages incurred (1) through December 1996, to 50% of the first $2 million in damages, or $1 million, and (2) thereafter, to 50% of the first $10 million of damages in the aggregate, or $5 million in total exposure. Although several investigations of past or present environmental conditions at BarTech's facilities have been conducted by or on behalf of Bethlehem and regulatory agencies, the reports and results of which have been made available to BarTech, an in-depth, environmental review of BarTech's facilities to determine the potential scope, if any, of required remediation at such facilities has not been conducted by or on the behalf of BarTech. There can be no assurance that Bethlehem will meet its obligations under the indemnification arrangements or that there will not be future contamination for which we might be fully liable and that may require us to incur significant costs that could have a material adverse effect on our business, results of operations or financial condition.

     Bethlehem is conducting remedial activities on a small portion of our Lackawanna, New York facility historically used for mill scale storage, which was identified as requiring corrective action by the U.S. EPA pursuant to an Administrative Order on Consent issued to Bethlehem in 1990. Bethlehem is currently awaiting approval of the Remedial Work Plan for the former mill scale storage area submitted to the U.S. EPA in September 1994. Bethlehem is ultimately liable for compliance with the Administrative Order on Consent and, while no assurances can be given, we believe that Bethlehem is likely to fulfill these obligations.

     Some of the steel processing operations presently conducted by Bliss & Laughlin Steel Company commenced over 100 years ago by predecessors of Bliss & Laughlin and included properties which over the years were sold by Bliss & Laughlin's predecessors. Given the nature and geographic diversity of its current and its predecessors' former operations, it is possible that claims would be asserted against Bliss & Laughlin in the future based upon the current property ownership of Bliss & Laughlin and by operations of BarTech's predecessors. Bliss & Laughlin has received an indemnification from the former owner and operator of such properties for various environmental claims or liabilities relating to activities at Bliss & Laughlin's Harvey and Batavia, Illinois and Medina,

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Ohio properties prior to October 23, 1984, when Bliss & Laughlin succeeded to ownership of such properties, and for various environmental claims or liabilities relating to properties that were sold by Bliss & Laughlin's predecessors. There can be no assurance that such former owner and operator will meet its obligation under the indemnification agreements or that there will not be future contamination for which we might be fully liable and that may require us to incur significant costs that could have a material adverse effect on our business, results of operations or financial condition.

     Canadian Drawn Steel Company, Inc., is also subject to Canadian federal, provincial, regional and municipal environmental laws and regulations. We believe that we are currently in substantial compliance with applicable environmental laws and regulations and do not anticipate any material capital expenditures for environmental control facilities in the future. However, there can be no assurance that we will not be required to incur significant costs that could have a material adverse effect on our business, results of operations or financial condition.

     Republic Technologies, as successor to Republic, is a potentially responsible party regarding one federal Superfund site at which it has disposed of waste. Bliss & Laughlin Industries, BarTech's cold-finishing subsidiary, is also a potentially responsible party regarding its disposal of waste at two federal Superfund sites and at a third site that is being remediated under authority of Ohio state law. USS/Kobe is a potentially responsible party regarding one site being addressed by the U.S. EPA. While no assurances can be given, we do not believe that the liabilities relating to these sites will have a material adverse effect on our business, results of operations or financial condition.

     Our Lorain, Ohio facility has been in continuous operation by USS/Kobe, USX Corporation and its predecessors for over 100 years. Although we are not aware of any material environmental issues at this facility other than those described in this prospectus, we believe the long operational history of this facility poses a significantly greater probability of some form of environmental contamination than at our newer facilities. Contamination at this facility could be material to our business, results of operations or financial condition.

     In connection with the formation of USS/Kobe Steel Company in 1989 by USX Corporation and Kobe Steel, Ltd., USS/Kobe Steel Company obtained a limited indemnity from USX concerning identified matters arising out of the past operation of the melt, bar and tubular facilities at Lorain, Ohio by USX and its predecessors. We will be the beneficiary of a portion of this indemnity in the future. The 1989 agreement relating to the formation of USS/Kobe Steel Company divided environmental responsibility into several different categories. The first category includes specific areas and projects for which USX retained complete responsibility. USX retained all responsibility relating to a hazardous waste landfill referred to as the D-2 Landfill, and for all disposal of waste materials prior to June 30, 1989 at locations other than the Lorain property. The second category includes matters that were split between USS/Kobe Steel Company and USX.

     Two cost sharing baskets and one cost sharing percentage were agreed to by USX and USS/Kobe Steel Company as well. One of the cost sharing baskets provides that USS/Kobe Steel Company will be responsible for the first $10 million of costs and USX will be responsible for costs above that amount incurred relating to the areas formerly occupied by a coke plant and related facilities, a sintering plant, and a galvanizing plant. USX and USS/Kobe Steel Company subsequently agreed that USS/Kobe Steel Company could treat $3 million of its expenses in demolishing the coke batteries as expenditures against this $10 million basket. The second cost sharing basket provides that USS/Kobe Steel Company will be responsible for the first $9 million of costs related to 13 identified SWMUs that are generally classified as disposal sites. The percentage cost sharing agreement provides that in the event of any groundwater remediation, USS/Kobe Steel Company will pay 65% of the cost and USX will pay 35% of the cost. In each case, USX's obligation to indemnify is limited to cleanup actions specifically required by government agencies.

     Except for these specific indemnities and for specific projects that USX agreed to complete, USS/Kobe Steel Company assumed responsibility for all environmental conditions at the Lorain facility, including regarding additional SWMUs at the facility that were not included within the scope of the environmental cost sharing provisions of the 1989 agreement contributing the Lorain facilities

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to USS/Kobe Steel Company. Although environmental regulators have not required action regarding the SWMUs at the Lorain facility, we could incur significant investigation and remediation costs in the future. However, we are currently unable to predict precisely the amount or timing of the costs we may be required to incur to investigate and remediate the SWMUs or other potential areas of contamination.

     Pursuant to the master restructuring agreement, which sets forth indemnification and cost sharing arrangements regarding environmental liability at the Lorain, Ohio facilities, the new 50/50 tubular steel joint venture between USX and Kobe Steel, Ltd. will be responsible for environmental liabilities relating to its operations and to the portions of the real property at the Lorain site that it owns. As a general matter, we will be responsible for environmental liabilities relating to our operations and to the portions of the real property at the Lorain site that we own. There can be no assurance that the tubular joint venture will meet its obligations under the indemnification and cost sharing arrangements in the master restructuring agreement or that there will not be future identification of contamination at the facilities in Lorain, Ohio for which we might be fully liable and that may require us to incur significant costs that could have a material adverse effect on our business, results of operations and financial condition.

     USS/Kobe Steel Company and the U.S. EPA are parties to an April, 1992 consent decree and an April 1999 amendment to this consent decree concerning the blast furnaces at our Lorain facility. Pursuant to the original consent decree, USS/Kobe Steel Company paid a $500,000 penalty. The amended consent decree settled additional past violations by payment of a $440,000 penalty, required the installation of new continuous emission monitors, included a revised emission limit for carbon monoxide and established interim emissions limits that will apply until a permit modification establishing final emission limits is complete pursuant to the amended consent decree.

     USS/Kobe Steel Company was the subject of a "multimedia" audit by the U.S. EPA beginning in 1997, which included an air, water and hazardous waste compliance review. The final report and citations have not been issued, but a number of citations and notices of violation have been issued as a result of the audit. USS/Kobe Steel Company has already addressed many of the issues pointed out by U.S. EPA. USS/Kobe Steel Company and the U.S. EPA have entered into a tolling agreement concerning issuance of the final audit. On July 20, 1999, USS/Kobe Steel Company had an initial meeting with the U.S. EPA regarding the multimedia audit. At that time, the U.S. EPA proposed penalties related to alleged violations of environmental laws addressing water, air and hazardous waste issues and indicated that it would pursue the negotiation of a consent decree with USS/Kobe Steel Company relating to the findings of the multimedia audit. It is possible that such a consent decree, if finalized, will require penalties, further testing and mandatory and voluntary enviromental projects. At this time, we are unable to predict the final outcome of the audit and the ongoing investigation, but it could result in litigation or material penalities or other costs. Although the multimedia audit is not generally the subject of an environmental indemnity, we believe that that penalties resulting from the multimedia audit, to the extent relating to the steel tube facilities at the Lorain facility, would be under the master restructuring agreement the responsibility of the new tubular steel joint venture between USX and Kobe. To the extent that any penalties relate to discharges of waste water from the D-2 Landfill, we believe those penalties would be indemnified against by USX.

     In August 1998, the U.S. EPA issued a notice of violation concerning emissions from the Lorain, Ohio blast furnace casthouse and gas flare stack that allegedly exceeded opacity limits. The U. S. EPA has stated that it will pursue these matters as part of the multimedia enforcement action discussed above.

     In July and November of 1998, the U.S. EPA issued Findings of Violation and Order for Compliance alleging that USS/Kobe Steel Company violated its National Pollutant Discharge Elimination System permit by exceeding permit limits and allowing unauthorized discharges. We believe that there have been a small number of permit limit exceedences since January 1996 and that these events are isolated incidents. The U.S. EPA has indicated an intention to pursue these matters as part of the multimedia enforcement action discussed above.

     In September 1998, the Ohio EPA issued a notice of violation regarding an oil discharge from a storm sewer. USS/Kobe Steel Company remediated this discharge and in April 1999 submitted to the agency a study that was required by the notice of violation. No response has been received from the Ohio EPA concerning this matter.

     In December 1992, the Ohio EPA issued a notice of potential violation alleging that the storage of blast furnace flue dust constitutes unlawful disposal. USS/Kobe Steel Company contests this characterization and in 1995 submitted to Ohio EPA a revised waste management plan addressing this and other issues. USS/Kobe Steel Company has not received a response from the agency.

     The pipe mill lagoon, a component of the wastewater treatment system at our Lorain, Ohio facility, is used by both our operations and the operations of the new tubular steel joint venture between USX and Kobe. Although we will be responsible for historical environmental liabilities at the pipe mill lagoon, on an on-going basis the new tubular steel joint venture and we will share the cost of the continued operation of the pipe mill lagoon on a basis proportionate to the amount of our respective discharges to that lagoon. We are under no current obligation to upgrade or replace the pipe mill lagoon, and we do not anticipate that we will do so within the next three years. However, we do anticipate that a project to upgrade or replace the pipe mill lagoon will occur after this period and the expense could be material to our business, results of operation or financial condition. The new tubular steel joint venture has agreed that if it elects to continue to use the upgraded or replaced pipe mill lagoon, it will bear a portion of the capital expense proportionate to the amount of its discharge to the shared facility.

     Various federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials, or "ACMs." Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of facilities at which ACMs were or are located for personal injury associated with exposure to ACMs. We are aware of the presence of ACMs at our facilities, but we believe that such materials are in acceptable condition at this time. While no assurances can be given, we believe that any future costs related to remediation of ACMs at these sites will not be material, either on an individual basis or in the aggregate.

     See "Risk Factors--Our operations are subject to environmental laws and regulations that in the event of enviromental contamination at our facilities may generate significant liability."

LEGAL PROCEEDINGS

     We are involved in various legal proceedings, including environmental proceedings with governmental authorities, personal injury and product liability litigation and claims by present and former employees under federal and counterpart state anti-discrimination and other laws relating to employment and pursuant to collective bargaining agreements. Except those environmental proceedings described above under "--Environmental Matters," we do not believe that any proceedings, either individually or in the aggregate, will have a material adverse effect on the our business, results of operations or financial condition.

INTELLECTUAL PROPERTY

     We have the patents, trademarks, trade names and licenses necessary for the operation of our business as now conducted. We do not consider our patents, trademarks, trade names and licenses to be material to our business.

                             THE CONSOLIDATION PLAN

     All statements other than statements of historical facts included in this section are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements will prove to have been correct, we can give no assurance that our expectations will prove to have been correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

     The Combination combines three businesses with a broad base of both complementary and overlapping operations. The Consolidation Plan intends to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. The Consolidation Plan contemplates total capital investment of approximately $322 million to expand capacity, maximize operating efficiency and increase value-added product processing. The principal components of the Consolidation Plan include the following:

     o Plant Rationalization. We plan to have shut down 13 higher cost, less efficient facilities by the end of 2003, including 12 facilities by the end of 2000. The production of these facilities will be reallocated to the remaining lower-cost facilities and a new production facility we plan to finish constructing in 2002. We also intend to construct a new quality verification line inspection and shipping center and a heat treatment center. These actions are designed to significantly reduce our fixed operating costs, principally through (1) the targeted reduction of 1,942 production employees represented by the United Steelworkers union from 5,012 at December 31, 1998 to 3,070 by the end of 2003 and (2) the targeted reduction of 228 non-union salaried plant personnel from 676 at December 31, 1998 to 448 by the end of 2003.

     o Enhance Productivity at Remaining Facilities. Through the use of targeted capital investment, improved product flows and facility specialization, we believe that we can realize substantial variable cost savings at our remaining facilities. Much of this variable cost improvement arises from closing outmoded shops with poor tolerances and high yield losses and shifting production to higher quality modernized operations with minimal yield losses. Also, the elimination of obsolete steelmaking equipment with higher production consumable rates will result in lower expense. Finally, targeted capital expenditures for projects like the new Lorain processing center will allow us to insource production steps and recapture variable margin.

     o Elimination of Redundant Overhead Costs. By combining the overhead functions of the three companies, we plan to reduce our selling, general and administrative and plant overhead headcount by over 231 positions from 513 at December 31, 1998 to 282 through the elimination of redundant positions.

     o In-sourcing Feedstock for Cold-Finishing and Bar Billets for
       Hot-Rolling. Republic and BarTech both have captive cold-finishing divisions which have sourced approximately 60% of their hot-rolled bar requirements from internal sources. Remaining requirements were directed to outside vendors at considerable cost, approximately $105 million in 1998. Under the Consolidation Plan, we expect that RTI will be able to self-supply approximately 90% of our cold-finishing rough stock requirements. This Combination benefit arises from the breadth of our product offerings across 3 melt sources and an extensive range of product sizes and shapes. We believe this in-sourcing will create additional margin as we will capture the margin between our external purchase price and internal production costs.

     We believe that these actions will lower our labor and non-labor fixed production costs per ton, reduce our variable conversion costs per ton, improve our productivity and asset utilization and streamline our marketing and administrative functions.

PLANT RATIONALIZATION

     We intend to shut down our least efficient production facilities, enabling us to reduce significantly our production headcount and fixed costs and to reallocate production to the remaining, more efficient plants. These actions are designed to allow us to increase production levels with fewer facilities at lower conversion and variable costs per ton. The plant rationalization includes the following components:

     Melt Shop Consolidation. Our melt shop facilities have benefitted from over $410 million in aggregate capital investments since 1994. As a result of these investments, the efficiency and production costs of these facilities have improved significantly. We intend to achieve further reductions in our melt shop operating costs, the highest cost component of SBQ steel production, and improve product quality, by shifting production from old, high cost facilities to, and expanding the production capacity of, our more productive, efficient plants.

     o Canton Melt Shop Rationalization. As contemplated by the Consolidation Plan, we phased-out the high-cost, low productivity ingot route at our Canton, Ohio melt shop shortly after the completion of the Combination. We plan to shift the steel production of this unit to our other facilities. The ingot route process was costly and inefficient because it involved an additional step to roll the ingots into blooms before being rolled into billets for bar production. We plan to transfer production formerly handled through the ingot route to our state-of-the-art CAST-ROLL(Trademark) facility in Canton and to our melting and casting facilities in Johnstown, Pennsylvania and Lorain, Ohio. In order to accommodate the increased production at the CAST-ROLL(Trademark) facility, we intend to increase its capacity from 750,000 tons of blooms per year to 925,000 tons of blooms per year by the end of 2003. We expect to achieve this capacity expansion by improving process efficiency and throughput through the consolidation of three production furnaces into a single, more efficient furnace and increasing bloom caster speeds through the installation of tundish temperature maintenance equipment.

     o Johnstown Facility Capacity Expansion. In order to shift a portion of the production from the ingot route at Canton, we plan to increase melting and casting facilities capacity at our Johnstown facility from 770,000 tons per year to 980,000 tons per year by the end of 2003. The expansion will be achieved by (1) more fully utilizing a recently restarted second 180-ton electric arc furnace and (2) adding a sixth strand to the continuous billet caster and an additional ladle station. We also expect to address logistical issues to reduce internal transportation costs.

     o Lorain Blast Furnace and Caster Shutdown. As part of the integration of the Lorain, Ohio facility during the fourth quarter of 1999, we intend to shut down the smaller of the two blast furnaces and the billet caster at this facility. These shutdowns will enable us to utilize fully the remaining furnace and bloom caster and continue to supply all of the material requirements for both (1) our hot-rolling operations and
       (2) pursuant to a long-term supply agreement, the seamless tube operations of the 50/50 tubular steel products joint venture between USX Corporation and Kobe Steel, Ltd. at Lorain and a portion of the requirements of the USX facility in Fairfield, Alabama under specified circumstances. See "Relationships and Related Party Transactions--Agreements with USX Corporation and Kobe Steel, Ltd. and Their Affiliates".

     Hot-Rolling Mill Consolidation. A number of our hot-rolling mills have benefitted from significant capital expenditures over the last several years designed to increase capacity, lower conversion costs and improve product quality and consistency. In total, we have invested over $90 million in our Lackawanna, New York mill and the two Lorain rolling mills since 1994. In connection with the Combination, we expect to shut down our least efficient mills and replace this production with greater output from our remaining mills. We intend to allocate production at our remaining mills based on specific size and grade ranges, with each mill producing fewer sizes but with Republic Technologies offering more products than any of Republic, BarTech and USS/Kobe separately. These actions will enable us to reduce downtime due to product size changeovers by approximately 70% and increase run lengths, with average tons per product size increasing from approximately 200 in 1998 to approximately 1,160 by the end of 2003. As a result, we believe that we will be able to increase production by approximately 450,000 tons. By 2002, we intend to have shut down the Chicago, Illinois 11" and the Canton 12" and the hot-rolling mills. We expect to finish construction of a new large bar mill in 2002 and to close the Massillon, Ohio 18" hot-rolling mill once the new large bar mill becomes operational. Once the hot-rolling mill consolidation is completed, our hot-rolling and finishing operations will be comprised of four highly-efficient mills with a combined annual production capacity of approximately 2.6 million tons per year, compared to the current network of six mills producing approximately 2.1 million tons per year. The remaining mills will include:

     o The existing 9"/10" small bar/rod mill at Lorain, which produces rod and bar in sizes from 0.218" to 0.812";

     o The existing 12" intermediate bar mill at Lorain, which produces bar in sizes from 0.812" to 2.0";

     o The existing 13" intermediate bar mill at Lackawanna producing bar in sizes from 0.750" to 3.0"; and

     o A new large bar mill in Ohio that will produce bar in sizes from 2.5" to 7.0".

     The hot-rolling mill consolidation process will consist of the following steps:

     o Transfer of Production to Lackawanna and Lorain. In the second quarter of 2000, we plan to close the 12" mill in Canton which was constructed in the 1920s, and to redistribute the 333,000 tons of annual production from this mill to the Lackawanna 13" mill and the Lorain 9"/10" and 12" mills. We expect production volumes at Lackawanna and Lorain to increase from approximately 466,000 tons and approximately 390,000 tons in 1998 to 720,000 and 650,000, respectively, in 2003. In connection with the increase in production at the Lackawanna 13" mill, we will install new quality verification line equipment and new furnace controls, as well as complete continuing process controls improvements. We plan to upgrade the Lorain 12" bar mill to world class automotive-quality standards to improve productivity. These enhancements will include the installation of a walking-beam reheat furnace, new descaling equipment and new electrics. In the fourth quarter of 1999, we plan to close the Chicago 11" mill, which was constructed in the 1950s, and to shift the approximately 200,000 tons of production of this facility to the state-of-the-art Lorain small-size mill, which produced at only 66% of its projected 550,000 ton annual capacity during 1998, as well as the Lackawanna 13" mill.

     o Construction of the Large-Size Bar Mill. In 2002, we plan to complete construction of a new large-size bar mill with annual rolling capacity of 650,000 tons per year. This new mill will replace the Massillon 18" mill, which was constructed in the 1920s, and had a production volume of approximately 365,000 in 1998. The new bar mill will also manufacture large size products previously run at the Lackawanna mill and the primary mill at Lorain. Our management team has significant experience in constructing and starting new rolling operations, including (1) the restart of the Lackawanna intermediate-size bar rolling mill for BarTech in 1996, (2) the construction and start-up of a billet re-rolling mill for Republic in Canton, Ohio in 1995, (3) the construction and start-up of a new hot-rolling mill in 1996 and the major rebuild and restart of a hot-rod rolling mill in 1989 for American Steel & Wire and (4) the redesign and start up of an intermediate-size hot-rolling mill for CSC Industries in 1991.

     Cold-Finishing and Processing Facilities Consolidation. We currently operate eight separate cold-finishing facilities, having completed the shutdown of the Medina and Batavia facilities early in July 1999. We plan to downsize at least two other facilities. As part of the Consolidation Plan we also intend to implement a modernization program that will expand our finishing capabilities at our remaining core facilities and further improve our operating efficiency. We expect to reposition the best equipment from the closed facilities at other operating locations while investing in new specialized finishing equipment. We also plan to construct a new central processing center by the end of 2003 to perform high value-added processing for the high end of the hot-rolled and cold-finished SBQ steel market.

     The chart below displays the combined facilities and process flow that we expect will result from our Consolidation Plan; the shaded boxes are facilities that we have closed or intend to close pursuant to the Consolidation Plan.


                                USS/KOBE                                BARTECH                     REPUBLIC


                                                                                       No. 4(A)                      No. 4(C)
                No. 3 Blast Furnace    No. 4 Blast Furnace[+]                          Electric                      Electric
                          |______________________|                                    Arc Furnace                   Arc Furnace[+]
                                   |                                                       |                             |
                                   |                                     Electric          |                             |
                                   |_____________ Pig Iron             Arc Furnace         |         No. 4(B)            |
                                   |                                         |             |         Electric            |
                                  BOP                                        |             |        Arc Furnace[+]       |
                                  Shop                                       |             |             |               |
                                   |                                         |             |_____________|_______________|
                           ________|__________                               |                  |                    |
                           |                 |                         Billet Caster       CAST-ROLL(TM)       Teeming Shop[+]
                     No. 1 Billet        No. 2 Bloom                         |                  |                    |
                        Caster[+]          Caster                            |                  |                    |
                           |                 |                               |                  |                    |
                           |                 |                               |                  |              Blooming Mill[+]
       Supply to Seamless  |              6 Stand                            |                  |                    |
       Tubular Facilities  |            Billet Mill                          |                  |                    |
               |           |                 |                               |                  |                    |
               |           |                 |                               |                  |                    |
               |           |                 |             4 Stand           |                  |                    |
               |           |                 |____________  Billet           |                  |                    |
               |           |                 |               Mill[+]         |                  |                    |
               |___________|_________________|_________________|             |                  |                    |
                                                               |             |                  |                    |
                                                          Large Rounds       |                  |                    |
    ___________________________________________________________|_____________|__________________|____________________|______
    |                 |               |                |                 |                |                |                |

 External           9"/10"           12"              13"               12"              18"              11"              New
Customers         Bar Mill        Bar Mill          Bar Mill          Bar Mill         Bar Mill         Bar Mill          Large
                  (Lorain)        (Lorain)        (Lackawanna)        (Canton)[+]     (Massillon)[+]    (Chicago)[+]     Bar Mill
                     |________________|_________________|________________|_________________|________________|________________|
                             |                                  |                                                  |
                     External Customers               Internal Cold-Finished                               Further Processed
               _________________________________________________|___________________________                       |
               |             |              |             |               |                 |                      |
               |           Harvey        Medina[+]     Batavia[+]     Hamilton        Cartersville         External Customers
               |
               |
               |_________ Massillon_______Gary__________Gary________Beaver Falls______Willimantic
                                                                                                       [+]Facilities to be Closed

                                                                                                            Facilities to Remain


------------------
* We intend to downsize at least two other cold-finishing facilities.

     To date, the following facilities have been closed: the No. 4(B) and No. 4(C) Electric Arc Furnaces at Canton, the Teeming Shop at Canton, the Blooming Mill at Canton and the cold-finishing facilities at Medina and Batavia. The Chicago Bar Mill is scheduled to be shutdown in November 1999.

     The chart below displays the combined facilities and process flow following completion of the Consolidation Plan:





                                           REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC

                     ________________________________________|________________________________________
                     |                                       |                                       |
                  Lorain                            Johnstown Electric                   Canton No. 4(A) Electric
          No. 3 Blast Furnace                          Arc Furnace                             Arc Furnace
                    |                                        |                                       |
                   BOP                                 Billet Caster                             CAST-ROLL(TM)
                  Shop                                       |                                       |
                    |                                        |                                       |
          No. 2 Bloom Caster                                 |                                       |
                    |                                        |                                       |
         6 Stand Billet Mill                                 |                                       |
                    |                                        |                                       |
                    |                                        |                                       |
          __________|________________________________________|______________________________________ |
          |         |             |                          |                        |
  9"/10" Bar Mill           12" Bar Mill               13" Bar Mill               New Large
     (Lorain)                 (Lorain)                 (Lackawanna)                Bar Mill
        |                        |                           |                        |
        _______________________________________________________________________________
        |                                       |
     External                            Internal Cold
    Customers                                Finish
                                                |
        _____________________________________________________________________________________________________
        |                                                                                                   |
        |________Harvey _____________________Hamilton_____________ Cartersville_________________________ Willimantic
        |                                                                                                    |
        |____  Massillon___________________   Gary ___________________Gary ______________________________ Beaver Falls


------------------
* We intend to downsize at least two of the cold-finishing facilities included in this chart as part of the Consolidation Plan.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our executive officers and the directors of RTI, which is the sole managing member of our parent, are as follows:

NAME                                         AGE   POSITION
------------------------------------------   ---   -----------------------------------------------------
Thomas N. Tyrrell.........................   54    Chief Executive Officer and Director

Joseph F. Lapinsky........................   50    President, Chief Operating Officer

George F. Babcoke.........................   42    Executive Vice President and General Manager, Steel
                                                     Manufacturing

Robert L. Meyer...........................   50    Executive Vice President and General Manager, Rolling
                                                     Operations

John G. Asimou............................   54    Executive Vice President and General Manager,
                                                     Cold-Finished Bar Operations

James T. Thielens, Jr.....................   41    Vice President, Commercial, Hot-Rolled Bar

Charles T. Cochran........................   45    Vice President, Commercial, Cold-Finished Bar

Timothy Demma.............................   54    Vice President, Marketing

Stanley M. Savukas........................   34    Vice President, Human Resources

Katie B. Trinchard........................   42    Vice President, Information Technology

Joseph Kaczka.............................   52    Vice President, Finance and Controller

John B. George............................   53    Vice President, Finance, Treasurer and Secretary

Richard C. Lappin.........................   54    Chairman and Director

Robert Friedman...........................   56    Director

David A. Stockman.........................   51    Director

David Blitzer.............................   29    Director

Robert B. McKeon..........................   42    Vice Chairman and Director

Thomas J. Campbell........................   39    Director

Lynn R. Williams..........................   75    Director

Paul J. Wilhelm...........................   57    Director

Albert E. Ferrara, Jr.....................   51    Director

Susumu Okushima...........................   57    Director

Tadashi Takeuchi..........................   46    Director

     Thomas N. Tyrrell, with over 32 years in the steel industry, served as Chief Executive Officer of BarTech since September 1996, and served as a director of BarTech since December 1996. Beginning in September 1998,
Mr. Tyrrell also served as the Chief Executive Officer, and as a director, of Republic. Mr. Tyrrell also served as President of BarTech from September 1996 to September 1998. From 1994 to 1996, Mr. Tyrrell served as Vice Chairman and Executive Vice President-Commercial of Birmingham Steel Corporation, a producer of steel bar, rod and wire. Mr. Tyrrell was the President and Chief Executive Officer of American Steel & Wire Corporation from 1986 to 1994, a producer of steel bar, rod and wire, when it was acquired by Birmingham Steel Corporation. From 1978 to 1986, Mr. Tyrrell was Vice President Commercial of Raritan River Steel Company, a producer of steel rod. From 1967 to 1978, Mr. Tyrrell was employed by Bethlehem Steel Corporation, a fully integrated steel producer, in various sales and product development capacities.

     Joseph F. Lapinsky has over 26 years in the steel industry and became President and Chief Operating Officer of BarTech and Republic in October 1998. Mr. Lapinsky also became a director of Republic at that time. Mr. Lapinsky served as a corporate Vice President and President of Republic's Hot-Rolled Bar Division from January 1997 to September 1998. Prior to that time he served as General Manager of Republic's hot-rolled bar operations from September 1995 to January 1997. Prior to that time he was Executive Vice President of Autumn Industries, Inc. from September 1991 to September 1995 and Executive Vice President of CSC Industries, Inc. from December 1987 to September 1991.

     George F. Babcoke has over 23 years in the steel industry and became President of USS/Kobe Steel Company in July 1998. Mr. Babcoke served as Vice President of Operations for USS/Kobe Steel Company from February 1997 until July 1998. Before coming to USS/Kobe Steel Company, Mr. Babcoke held several senior management position at United States Steel's Gary Works, a fully integrated steel producing facility in Gary, Indiana. Mr. Babcoke was the Plant Manager, Primary Operations from 1996 to 1997 and the Plant Manager, Finishing Operations from 1995 to 1996. Prior to that he held several positions including Division Manager of Operation Services and Division Manager of Hot Rolling.

     Robert L. Meyer has over 28 years in the steel industry and became Executive Vice President and General Manager, Hot-Rolled Bar Division for Republic and BarTech in October 1998. Mr. Meyer served as Executive Vice President and Chief Operating Officer of BarTech from October 1996 until September 1998. From 1994 to 1996, Mr. Meyer was President and Chief Operating Officer of Chase Brass & Copper, Inc., a producer of copper alloy rod. From 1993 to 1995, Mr. Meyer was Vice President and General Manager of the Precious Metals Products Division of Handy & Harman, Inc., a manufacturer of metal products including automotive parts and wire and tubing products. From 1986 to 1998, Mr. Meyer was employed by American Steel & Wire Corporation as general manager of its rod mill and, from 1988 to 1993, as Vice President of Operations. Prior to 1986, Mr. Meyer was employed by the United States Steel Corporation in various supervisory capacities.

     John G. Asimou has over 31 years in the steel industry and became Executive Vice President and General Manager, Cold-Finished Bar Division for Republic and BarTech in October 1998. Mr. Asimou served as Executive Vice President of Technology & Development of BarTech from August 1996 until September 1998. From 1993 to 1996, Mr. Asimou was Vice President--Quality & Technology for Birmingham Steel Corporation. From 1986 to 1993, Mr. Asimou served as General Manager--Quality and Technology of American Steel & Wire Corporation. From 1984 to 1986, Mr. Asimou was Metallurgical Service Engineer for Bethlehem Steel Corporation. From 1968 to 1984, Mr. Asimou served in various assignments for United States Steel Corporation, a fully integrated steel producer.

     James T. Thielens, Jr. has over 19 years in the steel industry and became Vice President, Commercial, Hot-Rolled Bar Division for BarTech and Republic in October 1998. Mr. Thielens served as Vice President, Sales and Marketing, of Republic's Hot-Rolled Bar Division from March 1997 until September 1998. He served as General Manager of Marketing for Republic from March 1995 to March 1997 and as a Regional Sales Manager of the Republic's Bar Products Division from April 1994 to March 1995. Prior to that time he held various sales and marketing positions at Republic since its formation in 1989.

     Charles T. Cochran has over 23 years in the steel industry and became Vice President, Commercial, Cold-Finished Bar Division for BarTech and Republic in October 1998. Mr. Cochran served as Vice President, Sales and Marketing of Republic's Cold-Finished Bar Division from January 1997 to September 1998. He served as Vice President, Sales and Marketing of Republic's Bar Products Division from January 1995 to January 1997. From May 1994 to January 1995 he was Republic's General Manager, Cold-Finished Bar Division. Prior to that time he held various regional sales positions at Republic since its formation in 1989.

     Timothy Demma has over 29 years in the steel industry and became Vice President, Marketing of BarTech and Republic in October 1998. Mr. Demma served as Vice President, Commercial with Bliss & Laughlin, BarTech's cold finished bar division, from March 1997 to September 1998. He served as Vice President, Commercial with Pennsylvania Steel Technologies, Inc., a subsidiary of Bethlehem Steel Corporation, from August 1989 to March 1997. From 1986 to 1989, Mr. Demma was Manager of Sales and Marketing, Rod and Wire Sales with Bethlehem Steel Corporation. From 1984 to 1986, Mr. Demma served as Vice President, Sales and Marketing, for Presidents Island

Steel and Wire. From 1971 to 1984, Mr. Demma worked in several sales and marketing positions for Bethlehem Steel Corporation.

     Stanley M. Savukas has over 7 years of experience in the steel industry and became Vice President, Human Resources for BarTech and Republic in October 1998. Mr. Savukas joined BarTech in September 1995 as Manager, Human Resources and served as General Manager, Human Resources from October 1996 until September 1998. From 1994 to September 1995, Mr. Savukas was employed by Andritz Sprout-Bauer, a manufacturer of capital equipment for the pulp and paper, food feed and grain industries, as Manager, Human Resources. From 1992 to 1993, Mr. Savukas was employed by Chicago Pneumatic tool company as personnel and Labor Relations Manager. From 1991 to 1992, Mr. Savukas was employed by UCAR Carbon Company and from 1989 to 1991, he was employed by Sharon Steel Corporation, serving each of these companies in various human resources capacities.

     Katie B. Trinchard became Vice President, Information Technology for BarTech and Republic in October 1998. Ms. Trinchard served as General Manager, Information Technology of BarTech from November 1997 until September 1998. From 1996 to 1997, Ms. Trinchard was an Independent Systems Integration Consultant whose clients included among others, BarTech and Chase Brass & Copper, Inc., a producer of copper alloy rod. From 1990 to 1996, Ms. Trinchard was Manager of Consulting Services for Digital Equipment Corp.

     Joseph Kaczka became Vice President of Finance and Controller for Republic Technologies in September 1999. Mr. Kaczka joined Republic Technologies following over 30 years of service with USS/Kobe Steel Company and its predecessor companies. He most recently served as Treasurer and Controller for USS/Kobe Steel Company which position he held since 1997. From 1995 through 1997, Mr. Kaczka held the position of Treasurer for USS/Kobe Steel Company and from 1989 through 1995 he served as Controller for USS/Kobe Steel Company. Prior to 1989, he held various positions at USX locations in Pennsylvania, Alabama and Ohio.

     John B. George has over 30 years of experience in the steel industry and became Vice President of Finance and Treasurer for BarTech and Republic in October 1998. He was also appointed Secretary in December 1998. Mr. George previously served as Treasurer of Republic since April 1991. From November 1989 to April 1991, he was Assistant Treasurer for Republic.

     Richard C. Lappin became a director of Republic in January 1999.
Mr. Lappin became Chairman of the board of directors of RTI in November 1999. Mr. Lappin is a Senior Managing Director of The Blackstone Group, L.P., with which he has been associated since 1999. Prior to this time, Mr. Lappin served as President of Farley Industries, which included West-Point Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc., and Fruit of the Loom, Inc. Mr. Lappin is also a director of American Axle & Manufacturing, Collins & Aikman Corporation and Prime Succession, Inc.

     Robert Friedman has been a Senior Managing Director of The Blackstone Group L.P. since March 1999. Prior to this time, Mr. Friedman was a partner with the law firm of Simpson Thacher & Bartlett. Mr. Friedman is also a director of American Axle & Manufacturing and Clark USA, Inc.

     David A. Stockman was elected as a director of BarTech in March 1996 and became Chairman of the board of directors of BarTech in September 1998. In September 1998, Mr. Stockman also became Chairman of the board of directors of Republic. Mr. Stockman served as Chairman of the boards of directors of BarTech and Republic through the completion of the Combination. Mr. Stockman served as Chairman of the board of directors of RTI until November 1999. Mr. Stockman is a Senior Managing Director of The Blackstone Group L.P., with which he has been associated since 1988. Mr. Stockman is also a director of Clark USA, Clark Refining and Marketing Inc., Haynes International, Inc. and is Co-Chairman of the Board of Directors of Collins & Aikman Corporation.

     David Blitzer was elected as a director of Republic in September 1998.
Mr. Blitzer is currently a Managing Director of The Blackstone Group L.P., which he joined in 1991. He also currently serves on the Board of Directors of Haynes International, Inc., Imperial Home Decor Group Inc., Volume Services America, Inc. and Volume Services, Inc.

     Robert B. McKeon served as a director of BarTech since September 1993 and as a director of Republic since September 1998, and became Vice Chairman of the Board of Directors of RTI following the completion of the Transactions.
Mr. McKeon has served as President and general partner of The Veritas Fund, L.P., a New York-based merchant banking and private equity investment firm, and its predecessors since its formation in 1992. From 1990 to 1992, Mr. McKeon was Chairman and from 1988 to 1990, was President of Wasserstein Perella Management Partners, Inc., a New York merchant banking fund. Mr. McKeon was formerly Chairman of Maybelline Inc. from 1990 to 1992 and Co-Chairman and Co-Chief Executive Officer of Collins & Aikman Inc. from 1989 to 1992. Mr. McKeon also serves as Chairman of H. Koch & Sons Inc.

     Thomas J. Campbell served as a director of BarTech since September 1993. Mr. Campbell has served as a general partner and is a director of The Veritas Fund L.P., a New York merchant banking and private equity firm, and its predecessors since its formation in 1992. From 1988 to 1992, Mr. Campbell was Vice President of Wasserstein Perella Management Partners, Inc., a New York merchant banking fund. Mr. Campbell also served as a director of Collins & Aikman Inc. from 1988 to 1992 and as a director of Maybelline Inc. from 1990 to 1992. Mr. Campbell is also a director of Baltimore Marine Industries, Inc.

     Lynn R. Williams has been retired since 1994. From 1983 until his retirement, Mr. Williams served as President of the United Steelworkers union.

     Paul J. Wilhelm has served as the President of U.S. Steel Group of USX Corporation since 1994 and as a director of USX Corporation since 1995. From 1994 to 1995, Mr. Wilhelm served as Vice President--Operations of the U.S. Steel Group, and from 1993 to 1994, he was the President of USS/Kobe Steel Company. Mr. Wilhelm is also a director of Union Carbide Corporation and the Chairman of the American Iron and Steel Institute.

     Albert E. Ferrara, Jr. has served as Vice President--Strategic Planning of USX Corporation since 1997. From 1994 to 1997, Mr. Ferrara served as the President of USX Realty Development, an affiliate of USX Corporation.

     Susumu Okushima has served as Managing Director of Kobe Steel, Ltd. since June 1998 and President of Kobe Steel USA Inc. since April 1996. Mr. Okushima has also served as Chairman of the Management Committee of USS/Kobe Steel Company since November 1997. From July 1989 to March 1996, Mr. Okushima was the Executive Vice President of USS/Kobe Steel Company responsible for technology and quality assurance.

     Tadashi Takeuchi has served as a General Manager of joint ventures of Kobe Steel USA Inc. since April 1998. Prior to such time, Mr. Takeuchi held a management position at the Iron and Steel Division of Kobe Steel, Ltd. where he was responsible for overseas operations.

EXECUTIVE COMPENSATION

     Based on salaries and bonuses paid by Republic, BarTech and USS/Kobe during their respective fiscal years 1998, the following table sets forth the total components of compensation from Republic, BarTech and/or USS/Kobe paid to our Chief Executive Officer and our four other most highly compensated officers, which are our "named executive officers." With respect to Messrs. Tyrrell, Meyer and Asimou, the periods reflected are BarTech's fiscal years ended January 2, 1999, January 3, 1998 and September 30, 1996, as well as for the three month period ended December 28, 1996, which reflects BarTech's change in fiscal year. With respect to Mr. Lapinsky, the periods reflected are Republic's fiscal years ended June 30, 1998, 1997 and 1996. With respect to Mr. Babcoke, the periods reflected are USS/Kobe Steel Company's fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                            ------------------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                                 YEAR     SALARY        BONUS      COMPENSATION(1)
---------------------------------------------------------   ----    --------      --------    ---------------
Thomas N. Tyrrell .......................................   1998    $367,000      $175,000        $ 4,620
  Chief Executive Officer                                   1997     350,000           n/a          2,100
                                                            1996*     87,500           n/a            658
                                                            1996      35,950       300,000(2)         483

Joseph F. Lapinsky ......................................   1998     229,160       363,075(2)         n/a
  President & Chief Operating Officer                       1997     180,522           n/a         11,304
                                                            1996         n/a           n/a            n/a

Robert L. Meyer .........................................   1998     205,000       112,500          2,706
  Executive Vice President and General Manager, Rolling     1997     195,000           n/a          1,170
  Operations                                                1996*     35,500       150,000(2)         232
                                                            1996         n/a           n/a            n/a

John G. Asimou ..........................................   1998     191,250        87,500          2,525
  Executive Vice President and General Manager,             1997     180,000           n/a          1,080
  Cold-Finished Bar Operations                              1996*     44,792           n/a            338
                                                            1996      18,585       135,000(2)         124

George F. Babcoke .......................................   1998     138,940        60,000          2,152
  Executive Vice President and General Manager, Steel
  Manufacturing

------------------
  * The amounts set forth in this row represent compensation paid by BarTech only for the three month period ended December 28, 1996. This presentation is the result of BarTech's change in its fiscal year from its previous calendar quarter basis ended September 30 to a 4/4/5 week fiscal quarter basis ending the Saturday closest to December 31. As a result, BarTech's fiscal year 1996 ended on September 30, and its fiscal 1997 began on December 29, 1996 and ended on January 3, 1998.

(1) The amounts set forth in this column for Messrs. Tyrrell, Meyer and Asimou reflect amounts of annual premiums paid by BarTech under group term life insurance for these officers. The life insurance carries a maximum value of two times base salary for each officer and has no cash surrender value. The amount set forth in this column for Mr. Lapinsky in Republic's fiscal year 1997 includes $4,619 of supplemental salary available to purchase benefits under a Republic cafeteria plan, $274 for contributions to a trust providing for the difference between the amount needed to fund an agreed upon retirement benefit and the maximum amount that may be contributed to Republic's Defined Contribution Pension Plan under the Code and $38,049 for other prerequisites, consisting primarily of relocation allowance. The amount set forth for Mr. Babcoke consists of $2,152 of imputed income from a life insurance policy.

(2) In October 1998, Mr. Lapinsky received a retention bonus of $83,075, and signing bonuses totaling $280,000 upon assuming his new positions with BarTech and Republic. Mr. Meyer received a signing bonus of $150,000 during the BarTech three month period ended December 28, 1996. Mr. Tyrrell received a signing bonus of $300,000 and Mr. Asimou received a signing bonus of $135,000 in BarTech's fiscal 1996.

EMPLOYMENT AGREEMENTS

     Messrs. Tyrrell, Lapinsky, Meyer and Asimou entered into employment agreements with BarTech and Republic, effective October 1, 1998, each of which agreement contains substantially similar terms. Each of these employment agreements has a term ending on September 30, 2001, and will renew automatically on each October 1 after 2001 for one-year renewal terms unless terminated by the executive or us at least 90 days prior to any expiration date. The employment agreements provide that Messrs. Tyrell, Lapinsky, Meyer and Asimou are entitled to a base salary equal to $400,000, $275,000, $235,000 and $225,000, respectively, and an annual bonus, which will be no less than $150,000, $100,000, $75,000 and $75,000, respectively, for fiscal years 1999 and 2000.

     As a result of signing the employment agreements, Messrs. Tyrrell, Meyer, and Asimou, and other members of management, forfeited their rights to prior vested and unvested options to purchase common stock of BarTech.

     Mr. Babcoke entered into an employment agreement with BarTech and Republic, which became effective July 1, 1999. Mr. Babcoke's employment agreement contains substantially similar terms to the employment agreements of Messrs. Tyrrell, Lapinsky, Meyer and Asimou. Mr. Babcoke's agreement provides for a base salary equal to $235,000 and an annual bonus, which will be no less than $75,000 for fiscal years 1999 and 2000.

     We expect that members of our management, including the five executive officers discussed above, will be granted options to acquire common stock of RTI equaling up to 5% of RTI's fully diluted equity at the time of granting of these options.

DIRECTORS' COMPENSATION AND CONSULTING ARRANGEMENTS

     Our directors receive no remuneration for serving as directors. All directors are reimbursed for reasonable expenses incurred in attending director meetings.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MASTER RESTRUCTURING AGREEMENT

     The Combination was effected pursuant to a master restructuring agreement entered into among RTI, Holdings, Republic Technologies, Blackstone, Veritas, USX Corporation, Kobe Steel, Ltd., and various of their affiliates and related investors. The master restructuring agreement contains customary representations, warranties, covenants and indemnities. Indemnification claims under the master restructuring agreement are generally satisfied through adjustments to our owners' relative ownership interests.

EQUITYHOLDERS' AGREEMENT

     In connection with the completion of the Transactions, RTI, Blackstone, Veritas, USX Corporation, Kobe Steel, Ltd., FirstEnergy Services Corp., various of their affiliates and other equityholders of RTI entered into an equityholders agreement regarding their ownership of Holdings' equity and the common stock of RTI.

     Election of Directors. The equityholders agreement provides that the parties will vote their shares of RTI common stock to elect a board of directors that includes the following individuals:

     o six directors designated by Blackstone;

     o two directors designated by Veritas;

     o two directors designated by USX;

     o two directors designated by Kobe; and

     o one director designated by the United Steelworkers union.

In each of the cases above other than the United Steelworkers, the right to designate one or more directors is subject to decrease or termination if the respective party's ownership level falls below thresholds specified in the equityholders agreement. In addition, for so long as Blackstone is entitled to designate six directors, it has the right upon its request to appoint additional directors so as to obtain majority board control.

     Fundamental Matters. Until the third anniversary of an initial public offering of RTI common stock and provided that each of USX and Kobe maintains specified equity ownership levels, the consent of each of USX and Kobe is required for RTI to take specified actions, which, subject to various exceptions, include the following:

     o entering into or modifying specified types of material contracts between RTI and affiliates of Blackstone or Veritas;

     o issuing equity interests in RTI and its subsidiaries, other than specified allowances for management incentives, strategic transactions and an initial public offering;

     o incurring indebtedness other than pursuant to the Transactions, refinancings of indebtedness existing at the time of the Combination or otherwise permitted to be incurred by the equityholders agreement, indebtedness pursuant to undrawn commitments under existing credit facilities, and other incremental indebtedness not to exceed
       $500 million;

     o other than pursuant to RTI's existing capital expenditures budget, making capital expenditures in excess of $50 million during the period ending August 13, 2004;

     o merging RTI with or into any other entity, or the acquisition of the capital stock or assets of any other person, subject to various exceptions; and

     o selling two-thirds or more of the consolidated assets of RTI, subject to various exceptions.

     In addition, USX and Kobe generally have the right in connection with an initial public offering of RTI common stock to purchase additional shares in the public offering to the extent necessary to maintain their ownership percentage.

     Exchange Events. Each of the affiliates of USX and Kobe that initially hold interests in Holdings have the right, subject to specified requirements, to exchange the interests then owned by it for shares of Class D common stock of RTI. In addition, these parties are also entitled to receive in the exchange warrants designed to mitigate the dilutive effect of the Warrants issued with the outstanding notes and other RTI warrants. If these exchanges are completed, RTI will own 100% of Holdings. Blackstone also generally may require these exchanges to occur upon an initial public offering of the common stock of RTI.

     Transfers of Common Stock. Unless an initial public offering of RTI's common stock has occurred, transfers of common stock prior to August 13, 2004 require the consent of Blackstone, except for transfers:

          (1) to an affiliate,

          (2) pursuant to the "tag-along" provision discussed below,

          (3) pursuant to the "drag-along" provision discussed below,

          (4) after three years following the closing of the Transactions, transfers subject to a right of first offer on the part of Blackstone and

          (5) pursuant to the exercise of the registration rights discussed below.

The equityholders agreement also provides that, without the prior consent of Blackstone, USX and Kobe may only transfer equity interests in Holdings to each other or to RTI.

     Tag-Along Rights. The equityholders agreement grants to the parties the right, subject to specified conditions, in connection with a proposed transfer of common stock by either Blackstone or Veritas, to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other parties, as applicable, at the same price and upon the same economic terms.

     Drag-Along Rights. So long as Blackstone owns 31% or more of the outstanding common stock of RTI on a fully diluted basis, Blackstone has the right, subject to specified conditions, in connection with an offer by a third party to purchase all of the outstanding shares of common stock of RTI held by the parties, to require the other parties to transfer all shares owned by them to this third party at the same price and on the same economic terms as the offer accepted by Blackstone.

     Registration Rights. The equityholders agreement gives Blackstone the right to "demand" that RTI register its shares under the federal securities laws on three separate occasions. The equityholders agreement also grants three "demand" registrations to USX, three "demand" registrations to Kobe, one "demand" registration to FirstEnergy Services Corp. and, subject to conditions, three "demand" registrations to Veritas. The demand registration rights granted to USX, Kobe, FirstEnergy and Veritas may, with limited exceptions, generally only be exercised after an initial public offering of RTI common stock has occurred. In addition, the equityholders agreement grants "piggyback" registration rights to each of the equityholders each time RTI files a registration statement in connection with a sale of common stock, except for registration statements relating to

          (1) shares underlying management options,

          (2) the offering contemplated by the new labor agreement with the United Steelworkers union or

          (3) an initial public offering consisting only of primary shares.

PAYMENT OF FEES AND EXPENSES

     Since April 1996, Blackstone and Veritas have received an annual monitoring fee from BarTech equal to $875,000 per year pursuant to a monitoring agreement. Under the terms of the monitoring agreement, Blackstone and Veritas provide management and financial monitoring services to BarTech. Blackstone and Veritas have split these monitoring fees paid evenly between them. Blackstone and Veritas have also been reimbursed by BarTech for their out-of-pocket expenses incurred in providing such services.

     In connection with the acquisition of Republic in 1998, RES Holding paid transaction fees of $3.4 million to Blackstone and $0.8 million to Veritas and reimbursed them for all related out-of pocket expenses. In addition, pursuant to a monitoring agreement entered into with RES Holding, Blackstone and Veritas have received an annual monitoring fee for providing management and financial monitoring services equal to $1.125 million, with Blackstone receiving 75% and Veritas receiving 25%, of this monitoring fee. Blackstone and Veritas have also been reimbursed by RES Holding and Republic for their out-of-pocket expenses incurred in providing these services. Approximately $2.4 million of accrued BarTech and RES Holding monitoring fees that were then in arrears were paid following the closing of the Transactions.

     In connection with the Combination, we paid transaction fees in the aggregate of $4.0 million to Blackstone, Veritas, USX Corporation and affiliates of Kobe Steel, Ltd. In addition, we reimbursed or expect to reimburse Blackstone, Veritas, USX Corporation and Kobe Steel, Ltd. for their out-of-pocket expenses related to the Transactions. Upon consummation of the Combination, we entered into a new monitoring agreement with Blackstone, Veritas, USX Corporation and Kobe Steel, Ltd. that replaced the existing monitoring agreements regarding BarTech and Republic, with the parties to receive an aggregate annual fee of $4.0 million.

     In addition, in the future, Blackstone, Veritas, USX Corporation and Kobe Steel, Ltd. or their affiliates may receive customary fees for other advisory and transactional services rendered to us. If such services are rendered in the future, the fees will be negotiated from time to time on an arms-length basis and will be based on the services performed and the fees charged to third parties for comparable services.

SALES TO AND AGREEMENTS WITH BLACKSTONE AFFILIATES

     American Axle & Manufacturing. In the twelve months ended December 31, 1998, we had approximately $100 million of net sales to American Axle & Manufacturing, a company controlled by Blackstone. All such sales were in the ordinary course of business and on arms-length terms.

     Haynes. We and Haynes International, Inc. a company controlled by Blackstone, are parties to a facilities management agreement dated as of April 15, 1999, by which Haynes agreed to manage our Baltimore, Maryland and Canton, Ohio (Harrison Avenue) specialty steel finishing facilities. We continue to own these facilities and must approve all material expenditures and financial decisions of Haynes with respect to these facilities. As compensation for the services provided, Haynes receives management fees equal to the total compensation costs, including benefits, of the Haynes personnel providing management services to us that is allocable to the time these personnel devote to these facilities. In addition, Haynes is reimbursed by us for all of its reasonable out-of-pocket expenses incurred in connection with the provision of management services.

     We currently intend to sell our specialty steels business, and Haynes is a possible buyer.

AGREEMENTS WITH USX CORPORATION, KOBE STEEL, LTD. AND FIRSTENERGY SERVICES CORP. AND THEIR AFFILIATES

     In connection with the Combination, we entered into the following agreements with USX Corporation, Kobe Steel, Ltd. and FirstEnergy Service Corp. or their affiliates:

     Round Supply Agreement. We entered into a five-year supply agreement with USX Corporation and the new tubular steel joint venture between USX and Kobe Steel, Ltd., which provides for the tubular joint venture purchasing all of its requirements for steel rounds at its Lorain, Ohio pipemill from us up to a maximum of 400,000 tons per year for a price equal to our production costs plus an agreed upon margin per ton. The tubular joint venture also has the right to purchase up to an additional 200,000 tons per year for a price equal to our fixed production costs plus an agreed upon margin per ton. If the tubular joint venture is unable to purchase at least 400,000 tons of steel rounds per year for its Lorain, Ohio pipemill, USX is required to purchase any shortfall, under specified circumstances, to satisfy the steel round requirements of its Fairfield, Alabama pipemill facility that can not be satisfied from USX's internal production of steel rounds.

     Coke Supply Agreement. We entered into a five-year supply agreement with USX, which provides that we purchase substantially all of our requirements for coke for use in our Lorain, Ohio blast furnace from USX. The purchase price for coke is based on market prices and adjusted annually, subject to most favored nations provisions for price and other conditions, which allow us to receive the most favorable terms that USX grants to any of its coke customers.

     Pellet Supply Agreement. Under this agreement, we agreed to purchase all of our iron ore pellet requirements for our Lorain, Ohio blast furnace from USX for a period of five years. The purchase price for pellets is generally based on market prices and will be adjusted annually, subject to most favored nation provisions for price and other conditions, which allow us to receive the most favorable terms that USX grants to any of its pellet customers.

     Technology Transfer Agreements. We entered into technology transfer and related agreements with Kobe Steel, Ltd. and one of its affiliates which provides us with a license to use various Kobe technology and requires Kobe to provide us with various technical assistance in return for annual payments to Kobe of approximately $1 million.

     Safe Harbor Lease Matters Agreement. Pursuant to the master restructuring agreement, we received certain property formerly owned by USS/Kobe that qualifies as "Safe Harbor Lease Property," thus affording USX and Kobe with tax benefits. The Safe Harbor Lease Matters Agreement contains covenants and warranties to ensure that the property remains qualified as Safe Harbor Lease Property and to ensure the continuation of the tax benefits.

     Energy Management Agreement. In connection with the consummation of the Transactions, we entered into an agreement with FirstEnergy Services Corp. under which we appointed FirstEnergy as our exclusive representative for the procurement of energy supply and services. As a result of this arrangement, it is likely that much of our energy purchasing requirements will eventually be filled by FirstEnergy. Also in connection with the consummation of the Transactions, FirstEnergy purchased $30 million of the Series C convertible preferred stock of RTI. See "Security Ownership of Beneficial Owners and Management."

     In connection with the Combination, we also entered into an agreement with the new tubular steel joint venture between USX and Kobe Steel, Ltd. regarding the provision of various utilities and an agreement with USX regarding the provision of various transitional services. In addition, at the closing of the Combination, we entered into an agreement with USX regarding payment of certain payables owed by USS/KOBE Steel Company to USX.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     All of our equity is owned by Holdings, which is a limited liability company whose managing member is RTI. A number of material arrangements relating to the voting or disposition of equity securities of RTI and Holdings are included in an equityholders agreement described under "Relationships and Related Party Transactions." Except as indicated below, the following table sets forth information as to the approximate beneficial ownership of the voting equity securities of RTI after the consummation of the Transactions, assuming exercise of outstanding warrants, conversion of convertible preferred stock and exchange by USX and Kobe of their membership interests in Holdings into RTI common stock, by the following:

     o owners of more than 5% of the outstanding equity;

     o each of our directors and named executive officers; and

     o all of our executive officers and directors, as a group.

The following table does not take into account options that are expected to be granted to management in the future. Blackstone has the right to appoint a majority of the directors of RTI for so long as it beneficially owns at least 25% of the fully diluted common stock of RTI. Except as indicated in the footnotes to this table, we believe that the persons named in the table have sole voting and investment power with respect to all equity interests shown as beneficially owned by them. Unless otherwise indicated below, the address for each of our beneficial owners is c/o Republic Technologies International, LLC, 3770 Embassy Parkway, Akron, Ohio 44333-8367.

                                                                                    OWNERSHIP OF RTI
                                                                              ----------------------------
                                                                                NUMBER OF       PERCENTAGE
NAME                                                                            SHARES (#)      OWNED (%)
---------------------------------------------------------------------------   --------------    ----------
Blackstone Management Associates II L.L.C.(1)(5) ..........................        3,077,918         38.2
  345 Park Avenue
  New York, New York 10154

Veritas Capital Management LLC(2)(6) ......................................        1,072,452         13.3
  660 Madison Avenue
  New York, New York 10021

USX Corporation(3) ........................................................        1,111,405         13.8
  600 Grant Street
  Pittsburgh, Pennsylvania 15219

Kobe Steel, Ltd.(4) .......................................................        1,013,650         12.6
  10-26 Wakinohama Cho
  2 Chome Chuo-ku
  Kobe City Hyogo
  651-0072 Japan

FirstEnergy Services Corp.(5) .............................................          429,478          5.3
  76 South Main Street
  Akron, Ohio 44308

Thomas N. Tyrrell .........................................................               --           --

Joseph F. Lapinsky ........................................................               --           --

George F. Babcoke .........................................................               --           --

Robert L. Meyer ...........................................................               --           --

John G. Asimou ............................................................               --           --

Richard C. Lappin(6).......................................................               --           --

Robert Friedman(6) ........................................................               --           --

David A. Stockman(6) ......................................................               --           --

David Blitzer(6) ..........................................................               --           --

Robert B. McKeon(7) .......................................................        1,072,452         13.3

Thomas J. Campbell(7)......................................................        1,072,452         13.3

Lynn R. Williams ..........................................................               --           --

                                                                                    OWNERSHIP OF RTI
                                                                              ----------------------------
                                                                                NUMBER OF       PERCENTAGE
NAME                                                                            SHARES (#)      OWNED (%)
---------------------------------------------------------------------------   --------------    ----------
Paul J. Wilhelm ...........................................................               --           --

Albert E. Ferrara, Jr. ....................................................               --           --

Susumu Okushima ...........................................................               --           --

Tadashi Takeuchi...........................................................               --           --

All executive officers and directors as a group (23 persons) ..............        1,072,452         13.3

------------------
(1) Blackstone's beneficial ownership interest in Holdings is held indirectly through RTI. Blackstone beneficially owns all of the 536,829 outstanding shares of Class B common stock of RTI, 393,701, or approximately 73.3%, of the total 536,865 outstanding shares of Class C common stock of RTI and 2,147,388, or approximately 20.5%, of the total 3,191,637 outstanding shares of Class D common stock of RTI. Of Blackstone's Class B common stock, 423,132 shares are held directly by BRW Steel Holdings, L.P., a Delaware limited partnership initially organized by persons associated with Veritas in connection with the initial formation of BarTech, and 113,697 shares are held by BRW Steel Offshore Holdings, L.P., a Delaware limited partnership initially organized by persons associated with Blackstone and Veritas in connection with Blackstone's initial investment in BarTech. Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership for which Blackstone is the sole general partner, is the Class B general partner of BRW Steel Holdings, and pursuant to the limited partnership agreement of BRW Steel Holdings exercises all voting and dispositive powers with respect to the Class B common stock held by BRW Steel Holdings. Blackstone controls the Class B general partners of BRW Steel Offshore Holdings, and pursuant to the limited partnership agreement of BRW Steel Offshore Holdings, exercises all voting and dispositive powers with respect to the Class B common stock held by BRW Steel Offshore Holdings. Accordingly, because Blackstone has voting and dispositive control with respect to all of the shares of Class B common stock held by these partnerships, it may be deemed to beneficially own these shares. The shares of Class C and Class D common stock beneficially owned by Blackstone are held directly by Blackstone Capital Partners II Merchant Banking Fund, Blackstone Family Investment Partnership II L.P., a Delaware limited partnerships for which Blackstone is the sole general partner, and Blackstone Offshore Capital Partners II L.P., a Cayman Islands exempted limited partnership for which Blackstone is the general partner with voting and dispositive power. Accordingly, Blackstone may be deemed to beneficially own all of the shares of Class C and Class D common stock held by Blackstone Capital Partners II Merchant Banking Fund, Blackstone Offshore Capital Partners II and Blackstone Family Investment Partnership II. Messrs. Peter
    G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone. Accordingly, they may be deemed to share beneficial ownership of the shares of RTI held by Blackstone, although they disclaim this beneficial ownership.

(2) Veritas' beneficial ownership interest in Holdings is held indirectly through RTI. Veritas beneficially owns 196,410, or approximately 66.5%, of the total 295,199 outstanding shares of Class A common stock of RTI, which includes outstanding warrants for 91,609 shares of Class A common stock, 143,164, or approximately 26.7%, of the total 536,865 outstanding shares of Class C common stock of RTI and 732,878, or approximately 23.0%, of the total 3,191,637 outstanding shares of Class D common stock of RTI. Of Veritas' Class A common stock, 154,811 are held directly by BRW Steel Holdings, L.P., a Delaware limited partnership initially organized by persons associated with Veritas in connection with the initial formation of BarTech, and 41,599 shares are held by BRW Steel Offshore Holdings, L.P., a Delaware limited partnership initially organized by persons associated with Blackstone and Veritas in connection with Blackstone's initial investment in BarTech. BRW Partners, Inc., a Delaware corporation controlled by the principals of Veritas, is the Class A general partner of both BRW Steel Holdings and BRW Steel Offshore Holdings, and pursuant to the limited partnership agreements of these partnerships, exercises all voting and dispositive powers with respect to the Class A common stock held by

                                              (footnotes continued on next page)

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(footnotes continued from previous page)

    these partnerships. Accordingly, because Veritas has voting and dispositive control with respect to all of the shares of Class A common stock held by these partnerships, it may be deemed to beneficially own these shares. The shares of Class C common stock beneficially owned by Veritas are held directly by BRW Steel Holdings II, L.P., a Delaware limited partnership, and Veritas Capital, L.L.C. and KDJ, L.L.C., each Delaware limited liability companies. The general partner of BRW Steel Holdings II is BRW Partners L.L.C., a limited liability company controlled by Veritas. Each of Veritas Capital and KDJ are also controlled by Veritas. Accordingly, Veritas may be deemed to beneficially own all of these shares of Class C common stock. The shares of Class D common stock beneficially owned by Veritas are held directly by The Veritas Capital Fund, L.P., a Delaware limited partnership of which Veritas controls the general partner with voting and dispositive power. Accordingly, Veritas may be deemed to beneficially own all of the shares of Class D common stock held by The Veritas Capital Fund. The beneficial ownership number for Veritas does not include 0.6% of the fully diluted common stock held by an investor that is related to, but not an affiliate of, Veritas.

(3) USX's beneficial ownership interest in Holdings is held directly by USX RTI Holdings, Inc., a Delaware corporation and an indirect subsidiary of USX. Under the equityholders agreement described under "Relationships and Related Party Transactions," USX may exchange its ownership interests in Holdings for Class D common stock and warrants of RTI at any time after consummation of the Transactions, and under some circumstances may be required to do so by Blackstone. We have assumed such exchange in the above table.

(4) Kobe's beneficial ownership interest in Holdings is held directly by Kobe RTI Holdings, Inc., a Delaware corporation and an indirect subsidiary of Kobe. Under the equityholders agreement described under "Relationships and Related Party Transactions," Kobe may exchange its ownership interests in Holdings for Class D common stock and warrants of RTI at any time after consummation of the Transactions, and under some circumstances may be required to do so by Blackstone. We have assumed such exchange in the above table.

(5) In connection with the consummation of the Transactions, FirstEnergy or its affiliate are expected to purchase 30,000 shares of the Class C Convertible Preferred Stock of RTI, which shares will be immediately convertible, at the option of FirstEnergy, into the indicated number of shares of RTI common stock beneficially owned by FirstEnergy. See "Description of Capital Stock-- Preferred Stock."

(6) Messrs. Lappin, Friedman, Stockman and Blitzer are affiliated with Blackstone in the capacities described under "Management." Their address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. Messrs. Lappin, Friedman, Stockman and Blitzer disclaim beneficial ownership of any equity of Holdings or RTI beneficially owned by Blackstone.

(7) Messrs. McKeon and Campbell are the principals of Veritas. Accordingly, they may be deemed to share beneficial ownership of the shares of RTI common stock owned by Veritas, although they disclaim this beneficial ownership.

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

                     DESCRIPTION OF THE NEW CREDIT FACILITY

OVERVIEW

     In connection with the Transactions, we entered into a new credit facility with BankBoston, N.A., as administrative agent and co-book manager, Bank of America, N.A., as co-book manager, syndication agent and co-arranger, BancBoston Robertson Stephens Inc. as co-arranger, The Chase Manhattan Bank, as co-book manager and documentation agent, and other lenders.

     Our new credit facility consists of a senior revolving credit facility in a total principal amount of up to $425 million. The amount available to be borrowed at any time is limited by a borrowing base described below.

     The new credit facility matures on August 13, 2004.

     The obligations under the new credit facility are secured and are unconditionally and irrevocably guaranteed jointly and severally by Holdings and each of its subsidiaries other than Republic Technologies and Oberlin Insurance Company.

SECURITY INTERESTS

     Our borrowings under our new credit facility are secured by a first priority perfected security interest in:

     o the capital stock and other equity interests of each direct and indirect subsidiary of Holdings, other than Oberlin Insurance Company but including Republic Technologies, which collateral also secures the notes on an equal and ratable basis; and

     o all presently owned and subsequently acquired accounts, inventory, intellectual property and related assets of Republic Technologies and guarantors and the real estate and fixed assets comprising, and the intellectual property relating to, the CAST-ROLL(Trademark) facility, including the related melt shop.

AVAILABILITY

     Availability under our new credit facility is limited to a borrowing base. We are entitled to draw amounts under it to repay existing indebtedness, to finance working capital and capital expenditures, and for other general corporate purposes.

     The borrowing base equals:

     o 60% of "eligible inventory" subject to a maximum; plus

     o 85% of "eligible accounts receivable"; plus

     o the lesser of (a) 67% of the appraised "liquidation in-place value" of the CAST-ROLL(Trademark) facility plus the appraised value of the related real estate in Canton, Ohio, provided that no downward adjustment will be made prior to March 31, 2001, and (b) $125 million, minus the product of $4.5 million and the number of quarters elapsed beginning with the quarter ended December 31, 2000; minus

     o a reserve of between $35 million and $50 million, which will be adjusted based on the amount of undrawn available amounts under the new credit facility.

     The administrative agent under the new credit facility has the right in its discretion to modify advance rates, eligibility standards and reserves applicable to the borrowing base based on the results of commercial finance examinations, appraisals and other information.

INTEREST RATES AND FEES

     Borrowings under the new credit facility bear interest, at our option, at either:

     o a base rate used by BankBoston, N.A., plus an applicable margin; or

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     o a eurodollar rate on deposits for one, two, three or six month periods, plus the applicable margin.

     The applicable margin on base rate loans is 1.25% and on eurodollar loans is 3.25%. The applicable margin on base rate and eurodollar loans may be increased by 0.25% under specified circumstances.

     As of November 3, 1999, borrowings under the new credit facility are accruing interest at the rate of 9.1% per year.

     We also pay the lenders a commitment fee on the unused commitments under the new credit facility equal to 0.50% per annum, payable monthly in arrears. In addition, we paid the arrangers and underwriters of the new credit facility an underwriting fee on the closing date of the new credit facility.

MANDATORY AND OPTIONAL REPAYMENT

     Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds to be agreed upon, we are required to prepay outstanding loans and reduce commitments under the new credit facility with the net proceeds of specified

          o asset dispositions

          o casualty and condemnation recovery events,

          o issuances of equity and

          o incurrences of permitted debt.

     We may voluntarily prepay loans under our new credit facility, in whole or in part, without penalty, subject to minimum prepayments. If we prepay eurodollar rate loans, we are required to reimburse lenders for their breakage and redeployment costs.

COVENANTS

     Our new credit facility contains negative covenants and provisions that restrict, among other things, our ability to

          o incur additional indebtedness or guarantee the obligations of others,

          o grant liens,

          o change our line of business or create new subsidiaries,

          o merge, consolidate and acquire or sell assets or stock,

          o make capital expenditures in excess of specified annual amounts,

          o engage in transactions with our affilliates,

          o pay dividends, repurchase stock or make other forms of restricted payments and

          o prepay or amend the notes or any of our subordinated indebtedness.

The new credit facility also requires us and our subsidiaries to meet financial covenants and ratios, particularly a minimum fixed charge coverage ratio based on operating cash flow to total debt service to be tested quarterly commencing on March 31, 2001.

     The new credit facility also contains the following affirmative covenants, among others:

          o mandatory reporting of financial and other information,

          o access to our properties and books by the new credit facility lenders,

          o notice to the administrative agent and the new credit facility lenders upon the occurrence of specified events of default and other events and

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          o other customary obligations requiring us and our subsidiaries to operate our business in an ordinary manner consistent with past practices, including the maintenance of accurate books and records, insurance coverage and interest rate protection and the payment of taxes and other government charges.

EVENTS OF DEFAULT

     The new credit facility specifies customary events of default, including:

          o non-payment of principal, interest or fees,

          o violation of covenants in the new credit facility,

          o specified types of defaults by us under documents evidencing other indebtedness,

          o change of control and

          o failure to maintain security interest in, or material damage to, the collateral securing the new credit facility.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following describe the currently outstanding indebtedness of Republic, BarTech and USS/Kobe that we retained after consummation of the Transactions. The descriptions of indebtedness set forth below do not purport to be complete and are qualified in their entirety by reference to all provisions of the agreements governing the described indebtedness.

REPUBLIC PROJECT LOAN AGREEMENTS

     On October 28, 1994, the Ohio Water Development Authority issued $20.2 million of 8 1/4% Solid Waste Revenue Bonds due October 1, 2014. Additionally, on June 1, 1996, the Ohio Water Development Authority issued $53.7 million of 9% Solid Waste Revenue Bonds due June 1, 2021, which together with the 1994 bonds are referred to in this offering memorandum as the "Republic Revenue Bonds." The proceeds of the Republic Revenue Bonds funded loans by the Ohio Water Development Authority to Republic pursuant to loan agreements between Republic and the Ohio Water Development Authority. These loans were used by Republic to finance a portion of the costs of solid waste disposal and recycling facilities installed at its CAST-ROLL(Trademark) facility. Republic has agreed under the loan agreements to make payments sufficient to pay when due the principal of and interest on the Republic Revenue Bonds and any other amounts relating to the bonds. The Republic Revenue Bonds are special obligations of the State of Ohio exempt from various forms of federal, state and local income taxation and are therefore subject to mandatory redemption upon the occurrence of a determination of taxability as provided in the Republic Revenue Bonds. The Republic Revenue Bonds are also redeemable, in whole or in part, (1) at the option of Republic, at any time on or after October 1, 2004 at specified premiums set forth in the bonds that decline over three years and (2) by the Ohio Water Authority under extraordinary conditions described in the bonds.

BARTECH ECONOMIC DEVELOPMENT FINANCING

     In connection with its startup modernization and expansion plan, BarTech entered into loan agreements with lenders in the Commonwealth of Pennsylvania.

  Pennsylvania

     General. BarTech entered into a Master Agreement with the Commonwealth of Pennsylvania on July 18, 1994, which provided BarTech with a $33.0 million commitment for financing to consummate the acquisition of assets from the Bethlehem BRW Division and to modernize the BarTech facilities. The loans have been made through the Economic Development Partnership, the Community Development Block Grant Program and the Business Infrastructure Development Program. The loans governed by the Master Agreement are collectively referred to in this offering memorandum as the "Commonwealth Loans." As of June 30, 1999, approximately $28.2 million in aggregate principal amount of Commonwealth Loans were outstanding.

     Covenants. The Master Agreement, as modified by the Principal Intercreditor Agreement, contains affirmative and negative covenants, including covenants requiring BarTech, subject to exceptions, to do the following:

     o use loan proceeds in a specified manner;

     o comply with laws, pay taxes, maintain insurance, preserve its corporate existence, provide financial statements and other material operational information and maintain its operations, facility and equipment;

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     o proceed diligently to complete the modernization and expansion plan relating to BarTech's Johnstown, Pennsylvania facility;

     o commence operations by a specified date and establish various employee benefit programs and to achieve certain employment levels at the Johnstown facility;

     o comply with environmental and other laws;

     o not merge, consolidate with any other person or sell, assign, lease, abandon or otherwise dispose of specified property;

     o not create or incur additional liens, encumbrances or indebtedness; and

     o not pay any dividends or other distributions to the holders of BarTech's equity or subordinated debt.

     EDP Loans. The City of Johnstown, Pennsylvania has loaned an aggregate of approximately $10.0 million to BarTech pursuant to the Economic Development Partnership program. The EDP loans are in the approximate amounts of $5.7 million, $1.3 million and $3.0 million. The EDP loans bear interest at a rate of 3.0% per year and mature on October 1, 2009, July 1, 2010 and December 1, 2007, respectively. As of June 30, 1999, approximately $10.0 million in aggregate principal amount of indebtedness was outstanding under the EDP loans.

     CDBG Loans. The County of Cambria, Pennsylvania has loaned funds to BarTech under the Community Development Block Grant program. The CDBG loans bear interest at a rate of 3.0% per year and mature on July 1, 2010. As of June 30, 1999, approximately $643,000 in aggregate principal amount of indebtedness was outstanding under the CDBG loans.

     BID Loans. The Johnstown Industrial Development Commission has loaned BarTech $2.5 million under the Business Infrastructure Development program. The BID loan bears interest at a rate of 3.0% per year and matures on July 1, 2010. As of June 30, 1999, $2.5 million in aggregate principal amount of indebtedness was outstanding under the BID loan.

     EZCP Loan. In connection with the consummation of the Transactions, we entered into a loan agreement with the City of Johnstown, Pennsylvania pursuant to which Johnstown loaned approximately $431,600 to us from funds obtained from the Pennsylvania Department of Community Affairs under the Enterprise Zone Competitive Program. The loan bears interest at 3.0% per year, and payments of interest and principal are due quarterly. The entire unpaid balance of the loan is due on October 1, 2003. This loan is governed by the Master Agreement with the Commonwealth of Pennsylvania.

  Section 108 Loans

     The City of Johnstown and the County of Cambria loaned to BarTech
$5.5 million and $3.0 million, respectively, from funds received from the U.S. Secretary of Housing and Urban Development under the Section 108 program. The
Section 108 loans bear interest at 8.12% per year, will be amortized according to a schedule of payments of various amounts included in the Section 108 loan agreement, with quarterly installments (1) for the City of Johnstown loan, which began on July 15, 1999, and (2) for the County of Cambria loan, which began on July 15, 1997. These loans mature on September 26, 2003. As of June 30, 1999, approximately $5.75 million in aggregate principal amount was outstanding under the Section 108 loans.

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

BLISS & LAUGHLIN STEEL COMPANY CARTERSVILLE IRBS

     In December 1988, the Development Authority of Cartersville, Georgia issued $3.6 million in aggregate principal amount of its tax exempt industrial revenue bonds, or "IRBs," the proceeds of which were loaned to BarTech's Bliss & Laughlin subsidiary and used to partially fund the construction and equipping of Bliss & Laughlin's Cartersville, Georgia facility. The Cartersville IRBs bear interest at a rate equal to the minimum rate of interest which, in the opinion of the remarketing agent for the Cartersville IRBs, would be necessary to sell Cartersville IRBs in the secondary market. The interest rates paid on the Cartersville IRBs varied from 3.26% to 4.75% during fiscal 1998 and was 3.95% at June 30, 1999. Principal payments of $300,000 are due on the Cartersville IRBs on each December 1 beginning in 2009 and continuing through 2012. Thereafter, payments of $400,000 are due on each December 1 until the final payment on December 1, 2018. The Cartersville IRBs are secured by Bliss & Laughlin's Cartersville, Georgia facility and the equipment located at the facility. As of June 30, 1999, $3.6 million of indebtedness was outstanding under the Cartersville IRBs.

USS/KOBE REVENUE BONDS

     1984 EIRBs. In December 1984, the Ohio Water Development Authority issued $9 million in aggregate principal amount of tax exempt variable rate demand environmental improvement revenue bonds, or "1984 EIRBs," the proceeds of which were loaned to USX Corporation and used to finance the cost of pollution control equipment at the Lorain, Ohio facility, which was contributed by USX to USS/Kobe Steel Company in 1989. The 1984 EIRBs are special obligations of the State of Ohio exempt from various forms of federal, state and local income taxation and are therefore subject to mandatory redemption upon the occurrence of a determination of taxability, and are further subject to optional and mandatory redemption and tender prior to maturity pursuant to the terms of the trust indenture agreement concerning the 1984 EIRBs.

     The interest rates paid on the 1984 EIRBs averaged 3.68% during calendar year 1998 and was 3.3% at June 30, 1999. The 1984 EIRBs mature on December 1, 2001. As of June 30, 1999, $9.0 million of indebtedness was outstanding for USS/Kobe Steel Company under the 1984 EIRBs.

     In connection with the original issuance of the 1984 EIRBs, PNC Bank, N.A. issued an irrevocable, direct-pay letter of credit to secure payment of the principal of, interest on and the purchase price of the 1984 EIRBs, in an amount equal to the principal of the 1984 EIRBs plus an amount equal to 75 days of interest on the 1984 EIRBs at a rate of 15% per year. Draws on the letter of credit are secured by a first priority lien on bonds purchased as a result of the draw pursuant to the terms of the reimbursement agreement and a pledge and security agreement entered into between PNC Bank and USX Corporation.

     In connection with the consummation of the Transactions, we agreed to pay the debt service on the 1984 EIRBs, including remarketing fees and amounts due under the PNC letter of credit. We may need to make payments in respect of the 1984 EIRBs earlier than scheduled if USX Corporation terminates the PNC letter of credit or otherwise makes early payment in respect of the 1984 EIRBs.

     1995 EIRBs. In November 1995, the Ohio Air Quality Development Authority issued $10.16 million of its tax exempt variable rate environmental improvement revenue bonds, or "1995 EIRBs," the proceeds of which were loaned to USX Corporation for the purpose, in part, of refinancing its outstanding $4.745 million Ohio Air Quality Development Authority Floating Rate Environmental Improvement Revenue Bonds, Series B. These Series B bonds had been issued in 1980 to finance the cost of pollution control equipment at the Lorain facility. The 1995 EIRBs are special obligations of the State of Ohio exempt from various forms of federal, state and local income taxation and are therefore subject to mandatory redemption upon the occurrence of a determination

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of taxability, and are further subject to optional and mandatory redemption and tender prior to maturity pursuant to the terms of the trust indenture agreement concerning the 1995 EIRBs.

     The interest rates paid on the 1995 EIRBs averaged 3.54% during calendar year 1998 and was 3.7% at June 30, 1999. The 1995 EIRBs mature on November 1, 2015. As of June 30, 1999, $4.7 million of indebtedness was outstanding for USS/Kobe Steel Company under the 1995 EIRBs.

     The Wachovia Bank of North Carolina, N.A. has issued an irrevocable, direct-pay letter of credit to secure payment of the principal of, interest on and the purchase price of the 1995 EIRBs, in a stated amount equal to the principal amount of the 1995 EIRBs plus an amount equal to 210 days of interest on the 1995 EIRBs at a rate of 12% per year. Draws on the letter of credit are secured by a first priority lien on bonds purchased as a result of the draw pursuant to the terms of the reimbursement agreement and a pledge and security agreement entered into between Wachovia and USX Corporation.

     In connection with the consummation of the Transactions, we agreed to pay 46.7% of the debt service on the 1995 EIRBs, including 46.7% of the remarketing fees and amounts due under the Wachovia letter of credit. We may need to make payments in respect of the 1995 EIRBs earlier than scheduled if USX Corporation terminates the Wachovia letter of credit or otherwise makes early payment in respect of the 1995 EIRBs.

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

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We entered into a notes exchange and registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under specified circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated within 240 days following the original issue of the outstanding notes. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe specific obligations in the notes exchange and registration rights agreement. The outstanding notes were issued on August 13, 1999.

     Under the circumstances set forth below, we will use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

     o because of any change in law or applicable interpretations of these laws by the staff of the Commission, the issuers and the guarantors are not permitted to effect the exchange offer as contemplated by this prospectus;

     o any initial purchaser requests a shelf registration statement with respect to notes not eligible to be exchanged for exchange notes in the exchange offer;

     o any applicable law or interpretations do not permit any holder of notes to participate in the exchange offer and any of these holders notifies the issuers of this fact within 30 days of the completion of the exchange offer; or

     o any holder of notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered Transfer Restricted Securities, as defined under "Notes Exchange and Registration Rights Agreement", and any of these holders notifies the issuers of this fact within 30 days of the completion of the exchange offer.

     If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of the outstanding notes. Liquidated damages, if payable, would equal $0.192 per week per $1,000 principal amount of notes constituting Transfer Restricted Securities held by each holder until the non-compliance is remedied.

     Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

     o any exchange notes to be received by it will be acquired in the ordinary course of its business;

     o it has no and will have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     o it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the issuers and the guarantors, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange

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note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     o the holder is not an "affiliate" of Republic Technologies within the meaning of Rule 405 under the Securities Act;

     o the exchange notes are acquired in the ordinary course of the holder's business; and

     o the holder does not intend to participate in a distribution of the exchange notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     o cannot rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section in this prospectus captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes validly tendered and not properly withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the notes exchange and registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under, and entitled to, the benefits of, the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Notes" below.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $425 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the notes exchange and registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the notes exchange and registration rights agreement.

     Republic Technologies will be deemed to have accepted for exchange validly tendered outstanding notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering the exchange notes to holders. Subject to the terms of the notes exchange and registration rights agreement, Republic Technologies expressly reserves the right to amend or terminate the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Conditions to the Exchange Offer."

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on , 1999, unless in our sole discretion, we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     o to delay accepting for exchange any outstanding notes;

     o to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     o subject to the terms of the notes exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose this amendment in a manner reasonably calculated to inform the holders of outstanding notes of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

     o the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     o the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

     o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us

     o the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution" and

     o such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to Republic Technologies an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the holders, including notice by press release. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of our rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

     o complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     o comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     o the exchange agent must receive outstanding notes along with the letter of transmittal;

     o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

     o make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

     o obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation;

     o the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     o the agreement may be enforced against the participant.

     We will determine in our sole discretion all questions as to the validity, form, eligibility including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not validly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     o outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal, each tendering holder of outstanding notes will represent to us that, among other things:

     o any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

     o if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

     o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of Republic Technologies or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     o the tender is made through an eligible guarantor institution;

     o prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

     o setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered;

     o stating that the tender is being made by notice of guaranteed delivery;

     o guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

     o the exchange agent receives such properly completed and executed letter of transmittal, or a facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     o the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at one of the addresses set forth below under "--Exchange Agent;" or

     o holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any such notice of withdrawal must:

     o specify the name of the person who tendered the outstanding notes to be withdrawn;

     o identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

     o where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     o the serial numbers of the particular certificates to be withdrawn; and

     o a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

                                                      has been appointed as
exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Registered or Certified Mail:                   For Overnight Delivery Only or by Hand:

                                               By Facsimile Transmission:


     Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately
$           . They include:

     o Commission registration fees;

     o fees and expenses of the exchange agent and trustee;

     o accounting and legal fees and printing costs; and

     o related fees and expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     o certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     o tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     o a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of these taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

     o as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     o otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the notes exchange and registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     o cannot rely on the applicable interpretations of the Commission; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     We will record the exchange notes in its accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                            DESCRIPTION OF THE NOTES

     The outstanding notes were issued, and the exchange notes will be issued, under an Indenture dated as of August 13, 1999 among Republic Technologies International, LLC, RTI Capital Corp., the guarantors and United States Trust Company of New York, as trustee. While Republic Technologies and RTI Capital, which together we refer to as the "issuers," are jointly and severally liable for the obligations under the notes, RTI Capital has only nominal assets, does not conduct any operations and was formed solely to act as co-issuer of the notes. All references to the "notes" include the exchange notes, unless the context otherwise requires. Upon the issuance of the exchange notes, or the effectiveness of a shelf registration statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939.

     The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms in the indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. The definition of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

     The exchange notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the exchange notes will be payable, and the exchange notes will be transferable, at the corporate trust office or agency of the trustee in The City of New York maintained for such purposes. In addition, at the issuers' option, interest may be paid by wire transfer or check mailed to the person entitled thereto as shown on the register for the exchange notes. No service charge will be made for any registration of transfer or exchange of the exchange notes, except that the issuers may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the registration.

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

     The outstanding notes are, and the exchange notes will be, senior secured obligations of the Issuers, limited to $425.0 million aggregate principal amount, and will mature on July 15, 2009. Interest on the notes will accrue at the rate of 13 3/4% per annum and will be payable semi-annually on each January 15 and July 15, commencing January 15, 2000, to the Holders of record of notes at the close of business on January 1 and July 1 immediately preceding such interest payment date. Interest on the notes will accrue from the most recent date which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at the option of the issuers, at any time on or after July 15, 2004, at the redemption prices, which are expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the 12-month period beginning on of the years indicated below:

YEAR                                                            PERCENTAGE
-------------------------------------------------------------   ----------
2004.........................................................     106.875%
2005.........................................................     105.156%
2006.........................................................     103.438%
2007.........................................................     101.719%
2008 and thereafter..........................................     100.000%

     In addition, at any time and from time to time prior to July 15, 2002, the issuers may, at their option, following one or more Public Equity Offerings redeem up to an aggregate of 35% of the principal amount of notes originally issued from the Holders, on a pro rata basis, at a redemption price equal to 113.750% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption; provided at least 65% aggregate principal amount of notes would remain outstanding immediately after giving effect to any such redemption; provided, further, that if the Public Equity Offering is by Parent Guarantor, RTI or any other direct or indirect parent company of Republic Technologies, the net proceeds thereof shall have been contributed to Republic Technologies or used to buy Capital Stock (other than Disqualified Capital Stock) of Republic Technologies on or prior to the date of redemption. Notice of any such redemption must be mailed to Holders no later than 60 days after the applicable Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided that no notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering, selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (provided that no notes of a principal amount of $1,000 or less shall be redeemed in part and subject to the procedures of DTC), unless such method is otherwise prohibited.

     Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. See "Book-entry; Delivery and Form." If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. In the event of the partial redemption of a certificated note, a new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Issuers have deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the indenture.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), either or both of the issuers shall notify the Holders, in the manner prescribed by the indenture, of such occurrence and shall make an offer to purchase (the "Change of Control Offer") on a business day (the "Change of Control Payment Date") that is not later than 60 days following the Change of Control Date, all notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to any Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the issuers or the Guarantors will have available funds sufficient to pay for all of the notes that might be delivered by Holders seeking to accept the Change of Control Offer. The issuers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the issuers and purchases all notes validly tendered and not properly withdrawn under such Change of Control Offer.

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     Alternatively, the issuers may assign all or part of their obligations to purchase all notes validly tendered and not properly withdrawn under a Change of Control Offer to a third party. In the event of such an assignment, the issuers shall be released from their obligations to purchase the notes as to which the assignment relates subject to the third party purchasing such notes.

     A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control to the extent a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased by either issuer pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at the option of Republic Technologies. Notes purchased by a third party upon assignment will have the status of notes issued and outstanding.

     The New Credit Facility contains, and other debt that may be incurred in the future could contain, prohibitions of certain events that would constitute a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the notes could cause a default under such indebtedness even if the Change of Control itself does not, due to the financial effect of such repurchase on the issuers. In the event that a Change of Control occurs at a time when the issuers are prohibited from purchasing notes under the terms of any such indebtedness, the issuers could seek the consent of their lenders to purchase the notes or could attempt to refinance such indebtedness. If the issuers do not obtain such consent or refinance such indebtedness, the issuers will remain prohibited from purchasing the notes and/or making the Change of Control Offer. In such case, the issuers' failure to make the Change of Control Offer or purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the New Credit Facility.

     If the issuers are required to make a Change of Control Offer, the issuers will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations and any applicable requirements of any securities exchange on which the notes are listed and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

THE GUARANTEES

     Each of the Parent Guarantor and Subsidiary Guarantors will fully and unconditionally guarantee (each, a "Guarantee") on a joint and several basis all of the issuers' obligations under the notes and the indenture, including their obligations to pay principal, premium, if any, and interest with respect to the notes. Except as provided in "--Certain Covenants" below, the issuers are not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

     Pursuant to the Guarantees, if the issuers default in payment of any amount owing in respect of any notes, each guarantor will be obligated to duly and punctually pay the same. Pursuant to the terms of the Indenture, each of the guarantors has agreed that its obligations under its Guarantee will be unconditional, irrespective of the absence of any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     Notwithstanding the foregoing, the obligations of each guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed, as it relates to such guarantor, without being voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     If no Default exists or would exist under the Indenture, concurrently with any sale or disposition of any Subsidiary Guarantor by merger, sale of all or substantially all of its assets, liquidation or otherwise which is in compliance with the terms of the indenture (other than a transaction subject to the provisions described under the first paragraph of "--Consolidation, Merger, Sale of Assets"), such Subsidiary Guarantor and each Subsidiary of such Guarantor that is also a Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Guarantee.

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In addition, subject to the foregoing conditions, any Subsidiary Guarantor and each Subsidiary of such Subsidiary Guarantor that is also a Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Guarantee, unless the issuers otherwise elect, if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary in compliance with the terms of the indenture and all other guarantees of such Subsidiary Guarantor of Indebtedness of the Issuers and the Restricted Subsidiaries are released in connection therewith. A sale of assets or Capital Stock of a Subsidiary Guarantor may constitute an Asset Sale subject to the covenant regarding "Disposition of Proceeds of Asset Sales."

RANKING

     The indebtedness of the issuers evidenced by the notes will rank senior in right of payment to all indebtedness of the issuers which is expressly subordinate in right of payment to the notes and will rank pari passu in right of payment with all other existing or future unsubordinated indebtedness of the issuers. The indebtedness of each guarantor evidenced by its Guarantee will rank senior in right of payment to all indebtedness of such guarantor which is expressly subordinated in right of payment to its Guarantee and will rank pari passu in right of payment with all other existing and future unsubordinated indebtedness of such guarantor. The notes will be effectively subordinate in right of payment to all existing and future liabilities, including trade payables, of any of the issuers' future subsidiaries which are not Subsidiary Guarantors.

SECURITY

     For a summary description of certain of the Collateral securing the notes and the Guarantees and the Intercreditor Agreements which establish among certain creditors the relative rights and priorities of such creditors, including Holders, in and to the Collateral, see "Description of Collateral and Intercreditor Agreements."

CERTAIN COVENANTS

     Set forth below are certain covenants which will be contained in the indenture.

     Limitation on Additional Indebtedness and Certain Preferred Stock. The indenture provides that the issuers will not (A) incur any Indebtedness (including any Acquired Indebtedness) and (B) permit any of the Restricted Subsidiaries to incur any Indebtedness (including Acquired Indebtedness) or issue any Preferred Stock; provided that (1) the issuers and the Subsidiary Guarantors will be permitted to incur Indebtedness (including Acquired Indebtedness) and the Subsidiary Guarantors may issue Preferred Stock and (2) a Restricted Subsidiary that is not a Subsidiary Guarantor will be permitted to incur Acquired Indebtedness if, in either case, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Republic Technologies would be greater than or equal to (a) 2.25 to 1, if such Indebtedness is to be incurred on or prior to July 15, 2001, and
(b) 2.50 to 1, if such Indebtedness is to be incurred after July 15, 2001.

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     Notwithstanding the foregoing, the issuers and the Restricted Subsidiaries, as applicable, may incur or issue each and all of the following (each of which shall be given independent effect):

          (a) Indebtedness under the notes, the exchange notes, the Guarantees and the indenture;

          (b) Indebtedness of Republic Technologies and the Restricted Subsidiaries outstanding on the Issue Date;

          (c) Indebtedness of Republic Technologies and the Restricted Subsidiaries outstanding from time to time pursuant to the New Credit Facility in a principal amount not to exceed the sum of

             (1) the greater of (A) $325.0 million and (B) the sum of (x) 85% of the aggregate book value of the accounts receivable (determined in accordance with GAAP) of Republic Technologies and the Restricted Subsidiaries and (y) 60% of the aggregate book value of the inventory (determined in accordance with GAAP) of Republic Technologies and the Restricted Subsidiaries and

             (2) if such Indebtedness is secured by the CAST-ROLL Facility and related assets, $125.0 million less amounts incurred and outstanding under clause (d) below;

          (d) if Indebtedness outstanding under clause (c) above is not secured by the CAST-ROLL Facility and related assets, Indebtedness of Republic Technologies and the Restricted Subsidiaries secured by the CAST-ROLL Facility in an amount not to exceed 80% of the liquidation value-in place (as such term is defined in the appraisals delivered in connection with the Transactions) of the CAST-ROLL Facility plus the appraised Fair Market Value of the related real estate (determined within 30 days of the date of any incurrence of Indebtedness secured by the CAST-ROLL Facility);

          (e) Indebtedness of a Restricted Subsidiary owed to and held by Republic Technologies or another Restricted Subsidiary, in each case which is not subordinated in right of payment to any Indebtedness of such Restricted Subsidiary, except that

             (1) any transfer of such Indebtedness by Republic Technologies or a Restricted Subsidiary (other than to Republic Technologies or to a Restricted Subsidiary) and

             (2) the sale, transfer or other disposition by Republic Technologies or any Restricted Subsidiary of Capital Stock of or the occurrence of any other event which results in any Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary ceasing to be a Restricted Subsidiary shall, in each such event, be deemed an incurrence of Indebtedness subject to the other provisions of this covenant;

          (f) Indebtedness of an issuer owed to and held by a Restricted Subsidiary; provided that if such Indebtedness is owed to and held by a Restricted Subsidiary (other than RTI Capital Corp.) that is not a Subsidiary Guarantor, it shall be unsecured and subordinated in right of payment to the payment and performance of such issuer's obligations under the indenture and the notes; provided, further, in any such case, that

             (1) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and

             (2) the sale, transfer or other disposition by an Issuer or any Restricted Subsidiary of Capital Stock or the occurrence of any other event which results in any Restricted Subsidiary which holds Indebtedness of such Issuer ceasing to be a Restricted Subsidiary shall, in each such event, be deemed an incurrence of Indebtedness subject to the other provisions of this covenant;

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          (g) shares of Preferred Stock of a Restricted Subsidiary issued to and held by an issuer or a Restricted Subsidiary; provided that

             (1) any transfer (other than to another Restricted Subsidiary) of such shares and

             (2) the sale, transfer or other disposition by an Issuer or any Restricted Subsidiary of Capital Stock of any Restricted Subsidiary or the occurrence of any other event which results in any Restricted Subsidiary which holds such shares such that it ceases to be a Restricted Subsidiary shall, in each such event, be an issuance of Preferred Stock subject to the other provisions of this covenant;

          (h) Interest Rate Protection Obligations of Republic Technologies or a Restricted Subsidiary relating to Indebtedness of Republic Technologies or a Restricted Subsidiary; provided that

             (x) any Indebtedness to which any such Interest Rate Protection Obligations relate is otherwise permitted to be incurred under this covenant and

             (y) the notional principal amount of any such Interest Rate Protection Obligations at the time of incurrence does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (i) Indebtedness of Republic Technologies or any of the Restricted Subsidiaries under

             (1) Currency Agreements relating to Indebtedness or other obligations of Republic Technologies or one of the Restricted Subsidiaries entered into to hedge actual currency exposure or

             (2) commodities hedging agreements entered into to hedge actual commodity price exposure;

          (j) Indebtedness of Republic Technologies or any of the Restricted Subsidiaries (including Indebtedness represented by letters of credit for the account of Republic Technologies or a Restricted Subsidiary) in respect of financing workers' compensation, health, disability or other employee benefits, social security payments, property, casualty or liability insurance or other claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (k) Indebtedness representing obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

          (l) Indebtedness arising from agreements of an issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

          (m) Indebtedness extinguished within five Business Days of incurrence arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds;

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          (n) Government Assisted Indebtedness of Republic Technologies or any
     of the Restricted Subsidiaries; provided such Government Assisted Indebtedness does not have a Stated Maturity prior to the final Stated Maturity of the notes and is not secured by any Lien on any Collateral that would not constitute a Permitted Collateral Lien with respect to such Collateral;

          (o) Indebtedness secured by purchase money liens on equipment in an amount not to exceed $50.0 million at any time outstanding;

          (p) Indebtedness of Republic Technologies or any of the Restricted Subsidiaries, in addition to that described in clauses (a) through (o) above or clause (q) below, in an aggregate principal amount not to exceed $50.0 million at any time outstanding; and

          (q) Refinancing Indebtedness.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Republic Technologies shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Limitation on Restricted Payments. The indenture provides that the issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

          (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of Republic Technologies or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Republic Technologies (other than dividends or distributions payable solely in Capital Stock of Republic Technologies (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock of Republic Technologies (other than Disqualified Capital Stock));

          (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of Republic Technologies (other than any such Capital Stock owned by a Restricted Subsidiary);

          (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, in each case, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than

     (A) the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and

     (B) any such Subordinated Indebtedness owned by Republic Technologies or a Restricted Subsidiary); or

          (d) make any Investment (other than any Permitted Investment) in any person

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) proposed to be transferred by Republic Technologies or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment),

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     (A) no Default shall have occurred and be continuing,

     (B) immediately after giving effect to such Restricted Payment, the Consolidated Fixed Charge Coverage Ratio of Republic Technologies would be equal to or greater than 2.5 to 1, and

     (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of, without duplication,

          (1) 50% of the Consolidated Net Income of Republic Technologies accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 1999 and ending on the last day of the fiscal quarter of Republic Technologies immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of Republic Technologies for such period shall be a deficit, minus 100% of such deficit) plus

          (2) 100% of the aggregate net cash proceeds and the Fair Market Value of property other than cash received by Republic Technologies (other than net cash proceeds received as part of the Transactions) either

             (x) from the issuance or sale of Capital Stock (excluding Disqualified Capital Stock, but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Capital Stock)) of Republic Technologies after the Issue Date or

             (y) as a capital contribution in respect of Capital Stock (other than Disqualified Capital Stock) of Republic Technologies after the Issue Date, in each case to or from any person (other than (a) to or from a Restricted Subsidiary or (b) to or from any employee, officer, director or employee stock ownership trust qualified under the Internal Revenue Code to the extent the issuance and sale was directly or indirectly funded by a loan or advance by Republic Technologies or any Subsidiary of Republic Technologies to such trust or such persons) plus

          (3) 100% of the aggregate net cash proceeds and the Fair Market Value of property (other than property constituting Investments that would be Restricted Payments) that are received upon the sale, liquidation or other disposition or other return of capital for cash in respect of any Investment constituting a Restricted Payment made after the Issue Date to the extent included in the calculation of this clause (C), less the cost of the disposition of such Investment plus

          (4) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the "Limitation on Designations of Unrestricted Subsidiaries" covenant below, the Fair Market Value of the interests of Republic Technologies and any of the Restricted Subsidiaries in such Subsidiary; provided that such amount shall not in any case exceed the Designation Amount with respect to such Subsidiary upon its Designation.

For purposes of the preceding clause (C)(2), upon the issuance of Capital Stock either from the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by Republic Technologies at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by Republic Technologies, if any, upon the conversion, exchange or exercise thereof, in each case when so received.

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     None of the foregoing provisions will prohibit:

          (1) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph;

          (2) the redemption, the repurchase or other acquisition or retirement of any shares of any class of Capital Stock of Republic Technologies or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of,

             (x) a substantially concurrent issue and sale of other shares of Capital Stock (other than Disqualified Capital Stock) of Republic Technologies to any person (other than to a Subsidiary of Republic Technologies) or

             (y) a capital contribution in respect of Capital Stock (other than Disqualified Capital Stock) of Republic Technologies;

            provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C) of the preceding paragraph;

          (3) any redemption, repurchase or other acquisition or retirement of

             (1) Subordinated Indebtedness in exchange for, or out of the net cash proceeds (excluding net cash proceeds received as part of the Transactions) of, a substantially concurrent issue and sale of

                (x) Capital Stock (other than Disqualified Capital Stock) of Republic Technologies to any person (other than to a Subsidiary of Republic Technologies) or

                (y) a capital contribution from Republic Technologies; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C) of the preceding paragraph; or

             (2) Indebtedness of Republic Technologies issued to any person (other than a Subsidiary of Republic Technologies), so long as such Indebtedness is Subordinated Indebtedness which

                (x) has no scheduled principal payments earlier than the 91st day after the final maturity date of the notes and

                (y) is subordinated to the notes in the same manner and at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired;

          (4) Investments made out of the net cash proceeds (excluding net cash proceeds received as part of the Transactions) of a substantially concurrent issue and sale of shares of Capital Stock (other than Disqualified Capital Stock) of Republic Technologies to any person (other than to a Subsidiary of Republic Technologies); provided that the amount of any such net cash proceeds shall be excluded from clause (C) of the preceding paragraph;

          (5) payments to Parent Guarantor, RES Holding Corporation and RTI to allow Parent Guarantor, RES Holding Corporation and RTI to pay their operating and administrative expenses, including, without limitation, directors fees, legal and audit expenses, SEC compliance expenses and corporate franchise and other taxes that are directly attributable to Republic Technologies and the Restricted Subsidiaries;

          (6) payments made to Parent Guarantor, RES Holding Corporation and RTI or by Republic Technologies to permit the purchase or redemption of their Capital Stock (including related stock

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     appreciation rights or similar securities) held by present or former officers, employees or consultants of RTI or Republic Technologies or any of its Subsidiaries or by any employee pension benefit plan or management equity or stock option plan or agreement upon such Person's death, disability, retirement or termination of employment or under the terms of any such employee pension benefit plan or any other agreement under which such Capital Stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions that may be made under this clause (6) shall not exceed $3.0 million per year (the "Base Amount"); provided that, to the extent that not all of the Base Amount is utilized in any year, the unused portion of such Base Amount may be carried forward to and be deemed part of the Base Amount only for the immediately subsequent year and not any succeeding year;

          (7) provided that Republic Technologies is then treated as a partnership (or a pass-through or disregarded entity) for federal or state income tax purposes, distributions in respect of Capital Stock of Republic Technologies or Investments by Republic Technologies to the extent necessary to permit direct or indirect beneficial holders to receive tax distributions, as provided for in the limited liability company agreement of the Parent Guarantor not to exceed the tax liabilities payable by such owners in respect of income of Republic Technologies and any of its Subsidiaries that, for tax purposes, are treated as pass-through or disregarded entities; provided that nothing in this clause (7) will be deemed to permit any such distribution

             (a) in excess of amounts that a consolidated group that includes Republic Technologies as the "parent" and any of its Subsidiaries that, for tax purposes, are treated as pass-through or disregarded entities would be required to pay on a stand-alone basis were such entities taxable as a consolidated group of corporations, except for distributions to the extent necessary to permit such holders to pay their tax liabilities attributable to the disproportionate sharing of income or loss of Republic Technologies and its Subsidiaries, and

             (b) to pay any tax liabilities of direct or indirect investors in Republic Technologies or the Parent Guarantor resulting from the conversion of Republic Technologies from a limited liability company to corporate form, including pursuant to a Roll-up Transaction;

          (8) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock issued or incurred in compliance with the "Limitation on Additional Indebtedness and Certain Preferred Stock" covenant;

          (9) Restricted Payments made in connection with the completion of the Transactions;

          (10) so long as no Default shall have occurred and be continuing, Restricted Payments made in order to enable RTI to make dividend payments on, and the scheduled redemption of, the Bethlehem Preferred Stock, as in effect on the Issue Date;

          (11) so long as no Default shall have occurred and be continuing, Restricted Payments the proceeds of which are or will be used to pay or to fund the payment of management fees and monitoring fees in an amount not to exceed $4.0 million in any calendar year; provided that

             (a) if such Restricted Payment is to be made on or after January 15, 2001, the Consolidated Fixed Charge Coverage Ratio of Republic Technologies would equal or exceed 1.75 to 1 at the time such payment and

             (b) payments which are not permitted under this clause (11) by reason of a Default or the preceding clause (1) may be accrued and carried forward to subsequent periods;

          (12) repurchases of Capital Stock deemed to occur, upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; and

          (13) the exchange of an Investment constituting a Restricted Payment which was included in clause (C) of the preceding paragraph for another Investment which would constitute a Restricted Payment of approximately equal or greater Fair Market Value.

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     In computing the amount of Restricted Payments previously made for purposes of clause (C) of the second preceding paragraph, Restricted Payments made under the clauses (1), (4), (5), (6), (8), (10) and, without duplication to the extent deducted in arriving at Consolidated Net Income, (vii) and (11) of the preceding paragraph shall be included and clauses (2), (3), (9), (12) and (13) shall not be so included.

     Limitation on Liens. The indenture provides that the issuers will not, and will not cause or permit any of the Restricted Subsidiaries to directly or indirectly, create, incur, assume, affirm or permit or suffer to exist or remain in effect any Liens:

          (a) upon any item of Collateral or upon the New Bar Mill other than Permitted Collateral Liens, and

          (b) upon any other properties or assets of Republic Technologies or of any of the Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, not constituting Collateral, except for the following: (1) Liens existing on the Issue Date, to the extent and in the manner such Liens are in effect on the Issue Date; and (2) Permitted Liens.

     Republic Technologies and the Pledgors will be permitted to incur and suffer to exist purchase money Liens to finance the acquisition or construction of personal property or fixtures of Republic Technologies or any Restricted Subsidiary free of the Liens securing the Notes under the Security Documents for so long as the related Indebtedness shall be outstanding, notwithstanding any contrary provision of the Security Documents or the Indenture; provided that

          (1) the aggregate principal amount of all related purchase money Indebtedness (and refinancings thereof) contemplated by this sentence shall not exceed $15.0 million,

          (2) the related Indebtedness shall not be secured by any property or assets of an Issuer or any of its Subsidiaries other than the property or assets so acquired or constructed and

          (3) each such purchase money Lien shall either (x) exist at the time of acquisition or construction or (y) be created within 180 days of such acquisition or construction.

     Limitation on Sale-Leaseback Transactions. The indenture will provide that the issuers will not, and will not permit any of the Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction with respect to any property of Republic Technologies or any of the Restricted Subsidiaries. Notwithstanding the foregoing, Republic Technologies and the Restricted Subsidiaries may enter into Sale-Leaseback Transactions with respect to property not constituting Collateral which is acquired or constructed after the Issue Date; provided that

          (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of Republic Technologies or such Restricted Subsidiary, as the case may be,

          (b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause (a), Republic Technologies would be able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "Limitation on Additional Indebtedness and Certain Preferred Stock" above (or, in the case of a Sale-Leaseback Transaction involving the CAST-ROLL Facility, in accordance with clause (c) or (d) of the "Limitations on Incurrence of Additional Indebtedness and Certain Preferred Stock" covenant) and

          (c) such Sale-Leaseback Transaction shall be in compliance with the covenant "Limitation on Liens." Notwithstanding the foregoing, Republic Technologies and the Restricted Subsidiaries may enter into and assume certain safe harbor leases to which USS/Kobe is a party in connection with the Transactions.

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     Limitation on Dividends and Other Payment Restrictions Affecting Restricted
Subsidiaries. The indenture provides that the issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

          (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits,

          (b) pay any Indebtedness owed to an issuer or any other Restricted Subsidiary,

          (c) make loans or advances to, or any investment in, an Issuer or any other Restricted Subsidiary, or

          (d) sell, lease or transfer any of its properties or assets to an Issuer or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of

             (1) the indenture, the New Credit Facility and the Security
                 Documents,

             (2) any restrictions existing under or contemplated by agreements in effect on the Issue Date,

             (3) with respect to a Restricted Subsidiary of an issuer that is not a Restricted Subsidiary of such Issuer on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of such issuer (but not created in contemplation of such Person becoming a Restricted Subsidiary),

             (4) applicable law or any applicable rule, regulation or order,

             (5) customary restrictions arising from Liens permitted under the
                 "Limitation on Liens" covenant to the extent related to the assets subject to such Liens,

             (6) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

             (7) customary provisions contained in leases and other agreements entered into in the ordinary course of business,

             (8) any restrictions existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clauses (1), (2) and (3) above; provided that the terms and conditions of any such restrictions under this clause (8) are not materially less favorable to the Holders than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced,

             (9) provisions contained in agreements or instruments which prohibit the transfer of all or substantially all of the assets of the obligor and its Subsidiaries unless the transferee shall assume the obligations of the obligor under such agreement or instrument, and

             (10) customary restrictions in any sale contract relating to any asset (including Capital Stock) which is the subject of the completed sale.

     Disposition of Proceeds of Asset Sales. The indenture provides that the issuers will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Sale unless

          (1) such Asset Sale is for Fair Market Value,

          (2) at least 75% of the proceeds therefrom consist of cash and/or Cash Equivalents; provided that

             (x) if such Asset Sale does not involve the sale, transfer or other disposition of any Collateral, Indebtedness (other than Subordinated Indebtedness) of Republic Technologies or any of the Restricted Subsidiaries assumed by the purchaser shall be counted as cash for such purposes if Republic Technologies and the Restricted Subsidiaries are unconditionally released from any liability therefor,

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             (y) if such Asset Sale involves the sale, transfer or other disposition of any Collateral, Indebtedness of any Pledgor secured by a Permitted Collateral Lien upon such Collateral that ranks prior to the notes assumed by the purchaser shall be treated as cash for such purposes if such Pledgor is unconditionally released from any liability therefor and

             (z) to the extent such Asset Sale involves the Specialty Steel Assets or the Closed Facilities, this clause (2) need not be complied with,

          (3) if such Asset Sale involves the sale, transfer or other disposition of any Collateral, it shall be in compliance with the provisions described under "--Possession, Use and Release of Collateral" and

          (4) the Issuers shall apply the Net Cash Proceeds of such Asset Sale within 365 days of receipt thereof, as follows:

             (A) first, to the extent such Net Cash Proceeds are received from an Asset Sale (x) not involving the sale, transfer or disposition of any Collateral ("Non-Collateral Proceeds") or (y) involving the sale, transfer or disposition of Collateral which is subject to a Permitted Collateral Lien which is prior to the Lien granted to the Collateral Agent for the benefit of the trustee and the Holders ("Senior Collateral Proceeds"), to satisfy all mandatory repayment obligations arising by reason of such Asset Sale under the terms of any instrument (or related security agreement) governing any Indebtedness which is secured by the assets which are the subject of such Asset Sale; provided that the available borrowings (if applicable) under, and the outstanding amount of such Indebtedness, shall be permanently reduced to the extent such Non-Collateral Proceeds or Senior Collateral Proceeds are so applied;

             (B) second, to the extent such Net Cash Proceeds are received from an Asset Sale involving the sale, transfer or disposition of Collateral which is subject to a Permitted Collateral Lien which ranks pari passu with the Lien granted to the Collateral Agent for the benefit of the trustee and the Holders ("Pari Passu Proceeds"), that portion of the Pari Passu Proceeds not constituting the noteholders' Pro Rata Share thereof to satisfy all mandatory prepayment obligations arising by reason of such Asset Sale under the terms of the New Credit Facility; provided that the available borrowings under, and the outstanding amount of, such Indebtedness shall be permanently reduced to the extent such Pari Passu Proceeds are so applied; and

             (C) third, with respect to any Non-Collateral Proceeds, Senior Collateral Proceeds and Pari Passu Proceeds remaining after application pursuant to the preceding paragraphs (A) and (B) and any Net Cash Proceeds received from an Asset Sale involving the sale, transfer or other disposition of any Collateral (other than Net Cash Proceeds from an Asset Sale of Collateral subject to a Permitted Collateral Lien that is prior to or pari passu with the Lien of the Trustee and the Holders ("Junior Collateral Proceeds")) (any such remaining Non-Collateral Proceeds, remaining Senior Collateral Proceeds, Junior Collateral Proceeds and Pari Passu Proceeds are referred to herein as the "Available Amount"), either or both of the issuers shall make an offer to purchase (the "Asset Sale Offer") from all Holders, up to a maximum principal amount (expressed as a multiple of $1,000) of notes plus accrued and unpaid interest thereon, if any, equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that the issuers will not be required to apply pursuant to this paragraph (C) any Available Amount received from any Asset Sale if, and only to the extent that,

                (x) such Net Cash Proceeds are applied by the issuers or any Restricted Subsidiary to acquire or construct property or assets in lines of business related to the issuers' and the Restricted Subsidiary's business at such time (a "Permitted Related Acquisition") and

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                (y) if any of the Available Amount so invested pursuant to a
           Permitted Related Acquisition derived directly or indirectly from an Asset Sale of Collateral, the property and assets so acquired are made subject to a Lien securing the notes and any other Indebtedness secured by such Collateral having the same relative priorities pursuant to the Intercreditor Agreements as the Lien on the Collateral subject to the Asset Sale pursuant to, and subject to, the provisions described under "--Possession, Use and Release of Collateral--Substitute Collateral" below and the relevant pledgor becomes a Subsidiary Guarantor.

The issuers may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph). The Asset Sale Offer shall remain open for a period of at least 20 business days. To the extent the Asset Sale Offer is not fully subscribed to by the Holders, Republic Technologies or the Restricted Subsidiary, as the case may be, may retain such unutilized portion of the Available Amount free and clear of the Lien of the Security Documents.

Notwithstanding the foregoing, neither Republic Technologies nor any Restricted Subsidiary shall be subject to the terms of paragraphs (A) through (C) above

          (x) with respect to any tax distributions as determined under paragraph (7) of "Limitations on Restricted Payments" with respect to income from Asset Sales (without duplication for amounts deducted in arriving at the amount of Net Cash Proceeds) and

          (y) to the extent that the Net Cash Proceeds received by Republic Technologies or a Restricted Subsidiary in connection with any Asset Sale involving Specialty Steel Assets or the Closed Facilities are applied to repay Indebtedness under the New Credit Facility or to make capital expenditures or to acquire tangible assets.

     Whenever Net Cash Proceeds from an Asset Sale of Collateral are received by Republic Technologies or any Restricted Subsidiary, the issuers shall deposit, or cause to be deposited, such Net Cash Proceeds with the Collateral Agent as Trust Moneys subject to disposition as provided in this covenant or as provided under the "--Possession, Use and Release of Collateral" and such Net Cash Proceeds shall be set aside by the Collateral Agent pending application to either the purchase of notes or its other permitted applications. At the direction of the issuers, such Net Cash Proceeds shall be required to be invested by the Collateral Agent in Cash Equivalents. Republic Technologies or the Restricted Subsidiary, as applicable, shall be entitled to any interest or dividends accrued, earned or paid on such investments.

     If the issuers are required to make an Asset Sale Offer, the issuers will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations and any applicable requirements of any securities exchange on which the notes are listed and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

     Limitation on Transactions with Affiliates. The issuers shall not, and shall not permit, cause or suffer any of the Restricted Subsidiaries to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their respective Affiliates (each an "Affiliate Transaction"), unless

          (a) such transaction or series of related transactions is on terms reasonably believed to be no less favorable to such Issuer or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time with an unrelated Person, and

          (b) with respect to a transaction or series of related transactions involving aggregate payments or Fair Market Value equal to or greater than $10.0 million, the issuers shall have delivered an officers' certificate to the trustee certifying that such transaction or series of related

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     transactions complies with the preceding clause (a) and that such transaction or series of related transactions has been approved by the Requisite Managers; provided that, in lieu of complying with clause (b), the issuers may obtain a written opinion from an Independent Financial Advisor qualified to pass upon the required matters stating that the terms of such transaction or series of transactions are fair to such Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view;

provided that this covenant will not restrict the issuers or the Restricted Subsidiaries from

          (a) making Restricted Payments permitted under "Limitation on Restricted Payment";

          (b) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Republic Technologies;

          (c) transactions among an issuer and Restricted Subsidiaries and transactions among Restricted Subsidiaries of an issuer otherwise permitted by the Indenture;

          (d) the making of loans and advances and the payment of fees and indemnities to directors, officers and employees of the issuers and the Restricted Subsidiaries in the ordinary course of business;

          (e) transactions pursuant to agreements in existence on the Issue Date (including, without limitation, the limited liability company agreement for Republic Technologies) or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect);

          (f) any employment agreements entered into by an issuer or any of the Restricted Subsidiaries in the ordinary course of business;

          (g) any sale of Capital Stock (other than Disqualified Capital Stock) of an issuer;

          (h) so long as no Default has occurred and is continuing, the payment of management, consulting, monitoring and advisory fees and related expenses to Blackstone, Veritas, USX and Kobe and their Affiliates not to exceed $4.0 million in the aggregate in any calendar year to the extent that it would be permitted under clause (11) of the second paragraph of the covenant "Limitation on Restricted Payments";

          (i) payments by an issuer or any of the Restricted Subsidiaries to Blackstone, Veritas, USX and Kobe and their Affiliates made for any financial advisory, underwriting or placement services or in respect of other investment banking activities consistent with past customary practice of Blackstone and Veritas, respectively, with respect to their portfolio companies, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the issuer in good faith;

          (j) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture;

          (k) transactions and payments pursuant to the Supply and Service Agreements and any other agreements in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous from the perspective of the Holders in any material respect) or any transaction explicitly contemplated thereby;

          (l) transactions pursuant to the management agreement with Haynes International, Inc. relating to the Specialty Steel Assets;

          (m) an Asset Sale of the Specialty Steel Assets made in compliance with the covenant "Disposition of Proceeds of Asset Sales"; and

          (n) the provision of reasonable assistance to any Affiliates of the issuers in connection with processing financing transactions, including, without limitation, offerings of securities by RTI and its stockholders.

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     RTI Capital Corp.  The indenture provides that Republic Technologies will at all times own 100% of the Capital Stock of RTI Capital Corp. and that RTI Capital Corp. will not hold any operating assets or other properties or conduct any business other than to serve as an Issuer and co-obligor with respect to the notes and will not own any Capital Stock of any other person.

     Limitation on Designations of Unrestricted Subsidiaries. The indenture provides that an issuer may designate any Subsidiary of Republic Technologies (other than RTI Capital Corp., a Subsidiary Guarantor or any Subsidiary which owns or holds any Collateral) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) Republic Technologies would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the Capital Stock of such Subsidiary on such date; and

          (c) Republic Technologies would be permitted under the Indenture to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Additional Indebtedness and Certain Preferred Stock" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, Republic Technologies shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that

          (1) the issuers shall not and shall not permit any Restricted Subsidiary to, at any time (x) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or
     (y) to the extent permitted under the covenant described under "--Limitation on Restricted Payments," and

          (2) no Unrestricted Subsidiary shall at any time guarantee or otherwise provide credit support for any obligation of Republic Technologies or any Restricted Subsidiary (other than Indebtedness not under the New Credit Facility in amounts not to exceed $50.0 million in aggregate for all Unrestricted Subsidiaries).

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     The indenture further provides that the issuers may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens, Indebtedness and Affiliate Transactions of or involving such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture.

     All Designations and Revocations must be evidenced by Board Resolutions of the issuers delivered to the trustee certifying compliance with the foregoing provisions.

     Provision of Financial Information. Whether or not Republic Technologies is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Republic Technologies shall file with the Commission (but only if the Commission accepts such filings) the annual reports, quarterly reports and other documents which Republic Technologies would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) (each, an "Exchange Act Report") or any successor provision thereto if Republic Technologies was so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Republic Technologies would have been required so to file such documents if Republic Technologies was so subject. If, at any time prior to the consummation of the Exchange Offer when Republic Technologies is not subject to such
Section 13(a) or 15(d), the information which would be required in an Exchange Act Report is included in a public filing of Republic Technologies under the Securities Act at the applicable Required Filing Date, such public filing shall fulfill the filing requirement with the Commission with respect to the applicable Exchange Act Report.

     Republic Technologies shall also in any event

          (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the Commission)

                (1) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the note register, without cost to such Holders, and

                (2) file with the trustee, copies of the annual reports, quarterly reports and other documents which Republic Technologies is required to file with the Commission pursuant to this covenant, or, if such filing is not so permitted (or, prior to the consummation of the Exchange Offer, when Republic Technologies is not subject to
           Section 13(a) or 15(d) of the Exchange Act), information and data of a similar nature, and

          (b) if, notwithstanding the preceding sentence, filing such documents by Republic Technologies with the Commission is not permitted by Commission practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder.

     Notwithstanding the foregoing, if Parent Guarantor remains a guarantor with ownership of 100% of the Capital Stock of Republic Technologies and with no material assets other than its interests in Republic Technologies, all of the information, reports and filings otherwise required of Republic Technologies may instead be supplied by and relate to Parent Guarantor and none of the information or reporting obligations shall apply with respect to the period ended June 30, 1999. In addition, for so long as any notes remain outstanding, Republic Technologies will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     Republic Technologies will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and Republic Technologies will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of

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transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Republic Technologies and the Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto

          (a) either

                (1) if the transaction or series of transactions is a merger or consolidation, Republic Technologies shall be the surviving person of such merger or consolidation, or

                (2) the person formed by any such consolidation or into which Republic Technologies or such Restricted Subsidiary is merged or to which the properties and assets of Republic Technologies and/or any Restricted Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being a "Surviving Entity") shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee in form reasonably satisfactory to the trustee, all the obligations of Republic Technologies under the notes, and the Indenture and the Security Documents, and in each case, the Indenture shall remain in full force and effect;

          (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing;

          (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred by Republic Technologies and the Restricted Subsidiaries in connection with or in respect of such transaction or series of transactions), Republic Technologies or the Surviving Entity, as the case may be,

                (1) could incur $1.00 of additional Indebtedness pursuant to the proviso of the first paragraph of the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness and Certain Preferred Stock" above and

                (2) has a Consolidated Fixed Charge Coverage Ratio that is either (x) 3.0 to 1 or greater or (y) greater than the Consolidated Fixed Charge Coverage Ratio of Republic Technologies before giving effect to such transaction or series of transactions on a pro forma basis;

          (d) each Subsidiary Guarantor (other than a guarantor whose Guarantee is to be released in accordance with the terms of the Indenture), unless it is the other party to the transaction, shall have by supplemental indenture confirmed that after consummation of such transaction its Subsidiary Guarantee shall apply, as such Subsidiary Guarantee applied on the date it was granted under the notes to the obligations of Republic Technologies under the notes, to the obligations of Republic Technologies or such Person, as the case may be, under the Indenture and the notes; and

          (e) Republic Technologies or the surviving entity shall have delivered to the trustee an officer's certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with "-- Consolidation, Merger, Sale of Assets, Etc.", and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied; the provisions of clause (c) shall not prevent a Roll-up Transaction.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Republic Technologies in accordance with the previous

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paragraph, in which Republic Technologies is not the continuing corporation, the successor Person formed by such consolidation or into which Republic
Technologies is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Republic Technologies under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

     Except in the case in which a Subsidiary Guarantor's guarantee is subject to release as described under "--The Guarantees," each guarantor will not, and the issuers will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any person other than an issuer or any other guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) such entity assumes by supplemental indenture all of the obligations of the guarantor on the Guarantee; and

          (3) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

     Any merger or consolidation of a guarantor with and into an issuer (with an issuer being the surviving entity) or another guarantor need only comply with clauses (b) and (e) of the first paragraph of this covenant.

EVENTS OF DEFAULT

     The following are "Events of Default" under the indenture:

          (a) default in the payment of any interest on the notes when it becomes due and payable and continuance of such default for a period of 30 days; or

          (b) default in the payment of the principal of, or premium, if any, on the notes when due and payable, at maturity, upon acceleration, redemption, pursuant to a required offer to purchase or otherwise; or

          (c) the failure by the issuers to comply with their obligations under the covenant described under "--Consolidation, Merger, Sale of Assets, Etc." above, continued for 30 days after notice, or the failure by issuers to comply for 30 days after notice with any of its obligations under the covenants described under "--Offer to Purchase upon Change of Control"; or

          (d) default in the performance of or compliance with, or breach of, any term, covenant, condition or provision of the notes, the Indenture, or the Intercreditor Agreements (other than defaults specified in clause (a), (b) or (c) above), and continuance of such default or breach for a period of 60 days after written notice to the issuers by the trustee or to the issuers and the trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes; or

          (e) default in the performance of or compliance with, or breach of, any term, covenant, condition, or provision of the Security Documents, which default or breach shall continue unremedied for 45 days after written notice to the Issuers and the applicable Pledgor by the trustee or to the issuers and the applicable Pledgor and the trustee by Holders of at least 25% in aggregate principal amount of the outstanding notes unless the remedy or cure of such default requires work to be performed, acts to be done or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such 45-day period, or if such remedy or cure is prevented by causes outside of the control or responsibility of the issuers, in which case no "Event of Default" shall be deemed to exist so long as the Issuers shall have commenced cure within such 45-day period and shall diligently prosecute the same to completion, but in no event longer than 90 days thereafter; or

          (f) either

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                (1) default or defaults in the payment of any principal, premium or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness (a "Debt Instrument") under which Republic Technologies or one or more Restricted Subsidiaries or Republic Technologies International and one or more Restricted Subsidiaries then have outstanding
           Indebtedness in excess of $25.0 million, individually or in the aggregate within five days after the date such payment was due and after the expiration of any applicable grace period, or

                (2) any other default or defaults under one or more Debt Instruments under which Republic Technologies or one or more Restricted Subsidiaries or Republic Technologies and one or more Restricted Subsidiaries then have outstanding Indebtedness in excess of $25.0 million, individually or in the aggregate, and in the case of this clause

                (3) either (x) such Indebtedness is already due and payable in full or (y) such default or defaults have resulted in the acceleration of such Indebtedness prior to its express maturity; or

          (g) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $25.0 million, either individually or in the aggregate, shall be entered against Republic Technologies or any Restricted Subsidiary of Republic Technologies or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (h) either

                (1) the collateral agent under the New Credit Facility,

                (2) any holder of Indebtedness secured by any of the Collateral or

                (3) any holder of at least $25.0 million in aggregate principal amount of Indebtedness of Republic Technologies or any of the Restricted Subsidiaries shall commence (or have commenced on its behalf) judicial proceedings to foreclose upon assets of Republic Technologies or any of the Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $25.0 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

          (i) any Guarantee ceases to be in full force and effect or is declared null and void or any guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such guarantee in accordance with the indenture); or

          (j) except as contemplated by their terms, any of the Security Documents or the Intercreditor Agreements ceases to be in full force and effect or any of the Security Documents or the Intercreditor Agreements ceases to give the Collateral Agent or the trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby; or

          (k) certain events of bankruptcy, insolvency or reorganization with respect to an issuer, any guarantor, or any Significant Subsidiary of Republic Technologies.

     If an Event of Default (other than an Event of Default with respect to an issuer or any guarantor specified in clause (k) above) occurs and is continuing, then the Holders of at least 25% in aggregate principal amount of the outstanding notes may, by written notice, and the trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the outstanding notes shall, declare the principal of, premium, if any, and accrued interest on, all the notes to be due and payable immediately. Upon any such declaration such principal shall become due and payable immediately. If an Event of Default specified in clause (k) above with respect to an issuer or any guarantor occurs and is continuing, then the principal of, premium, if any, and accrued interest on,

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all the notes shall as a result become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee and before any foreclosure (whether pursuant to judicial proceedings or otherwise), or the taking of ownership instead of foreclosure, upon any Collateral by the Collateral Agent (on behalf of the trustee or Holders), by the trustee or at the direction of the Holders, the Holders of not less than a majority in aggregate principal amount of outstanding notes, by written notice to the issuers and the trustee, may rescind such declaration if

          (a) the issuers have paid or deposited with the trustee or the Collateral Agent a sum sufficient to pay

                (1) all sums paid or advanced by the trustee or the Collateral Agent under the Indenture, the Security Documents and the Intercreditor Agreements and the reasonable compensation, expenses, disbursements and advances of the trustee and the Collateral Agent and their respective agents and counsel,

                (2) all overdue interest on all notes,

                (3) the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and

                (4) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by such declaration of acceleration;

          (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

     The Holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the Holders of all the notes waive any past Defaults under the indenture, except a Default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each note outstanding.

     No Holder has any right to institute any proceeding with respect to the Indenture, the Security Documents, the Intercreditor Agreements, the notes or the Guarantees or any remedy thereunder, unless the Holders of at least 25% (or, in the case of the Security Documents and the Intercreditor Agreements only, a majority) in aggregate principal amount of the outstanding notes have made written request, and offered reasonable security or indemnity, to the trustee and, if requested, the Collateral Agent to institute such proceeding as trustee or Collateral Agent, as applicable, the trustee or Collateral Agent, as applicable, has failed to institute such proceeding within 60 days after receipt of such notice and the trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding notes and, if applicable, the Collateral Agent, within such 60-day period, has not received directions inconsistent with such written request by the trustee. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

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     During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the trustee, whether or not a Default shall occur and be continuing, the trustee under the indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the Holders unless such Holders shall have offered to such trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the Holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

     If a Default occurs and is continuing and is known to the trustee, the trustee shall mail to each holder of the notes notice of the Default within 30 days after obtaining knowledge thereof. Except in the case of a Default in payment of principal of, premium, if any, or interest on any notes, the trustee may withhold the notice to the Holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Holders of the notes.

     The issuers are required to furnish to the trustee annual statements as to the performance by the issuers of their obligations under the indenture and as to any default in such performance. The issuers are also required to notify the trustee within ten days of any Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Issuers may, at their option and at any time, terminate the obligations of the issuers and the guarantors with respect to the outstanding notes and Guarantees ("legal defeasance" ). Such defeasance means that the issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for

          (a) the rights of Holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due,

          (b) the issuers' obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes,

          (c) the rights, powers, trusts, duties and immunities of the trustee, and

          (d) the defeasance provisions of the Indenture.

     In addition, the issuers may, at their option and at any time, elect to terminate the obligations of the issuers and the Subsidiary Guarantors with respect to certain covenants that are set forth in the indenture, some of which are described under "--Certain Covenants" above and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes ("covenant defeasance" ).

     In order to exercise either legal defeasance or covenant defeasance,

          (a) the issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Adviser, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity (except lost, stolen or destroyed notes which have been replaced or paid);

          (b) the issuers shall have delivered to the trustee an opinion of counsel to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same

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     times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax laws);

          (c) no Default shall have occurred and be continuing on the date of such deposit;

          (d) such legal defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest with respect to any securities of the Issuers;

          (e) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which an Issuer or any of its Subsidiaries is a party or by which it is bound;

          (f) the issuers shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or to the rights of any creditor of an issuer or any guarantor other than those continuing rights of the noteholders; and

          (g) the issuers shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

     In the event of a legal defeasance or covenant defeasance, all rights of the trustee and the Holders in and to the Collateral under the Security Documents and the Intercreditor Agreement shall be released, except those related to the deposit provided above.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes and all rights of the Trustee and the Holders in and to the Collateral under the Security Documents and the Intercreditor Agreements shall be released when

          (a) either

             (i) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or repaid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the issuers and thereafter repaid to the issuers or discharged from such trust) have been delivered to the trustee for cancellation or

             (ii) all notes not theretofore delivered to the trustee for cancellation (except lost, stolen or destroyed notes which have been replaced or paid) have been called for redemption pursuant to the terms of the notes or have otherwise become due and payable and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (b) the issuers and the guarantors have paid all other sums payable under the Indenture, the notes, the Guarantees, the Security Documents and the Intercreditor Agreements (so long as such agreements relate to the notes) by the issuers and the guarantors;

          (c) there exists no Default under the indenture; and

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          (d) the issuers have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to satisfaction and discharge of the indenture, the notes and the Guarantees have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the issuers and the guarantors, when authorized by Board Resolutions of their respective Boards of Directors, and the trustee may, without the consent of the Holders of any outstanding notes, amend, waive or supplement (or, if applicable, authorize the Collateral Agent to amend, waive or supplement) the Indenture, the notes, the Guarantees, the Security Documents and/or the Intercreditor Agreements for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act or making any other change that does not adversely affect the rights of any holder of notes.

     Other amendments and modifications of the indenture, the notes, the Guarantees, the Security Documents and the Intercreditor Agreements may be made by the issuers, the guarantors, the trustee and, if applicable, the Collateral Agent with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided that

          (1) no such modification or amendment may, without the consent of the Holder of each outstanding note affected thereby,

             (a) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of the notes,

             (b) change the currency in which any notes or any premium or the interest thereon is payable or make the principal of, premium, if any, or interest on any note payable in a currency other than that stated in the note,

             (c) reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the indenture, any Guarantee, the notes, the Security Documents or the Intercreditor Agreements,

             (d) impair the right to institute suit for the enforcement of any payment on or with respect to the notes or any Guarantee,

             (e) waive a default in payment with respect to the notes or any Guarantee,

             (f) following the occurrence of a Change of Control or the execution of a definitive agreement with respect to a Change of Control or the occurrence of an Asset Sale (subject to clause (2) below), as applicable, amend, change or modify the obligations of the Issuers to make and consummate a Change of Control Offer with respect to such Change of Control or make and consummate the Asset Sale Offer with respect to such Asset Sale or modify any of the provisions or definitions with respect thereto,

             (g) reduce or change the rate or time for payment of interest on the notes,

             (h) modify or change any provision of the indenture, the Security Documents or the Intercreditor Agreements affecting the ranking of the notes or any Guarantee or the priority of the claims of the Holders in and to the Collateral in any manner adverse to the Holders or

             (i) release any Guarantor from any of its obligations under its Guarantee or the indenture other than in compliance with the indenture and

          (2) no such modification or amendment may, without the consent of the Holders of 95% of the aggregate principal amount of outstanding notes, directly or indirectly release any Lien on the Collateral except in compliance with the terms of the Indenture, the notes, the Security

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     Documents and the Intercreditor Agreements (for so long as such agreements relate to the notes).

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default shall have occurred and be continuing, the Pledgors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited or required to be deposited with the Collateral Agent and other than as set forth in the Security Documents and the Intercreditor Agreements), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

     Release of Collateral. The Pledgors will have the right to sell, exchange or otherwise dispose of any of the Collateral (other than Trust Moneys (but not other than Trust Moneys constituting Net Cash Proceeds from an Asset Sale), which Trust Moneys are subject to release from the Lien of the Security Documents as provided under "--Use of Trust Moneys" below or upon substituting Substitute Collateral therefor as provided under "--Substitute Collateral" below), upon compliance with the requirements and conditions of the provisions described below, and the Trustee shall promptly instruct the Collateral Agent to promptly release the same from the Lien of any of the Security Documents upon receipt by the trustee (other than in the case of paragraph (d) below) and the Collateral Agent of a notice requesting such release and describing the property to be so released, together with delivery of the following, among other matters:

          (a) If the property to be released has a book value of at least $10.0 million, a Board Resolution of the issuers and any other Pledgor, if applicable, requesting such release and authorizing an application to the trustee and the Collateral Agent therefor.

          (b) An officers' certificate of the issuers and any other Pledgor, as applicable, dated not more than 30 days prior to the date of the application for such release, and signed also, in the case of the following clauses (2) and (4), by an Independent Appraiser or, if such property consists of securities, by an Independent Financial Advisor, in each case stating in substance as to certain matters, including the following:

     (1) that, in the opinion of the signers, the security afforded by the Security Documents will not be impaired by such release in contravention of the provisions of the indenture, and that either

             (a) other property (including, in the case of a Permitted Related Acquisition, the property so acquired) is to be substituted as Substitute Collateral in accordance with the "Substitute Collateral" provisions described below or

             (b) the Collateral to be released is not Net Cash Proceeds from an Asset Sale and is not being replaced by comparable property, has a book value of less than $1.0 million and is not necessary for operation of the remaining property of Republic Technologies and the Restricted Subsidiaries or in the conduct of the business of Republic Technologies and the Restricted Subsidiaries as conducted immediately prior thereto or

             (c) the Collateral to be released is Trust Moneys representing Net Cash Proceeds from an Asset Sale that are not required, or cannot be required through the passage of time or otherwise, to be used to purchase notes under the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales" or

             (d) the Collateral to be released is being released in connection with an Asset Sale of such Collateral and the net proceeds (as defined in paragraph (d) below) from such Asset Sale are being delivered to the Collateral Agent (if required by the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales") in accordance with, and to the extent required by, the provisions of clause (2) of paragraph
        (d) below or

             (e) the Collateral to be released represents Specialty Steel Assets or Closed Facilities, subject to an Asset Sale;

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     (2) except in the case of a release referred to in the preceding paragraph
(b)(1)(B), (b)(1)(C) or (b)(1)(E), that Republic Technologies or any other Pledgor, as applicable, has either disposed of or will dispose of the Collateral so to be released in compliance with all applicable terms of the indenture and for a consideration representing, in the opinion of the signers, its Fair Market Value, which consideration may, subject to any other provision of the Indenture, consist of any one or more of the following: (A) cash or Cash Equivalents,
(B) obligations secured by a purchase money Lien upon the property so to be released and (C) any other property or assets that in each case, upon acquisition thereof by Republic Technologies or the applicable other Pledgor, will be subject to the Lien of the Security Documents (except as provided in clause (ii) of paragraph (z) below), and subject to no Lien other than certain Liens which, under the applicable provisions of the Security Documents and Intercreditor Agreements relating thereto, are permitted to be superior to the Lien of the Collateral Agent for the benefit of the trustee and the Holders therein, all of such consideration to be briefly described in the certificate;

     (3) that no Default has occurred and is continuing;

     (4) the Fair Market Value, in the opinion of the signers, of the property to be released at the date of such application for release; provided that it shall not be necessary under this clause (4) to state the Fair Market Value of any property whose Fair Market Value is certified in a certificate of an Independent Appraiser or Independent Financial Advisor under paragraph
(c) below; and

     (5) that all conditions precedent in the indenture, the Security Documents and the Intercreditor Agreements relating to the release of the Collateral in question have been complied with.

          (c) Other than in connection with an Asset Sale involving Specialty Steel Assets or Closed Facilities, if (1) the Fair Market Value of the property to be released and of all other property released from the Lien of the Security Documents since the commencement of the then current calendar year is 10% or more of the aggregate principal amount of the notes outstanding on the date of the application and (2) the Fair Market Value of the Collateral to be so released is at least $25,000 (or such greater amount not to exceed $1.0 million permitted by the Trust Indenture Act) and at least 1% of the aggregate principal amount of the notes outstanding on the date of the application, a certificate of an Independent Appraiser or, if such property consists of securities, a certificate of an Independent Financial Advisor stating (A) the then Fair Market Value, in the opinion of the signer, of the property to be released; and (B) that such release, in the opinion of the signer, will not impair the security interests under any of the Security Documents in contravention of their terms.

          (d) Except in the case of any release of the Specialty Steel Assets or the Closed Facilities, either (1) possession of the Substitute Collateral (if and to the extent the Substitute Collateral consists of property the possession of which is necessary for the perfection by the Collateral Agent of a Lien thereon) and all documents required by the "Substitute Collateral" provisions below or (2) the net proceeds from any Asset Sale involving Collateral (excluding any Net Cash Proceeds from any Asset Sale which are not required, or cannot be required through the passage of time or otherwise, to be used to purchase or redeem notes under the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales") or, if the Collateral so to be released is subject to a prior Lien permitted by the Security Documents, a certificate of the trustee, mortgagee or other holder of such prior Lien that it has received such net proceeds and has been irrevocably authorized by the applicable Pledgor to pay over to the Collateral Agent any balance of such net proceeds remaining after the discharge of such Indebtedness secured by such prior Lien; and, if any property other than cash, Cash Equivalents or obligations is included in such net proceeds, such instruments of conveyance, assignment and transfer, if any, as may be necessary, in the opinion of counsel, to subject to the Lien of the Security Documents all the right, title and interest of Republic Technologies or any other Pledgor, as applicable, in and to such property. For purposes of this paragraph (d), "net proceeds" shall mean any cash, Cash Equivalents, obligations or other property received from the sale, transfer, exchange or other disposition of Collateral to be released, less a

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     proportionate share of (A) brokerage commissions and any other reasonable fees and expenses related to such transaction and (B) any provision for federal, state or local taxes paid or payable as a result of such sale, transfer, exchange or other disposition.

          (e) One or more opinions of counsel which, when considered collectively, shall be substantially to the effect

             (1) that any obligation included in the consideration for any property so to be released and to be received by the Collateral Agent pursuant to paragraph (d) above is a valid and binding obligation enforceable in accordance with its terms, subject to such customary exceptions regarding equitable principles and creditors' rights generally as shall be reasonably acceptable to the trustee in its sole judgment, and is effectively pledged under the Security Documents,

             (2) that any Lien granted by a purchaser to secure a purchase money obligation is a fully perfected first priority Lien and such instrument granting such Lien is enforceable in accordance with its terms,
        (3) either

                (x) that such instruments of conveyance, assignment and transfer as have been or are then delivered to the Collateral Agent are sufficient to subject to the Lien of the Security Documents all the right, title and interest of Republic Technologies or any other Pledgor, as applicable, in and to any property, other than cash, Cash Equivalents and obligations, that is included in the consideration for the Collateral so to be released and to be received by the Collateral Agent pursuant to paragraph (d) above, subject to no Lien other than Liens permitted on Collateral by the covenant described under "--Certain Covenants--Limitation on Liens," or

                (y) that no instruments of conveyance, assignment or transfer are necessary for such purpose, (4) that Republic Technologies or any other Pledgor, as applicable, has corporate power to own all property included in the consideration for such release,

             (5) if any part of the money or obligations referred to in paragraph (d) above has been deposited with a trustee or other holder of any prior Lien permitted by the Security Documents, that the Collateral to be released, or a specified portion thereof, is or immediately before such release was subject to such prior Lien and that such deposit is required by such prior Lien, and

             (6) that all conditions precedent provided in the Indenture, the Security Documents and the Intercreditor Agreements relating to the release of such Collateral have been complied with;

     provided that, in the case of clauses (1) and (2) above, such opinion of counsel may be subject to such qualifications as to Liens which may be imposed as a matter of law or such assumptions as to the actual knowledge of any person as may be reasonably acceptable to the trustee and the Collateral Agent.

     Notwithstanding the foregoing, the issuers and the other Pledgors will be granted a release of (1) Available Amounts required to purchase notes pursuant to an Asset Sale Offer by directing the Collateral Agent in writing to cause to be applied such Available Amounts to such purchase in accordance with the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales" and (2) any Closed Facility by directing the Collateral Agent in writing in connection with any disposition, scrapping, dismantling or abandonment thereof following the discontinuance of operations thereat, in each case, without complying with paragraphs (a)-(e) above.

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     In case an Event of Default shall have occurred and be continuing, the issuers and the other Pledgors, while in possession of the Collateral (other than cash and other personal property held by, or required to be deposited or pledged with, the Collateral Agent under the indenture or under any Security Document or any Intercreditor Agreement, or with any trustee, mortgagee or other holder of a prior Lien permitted under the Security Documents), may do any of the things enumerated in these "--Release of Collateral" provisions only if the trustee, in its discretion, or the Holders of a majority in aggregate principal amount of the outstanding notes shall consent to such action, in which event any certificate filed under these "Release of Collateral" provisions shall omit the statement to the effect that no Default has occurred and is continuing.

     All cash or Cash Equivalents received by the Collateral Agent pursuant to the provisions described under "Release of Collateral" will be held by the Collateral Agent as Trust Moneys under the Indenture and the Principal Intercreditor Agreement subject to application as provided in these "--Release of Collateral" provisions (in the case of any Net Cash Proceeds from Asset Sales) or in "--Use of Trust Moneys" below. All purchase money and other obligations received by the Collateral Agent pursuant to these "Release of Collateral" provisions shall be held by the Collateral Agent.

     Any releases of Collateral made in strict compliance with these "Release of Collateral" provisions shall be deemed not to impair the security interests created by the Security Documents in favor of the Collateral Agent, on behalf of the Trustee for the benefit of the Holders, in contravention of the provisions of the indenture.

     Substitute Collateral. Republic Technologies or any other Pledgor may, at its option, obtain a release of any of the Collateral (excluding the Capital Stock of the issuers or of any of the Restricted Subsidiaries but including (x) any Trust Moneys (other than Trust Moneys representing Net Cash Proceeds which are required or may, through the passage of time or otherwise, possibly be required to be used to purchase or redeem notes pursuant to the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales") and (y) any Trust Moneys representing Net Cash Proceeds to be applied to a Permitted Related Acquisition) by subjecting other property related to or used in the principal businesses of Republic Technologies and the Restricted Subsidiaries, if such substitute property (the "Substitute Collateral") has a Fair Market Value equal to or greater than the Collateral to be released, to the Lien of any Security Document or a similar instrument in place of and in exchange for any of the Collateral to be released upon presentation to the Collateral Agent and the trustee of, the following documents:

          (a) an application of the issuers and any other Pledgor, as applicable, requesting such substitution of Substitute Collateral and describing the property to be so released and the property to be substituted therefor;

          (b) the resolutions, certificates, opinions and other statements required by the "Release of Collateral" provisions summarized above, as applicable, in respect of any of the Collateral to be released;

          (c) an officers' certificate of the issuers and any other Pledgor, as applicable, also signed by an Independent Appraiser or, if the property to be released consists of securities, by an Independent Financial Advisor, stating in substance the fair value, in the opinion of the signers, of the Substitute Collateral; and

          (d) an instrument or instruments in recordable form sufficient for the Lien of the Security Documents to cover the Substitute Collateral together with, in the case of personal property, an opinion of counsel (which opinion may be subject to the qualifications enumerated in the proviso to clause (e) in "--Possession, Use and Release of Collateral" above) stating that the Lien of the Security Documents in favor of the trustee and the Holders constitutes a direct and valid first priority Lien on such Substitute Collateral, together with an officers' certificate stating that any specific exceptions to such Lien are Liens of the character which, under the provisions of the Security Documents, are permitted to be prior to the Lien of the Security Documents and, in the case of real property, a policy of title insurance (or a commitment to issue title insurance)

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     insuring that the Lien of the Security Documents constitutes a direct and valid and perfected mortgage Lien on such Substitute Collateral and certain other documentation with respect thereto, together with, among other things, an officers' certificate stating that any specific exceptions to such title insurance are Liens permitted to be on Collateral pursuant to the covenant described under "--Certain Covenants--Limitation on Liens."

     Disposition of Collateral Without Release. Notwithstanding the provisions of "--Release of Collateral" or "--Substitute Collateral" above, so long as no Event of Default shall have occurred and be continuing, Republic Technologies and any other Pledgor may, without any release or consent by the Collateral Agent or the trustee, do any number of ordinary course activities, in limited dollar amounts specified by the Trust Indenture Act and not to exceed
$10.0 million in aggregate of Fair Market Value of Collateral during the term of the notes, upon satisfaction of certain conditions. For example, among other things, subject to such dollar limitations and conditions, Republic Technologies would be permitted to

          (1) sell or otherwise dispose of any machinery, equipment, furniture, tools, materials or supplies or other similar property subject to the Lien of the Security Documents which may have become worn out or obsolete;

          (2) grant rights-of-way and easements over or in respect of any real property;

          (3) abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way;

          (4) surrender or modify any franchise, license or permit subject to the Lien of any of the Security Documents which it may own or under which it may be operating;

          (5) alter, repair, replace, change the location or position of and add to it plants, structures, machinery, systems, equipment, fixtures and appurtenances; and

          (6) demolish, dismantle, tear down or scrap any Collateral or abandon any thereof other than land or interests in land (other than leases).

     Provision of Additional Collateral. The issuers are required to pledge or to cause a Restricted Subsidiary to pledge, on a first priority perfected basis, all right, title and interest in and to the New Bar Mill as such interest is acquired by taking such actions as would be required for the provision of Substitute Collateral above (to the extent relevant), subject to any prior Liens constituting a Permitted Collateral Lien on the New Bar Mill in relation to obligations (other than obligations under the New Credit Facility) providing financing for the construction or acquisition of the New Bar Mill.

     Use of Trust Moneys. All Trust Moneys (including, without limitation, all Net Cash Proceeds required to be deposited with the Collateral Agent) shall be held by the Collateral Agent as a part of the Collateral securing the notes and, so long as no Default shall have occurred and be continuing, may either

          (1) be released in accordance with "--Release of Collateral" above if such Trust Moneys represent Net Cash Proceeds from an Asset Sale or

          (2) at the direction of the issuers and any other applicable Pledgor, be applied by the Collateral Agent from time to time to the acquisition of assets to be made subject to the Lien of the Security Documents pursuant to the "Substitute Collateral" provisions above, to the payment of the principal, premium, if any, and interest on any notes at maturity or upon redemption or to the purchase of notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in accordance with the terms of the Indenture.

     The issuers and any other applicable Pledgor may also withdraw Trust Moneys constituting the proceeds of insurance upon any part of the Collateral or an award for any Collateral taken by eminent domain to reimburse the issuers or such other Pledgor for repair or replacement of such Collateral, subject to certain conditions.

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REGARDING THE TRUSTEE AND THE COLLATERAL AGENT

     United States Trust Company of New York will serve as trustee under the indenture and will act as Collateral Agent under the Intercreditor Agreements and the Security Documents. Neither the trustee or the Collateral Agent nor any other person is acting as a collateral agent with respect to the CAST-ROLL Facility, inventory, accounts receivable, intellectual property and related collateral. United States Trust Company of New York will also, in its capacity as Collateral Agent, be serving as a collateral agent for the other Secured Creditors, under the Intercreditor Agreements. The Indenture provides that, except during the continuance of an Event of Default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Intercreditor Agreements provide that the Collateral Agent will perform only such duties as are specifically set forth in the Intercreditor Agreements. See "Description of Collateral and Intercreditor Agreements."

     The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of an issuer or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

GOVERNING LAW

     The indenture, the notes, the Guarantees and the Intercreditor Agreements are each governed by the laws of the State of New York. The Security Documents are governed by the laws of the State of New York except to the extent otherwise set forth therein with respect to matters relating to the Collateral. The Security Documents relating to Collateral located in Ontario, Canada, are governed by the laws of Ontario, Canada without regard to principles of conflict of law.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms to be used in the indenture. Reference is made to the Indenture for the full definition of all such terms.

     "Acquired Indebtedness" means

          (1) Indebtedness of any Person existing at the time such Person is or became a Restricted Subsidiary or is assumed in an Asset Acquisition by Republic Technologies excluding Indebtedness incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by Republic Technologies or any Restricted Subsidiary.

     "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to cause the direction of the management or policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "Asset Acquisition" means

          (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or

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     acquisition of Capital Stock, by Republic Technologies or any of the
     Restricted Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Restricted Subsidiary of an Issuer or shall be merged with or into Republic Technologies or any of the Restricted Subsidiaries or

          (b) any acquisition by Republic Technologies or any of the Restricted Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

     "Asset Sale" means

          (1) any direct or indirect sale, conveyance, transfer, lease or other disposition of property or assets (including by way of a sale and leaseback) of Republic Technologies or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (2) the direct or indirect issuance or sale of Capital Stock of any Restricted Subsidiary, in each case, other than:

                (a) a disposition of Cash Equivalents, Investment Grade Securities, or obsolete, worn out or surplus equipment in the ordinary course of business;

                (b) the disposition of all or substantially all of the assets of Republic Technologies in a manner permitted pursuant to the provisions described above under "--Merger, Consolidation, Sale of Assets, Etc.";

                (c) any Restricted Payment that is permitted to be made, and is made, under the covenant described above under "Limitation on Restricted Payments";

                (d) any disposition or series of related dispositions of assets not constituting Collateral with an aggregate Fair Market Value of less than $1.0 million;

                (e) any disposition of property or assets (including an issuance of Capital Stock) by a Restricted Subsidiary to Republic Technologies or by Republic Technologies or a Restricted Subsidiary to a Restricted Subsidiary;

                (f) any financing transaction with respect to the CAST-ROLL Facility and any other property not constituting Collateral built or acquired by Republic Technologies or any Restricted Subsidiary after the Issue Date, including, without limitation, sale-leasebacks and asset securitizations, made in compliance with the covenant "Limitation on Sale-Leaseback Transactions";

                (g) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

                (h) dispositions of inventory and work-in-process in the ordinary course of business;

                (i) issuances of Capital Stock (other than Disqualified Stock) as directors' qualifying shares or as investments by foreign nationals mandated by applicable law;

                (j) the sale, conveyance or transfer of inventory in the ordinary course of business; and

                (k) the incurrence of any Permitted Lien.

     "Asset Sale Offer" has the meaning ascribed to that term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date

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of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

     "Available Amount" has the meaning ascribed to that term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (1) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied (2) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Blackstone" means Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Capital Partners III Merchant Banking Fund L.P. and their respective Affiliates.

     "Board Resolution" means with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person, to have been duly adopted by the Board of Directors or comparable governing body (which may be the Board of Directors of a managing general partner of a partnership or managing member of a limited liability company) of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

     "Capital Expenditures" means, with respect to Republic Technologies, for any period, on a consolidated basis for Republic Technologies and the Restricted Subsidiaries, the aggregate of all expenditures during such period which, as determined in accordance with GAAP, are required to be included in property, plant or equipment or a similar fixed asset account.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such person's capital stock (including, without limitation, partnership or membership interests in a partnership or a limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and loss of, or distributions of assets of, the issuing Person) whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

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     "Cash Equivalents" means, at any time,

          (1) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

          (2) certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250.0 million;

          (3) commercial paper with a maturity of 365 days or less issued by a corporation (except an Affiliate of the Republic Technologies) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation ("S&P") or at least P-1 by Moody's Investors Service, Inc. ("Moody's");

          (4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency;

          (5) investment funds investing 95% of their assets in securities of the types described in clauses (1)-(4) above; and

          (6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P.

     "CAST-ROLL Facility" means

          (1) all now owned or after acquired real property and equipment (including, without limitation, the No. 4(A) electric arc furnace used in connection therewith) of Republic Technologies used in connection with the facility commonly known as the "CAST-ROLL Facility" and located at 3707 Georgetown Road, N.E., Canton, Ohio, and used primarily in connection with Republic Technologies' business and operations at such location,

          (2) all existing buildings, structures and other improvements located or erected thereon,

          (3) all fixtures attached thereto,

          (4) all permits, licenses, franchises, certificates, consents, approvals and authorizations furnished in respect of the real property and improvements located thereon including, without limitation, building permits, certificates of occupancy and environmental certificates,

          (5) all leases, licenses and occupancy and concession agreements in respect of the real property and improvements located thereon and all rents, receipts, fees and other amounts payable thereunder, and

          (6) all general intangibles, documents and proceeds (as each such term is defined in the Uniform Commercial Code) relating to the foregoing.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Republic Technologies and its Subsidiaries, taken as a whole, to a Person other than the Permitted Holders; or

          (2) (A) Republic Technologies becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the

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     acquisition by any Person or group (within the meaning of
     Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 35% or more of the total voting power of the Capital Stock of Republic Technologies and (B) the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Republic Technologies than such other Person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors.

     "Change of Control Date" has the meaning ascribed to that term under "--Offer to Purchase upon Change of Control."

     "Change of Control Offer" has the meaning ascribed to that term under "--Offer to Purchase upon Change of Control."

     "Change of Control Payment Date" has the meaning ascribed to that term under "--Offer to Purchase upon Change of Control."

     "Closed Facilities" means, upon their shut down or closure and subsequent sale, scrapping or other disposition as contemplated by the Consolidation Plan, the No. 4 Blast Furnace, the No. 1 Billet Caster and the 4 Stand Billet Mill at the Lorain facility, the No. 4(B) and No. 4(C) Electric Arc Furnaces, the Blooming Mill and the ingot teeming facility at the Canton facility, the 12" bar mill in Canton, Ohio, the cold-finishing facilities in Medina, Ohio and Batavia, Illinois, the 18" bar mill in Masillon, Ohio and the 11" bar mill in Chicago, Illinois and one additional cold-finishing facility, in each case to the extent separable and identifiable and not in impairment in any material respect of any other Collateral.

     "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject or required to be made subject to the Lien of the Security Documents.

     "Collateral Agent" means United States Trust Company of New York, as collateral agent under the Intercreditor Agreements and the Security Documents.

     "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Cash Flow Available for Fixed Charges" means, with respect to Republic Technologies for any period,

          (a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of

             (1) Consolidated Net Income,

             (2) Consolidated Non-cash Charges,

             (3) Consolidated Interest Expense,

             (4) Consolidated Income Tax Expense,

             (5) any fees, expenses or non-recurring charges related to any issuance of Capital Stock, Permitted Investments, acquisitions, the acquisition or recapitalization of Indebtedness (in each case, whether or not successful) and fees, expenses or charges related to the acquisition of Republic Engineered Steels, Inc. by RES Holdings and the

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        Transactions (including fees to Blackstone, Veritas, USX and Kobe) to the extent reducing Consolidated Net Income for such period,

             (6) the amount of any nonrecurring expenses associated with early retirement buy outs as part of the Consolidation Plan to the extent reducing Consolidated Net Income for such period,

             (7) non-cash OPEB expense determined in accordance with GAAP to the extent reducing Consolidated Net Income for such period, and

             (8) the amount of annual management, monitoring, consulting and advisory fees and related expenses paid to Blackstone, Veritas, USX and Kobe and their Affiliates consistent with past customary practices of Blackstone and Veritas with respect to portfolio companies, less

          (b) any non-cash items to the extent increasing Consolidated Net Income for such period.

     "Consolidated Fixed Charge Coverage Ratio" as of any date of determination means the ratio of

          (1) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination (the "Calculation Date") for which financial statements are available (the "Four Quarter Period") to

          (2) Consolidated Fixed Charges for such Four Quarter Period.

     In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication,

          (a) the incurrence of any Indebtedness by Republic Technologies or any of the Restricted Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Calculation Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first date of the Reference Period,

          (b) an adjustment to eliminate or include, as the case may be, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of such person directly or indirectly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Republic Technologies or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale (after giving effect to any Designation of Unrestricted Subsidiaries) or Asset Acquisition occurred on the first day of the Reference Period,

          (c) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period,

          (d) an adjustment to eliminate any net after-tax extraordinary gains or losses, and

          (e) an adjustment to eliminate any charges arising out of the Transactions.

     For purposes of calculating "Consolidated Fixed Charges" for this "Consolidated Fixed Charge Coverage Ratio",

          (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date,

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          (b) if interest on any Indebtedness actually incurred on the
     Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the Reference Period and

          (c) notwithstanding clauses (a) and (b) of this sentence, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations for the twelve month period following the Calculation Date, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements to the extent then applicable.

     If Republic Technologies or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, this definition shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Notwithstanding the foregoing, for the purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     In addition, for purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition or Investment, pro forma calculations (including, without limitation, with respect to cost savings and synergies) shall be determined in accordance with Regulation S-X under the Securities Act and the interpretations thereof by the Commission; provided that such computation shall be adjusted from time to time following the Asset Acquisition to eliminate cost savings and synergies that have either been realized (and therefore are reflected in actual results) or cannot reasonably be expected to be realized (whether based upon information and results obtained following the applicable Asset Acquisition or Investment or otherwise) by Republic Technologies and the Restricted Subsidiaries. In no event shall the Consolidated Fixed Charge Coverage Ratio reflect any anticipated, but unrealized, cost savings resulting from the Consolidation Plan (whether or not determined in accordance with Regulation S-X under the Securities Act and the interpretations thereof by the Commission).

     "Consolidated Fixed Charges" means, with respect to Republic Technologies for any period, the sum of, without duplication, the amounts for such period of
(a) the Consolidated Interest Expense of Republic Technologies and (b) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Disqualified Capital Stock of Republic Technologies and the Restricted Subsidiaries and Preferred Stock of Restricted Subsidiaries on a consolidated basis.

     "Consolidated Income Tax Expense" means, with respect to Republic Technologies for any period, the provision for federal, state, local and foreign income taxes of Republic Technologies and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to Republic Technologies for any period, without duplication, the sum of

          (1) the interest expense (whether cash or non-cash) of Republic Technologies and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income, including, without limitation,

             (a) any amortization of debt discount,

             (b) the net cost under Interest Rate Protection Obligations relating to interest (including any amortization of discounts),

             (c) the interest portion of any deferred payment obligation,

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             (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and

             (e) all capitalized interest and all accrued interest and

          (2) the interest component of Capitalized Lease Obligations or any other obligations representative of interest expense associated with any Sale-Leaseback Transaction paid, accrued and/or scheduled to be paid or accrued by Republic Technologies and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to Republic Technologies, for any period, the consolidated net income (or loss) of Republic Technologies and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication,

          (a) all net after-tax extraordinary gains or losses (including any net after-tax income (loss) from the Closed Facilities or the Specialty Steel Assets and any net after-tax gains or losses on disposal of discontinued operations),

          (b) the portion of net income (but not losses) of Republic Technologies and the Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by Republic Technologies or one of the Restricted Subsidiaries,

          (c) net income (or loss) of any person combined with Republic Technologies or one of the Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

          (d) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis,

          (e) gains or losses in respect of any Asset Sales by Republic Technologies or one of the Restricted Subsidiaries,

          (f) the cumulative non-cash effect of any change in any accounting principle,

          (g) the net income of any Unrestricted Subsidiary, except, for purposes of the covenant "--Limitation on Restricted Payments," to the extent that cash dividends or distributions have been actually received by Republic Technologies or one of the Restricted Subsidiaries,

          (h) the non-cash effect of compensation expense related to the contribution of shares held by any qualified employee stock ownership trust formed for employees of Republic Technologies and the Restricted Subsidiaries and

          (i) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholder(s).

     "Consolidated Non-cash Charges" means, the aggregate depreciation, amortization and other non-cash expenses of Republic Technologies and the Restricted Subsidiaries (including any non-cash charges related to any employee stock ownership plan and workforce reduction charges) reducing Consolidated Net Income of Republic Technologies and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which required an accrual of or a reserve for cash charges for any future period).

     "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles shown on the balance sheet of the Republic Technologies and the

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Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

     "Consolidation Plan" means the consolidation plan described in the offering memorandum dated August 6, 1999 with respect to the private offering of the outstanding notes, as such plan may be modified from time to time.

     "covenant defeasance" has the meaning ascribed to such term under "--Legal Defeasance or Covenant Defeasance of Indenture."

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designation" has the meaning ascribed to that term under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning ascribed to that term under "--Certain Covenants Limitation on Designations of Unrestricted Subsidiaries."

     "Disinterested Director" means, with respect to any transaction or series of transactions, a member of the Board of Directors of a particular Person other than a director who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes, but only to the extent such Capital Stock so matures or is exchangeable or redeemable.

     "Events of Default" has the meaning ascribed to that term under "--Events of Default."

     "Existing Liens" has the meaning ascribed to that term under the definition of "Permitted Collateral Liens."

     "Existing Secured Creditors" means, collectively, Johnstown Industrial Development Corporation, the County of Cambria, Pennsylvania and the City of Johnstown, Pennsylvania.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of Republic Technologies acting in good faith and shall be evidenced by a Board Resolution of Republic Technologies delivered to the Trustee except

          (a) any determination of Fair Market Value or fair value made with respect to any parcel of real property and related fixtures constituting a part of, or proposed to be made a part of, the Collateral shall be made by an Independent Appraiser,

          (b) any determination of Fair Market Value with respect to any assets to be valued at $10.0 million or more that is contributed as or received in exchange for Capital Stock of Republic Technologies that is to be included in clause (C) of the first paragraph of "Limitation on Restricted Payments" shall be made by an Independent Financial Advisor and

          (c) as otherwise indicated in the indenture, the Security Documents or the Intercreditor Agreements.

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     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable on the Issue Date.

     "Government Assisted Indebtedness" means Indebtedness of Republic Technologies or any of the Restricted Subsidiaries incurred from any federal, state or local governmental authority, agency or instrumentality, or for which any such authority, agency or instrumentality provides direct or indirect credit support, including under any industrial revenue bonds.

     "Government Assisted Refinancing Indebtedness" means Refinancing Indebtedness borrowed from any federal, state or local governmental authority, agency or instrumentality, or for which any such authority, agency or instrumentality provides direct or indirect credit support.

     "Guarantee" has the meaning ascribed to that term under "--The Guarantees."

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "guarantor" means any of the Parent Guarantor or Subsidiary Guarantors.

     "incur" means, with respect to any Indebtedness, to directly or indirectly, create, incur, assume, issue, guarantee or otherwise become liable for or with respect to such Indebtedness, and the terms "incurred," "incurrence" and "incurring" having meanings correlative to the foregoing.

     "Indebtedness" means, with respect to any Person, without duplication,

          (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding

             (1) any trade accounts payables and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 180 days and

             (2) other payables owed to USX, Kobe and their respective Affiliates in amounts not to exceed amounts outstanding on the Issue Date, after giving effect to the Transactions, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letter of credit, bankers' acceptance or other similar credit transaction,

          (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

          (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,

          (d) all Capitalized Lease Obligations of such Person,

          (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than statutory Liens) upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured),

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          (f) all guarantees of Indebtedness referred to in this definition by such Person,

          (g) all Disqualified Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

          (h) all Interest Rate Protection Obligations of such Person and

          (i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuers of such Disqualified Capital Stock.

     For purposes of the covenant "Limitation on Additional Indebtedness and Certain Preferred Stock," in determining the principal amount of any Indebtedness

          (a) to be incurred by Republic Technologies or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreements with respect to such Indebtedness and

          (b) outstanding at any time under any Currency Agreement of Republic Technologies or any Restricted Subsidiary shall be the net payment obligation under such Currency Agreement at such time.

     When any person becomes a Restricted Subsidiary, there shall be deemed to have been an incurrence by such Restricted Subsidiary of all Indebtedness for which it is liable at the time it becomes a Restricted Subsidiary. If Republic Technologies or any of the Restricted Subsidiaries, directly or indirectly, guarantees Indebtedness of a third person, there shall be deemed to be an incurrence of such guaranteed Indebtedness as if Republic Technologies or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     "Independent Appraiser" means a Person who in the ordinary course of its business appraises property and, where real property is involved, is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where such real property is situated who (a) does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in Republic Technologies or any of its Subsidiaries and (b) in the judgment of the Board of Directors of Republic Technologies, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Independent Financial Advisor" means a nationally recognized investment banking, appraisal, consulting or public accounting firm (a) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Issuers or any of its Subsidiaries and (b) which, in the judgment of the Board of Directors of the issuers, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Intercreditor Agreements" means (a) the Principal Intercreditor Agreement and (b) the Stock Intercreditor Agreement, as each may be amended, modified or waived in accordance with its respective terms.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by

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applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person,

          (1) any direct or indirect loan, advance (other than advances to customers and employees for moving, entertainment, travel expenses and commissions, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (other than trade credit) or capital contribution to any Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or

          (2) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

     "Investments" shall not include (x) accounts receivable and extensions of credit by any Person in the ordinary course of business and (y) Investments to the extent made with consideration which consists of Capital Stock (other than Disqualified Capital Stock) of Republic Technologies. In addition to the foregoing, any Currency Agreement shall constitute an Investment hereunder.

     "Investment Grade Securities" means

          (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Republic Technologies and its Subsidiaries, and

          (3) investments in any fund that invests 95% of their assets in securities in the type described in clauses (1) and (2) above.

     "Issue Date" has the meaning ascribed to that term under "--Maturity, Interest and Principal."

     "Junior Collateral Proceeds" has the meaning ascribed to that term under "--Certain Covenants Disposition of Proceeds of Asset Sales."

     "Kobe" means Kobe Steel, Ltd.

     "legal defeasance" has the meaning ascribed to that term under "Legal Defeasance or Covenant Defeasance."

     "Lien" means any mortgage, lease, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement. In no event shall an operating lease be deemed to constitute a Lien.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of

          (a) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

          (b) provisions for all taxes payable as a result of such Asset Sale, including without limitation any tax distributions payable as determined under paragraph (vii) of "Limitations on Restricted Payments" with respect to income from Asset Sales,

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          (c) amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by "Disposition of Proceeds of Asset Sales") to be paid as a result of such transaction to the extent secured by a Lien on such Property that is permitted hereunder or under the applicable Security Document and to the extent the operative agreement relating to such Indebtedness requires or otherwise permits such a repayment; and

          (d) appropriate amounts to be provided by Republic Technologies or any of the Restricted Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Republic Technologies or any of the Restricted Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any representation, warranties or indemnification obligations associated with such Asset Sale.

     "New Bar Mill" means the new large size bar mill to be built as part of the Consolidation Plan.

     "New Credit Facility" means, the Credit Agreement, dated as of the Issue Date, among Republic Technologies, and BankBoston, N.A. and Bank America National Trust & Savings Association, as Co-Agents, Bank of America National Trust & Savings Association, as Syndication Agent, and The Chase Manhattan Bank, N.A., as Documentation Agent, BancBoston Robertson Stephens Inc. and Bank of America National Trust & Savings Association, as Co-Arrangers the lending institutions parties thereto, and their respective successors and assigns, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith that are permitted under the Indenture, each as the same may at any time be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders.

     "Non-Collateral Proceeds" has the meaning ascribed to that term under "--Certain Covenants Disposition of Proceeds of Asset Sales."

     "Noteholders' Pro Rata Share" means a fraction, (1) the numerator of which is the aggregate principal amount of Notes outstanding on the date the applicable Net Cash Proceeds are received and (2) the denominator of which is the sum of (x) the aggregate principal amount of Notes outstanding on such applicable date and (y) if the New Credit Facility requires such Net Cash Proceeds to be applied to repay or collateralize (in the case of letters of credit) extensions of credit thereunder, the aggregate principal amount of Indebtedness outstanding under the New Credit Facility on such applicable date.

     "Parent Guarantor" means Republic Technologies International Holdings, LLC in its capacity as a Guarantor and any successors.

     "Pari Passu Proceeds" has the meaning ascribed to that term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

     "Permitted Collateral Liens" means

          (1) the Liens created by the notes, the Guarantees, the indenture and the Security Documents;

          (2) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, but after giving effect to the Transactions ("Existing Liens");

          (3) Liens on Collateral other than Capital Stock of Republic Technologies or any of its Subsidiaries securing Government Assisted Refinancing Indebtedness incurred to refinance Indebtedness which has been secured by Existing Liens; provided that (x) such Liens are junior in priority to the Lien on such Collateral of the Trustee and the Holders, and
     (y) such Liens do not extend to or cover any Non-Shared Collateral (as defined in the Principal Intercreditor Agreement) or any property or assets not subject to Existing Liens;

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          (4) Liens on Collateral other than Capital Stock of Republic
     Technologies or any of its Subsidiaries securing Government Assisted Indebtedness incurred in accordance with "--Certain Covenants--Limitation on Additional Indebtedness and Certain Preferred Stock" above and not to exceed $20.0 million in aggregate principal amount outstanding at any time; provided (x) that such Liens are junior in priority to the Lien on such Collateral in favor of the Trustee and the Holders (except that a Lien in favor of any holder of such Government Assisted Indebtedness providing financing for the construction or acquisition of the New Bar Mill may be a prior Lien subject to the provisions of the Principal Intercreditor Agreement) and (y) such Liens do not extend to or cover any Non-Shared Collateral (other than the New Bar Mill);

          (5) Liens set forth in the preceding clauses (2), (3) and (4) as permitted to be altered under the terms of the Intercreditor Agreements and the provisions described under "--Possession, Use and Release of Collateral--Substitute Collateral";

          (6) pari passu Liens on the Pledged Interests to secure the New Credit Facility, provided such Liens are subject to the agreements set forth in the applicable Stock Intercreditor Agreement;

          (7) Liens on the New Bar Mill to secure Indebtedness (other than Indebtedness under the New Credit Facility) incurred to finance the construction or acquisition of the New Bar Mill (or to refinance such Indebtedness if not under the New Credit Facility) in an aggregate principal amount not to exceed 65% of the aggregate cost of construction or acquisition of the New Bar Mill and

          (8) any other Liens expressly permitted by the applicable Security Documents.

     "Permitted Holders" means (1) Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners II L.P., a Cayman Islands exempted limited partnership, and Blackstone Family Investment Partnership II L.P., a Delaware limited partnership, (2) each general partner of any of the foregoing who is a partner or employee of The Blackstone Group L.P, (3) USX, (4) Kobe and (5) any Affiliate of the persons specified in clauses (1)-(4) of this definition; provided that to the extent a Change of Control occurs that results in a Change of Control Offer being made and consummated in accordance with "Offer to Purchase upon Change of Control," the Person or group deemed to have acquired control which triggered such Change of Control shall thenceforth, together with its Affiliates, be deemed to constitute additional Permitted Holders.

     "Permitted Investments" means any of the following:

          (a)(1) Investments in any Restricted Subsidiary (including any Person that pursuant to such Investment becomes a Restricted Subsidiary) and
     (2) Investments in any Person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Republic Technologies or any Restricted Subsidiary at the time such Investment is made;

          (b) Investments in Cash Equivalents or Investment Grade Securities;

          (c) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

          (d) Investments in the notes;

          (e) Investments in Currency Agreements, Interest Rate Protection Obligations and commodities hedging arrangements permitted by clause (h) or
     (i) of the covenant "--Limitation on Additional Indebtedness and Certain Preferred Stock";

          (f) loans or advances to officers or employees of Republic Technologies and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes, of Republic Technologies and the Restricted Subsidiaries (including travel and moving expenses) not in excess of $2.0 million in the aggregate at any one time outstanding;

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          (g) Investments in evidences of Indebtedness, securities or other property received from another person by Republic Technologies or any of the Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such Person held by Republic Technologies or any of the Restricted Subsidiaries, or for other liabilities or obligations of such other person to Republic Technologies or any of the Restricted Subsidiaries that were created in accordance with the terms of the Indenture;

          (h) so long as no Default has occurred and is continuing, Investments in an amount not to exceed the greater of (1) $15.0 million and (2) 1.0% of Consolidated Tangible Assets of Republic Technologies at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), less the amount of any Investment under clause (j) below;

          (i) any Investment constituting a Restricted Payment received pursuant to and in compliance with the covenant "Disposition of Proceeds of Asset Sales";

          (j) Investments in Unrestricted Subsidiaries not to exceed $5.0 million at any time outstanding;

          (k) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

          (l) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business;

          (m) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Disposition of Proceeds of Asset Sales" or any other disposition of assets not constituting an Asset Sale; and

          (n) any Investment existing on the Issue Date.

     "Permitted Liens" means, with respect to any Person,

          (a) Liens to secure the New Credit Facility,

          (b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $10.0 million in the aggregate, or which are being validly contested in good faith by appropriate proceedings or for property taxes on property that Republic Technologies or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

          (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's, laborers', employees' or suppliers' or other like Liens on property of Republic Technologies or any of the Restricted Subsidiaries arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in good faith by negotiations or appropriate proceedings and in respect of which, if applicable, Republic Technologies or the relevant Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

          (d) pledges and deposits made in the ordinary course of business by Republic Technologies or any of the Restricted Subsidiaries in compliance with the Federal Employers Liability Act or any other workmen's compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

          (e) deposits by Republic Technologies or any of the Restricted Subsidiaries to secure the performance of tenders, bids, contracts (other than for Indebtedness), leases (other than

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     Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

          (f) zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of Real Property and other similar encumbrances incurred by Republic Technologies or any of the Restricted Subsidiaries in the ordinary course of business which, individually and in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Republic Technologies or any of the Restricted Subsidiaries;

          (g) Liens consisting of interests of lessors under capital or operating leases permitted by "Limitation on Additional Indebtedness and Certain Preferred Stock";

          (h) Liens securing judgments, decrees or orders against Republic Technologies or any of the Restricted Subsidiaries, so long as such Lien is being contested in good faith and is adequately bonded, any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (i) any leases or subleases to other Persons of properties or assets owned or leased by Republic Technologies or any of the Restricted Subsidiaries;

          (j) any Lien arising by operation of law pursuant to
     Section 107(1) of CERCLA, 42 U.S.C. Section 9607(1), or pursuant to analogous state law, for costs or damages which are not yet due (by virtue of a written demand for payment by a government authority) or which are being contested in good faith by appropriate proceedings, or on property that Republic Technologies or any of the Restricted Subsidiaries has determined to abandon if the sole recourse for such costs or damages is to such property; provided that the liability of Republic Technologies and the Restricted Subsidiaries with respect to the matter giving rise to all such Liens shall not, in the reasonable estimate of Republic Technologies (in the light of all attendant circumstances, including the likelihood of contribution by third parties), exceed $25.0 million;

          (k) Liens that are contractual rights of setoff (1) relating to the establishment by Republic Technologies or any of its Subsidiaries of depository relations with banks not given in connection with the issuance of Indebtedness or (2) pertaining to pooled deposit and/or sweep accounts of Republic Technologies and/or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Republic Technologies and the Restricted Subsidiaries;

          (l) Liens securing obligations in respect of trade-related letters of credit permitted under "Limitation on Additional Indebtedness and Certain Preferred Stock" and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit;

          (m) the sale of accounts receivable in connection with collection in the ordinary course of business;

          (n) construction Liens arising in the ordinary course of business, including Liens for work performed for which payment has not been made, securing obligations that are not due and payable or are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Republic Technologies or the relevant Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

          (o) Liens securing Currency Agreements, Interest Rate Protection Obligations and commodity hedging agreements;

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          (p) any other Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set off;

          (q) purchase money Liens to finance the acquisition of property or assets of Republic Technologies or any Restricted Subsidiary of Republic Technologies acquired in the ordinary course of business; provided that
     (1) the related purchase money Indebtedness shall not be secured by or extend to any Collateral or any other property or assets of Republic Technologies or any Restricted Subsidiary other than the property or assets so acquired, (2) the amount of Indebtedness secured by any such Lien shall not exceed the purchase price of the property or assets acquired and
     (3) Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) shall be created within 180 days of such acquisition;

          (r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (s) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien or Liens permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that such Liens do not extend to or cover any property or assets of Republic Technologies or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced;

          (t) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (u) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (v) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Additional Indebtedness and Certain Preferred Stock" covenant; provided that

             (1) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Republic Technologies or a Restricted Subsidiary thereof and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Republic Technologies or a Restricted Subsidiary thereof and

             (2) such Liens do not extend to or cover any property or assets of Republic Technologies or any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Republic Technologies or such Restricted Subsidiary and are no more favorable to the Lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Republic Technologies or such Restricted Subsidiary; and

          (w) Liens on assets acquired or constructed after the Issue Date and not constituting Collateral securing Indebtedness not to exceed 70% of the lower of the cost of construction or acquisition of such assets or the fair market value of such assets, in each case determined at the time of incurrence of such Indebtedness.

     "Permitted Related Acquisition" has the meaning ascribed to that term under "--Certain Covenants-Disposition of Proceeds of Asset Sales."

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

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     "Pledged Interests" has the meaning ascribed to that term under
"Description of Collateral and Intercreditor Agreements--Collateral."

     "Pledgor" means each of Republic Technologies, Holdings, RTI Capital Corp., Bliss & Laughlin LLC, Canadian Drawn Steel Company Inc., Nimshillen and Tuscarawas, LLC and each other Restricted Subsidiary that becomes a "Pledgor" under any Security Document.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of this Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Principal Intercreditor Agreement" has the meaning ascribed to that term under "Description of Collateral and Intercreditor Agreements--Intercreditor Agreements."

     "Public Equity Offering" means a public offering of Common Stock of Republic Technologies, Parent Guarantor, RTI or any other direct or indirect parent company of Republic Technologies pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

     "Refinancing Indebtedness" means

          (a) Indebtedness of an Issuer or a Subsidiary Guarantor to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) all or any part of any Indebtedness of an Issuer or any of the Restricted Subsidiaries and

          (b) Indebtedness of any Restricted Subsidiary (other than a Subsidiary Guarantor) to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) all or any part of any Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor), in each such event, incurred under the first paragraph of the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness and Certain Preferred Stock" or clause (a) or (b) (other than the Indebtedness refinanced, redeemed or retired as described under "--Use of Proceeds" herein) of the second paragraph of such covenant; provided that

          (1) the principal amount of Indebtedness incurred pursuant to this definition (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accreted value of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced (less any discount from principal amount due upon payment pursuant to the terms of such Indebtedness), plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of Republic Technologies as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of reasonable expenses in connection therewith,

          (2) in the case of Indebtedness incurred pursuant to this definition by Republic Technologies or any Subsidiary Guarantor, such Indebtedness

             (x) has no scheduled principal payment prior to the earlier of (A) the final maturity of the corresponding portion of the Indebtedness being refinanced or (B) the 91st day after the final maturity date of the notes and

             (y) has an Average Life to Stated Maturity greater than either
        (A) the Average Life to Stated Maturity of the Indebtedness refinanced or (B) the remaining Average Life to Stated Maturity of the notes and

          (3) if the Indebtedness to be refinanced is Subordinated Indebtedness, the Indebtedness to be incurred pursuant to this definition shall also be Subordinated Indebtedness.

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     "Requisite Managers" means a majority of the Board of Directors (including a majority of the Disinterested Directors) of Republic Technologies, or if it has no such governing body, then a majority of the Board of Directors (including a majority of the Disinterested Directors) of the managing member of Republic Technologies or the managing member of the Parent Guarantor (initially RTI).

     "Restricted Payments" has the meaning ascribed to that term under "--Certain Covenants--Limitation on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary of Republic Technologies that has not been designated by the Board of Directors of Republic Technologies, by a Board Resolution of Republic Technologies delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of Republic Technologies delivered to the trustee, subject to the provisions of such covenant. For purposes of the definitions of "Consolidated Income Tax Expense," "Consolidated Interest Expense" and "Consolidated Net Income," RTI Capital shall be considered a Restricted Subsidiary.

     "Revocation" has the meaning ascribed to that term under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

     "Roll-up Transaction" means any merger or consolidation of Republic Technologies with, or any transfer of all of the assets of, or Capital Stock of, Republic Technologies to, any newly organized Affiliate thereof (having no material liabilities other than Investments in or liabilities with respect to Republic Technologies or the Restricted Subsidiaries) or to RTI (provided it has no material liabilities other than Investments in or liabilities with respect to Republic Technologies and the Restricted Subsidiaries) if such transaction and any series of related transactions are for the sole purpose of creating or having a corporation that will own all of the assets that Republic Technologies owned immediately prior to such transaction.

     "Sale-Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Secured Creditors" shall mean, for so long as they are entitled to the benefits of the security interests in the Collateral pursuant to the terms of the Principal Intercreditor Agreement, the trustee, on its behalf and on behalf of the Holders, the Existing Secured Creditors, any holders of Secured Refinancing Indebtedness, any holders of Secured Government Assisted Indebtedness and the New Bar Mill lenders.

     "Secured Government Assisted Indebtedness" means Indebtedness incurred pursuant to clause (n) of the covenant described under "--Certain
Covenants--Limitation on Additional Indebtedness and Certain Preferred Stock" secured by a Lien on Collateral permitted by the covenant described under "--Certain Covenants--Limitation on Liens."

     "Secured Refinancing Indebtedness" means Refinancing Indebtedness secured by a Lien on Collateral permitted by the covenant described under "--Certain Covenants--Limitation on Liens."

     "Security Documents" means, collectively, (1) the security agreement between Republic Technologies, the Subsidiary Guarantors and the Collateral Agent, (2) the master pledge agreement among Holdings, Republic Technologies, each Subsidiary Guarantor and the Collateral Agent, (3) the mortgages made by or to be made by Republic Technologies in favor of the Collateral Agent, (4) the mortgages made by Bliss & Laughlin, LLC and Canadian Drawn Steel Company, Inc. in favor of the Collateral Agent and (5) all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of the

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Collateral Agent in any or all of the Collateral and the New Bar Mill, in each case as amended, amended or restated, supplemented or otherwise modified from time to time in accordance with their terms.

     "Senior Collateral Proceeds" has the meaning ascribed to that term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

     "Significant Subsidiary" shall have the same meaning as in Rule 1.02(v) of Regulation S-X under the Securities Act.

     "Specialty Steel Assets" means those assets associated exclusively with the Specialty Steel business of Republic Engineered Steels, Inc., including the equipment of No. 3 Melt Shop and No. 4 Grinding Department in the Canton, Ohio 8th Street Plant, the equipment and property of the Canton, Ohio Harrison Road Specialty Plant and the equipment and property of the Baltimore, Maryland specialty steels plant.

     "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Stock Intercreditor Agreement" has the meaning ascribed to that term under "Description of Collateral and Intercreditor Agreements--Intercreditor Agreements."

     "Subordinated Indebtedness" means Indebtedness of an issuer or a Subsidiary Guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such Guarantor, as the case may be.

     "Subsidiary" means, with respect to any person,

          (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and

          (b) any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

     For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Subsidiary Guarantor" means (a) each subsidiary of Republic Technologies that owns or holds any Collateral and (b) any other subsidiary of Republic Technologies that guarantees the Notes, but shall not include RTI Capital, Oberlin Insurance Company or the Utility Unrestricted Subsidiaries.

     "Substitute Collateral" has the meaning ascribed to that term under "--Possession, Use and Release of Collateral."

     "Supply and Services Agreements" (1) means the Round Supply Agreement dated on or about the Issue Date between Republic Technologies, the new tubular steel products joint venture between Kobe and USX and U.S. Steel Group, (2) the Coke Supply Agreement dated on or about the Issue Date between Republic Technologies and U.S. Steel Group, (3) the Pellet Supply Agreement dated on or about the Issue Date between U.S. Steel Group and Republic Technologies, (4) the Transition Services Agreement between Republic Technologies and USX Corporation,
(5) the Tubular Utilities Agreement and certain related agreements between Republic Technologies and the new tubular steel products joint venture between Kobe and USX, (6) the Technology Transfer Agreements and certain related agreements each dated on or about the Issue Date among Republic Technologies, Kobe and one of its affiliates and (7) the Safe Harbor Lease Matters Agreement relating to the Safe Harbor Lease Property.

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     "Surviving Entity" has the meaning ascribed to that term under
"--Consolidation, Merger, Sale of Assets, Etc."

     "Trust Moneys" means all cash or Cash Equivalents received by the trustee or the Collateral Agent, as the case may be:

          (a) upon the release of property from the Lien of any of the Security Documents, including all moneys received in respect of the principal of all purchase money, governmental and other obligations;

          (b) as compensation for, or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of;

          (c) as proceeds of insurance upon any, all or part of the Collateral (other than any liability insurance proceeds payable to the trustee or the Collateral Agent, as the case may be, for any loss, liability or expense incurred by it);

          (d) pursuant to certain provisions of the Mortgages;

          (e) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the trustee or the Collateral Agent, as the case may be, or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise; or

          (f) for application under the Indenture as provided in the Indenture, any Security Document or the Intercreditor Agreements, or whose disposition is not otherwise specifically provided for in the indenture, any Security Document or the Intercreditor Agreements,

provided, however, that "Trust Moneys" shall not include any property deposited with the trustee pursuant to the covenant "--Disposition of Proceeds of Asset Sales," the redemption provisions, the defeasance provisions or the priority or default provisions under the Indenture.

     "Unrestricted Subsidiary" means any Subsidiary of Republic Technologies (other than a Subsidiary Guarantor or a Subsidiary of Republic Technologies which owns or holds any Collateral) designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of an issuer delivered to the trustee, subject to the provisions of such covenant.

     "USX" means USX Corporation.

     "Voting Stock" means any class or classes of Capital Stock of a person pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the election of the Board of Directors, managers or trustees of such person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by an issuer or one or more Wholly-Owned Restricted Subsidiaries of an issuer. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Wholly-Owned Subsidiary" means any Subsidiary of an Issuer 99% (other than shares of Capital Stock representing any director's qualifying shares or investments by foreign nationals mandated by applicable law) of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees hereof is at the time owned by Republic Technologies, by a Wholly-Owned Subsidiary of Republic Technologies or by Republic Technologies and a Wholly-Owned Subsidiary of Republic Technologies.

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             DESCRIPTION OF COLLATERAL AND INTERCREDITOR AGREEMENTS

     The following summary of the Collateral and the provisions of the Intercreditor Agreements is subject to, and qualified in its entirety by reference to, all of the provisions of the Security Documents and the Intercreditor Agreements, copies of the forms of which may be obtained upon request to us. In addition, reference is made to "Description of the Notes--Possession, Use and Release of Collateral" for the provisions of the Indenture relating to releases and substitutions of Collateral. Capitalized terms used below but not defined below are defined in "Description of the Notes--Certain Definitions."

COLLATERAL

     Pursuant to the Security Documents, the Pledgors granted to the Collateral Agent, for the benefit of the trustee and the holders of the notes, security interests in the real and personal property summarized below. Except as expressly provided below, these security interests do not extend to acquired property located at the facilities constituting Collateral or any separable plants or independent facilities acquired or constructed by us or any of our Subsidiaries after the Issue Date. The Collateral for the notes and the Guarantees currently represents

          (1) substantially all of the real and personal properties of Republic Technologies and the Subsidiary Guarantors, other than real and personal property located at the CAST-ROLL Facility and the Cartersville, Georgia facility and inventory, accounts receivable, intellectual property and related assets and

          (2) all of the Capital Stock of Republic Technologies and the Restricted Subsidiaries outstanding on the Issue Date.

For a description of the Intercreditor Agreements, which govern the relationships among the various creditors with interests in the Collateral, see "--Intercreditor Agreements" below.

     The obligations of the issuers and the guarantors under the notes and the Guarantees were initially secured by Liens on all of the following assets:

          o substantially all of the real property, other than the real property on which the CAST-ROLL Facility and the Cartersville, Georgia facility are located, owned or leased by Republic Technologies and the Subsidiary Guarantors on the Issue Date, together with all additions, accessions, improvements, alterations, replacements and repairs to this property,

          o the New Bar Mill upon the acquisition and construction of the same, but subject to a prior Lien of up to 65% of the aggregate cost of acquisition and construction to secure Indebtedness used to finance such acquisition or construction,

          o machinery and equipment located at the real property referred to in the first bullet point above, whether owned on the Issue Date or acquired after that date, other than after-acquired equipment securing Indebtedness of up to $15.0 million in principal amount, of Republic Technologies and the Subsidiary Guarantors, together with all additions, accessions, improvements, alterations, replacements and repairs to this machinery and equipment,

          o all of the Capital Stock of Republic Technologies outstanding from time to time,

          o all of the outstanding shares of Capital Stock of each of the existing Restricted Subsidiaries and of each of the future Wholly-Owned Restricted Subsidiaries of Republic Technologies incorporated in the United States, any state in the United States or the District of Columbia and 65% of the outstanding Capital Stock of each of the future foreign Wholly-Owned Restricted Subsidiaries, of Republic Technologies (which collectively, with the items of Collateral referred to in the preceding bullet point, are the "Pledged Interests" ),

          o all right, title and interest of Republic Technologies and the Subsidiary Guarantors in, to and under the documents executed in connection with (1) the acquisition by Bar Technologies Inc. of the Bethlehem BRW Division pursuant to the contribution agreement, dated as of

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     December 22, 1993 between Bethlehem and Bar Technologies Inc., including, without limitation, all rights in respect of representations, warranties and indemnities thereunder, (2) the amended and restated agreement and plan of merger, dated as of October 18, 1995, by and among B&L Acquisition Corporation, Bliss & Laughlin and Bar Technologies, Inc., including, without limitation, all rights in respect of representations, warranties and indemnities thereunder and (3) the master restructuring agreement to be dated on or about the Issue Date, among BarTech, RES Holding Corporation, Republic, USX, RTI, USS/Kobe Steel Company and certain of their affiliates, including, without limitation, all rights of Republic and Holdings in respect of representations, warranties and their indemnities thereunder,

          o assets deposited in the Collateral Account pursuant to the Indenture and subject to the Intercreditor Agreements,

          o all general intangibles relating to any and all of the above, subject to the same exceptions and limitations as the above,

          o all documents relating to any and all of the above, subject to the same exceptions and limitations as the above, and

          o all proceeds and products of any and all of the above, subject to the same exceptions and limitations as the above.

     For further summary information concerning the facilities included in the Collateral, see "Business--Our Facilities."

     The Pledgors pledged the personal property Collateral to be pledged by them to the Collateral Agent for the benefit of the Collateral Agent, the trustee and the Holders pursuant to a securities pledge agreement and a security agreement (collectively, the "Security Agreements" ). The real property Collateral was pledged to the Collateral Agent for the benefit of the Collateral Agent, the trustee and the holders of the Notes pursuant to mortgages, deeds of trust or deeds to secure debt (collectively, the "Mortgages" ). In general, the Liens on the Collateral granted to the Collateral Agent, for its benefit and the benefit of the Trustee and the Holders, may be subject to

          (1) in the case of real property Collateral, certain easements, rights-of-way, zoning restrictions and other similar charges or encumbrances which do not, in any case, materially detract from the value of the real property affected thereby or do not interfere in any material respect with the ordinary conduct of the business of Republic Technologies or the applicable Subsidiary Guarantor at such real property,

          (2) in the case of certain of the personal property Collateral other than Pledged Interests, certain existing purchase money liens,

          (3) in the case of certain of the Collateral referred to in clause
     (1), Liens in favor of various Secured Creditors,

          (4) in the case of the Pledged Interests, a pari passu Lien securing repayment of Indebtedness under the New Credit Facility and

          (5) in the case of all of the Collateral, certain tax liens and landlords', warehousemens', materialmens' and other liens which may, as a matter of law, have priority over the Lien granted to the Collateral Agent or the trustee.

     The real property Collateral pledged by the Pledgors at our Johnstown, Pennsylvania and Lackawanna, New York facilities includes certain easements and other recorded agreements made by Bethlehem Steel Company in favor of us relating to, among other things, our use of certain oxygen pipelines, engine rooms, sanitary and storm sewers, water pipelines, natural gas and compressed air distribution systems, railroad tracks and bridges, access roads, fire hydrants and electrical equipment. Bethlehem may terminate our rights in the event we cease to use these rights for a period of more than one year. It is possible that, in connection with a foreclosure or bankruptcy or otherwise, we may cease to use all or a portion of such rights under some or all of the recorded

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instruments for a period of more than one year and Bethlehem could elect to terminate some or all of these rights. These rights are essential to the use and operation of these facilities and, because of the location of these facilities and their proximity to Bethlehem's property and facilities, may only be provided or granted by Bethlehem. In the event of a termination of any of these rights, we could be required to cease some or all of our operations at the affected facility. Bethlehem may not be willing to grant these rights and the cost of obtaining these rights from Bethlehem may be significant. Also, these rights are only assignable without the consent of Bethlehem in connection with a sale or transfer of the entire facility benefited by the applicable recorded instrument. A consent would be required if a facility were to be sold pursuant to two or more separate transactions. The value or marketability of each affected facility to Noteholders as Collateral may be impaired by these matters.

     The collateral release provisions of the indenture permit the release of certain Collateral without substitution of Collateral of equal value under certain circumstances. See "Description of the Notes--Possession, Use and Release of Collateral." For example, Collateral may be released in connection with Asset Sales and new collateral need not be substituted for this Collateral under various circumstances. As described under "Description of the Notes--Certain Covenants--Disposition of Proceeds of Asset Sales," the Net Cash Proceeds of such Asset Sales may be required to be utilized to make an offer to purchase notes. To the extent an offer to purchase notes is not subscribed to by Holders, the unutilized Net Cash Proceeds may be retained by us free of the Lien of the Security Documents. In addition, the Specialty Steel Assets and, following their shut-down or closure, the Closed Facilities may be released in connection with their sale, scrapping or other disposition and the proceeds therefrom used to repay amounts outstanding under the New Credit Facility. Also, certain unimproved, vacant land which is not material to the value or utility of the mortgaged property may be released from the lien of the applicable mortgage so that the Pledgors may develop such land through the construction of new facilities which will not constitute Collateral.

     The Closed Facilities are

          o the No. 4 Blast Furnace, the No. 1 Billet Caster and the 4 Stand Billet Mill at the Lorain facilities;

          o the No. 4(B) and No. 4(C) Electric Arc Furnaces, the Blooming Mill and the ingot teaming facility at the Canton facility;

          o the 12" bar mill in Canton, Ohio, the 18" bar mill in Masillon, Ohio and the 11" bar mill in Chicago, Illinois; and

          o the cold-finishing facilities in Medina, Ohio and Batavia, Illinois and one additional cold-finishing facility.

     If an Event of Default occurs under the indenture, the trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the Indenture, may, subject to the provisions of the Intercreditor Agreements, cause the Collateral Agent to take such action as the trustee deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Collateral Agent, after payment of the expenses of such foreclosure and fees and other amounts then payable to the Collateral Agent and any prior lienholder, whether pursuant to either Intercreditor Agreement or otherwise, to which the trustee and the Holders are entitled from any foreclosure in respect of any Collateral by which the notes are secured will be applied by the trustee under the indenture, first, to pay the expenses and other amounts payable to the trustee and, thereafter, to pay the principal of, premium, if any, and interest on the notes.

     We obtained appraisals of most of our of the real and personal property in the first half of 1999 from nationally recognized appraisal firms. The appraisals were not prepared for purposes of the offering of the notes, do not separately value the assets comprising the Collateral and do not take account of the impact of the Consolidation Plan. Excluding the Specialty Steel Assets, the Cartersville, Georgia facility, the two cold finished bar mills that have already been closed and the

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value assigned to the CAST-ROLL Facility by the New Credit Facility, the
aggregate value assigned to our remaining real and personal property, fixtures and equipment was approximately $495 to $510 million. All of the referenced assets in the appraisals may not be included in the Collateral. In addition, included in this value are facilities, equipment and fixtures to be scrapped, shut down or sold as part of the Consolidation Plan. These assets are subject to release without substitution of Collateral. Excluded from such value is any security interest you may receive in the New Bar Mill. An appraisal of the value of the Collateral on the same basis as set forth in the appraisals, after giving effect to the Consolidation Plan and the contemplated releases of Collateral, may not exceed the principal amount of the notes and the stated value in any event may not be realized.

     The stated personal property value was determined on a Liquidation Value-In Place basis and the stated real property value was determined on a Real Property Market Value basis. Other approaches to valuation were utilized, but we do not consider them to be as appropriate. Such methods indicated significantly lower, on an orderly liquidation basis, and higher, on an fair market value in continued use basis, values. Liquidation Value-In Place is defined in the appraisals as the estimated gross amount expressed in terms of money which is projected to be obtainable from a failed facility assuming that the entire facility would be sold intact within a limited time to complete the sale. Liquidation Value-In Place further considers that "fair market value" as normally defined could not be obtained due to the time consideration, as well as the probable condition of the business under forced sale conditions. Real Property Market Value is defined in the appraisals as the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale with the buyer and seller each acting prudently. In our opinion the information above concerning the appraised value of the Collateral should not be viewed as representative of the value of the Collateral.

     The proceeds of any sale of the Collateral in whole or in part pursuant to the indenture, the Security Documents and the Intercreditor Agreements following an Event of Default may not be sufficient to satisfy payments due on the notes and the complexity of the Intercreditor Agreements may result in material delays in the ability of the Collateral Agent to realize upon all or any of the Collateral. The ability of the Collateral Agent or the Trustee, for the benefit of the Holders, to realize upon the Collateral will also be subject to bankruptcy law limitations in the event of a bankruptcy and other contractual limitations contained in the Intercreditor Agreements. See "--Bankruptcy Limitations" below.

INTERCREDITOR AGREEMENTS

     Prior to the issuance of the notes, the Collateral Agent entered into an

          (1) Amended and Restated Intercreditor and Subordination Agreement (the "Principal Intercreditor Agreement" ) dated as of August 13, 1999 among Republic Technologies, Holdings, RTI Capital Corp., the guarantors, the trustee, BankBoston, N.A. (the "Agent" ), and each of the existing secured creditors named in the agreement, which relates primarily to the Shared Collateral described below, and

          (2) a Pledge Intercreditor Agreement dated as of August 13, 1999 among the trustee, as collateral agent thereunder, and the Secured Parties named in the agreement (the "Stock Intercreditor Agreement," together with the Principal Intercreditor Agreement, the "Intercreditor Agreements" ), which relates to the Pledged Interests.

     The Principal Intercreditor Agreement provides that, without the consent of the Noteholders or the trustee, future holders of Secured Refinancing Indebtedness and Secured Government Assisted Indebtedness may become parties to the Principal Intercreditor Agreement. The principal purposes of the Principal Intercreditor Agreement are to

          (1) establish the duties, obligations and rights of the Collateral Agent thereunder, in its capacity as such,

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          (2) provide access rights to the Agent with respect to the inventory and books and records related to accounts receivable and intellectual property located at certain of the facilities of Republic Technologies, and

          (3) provide for the relative rights, priorities and remedies of the Secured Creditors with respect to the Shared Collateral.

     The principal purposes of the Stock Intercreditor Agreement are to

          (1) establish the duties, obligations and rights of the Collateral Agent thereunder, in its capacity as such, and

          (2) provide for the relative rights, priorities and remedies of the lenders under the New Credit Facility and the trustee with respect to the Pledged Interests.

     There are a number of Secured Creditors representing a total of approximately $18.9 million of Indebtedness in addition to the trustee, for the benefit of itself and the Holders, that initially will have interests in the Shared Collateral. The initial Shared Collateral is comprised principally of the following:

          (1) all of the real estate of Republic Technologies located in Johnstown, Pennsylvania;

          (2) all of the equipment of Republic Technologies that is located at or used in connection with the operation of the business conducted in Johnstown, Pennsylvania;

          (3) all existing and future property and assets of Republic Technologies, whether tangible or intangible, fixed or liquid, upon which any other Secured Creditor has been granted a Lien pursuant to the Security Documents, other than inventory, accounts and other categories of Collateral specifically identified,

          (4) all general intangibles relating to the foregoing,

          (5) all documents relating to the foregoing and

          (6) all proceeds relating to any of the foregoing.

The New Bar Mill may also become Shared Collateral in which the trustee and the Holders have a junior claim.

     Pursuant to the Principal Intercreditor Agreement, the Secured Creditors have agreed that the priority of the claims of the trustee, for the benefit of itself and the noteholders, in respect of the proceeds of the Shared Collateral relative to the other applicable Secured Creditors will be a first priority claim, disregarding the New Bar Mill. The Principal Intercreditor Agreement provides that the First Priority Majority Secured Creditors, which is, as defined below, as to any Collateral other than the Pledged Interests shall have the exclusive right to direct the Collateral Agent to manage, perform and enforce the terms of the security documents to which they are a party with respect to this Collateral, to exercise and enforce all privileges and rights thereunder according to their direction, including to take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of or liquidate this Collateral (collectively "Enforcement" ). In addition, Secured Creditors, other than the First Priority Majority Secured Creditors with respect to an item of Collateral acting by direction to the Collateral Agent, will agree not to, directly or indirectly, seek to foreclose or realize upon (judicially or nonjudicially) any Collateral other than the Pledged Interests or take any other enforcement action against or in respect of the Collateral.

     The Indebtedness under the New Credit Facility, which provides for $425 million of commitments, is secured by Liens ranking evenly with the Liens in favor of the Holders on the Pledged Interests. The New Bar Mill may also become Shared Collateral in which the trustee and Holders have a junior claim. The Stock Intercreditor Agreement relating to the Pledged Interests provides that each Secured Creditor will have the non-exclusive right to notify the Collateral Agent and the other Secured Creditor in writing (an "Enforcement Notice" ) of its intention to realize upon its security interest in the Pledged Interests. Within 45 days of a notification, the First Priority

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Majority Secured Creditor with respect to the Pledged Interests will have the right to direct the Collateral Agent to commence Enforcement and, to the extent such direction is so given, shall thereafter have the exclusive right to direct the Collateral Agent in the management, exercise and performance of the Enforcement. To the extent this direction is not given by the First Priority Majority Secured Creditor within such 45 days period, the Secured Creditor responsible for the delivery of the Enforcement Notice may direct the Collateral Agent to commence Enforcement and will thereafter have the exclusive right to direct the Collateral Agent in the management, exercise and performance of the Enforcement. Any Secured Creditor so directing the Collateral Agent will be subject to the requirement that such direction be with a good faith view toward maximizing the proceeds from the Enforcement for all Secured Creditors having a Security Interest in the Pledged Interests. The Stock Intercreditor Agreement permits the holders of one or more refinancings or replacements of the New Credit Facility to share in the Pledged Interests with Holders, subject to the foregoing.

     The Collateral Agent is not required to take any action with respect to the Collateral, unless it receives indemnity satisfactory to it in its sole discretion.

     "First Priority Majority Secured Creditors" is defined in the applicable Intercreditor Agreement to mean

          (1) with respect to any item of Collateral other than the Pledged Interests, Secured Creditors holding an aggregate principal amount of outstanding Indebtedness under debt instruments representing a majority of the aggregate principal amount of outstanding Indebtedness secured by a Lien or Liens on such item of Collateral entitled to a first priority under the Principal Intercreditor Agreement and

          (2) with respect to the Pledged Interests, Secured Creditors holding an aggregate principal amount of outstanding Indebtedness, or the trustee for, or other representative of, such holders, under debt instruments representing a majority of the aggregate principal amount of outstanding Indebtedness secured by a Lien or Liens on the Pledged Interests entitled to a first priority under the Stock Intercreditor Agreement, provided that for purposes of this subclause (2) any amounts available for borrowing by Republic Technologies under the New Credit Facility, after giving effect to any effective waivers of any conditions to borrowing thereunder, shall be deemed to be outstanding Indebtedness under the New Credit Facility.

     With respect to a release of Collateral, other than pursuant to actions taken by a Secured Creditor upon an event of default under its debt instruments with the Pledgors, the Collateral Agent shall effect such release, or a substitution of Collateral, in accordance with and upon receipt of (1) written instructions from the trustee, on behalf of the holders of notes, and each other Secured Creditor known to the Collateral Agent to hold a security interest in such Collateral and (2) an Officers' Certificate of the applicable Pledgor to the effect that such release or substitution would be permitted under the terms of all debt instruments and security documents of the Secured Creditors.

     The Principal Intercreditor Agreement provides that for up to 210 days following the issuance of a notice by the Agent that it seeks to enforce its rights with respect to the accounts receivable or inventory of Republic Technologies or the guarantors, the Agent and its designees are granted the right and license by the applicable Pledgors and the Collateral Agent to:

          (1) enter upon any or all of such Pledgor's premises, either leased or owned; provided, that the Agent shall compensate the Collateral Agent in cash for any damage to the Collateral caused by the Agent in connection with its entry into and use of the Collateral and shall pay the Collateral Agent for all the Collateral Agent's direct and incremental costs relating to the provision of the access to the Collateral and

          (2) use the Collateral to the extent necessary to complete the manufacture of the inventory, collect the accounts receivable and to sell or otherwise dispose of the inventory, accounts receivable and intellectual property.

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     The Principal Intercreditor Agreement provides that it may be amended and modified without the consent of the trustee or the Holders

          (a) to permit certain holders of Indebtedness incurred in accordance with the covenant described under "Description of the Notes--Certain Covenants" to become a party thereto and recognize the Liens of such holders on specified items of Collateral,

          (b) to provide for the relative priorities of the Secured Parties in assets and property constituting Substitute Collateral as provided under "Possession, Use and Release of Collateral--Substitute Collateral" and

          (c) permit changes in the priority of Liens of Secured Parties with respect to the Collateral, provided, in the case of this clause (c) that such changes relate only to Liens junior in priority to the Liens of the trustee and the Holders with respect to such Collateral.

     Any other amendment or modification to the Principal Intercreditor Agreement, other than amendments and modifications for certain specified purposes, including curing ambiguities, defects or inconsistencies, shall require the written consent of the trustee, at the direction of the Holders of a majority of the aggregate principal amount of outstanding notes.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the trustee or the Collateral Agent, as the case may be, to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Republic Technologies or a guarantor, whether by a noteholder or another creditor, prior to the trustee or the Collateral Agent, as the case may be, having repossessed and disposed of the Collateral. Under federal bankruptcy laws, a secured creditor such as the trustee or the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."

     The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict

          (1) if payments under the notes or the guarantees would be made following commencement of and during a bankruptcy case,

          (2) whether or when the Collateral Agent or the trustee, as the case may be, could foreclose upon or sell any of the Collateral, or

          (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

     Furthermore, in the event that the bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes, the holders of notes would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the pendency of a debtor's bankruptcy case.

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CERTAIN ENVIRONMENTAL LAW CONSIDERATIONS

     Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under the federal Comprehensive Environmental Response, Compensation and Liability Act, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various state laws and common law theories. If a lender takes title to property by foreclosure, it may, under certain circumstances, lose the security interest exemption contained in CERCLA and may therefore be held liable for remediation costs. Such liability has seldom been imposed, and finding a lender liable generally has been based on the lender having become sufficiently involved in the operations of the borrower so that its "participation in the management" of the borrower meets the test set out in CERCLA and elaborated in a number of court decisions.

     Under the Indenture and the Principal Intercreditor Agreement, the trustee and the Collateral Agent may, prior to taking certain actions, request that holders of notes provide an indemnification against its costs, expenses and liabilities. It is possible that CERCLA or similar remediation costs could become a liability of the trustee or the Collateral Agent and cause a loss to any holders of Notes that provided an indemnification. In addition, such holders may act directly rather than through the trustee or the Collateral Agent, in specified circumstances, in order to pursue a remedy under the Indenture or the Principal Intercreditor Agreement. If holders of notes exercise that right, they could be deemed to be lenders that are subject to the risks discussed above. Included in the Collateral are certain indemnification rights relating to environmental liability at certain real property Collateral described under "--Collateral" above. However, there can be no assurance as to their availability to eliminate or mitigate any such costs, expenses or liabilities.

     The U.S. Environmental Protection Agency promulgated a rule which would have allowed lenders to participate in work-out situations and foreclosure, and to exercise some control over the borrower's business following foreclosure, without risking liability under CERCLA as a current owner or operator. That rule was subsequently declared to be invalid by the Court of Appeals for the District of Columbia on the grounds that the rulemaking was not within the EPA's statutory authority. While a number of recent court decisions appear to be consistent with the EPA's interpretation of CERCLA under this rule, the uncertain state of current law does not provide an assurance that lenders can avoid the risk of liability under CERCLA if they foreclose on properties or become involved in work-outs or similar situations that may entail some involvement in, or influence over, facility operations.

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                NOTES EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     The issuers, the guarantors and the initial purchasers entered into the notes exchange and registration rights agreement concurrent with the issuance of the notes. Pursuant to the notes exchange and registration rights agreement, the issuers and the guarantors agreed to do both of the following:

     o file with the Securities and Exchange Commission on or prior to 90 days after the date of issuance of the notes a registration statement on an appropriate form, if the use of such form is then available relating to a registered exchange offer for the notes under the Securities Act; and

     o use their reasonable best efforts to cause this exchange registration statement to be declared effective under the Securities Act within 210 days after the issue date of the notes.

As soon as practicable after the effectiveness of the exchange registration statement, the issuers and the guarantors will offer to the holders of Transfer Restricted Securities, which is defined below, who are not prohibited by any law or policy of the Commission from participating in the exchange offer the opportunity to exchange their Transfer Restricted Securities for an issue of a second series of notes that are identical in all material respects to the notes, except that these exchange notes will not contain terms with respect to transfer restrictions or the payment of liquidated damages, and that are registered under the Securities Act. The issuers and the guarantors will keep the exchange offer open for not less than 20 business days after the date on which notice of the exchange offer is mailed to the holders of Transfer Restricted Securities.

     The issuers and the guarantors will file with the Commission a shelf registration statement to cover resales of Transfer Restricted Securities by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement, if any of the following situations apply:

     o because of any change in law or applicable interpretations of these laws by the staff of the Commission, the issuers and the guarantors are not permitted to effect the exchange offer as contemplated by this prospectus;

     o any initial purchaser requests a shelf registration statement with respect to notes not eligible to be exchanged for exchange notes in the exchange offer;

     o any applicable law or interpretations do not permit any holder of notes to participate in the exchange offer and any of these holders notifies the Issuers of this fact within 30 days of the completion of the exchange offer; or

     o any holder of notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered Transfer Restricted Securities and any of these holders notifies the issuers of this fact within 30 days of the completion of the exchange offer.

     For purposes of the paragraphs above, "Transfer Restricted Securities" means the notes upon original issuance thereof and at all times subsequent thereto, until in the case of any such note

          (1) a registration statement covering such note has been declared effective and such note has been disposed of in accordance with such effective registration statement,

          (2) it is sold in compliance with Rule 144 or may be sold pursuant to Rule 144(k),

          (3) it shall have been otherwise transferred and a new certificate for any such note not bearing a legend restricting further transfer shall have been delivered or

          (4) it ceases to be outstanding.

     The issuers and the guarantors will use their reasonable best efforts to have the exchange registration statement or, if applicable, the shelf registration statement declared effective by the Commission as promptly as practicable after the filing of the applicable registration statement.

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Unless the exchange offer would not be permitted by a policy of the Commission, the issuers and the guarantors will commence the exchange offer and will use their reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 240 days after the issue date of the notes. If applicable, the issuers and the guarantors will use their reasonable best efforts to keep the shelf registration statement effective until the date which is two years from the issue date of the notes, which is subject to extension in certain circumstances, or such shorter period ending when all Transfering Restricted Securities covered by the shelf registration statement have been sold in the manner set forth and as contemplated by the shelf registration statement.

     The issuers and the guarantors will be required to pay liquidated damages to each holder of Transfer Restricted Securities if any of the following registration defaults occurs:

     o the exchange registration statement is not filed with the Commission on or prior to 90 days after the issue date of the notes or a shelf registration statement is not filed with the Commission on or prior to 90 days after the date that filing obligation arises;

     o the exchange offer registration statement is not declared effective by the Commission within 210 days after the issue date of the notes or, if obligated to file a shelf registration statement, the shelf registration statement is not declared effective within 240 days after the obligation to file the shelf registration statement arises;

     o the exchange offer is not consummated on or prior to 240 days after the issue date of the notes, other than in the event of the filing of a shelf registration statement; or

     o the shelf registration statement is filed and declared effective on a timely basis but thereafter ceases to be effective, at any time that the issuers and the guarantors are obligated to maintain the effectiveness of the shelf registration statement, without being succeeded within 45 days by a post-effective amendment or an additional registration statement being filed and declared effective by the Commission.

The issuers and the guarantors will be required to pay the liquidated damages during any of the registration default periods described above in an amount equal to $.192 per week per $1,000 principal amount of the notes constituting Transfer Restricted Securities held by each holder until the applicable registration statement is filed or the exchange registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders of Transfer Restricted Securities in the same manner as interest payments on the notes on semi-annual payment dates which correspond to interest payment dates for the notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

     The notes exchange and registration rights agreement also provides that the issuers and the guarantors

          (1) shall make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any exchange notes and

          (2) shall pay all expenses incident to the exchange offer and will indemnify specified holders of the notes, including any broker-dealer, against various liabilities, including liabilities under the Securities Act.

     A broker-dealer which delivers a prospectus to purchasers in connection with resales will be subject to civil liability provisions under the Securities Act and will be bound by the provisions of the notes exchange and registration rights agreement, including indemnification rights and obligations.

     Each Holder who wishes to exchange notes for exchange notes in the exchange offer will be required to make representations, including each of the following:

     o any exchange notes to be received by it will be acquired in the ordinary course of its business;

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     o it has no and will have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     o it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the issuers and the guarantors, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes.

     Holders will be required to make representations to the issuers and the guarantors, as described above, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the notes exchange and registration rights agreement which are applicable to the holder, including indemnification obligations.

     For so long as the notes are outstanding, the issuers will continue to provide to Holders and to prospective purchasers of the notes the information required by Rule 144A(d)(4) under the Securities Act.

     The description of the notes exchange and registration rights agreement given above is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the notes exchange and registration rights agreement. The issuers and the guarantors will provide a copy of the notes exchange and registration rights agreement to holders upon request.

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                         BOOK-ENTRY; DELIVERY AND FORM

     The exchange notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of exchange notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme. See "The Exchange Offer-Book Entry Transfer."

     Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

     All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are within the sole control of the respective settlement systems and are subject to change by them. We take no responsibility for these operations or procedures, and you are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is

          (1) a limited purpose trust company organized under the laws of the State of New York,

          (2) a "banking organization" within the meaning of the New York Banking Law,

          (3) a member of the Federal Reserve System,

          (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended and

          (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers under the offering of outstanding notes, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than DTC participants.

     The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note

     o will not be entitled to have notes represented by a global note registered in their names,

     o will not receive or be entitled to receive physical delivery of certificated notes, and

     o will not be considered the owners or holders of the global note under the Indenture for any purpose.

We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments of the principal of, premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on a record date will be payable by the trustee to or at the direction of DTC or its nominee. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     Although DTC, Euroclear and Cedel have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

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

CERTIFICATED NOTES

     If

     o we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

     o we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture or

     o upon the occurrence of other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

YEAR 2000

     DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to:

          (1) impress upon them the importance of such services being year 2000 compliant; and

          (2) determine the extent of their efforts for year 2000 remediation and, as appropriate, testing of their services.

In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences of participation in the exchange offer and of the ownership of notes as of the date of this prospectus to holders who purchased the units comprised of outstanding notes and warrants in the initial offering at their issue price. Except where noted, it deals only with notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, traders who elect to use a mark-to-market method of accounting with respect to their securities, persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or holders of notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code, and regulations, rulings and judicial decisions under the Code as of the date of this prospectus, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used in this prospectus, a "U.S. holder" means a holder of a note that is:

     o a citizen or resident of the United States;

     o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     A "Non-U.S. holder" is a holder of a note that is not a U.S. holder.

EXCHANGE OF NOTES

     The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

ALLOCATION OF PURCHASE PRICE BETWEEN NOTES AND WARRANTS

     Each outstanding note was issued with a warrant as an investment unit. The issue price of each unit for U.S. federal income tax purposes is the first price at which a substantial amount of the units were sold for cash, excluding sales to bond houses or similar persons acting as underwriters, placement agents or wholesalers and is $987.10. As required by U.S. Treasury regulations, we allocated the issue price of each unit between the note and warrant based on their relative fair market values. The amount we allocated to each note is $878.98. On the basis of this allocation, the notes were issued with "original issue discount." Under U.S. Treasury regulations you are bound by such allocation for U.S. federal income tax purposes unless you disclose a different allocation on a statement attached to your return for the taxable year that includes the acquisition date of such unit. No assurance can be given that the IRS will accept our allocation. If the IRS successfully challenges our allocation, the issue price, the amount of original issue discount accrual on the note and gain or loss on the sale or disposition of a note would be different from that resulting under our allocation.

U.S. HOLDERS

  Payments of Interest

     Except as described below under "Original Issue Discount," stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

  Original Issue Discount

     The outstanding notes were issued with original issue discount in an amount equal to the difference between the principal amount of the notes and the issue price of the notes as described under "--Allocation of Purchase Price Between Notes and Warrants." You should be aware that you generally must include original issue discount in gross income in advance of the receipt of cash attributable to that income.

     The amount of original issue discount includible in your income is the sum of the "daily portions" of original issue discount with respect to the note for each day during the taxable year or portion of the taxable year in which you held the note ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. The "accrual period" for a note must be 6 months or less and may vary in length over the term of the note, provided that each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of original issue discount allocable to any accrual period is an amount equal to the excess, if any, of:

     o the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

     o the sum of any stated interest allocable to the accrual period.

     Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued original issue discount for each prior accrual period. Under these rules, you will have to include in income increasingly greater amounts of original issue discount in successive accrual periods. We are required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt holders.

     You may elect to treat all interest on any note as original issue discount and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount and unstated interest. The election is to be made for the taxable year in which you acquired the note, and may not be revoked without the consent of the IRS. You should consult with your own tax advisors about this election.

  Sale, Exchange and Retirement of Notes

     Your tax basis in a note is, in general, the amount you paid for the note increased by accrued original issue discount. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition, less any accrued stated interest, which will be taxable as such if not previously included in income, and your tax basis in the note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

     In general, unless you are an exempt recipient such as a corporation, information reporting will apply to payments that we make to you and to the proceeds from the sale of a note. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail to either report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding at a 31% rate.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

  U.S. Federal Withholding Tax

     The 30% U.S. federal withholding tax will not apply to any payment of principal or interest, including original issue discount, on your notes provided that:

     o you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury regulations;

     o you are not a controlled foreign corporation that is related to us through stock ownership;

     o you are not a bank whose receipt of interest on the notes is described in
       Section 881(c)(3)(A) of the Code; and

     o (a) you provide your name and address on an IRS Form W-8BEN, or successor form, and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN, or successor form, from the beneficial owner and provides us with a copy.

     If you cannot satisfy the requirements described above, payments of premium, and interest, including original issue discount, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI, or successor form, stating that interest paid on your note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

  U.S. Federal Estate Tax

     Your estate will not be subject to U.S. federal estate tax on notes owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and the U.S. Treasury Regulations, and (2) interest on your note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

  U.S. Federal Income Tax

     If you are engaged in a trade or business in the United States and interest on your note, including OID, is effectively connected with the conduct of that trade or business, although exempt from the 30% withholding tax, you will be subject to U.S. federal income tax on that interest or dividend on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on your notes, including original issue discount, will be included in earnings and profits.

     Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business in the United States by you or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and other conditions are met.

  Information Reporting And Backup Withholding

     In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

     In addition, you will not be subject to information reporting and backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     U.S. Treasury regulations effective after December 31, 2000 generally modify the information reporting and backup withholding rules applicable to certain payments made. In general, the U.S. Treasury regulations would not significantly alter the present rules discussed above, except in special situations.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Until               ,      , which is 90 days after the date of this
prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the notes exchange and registration rights agreement, and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes offered by this prospectus will be passed upon for the issuers by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Republic as of June 30, 1998 and for each of the years in the two-year period ended June 30, 1998 and the related financial statement schedule included in this prospectus have been audited by KPMG LLP, independent auditors, to the extent indicated in their report with respect to such financial statements and the related financial statement schedule, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Republic as of June 30, 1999 and for the period from September 8, 1998 to June 30, 1999 and the period from July 1, 1998 to September 7, 1998 and the related financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BarTech as of January 3, 1998 and for the year ended January 3, 1998, for the three month period ended
December 28, 1996 and for the year ended September 30, 1996 and the related financial statement schedule included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their report with respect to such financial statements and the related financial statement schedule, and have been so included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of BarTech as of and for the year ended January 2, 1999 and the related financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of the Bar Products Line of USS/Kobe Steel Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     The issuers and guarantors have filed with the Securities and Exchange Commission a registration statement on Form S-4, which includes amendments, exhibits, schedules and supplements, under the Securities Act and the rules and regulations under the Securities Act, for the registration of the exchange notes offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information with respect to the issuers and the exchange notes offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made.

     Pursuant to the indenture, Republic Technologies or, under specified circumstances, Holdings will file with the Commission and provide the trustee and any holder of notes or prospective holder of notes, upon the request of such holder or prospective holder, with annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to these Sections, the information, documents and other reports to be so filed and provided at the times specified for the filing of the information, documents and reports under these Sections. In addition to filings made by the issuers, BarTech until October 13, 1999 and Republic until September 14, 1999 were subject to the periodic reporting and other information requirements of the Exchange Act. These reports, the registration statement on Form S-4 filed by the issuers and any other registration statements or reports publicly filed by the issuers, can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, such public filings are publicly available through the Commission's site on the Internet's World Wide Web, located at "http://www.sec.gov."

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

                         INDEX TO FINANCIAL STATEMENTS

REPUBLIC ENGINEERED STEELS, INC.
Independent Auditors' Report........................................................................        F-3
Independent Auditors' Report........................................................................        F-4
Consolidated Balance Sheets as of June 30, 1999 and 1998............................................        F-5
Consolidated Statements of Operations for the period from September 8, 1998 to June 30, 1999, the
  period from July 1, 1998 to September 7, 1998 and the years ended June 30, 1998 and 1997..........        F-6
Consolidated Statements of Shareholders' Equity (Deficit) for the period from September 8, 1998 to
  June 30, 1999, the period from July 1, 1998 to September 7, 1998 and the years ended June 30,
  1998 and 1997.....................................................................................        F-7
Consolidated Statements of Cash Flows for the period from September 8, 1998 to June 30, 1999, the
  period from July 1, 1998 to September 7, 1998 and the years ended June 30, 1998 and 1997..........        F-8
Notes to Consolidated Financial Statements for the period from September 8, 1998 to June 30, 1999,
  the period from July 1, 1998 to September 7, 1998 and the years ended June 30, 1998 and 1997......        F-9
Financial Statement Schedule
  Schedule II--Valuation and Qualifying Accounts....................................................        F-32

BAR TECHNOLOGIES INC.
Independent Auditors' Report........................................................................        F-33
Report of Independent Public Accountants............................................................        F-34
Consolidated Balance Sheets as of January 2, 1999 and January 3, 1998...............................        F-35
Consolidated Statements of Operations for the years ended January 2, 1999 and January 3, 1998, the
  three months ended December 28, 1996 and the year ended September 30, 1996........................        F-37
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended January 2, 1999 and
  January 3, 1998, the three months ended December 28, 1996 and the year ended September 30, 1996...        F-38
Consolidated Statements of Cash Flows for the years ended January 2, 1999 and January 3, 1998, the
  three months ended December 28, 1996 and the year ended September 30, 1996........................        F-39
Notes to Consolidated Financial Statements for the years ended January 2, 1999 and January 3, 1998,
  the three months ended December 28, 1996 and the year ended September 30, 1996....................        F-40

Financial Statement Schedule
  Schedule II--Valuation and Qualifying Accounts....................................................        F-64

Unaudited
  Consolidated Balance Sheets as of June 30, 1999 and January 2, 1999...............................        F-65
  Consolidated Statements of Operations for the six month periods ended June 30, 1999 and July 4,
     1998...........................................................................................        F-67
  Consolidated Statements of Stockholders' Equity (Deficit) for the year ended January 2, 1999 and
     six months ended June 30, 1999.................................................................        F-68

  Consolidated Statements of Cash Flows for the six month periods ended June 30, 1999 and July 4,
     1998...........................................................................................        F-69
  Notes to Consolidated Financial Statements........................................................        F-70

BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY
Report of Independent Auditors......................................................................        F-78
Balance Sheets as of December 31, 1997 and 1998.....................................................        F-79
Statements of Operations for the years ended December 31, 1996, 1997 and 1998 (audited).............        F-80
Statements of Changes in Partners' Investment for the years ended December 31, 1996, 1997 and 1998
  (audited).........................................................................................        F-81
Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 (audited).............        F-82
Notes to Financial Statements.......................................................................        F-83

Unaudited
  Balance Sheets as of June 30, 1999 and December 31, 1998..........................................        F-94
  Statements of Operations for the six months ended June 30, 1998 and 1999..........................        F-95
  Statement of Changes in Partners' Investment for the six months ended June 30, 1999...............        F-96
  Statements of Cash Flows for the six months ended June 30, 1998 and 1999..........................        F-97
  Notes to Financial Statements.....................................................................        F-98

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Republic Engineered Steels, Inc.

We have audited the accompanying consolidated balance sheet of Republic Engineered Steels, Inc. and subsidiaries (the "Company") as of June 30, 1999, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the period from September 8, 1998 to June 30, 1999 and the period from July 1, 1998 to September 7, 1998 (predecessor company). Our audit also included the financial statement schedule for the year ended
June 30, 1999 listed in the Index to Financial Statements. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Engineered Steels, Inc. and subsidiaries as of June 30, 1999 and the results of their operations and their cash flows for the period from September 8, 1998 to June 30, 1999 and the period from July 1, 1998 to September 7, 1998 (predecessor company), in conformity with generally accepted accounting principles. Also, in our opinion, such fiscal 1999 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the financial information set forth therein.

DELOITTE & TOUCHE LLP

Cleveland, Ohio
November 9, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Republic Engineered Steels, Inc.:

We have audited the accompanying consolidated balance sheet of Republic Engineered Steels, Inc. and subsidiaries as of June 30, 1998, and the related consolidated statements of operations shareholders' equity (deficit), and cash flows for each of the years in the two-year period ended June 30, 1998. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule, as of June 30, 1998 and for each of the years in the two-year period ended June 30, 1998. These consolidated financial statements and the related financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the related financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Engineered Steels, Inc. and subsidiaries as of June 30, 1998, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1998, in conformity with generally accepted accounting principles. Also in our opinion, based on our audits, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Cleveland, Ohio
July 31, 1998, except as to
Note 20 which is as of
November 12, 1998

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1999 AND 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                                                      PREDECESSOR
                                                                                                        COMPANY
                                                                                                       (NOTE 1)
                                                                                                      -----------
                                                                                            1999         1998
                                                                                          --------    -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents............................................................   $  2,388     $  22,675
  Receivables, less allowance for doubtful accounts of $1,980 in 1999 and $1,575 in
    1998 (note 6)......................................................................    103,342        72,633
  Receivables due from affiliates (note 21)............................................     62,365
  Inventories (notes 3 and 6)..........................................................    152,913       125,343
  Prepaid expenses.....................................................................      4,947         2,844
  Deferred income taxes (note 9).......................................................                    7,902
  Assets held for sale (note 20).......................................................     15,988        30,457
  Other current assets.................................................................        477           404
                                                                                          --------     ---------
Total current assets...................................................................    342,420       262,258
Property, plant and equipment, net (notes 4 and 6).....................................    296,227       290,721
Intangibles and other assets, net (notes 5 and 6)......................................    142,714        24,471
Restricted cash (note 6)...............................................................      1,026           715
Deferred income taxes (note 9).........................................................                   46,927
Assets held for sale (note 20).........................................................     11,687        11,903
Receivables due from affiliates (note 21)..............................................        197
                                                                                          --------     ---------
Total other assets.....................................................................    451,851       374,737
                                                                                          --------     ---------
Total assets...........................................................................   $794,271     $ 636,995
                                                                                          --------     ---------
                                                                                          --------     ---------
                    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.....................................................................   $103,194     $  59,573
  Payables due to affiliates (note 21).................................................     27,946
  Accrued compensation and benefits....................................................     36,626        32,902
  Defined benefit pension obligations (note 8).........................................     42,500         1,000
  Accrued liabilities..................................................................     26,557        13,453
  Current maturities of long-term debt (note 6)........................................      2,627           203
                                                                                          --------     ---------
Total current liabilities..............................................................    239,450       107,131
Long-term debt (note 6)................................................................    437,602       273,922
Other postretirement benefits (note 8).................................................    103,414       128,246
Defined benefit pension obligations (note 8)...........................................     37,009        11,178
Environmental costs (note 16)..........................................................     13,400        13,746
Other liabilities......................................................................      1,035         1,301
                                                                                          --------     ---------
Total liabilities......................................................................    831,910       535,524
Commitments and contingencies
  (notes 4, 6, 8, 13, 14, 15, and 16)
Shareholders' equity (deficit):
  Special preferred stock, $.01 par value; one share authorized, one share issued,
    liquidation value of $1,500 at June 30, 1998 (note 10).............................                        2
  Common stock, $.01 par value; 1,000 shares authorized, one share issued and outstanding at June 30, 1999; 27,000,000 shares authorized, 19,707,923 shares
    issued, and 19,706,578 shares outstanding at June 30, 1998 (note 11)...............                      197
  Additional paid in capital...........................................................     95,455       275,270
  Accumulated deficit..................................................................   (133,094)     (173,990)
                                                                                          --------     ---------
                                                                                           (37,639)      101,479
Less treasury stock, at cost, 1,345 shares at June 30, 1998............................                        8
                                                                                          --------     ---------
Total shareholders' equity (deficit)...................................................    (37,639)      101,471
                                                                                          --------     ---------
Total liabilities and shareholders' equity.............................................   $794,271     $ 636,995
                                                                                          --------     ---------
                                                                                          --------     ---------

          See accompanying notes to consolidated financial statements.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
                           (IN THOUSANDS OF DOLLARS)

                                                                               PREDECESSOR COMPANY (NOTE 1)
                                                                          ---------------------------------------
                                                         PERIOD FROM      PERIOD FROM            YEARS ENDED
                                                         SEPTEMBER 8,     JULY 1, 1998 TO          JUNE 30,
                                                           1998 TO        SEPTEMBER 7,       --------------------
                                                         JUNE 30, 1999        1998             1998        1997
                                                         -------------    ---------------    --------    --------
Net sales.............................................     $ 518,942         $ 102,955       $689,870    $627,929
Cost of product sold (including depreciation of
  $20,933, $4,178, $24,609 and $24,393,
  respectively).......................................       497,223            97,883        612,526     576,745
                                                           ---------         ---------       --------    --------
Gross profit..........................................        21,719             5,072         77,344      51,184
Expenses:
  Selling expenses....................................         6,861             1,216          6,794       8,208
  General and administrative expenses.................        38,805            17,023         33,687      30,488
  Special charges (credits) (note 18).................                                         (1,097)      1,649
  Other postretirement benefits charges (note 8)......         5,874             2,082          4,951      15,585
  Noncash ESOP charges (note 7).......................                                         15,616      28,191
  Workforce reduction charges (note 8)................        60,655
  Other charges (credits):
     Interest charges.................................        43,678             4,588         27,622      28,807
     Interest income..................................          (471)             (236)          (710)       (512)
     Miscellaneous, net...............................          (589)             (153)          (410)       (739)
                                                           ---------         ---------       --------    --------
       Total expenses.................................       154,813            24,520         86,453     111,677
                                                           ---------         ---------       --------    --------
Loss from continuing operations before income tax
  benefit.............................................      (133,094)          (19,448)        (9,109)    (60,493)
Income tax benefit (note 9)...........................                                          2,661      23,999
                                                           ---------         ---------       --------    --------
Loss from continuing operations.......................      (133,094)          (19,448)        (6,448)    (36,494)
Income (loss) from discontinued operations, net of
  income tax expense of $--, $--, $2,288 and $1,430,
  respectively........................................                            (298)         5,544       2,175
                                                           ---------         ---------       --------    --------
Net loss..............................................     $(133,094)        $ (19,746)      $   (904)   $(34,319)
                                                           ---------         ---------       --------    --------
                                                           ---------         ---------       --------    --------

          See accompanying notes to consolidated financial statements.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
                 (IN THOUSANDS, EXCEPT AS INDICATED OTHERWISE)

                                                           NUMBER OF SHARES
                                                          -------------------   SPECIAL              ADDITIONAL
                                                          PREFERRED   COMMON    PREFERRED   COMMON    PAID-IN     ACCUMULATED
                                                          STOCK        STOCK    STOCK       STOCK     CAPITAL      DEFICIT
                                                          ---------   -------   ---------   ------   ----------   -----------
Balance as of June 30, 1996............................        1 *     19,707      $ 2      $ 197    $  275,270    $(138,767)
Net loss...............................................                                                              (34,319)
ESOP loan repayment....................................
                                                             ---      -------      ---      ------   ----------    ---------
Balance as of June 30, 1997............................        1 *     19,707        2        197       275,270     (173,086)
Net loss...............................................                                                                 (904)
ESOP loan repayment....................................
                                                             ---      -------      ---      ------   ----------    ---------
Balance as of June 30, 1998............................        1 *     19,707        2        197       275,270     (173,990)
Net loss...............................................                                                              (19,746)
                                                             ---      -------      ---      ------   ----------    ---------
Balance as of September 7, 1998........................        1 *     19,707      $ 2      $ 197    $  275,270    $(193,736)
                                                             ---      -------      ---      ------   ----------    ---------
                                                             ---      -------      ---      ------   ----------    ---------
Initial capitalization as of
  September 8, 1998....................................                    1*               $  --    $   95,455
Net loss...............................................                                                            $(133,094)
                                                                      -------               ------   ----------    ---------
Balance as of June 30, 1999............................                    1*               $  --    $   95,455    $(133,094)
                                                                      -------               ------   ----------    ---------
                                                                      -------               ------   ----------    ---------

                                                         RECEIVABLE
                                                           FROM
                                                         EMPLOYEE                   TOTAL
                                                           STOCK                 SHAREHOLDERS'
                                                         OWNERSHIP    TREASURY     EQUITY
                                                           TRUST      STOCK       (DEFICIT)
                                                         ----------   --------   -------------
Balance as of June 30, 1996............................   $(47,721)     $ (8)      $  88,973
Net loss...............................................                              (34,319)
ESOP loan repayment....................................     30,600                    30,600
                                                          --------      ----       ---------
Balance as of June 30, 1997............................    (17,121)       (8)         85,254
Net loss...............................................                                 (904)
ESOP loan repayment....................................     17,121                    17,121
                                                          --------      ----       ---------
Balance as of June 30, 1998............................                   (8)        101,471
Net loss...............................................                              (19,746)
                                                          --------      ----       ---------
Balance as of September 7, 1998........................   $     --      $ (8)      $  81,725
                                                          --------      ----       ---------
                                                          --------      ----       ---------
Initial capitalization as of
  September 8, 1998....................................                            $  95,455
Net loss...............................................                             (133,094)
                                                                                   ---------
Balance as of June 30, 1999............................                            $ (37,639)
                                                                                   ---------
                                                                                   ---------

------------------

* Not in thousands

          See accompanying notes to consolidated financial statements.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
                           (IN THOUSANDS OF DOLLARS)

                                                                                                  PREDECESSOR COMPANY
                                                                                       -----------------------------------------
                                                                      PERIOD FROM      PERIOD FROM             YEARS ENDED
                                                                      SEPTEMBER 8,     JULY 1, 1998 TO           JUNE 30,
                                                                        1998 TO        SEPTEMBER 7,       ----------------------
                                                                      JUNE 30, 1999        1998             1998         1997
                                                                      -------------    ---------------    ---------    ---------
Cash flows from operating activities:
Net loss...........................................................    $  (133,094)       $ (19,746)      $    (904)   $ (34,319)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Income (loss) from discontinued operations.......................                             298          (5,544)      (2,175)
  Depreciation and amortization....................................         29,628            4,645          27,427       27,982
  Accretion of call premium........................................          6,460
    Provision for ESOP contribution................................                                          15,616       28,191
  Deferred income tax benefit......................................                                            (373)     (22,569)
  Change in operating assets and liabilities:
    Receivables, net...............................................        (89,010)          (6,935)             37       (1,176)
    Inventories....................................................         (6,478)          12,669         (10,800)         911
    Other assets...................................................        (14,625)             (14)            412         (745)
    Accounts payable...............................................         76,843               33             745       (3,140)
    Accrued liabilities............................................          2,454           (4,865)         (5,673)        (754)
    Other postretirement benefits..................................         20,407            1,707           2,752       13,549
    Defined benefit pension obligations............................         26,992           (1,018)         (4,707)      (3,549)
    Environmental costs............................................          1,751                           (3,417)      (2,168)
    Other liabilities..............................................           (266)                          (2,220)         (29)
                                                                       -----------        ---------       ---------    ---------
         Total adjustments.........................................         54,156            6,520          14,255       34,328
                                                                       -----------        ---------       ---------    ---------
         Net cash provided by (used in) operating activities of
           continuing operations...................................        (78,938)         (13,226)         13,351            9
Net cash provided by discontinued operations.......................          2,146            1,043          18,640       20,380
                                                                       -----------        ---------       ---------    ---------
         Net cash provided by (used in)
           operating activities....................................        (76,792)         (12,183)         31,991       20,389
                                                                       -----------        ---------       ---------    ---------
Cash flows from investing activities:
Additions to property, plant and equipment from continuing
  operations.......................................................        (17,985)          (6,115)        (15,807)      (7,835)
Additions to property, plant and
  equipment from discontinued operations...........................         (1,472)             (24)           (520)      (1,864)
Acquisition, net of cash acquired of $4,041........................       (154,260)
                                                                       -----------        ---------       ---------    ---------
         Net cash used in investing activities.....................       (173,717)          (6,139)        (16,327)      (9,699)
                                                                       -----------        ---------       ---------    ---------
Cash flow from financing activities:
  Revolver activity, net...........................................         89,376                                        (7,000)
  Proceeds from bridge loan........................................         65,045
  Repayment of long-term debt......................................                                             (17)         (17)
  Capital contribution.............................................         95,455
  Deferred financing costs associated with long-term debt..........                                                         (923)
  Other financing activities, net..................................          3,021             (312)            616        1,588
                                                                       -----------        ---------       ---------    ---------
         Net cash provided by (used in) financing activities.......        252,897             (312)            599       (6,352)
                                                                       -----------        ---------       ---------    ---------
Net increase (decrease) in cash and cash equivalents...............          2,388          (18,634)         16,263        4,338
Cash and cash equivalents,
  beginning of period..............................................                          22,675           6,412        2,074
                                                                       -----------        ---------       ---------    ---------
Cash and cash equivalents, end of period...........................    $     2,388        $   4,041       $  22,675    $   6,412
                                                                       -----------        ---------       ---------    ---------
                                                                       -----------        ---------       ---------    ---------
Supplemental disclosure of cash flow information:
  Interest paid, net of amounts capitalized........................    $    43,375        $       4       $  26,353    $  27,072
                                                                       -----------        ---------       ---------    ---------
                                                                       -----------        ---------       ---------    ---------

          See accompanying notes to consolidated financial statements.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS AND ORGANIZATION--Republic Engineered Steels, Inc. ("Republic" or the "Company") is a major producer of special bar quality steel and specialty steel bar products for the automotive, heavy equipment manufacturing, aerospace and power generation industries. Special bar quality steel bars are higher quality hot-rolled and cold-finished carbon and alloy steel bars, and specialty steels are stainless, tool and vacuum re-melted steels. The Company is organized into three operating divisions: hot-rolled, cold-finished and specialty steels. In connection with its acquisition, as more fully described below, the Company intends to sell its specialty steels division, and, accordingly, the accompanying consolidated financial statements reflect that division as discontinued operations in accordance with Accounting Principles Board Opinion No. 30. Pursuant thereto, all revenues and expenses related to the specialty steels division have been segregated from continuing operations of Republic for all periods presented. In April 1999, the Company announced that Haynes International ("Haynes"), a leading manufacturer of nickel and cobalt based alloys, will manage its specialty steels division according to the terms of an agreement between the respective companies. The Company and Haynes are associated by common ownership.

     The Company's principal customers are manufacturers in the automotive, machinery, industrial equipment, machine and hand tools and aviation and aerospace industries, as well as independent forgers who supply finished parts to the aforementioned industries. The Company also has significant sales to steel service centers.

     Although the Company has a nationwide customer base, approximately 75 percent, 70 percent and 65 percent of its shipments for fiscal years 1999, 1998 and 1997, respectively, were to customers in the States of Indiana, Illinois, Michigan, New York, Ohio, and Pennsylvania (see Note 12).

     On September 8, 1998, Blackstone Management Associates II L.L.C. ("Blackstone") and Veritas Capital Management, L.L.C. ("Veritas"), serving as general partners for limited partnerships, acquired Republic in a cash tender offer of $7.25 for each Republic common share (the "Acquisition"). RES Holding Corporation ("RES Holding") and its wholly owned subsidiary, RES Acquisition Corporation ("RES Acquisition"), were formed for the purpose of acquiring Republic. See Note 2 for further discussion of the Acquisition. Blackstone and Veritas purchased the Company with the intent to combine the Company and Bar Technologies Inc. ("Bar Tech"), a producer of special bar quality steel, also owned by Blackstone and Veritas, during 1999, subject to refinancing a significant portion of the combined companies' debt. Subsequently, in April 1999, the Company's principal owners, Blackstone and Veritas entered into a letter of intent with the U.S. Steel Group of USX Corporation ("USX") and Kobe Steel, Ltd. ("Kobe") concerning the combination of USS/Kobe Steel Company's steelmaking and bar producing assets with those of the Company and Bar Tech (the "Combination"). The Combination was completed on August 13, 1999. See Note 19 for further discussion of the Combination.

     PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Republic Engineered Steels, Inc. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

     CASH EQUIVALENTS--The Company considers all short-term investments with maturities at date of purchase of three months or less to be cash equivalents.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     INVENTORIES--Inventories are carried at the lower of cost or market, with cost determined using the last-in, first-out (LIFO) method.

     PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment is recorded at cost less depreciation accumulated to date. Depreciation is computed on the straight-line method over the estimated useful lives of the assets; the range of useful lives is 39 years for buildings and 3-30 years for machinery and equipment. Accelerated methods are used for income tax purposes.

     INTANGIBLE ASSETS--Intangible assets consist primarily of goodwill, trademarks, patented and unpatented technology and other intangible assets arising from the Company's acquisition by Blackstone and Veritas. Goodwill of $72,557, representing the excess purchase price over estimated fair value of the net assets acquired, is being amortized over the period of expected benefit of 40 years. Other acquisition related intangible assets are being amortized over the period of expected benefit of ranging from 28 months to 40 years. Intangible assets also include deferred loan and bond fees and intangible pension assets. The deferred loan and bond fees are being amortized using the effective interest rate method over the lives of the related debt instruments.

     IMPAIRMENT OF LONG-LIVED ASSETS--Long-lived assets, consisting of property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the recovery amount or fair value, as defined, of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     INCOME TAXES--The Company accounts for income taxes pursuant to the asset and liability method. Under that method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     ENVIRONMENTAL COSTS--The Company and other basic steel companies have in recent years become subject to increasingly demanding environmental standards imposed by federal, state, and local environmental laws and regulations. It is the policy of the Company to endeavor to comply with applicable environmental laws and regulations. The Company establishes a liability for an amount which the Company believes is adequate, based on information currently available, to cover the costs of remedial actions it will likely be required to take to comply with existing environmental laws and regulations.

     The recorded amount represents an estimate of the environmental remediation costs associated with future events triggering or confirming the costs that, in management's judgment, are likely to occur. This estimate is based on currently available facts, existing technology, and presently enacted laws and regulations, and it takes into consideration the likely effects of inflation and other societal

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

and economic factors. The precise timing of such events cannot be reliably determined at this time due to absence of any deadlines for remediation under the applicable environmental laws and regulations pursuant to which such remediation costs will be expended. No claims for recovery are netted against the stated amount.

     REVENUE RECOGNITION--The Company records revenues at the time product is shipped to its customers. Sales are made with no right of return.

     USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the preparation of the consolidated financial statements, the Company uses estimates for, among others, deferred income tax benefits, defined benefit pension obligations, other postretirement benefit obligations, and environmental remediation, all of which are significant to the consolidated financial statements taken as a whole. Changes in circumstances in the near term could have an impact on these estimates, and the change in estimate could have a material effect on the consolidated financial statements.

     NEW ACCOUNTING PRONOUNCEMENT--In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and For Hedging Activities," ("SFAS 133"). This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS 133 requires that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000, and cannot be applied retroactively. The Company has not completed its evaluation of SFAS 133 and accordingly, is unable to determine what impact, if any, SFAS 133 will have on its financial statements.

     RECLASSIFICATION--Certain previously reported amounts have been reclassified to conform with the current presentation.

2. BUSINESS COMBINATION

     As discussed in Note 1, the Company was acquired by Blackstone and Veritas on September 8, 1998 for a price of $7.25 per share of Republic common stock. The purchase price totaled approximately $154,260, including transaction related expenses and net of cash acquired of $4,041. The sources of funds contributed to RES Acquisition consisted of (i) $95,455 in a capital contribution by RES Holding from the issuance of its common stock to Blackstone and its affiliates, Veritas and HVR Holdings, L.L.C. and (ii) borrowings of approximately $65,045 under a short term bridge loan credit facility dated September 8, 1998 between RES Holding and Chase Manhattan Bank, as Administrative Agent. Republic was acquired by RES Acquisition on September 8, 1998 and subsequently, RES Acquisition was merged with and into Republic on September 21, 1998.

     The Acquisition has been accounted for as a purchase and, pursuant to the provisions of SEC Staff Accounting Bulletin No. 54 ("SAB No. 54") and the rules of pushdown accounting, the

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

2. BUSINESS COMBINATION--(CONTINUED)

Acquisition gave rise to a new basis of accounting. The purchase price and related acquisition expenses exceeded net assets acquired by approximately $72,557 and has been recognized as goodwill, which is being amortized over 40 years.

     The purchase price has been allocated to the assets purchased and liabilities assumed based upon the fair values on the date of the acquisition as follows:

Cash purchase price:
  Republic acquisition...........................................................  $   143,901
  Acquisition fees and expenses..................................................       14,401
                                                                                   -----------
          Total cash purchase price..............................................      158,302
  Book value of net assets acquired..............................................      (85,100)
                                                                                   -----------
  Excess purchase price over book value of net assets acquired...................       73,202

Final allocation of purchase price:
  Increase in property, plant and equipment......................................       (6,729)
  Increase in other intangible assets............................................      (39,352)
  Increase in defined benefit pension obligation.................................       41,357
  Decrease in other postretirement benefits......................................      (45,344)
  Increase in accrued expenses...................................................       10,848
  Increase in inventory..........................................................      (16,980)
  Decrease in deferred tax asset.................................................       54,829
  Other, net.....................................................................          726
                                                                                   -----------
Adjusted goodwill................................................................       72,557
Accumulated amortization at June 30, 1999........................................       (1,512)
                                                                                   -----------
Goodwill, net at June 30, 1999...................................................  $    71,045
                                                                                   -----------
                                                                                   -----------

3. INVENTORIES

     Inventories consist of the following:

                                                                              JUNE 30,
                                                                      ------------------------
                                                                         1999         1998
                                                                      -----------  -----------
Raw materials.......................................................  $    12,349  $    12,157
Finished and semifinished product...................................      139,078      111,481
Supplies, molds, and stools.........................................        1,486        1,705
                                                                      -----------  -----------
Total...............................................................  $   152,913  $   125,343
                                                                      -----------  -----------
                                                                      -----------  -----------

     In connection with the Acquisition, inventories at June 30, 1999 reflect a new LIFO base cost as of September 8, 1998. The above inventory amounts are net of LIFO reserves which increased the value of the inventory by $20,326 as of June 30, 1999 and decreased the value of the inventory by $2,435 as of June 30, 1998, respectively, and reserves to value inventory at the lower of cost or market which decreased the value of inventory by $25,479 and $2,165 as of June 30, 1999 and 1998, respectively.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

3. INVENTORIES--(CONTINUED)

     During fiscal 1998, inventory quantities were reduced, which resulted in a liquidation of LIFO inventory layers carried at lower costs, which prevailed in prior years. The effects of these liquidations were to decrease cost of goods sold by $706 in fiscal 1998. The LIFO liquidation amounts decreased the net loss by $282 in fiscal 1998.

     Due to continued cost savings associated with the Cast-Roll facility and a reduction in certain raw material prices, the current cost of inventory continued to decrease from fiscal 1996 to fiscal 1998. This factor resulted in a reduction in the LIFO reserve in fiscal 1998 of $4,666.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                              JUNE 30,
                                                                      ------------------------
                                                                         1999         1998
                                                                      -----------  -----------
Land................................................................  $     9,600  $     9,898
Buildings...........................................................       11,125       36,628
Machinery and equipment.............................................      283,621      356,036
                                                                      -----------  -----------
                                                                          304,346      402,562
Less accumulated depreciation.......................................       20,623      127,664
                                                                      -----------  -----------
                                                                          283,723      274,898
Construction in progress............................................       12,504       15,823
                                                                      -----------  -----------
Total...............................................................  $   296,227  $   290,721
                                                                      -----------  -----------
                                                                      -----------  -----------

     As of June 30, 1999, the Company was formally committed to spend $8,002 on capital expenditures.

5. INTANGIBLES AND OTHER ASSETS

     Intangibles and other assets consist of the following:

                                                                              JUNE 30,
                                                                       -----------------------
                                                                          1999         1998
                                                                       -----------  ----------
Goodwill.............................................................  $    72,557
Patented and unpatented technology...................................       22,900
Intangible pension asset (Note 7)....................................        6,835  $   15,779
Other intangible assets..............................................       32,400
Deferred loan and bond fees..........................................       10,534      10,534
Deposits.............................................................        2,868       2,472
Other assets.........................................................        4,277         218
                                                                       -----------  ----------
                                                                           152,371      29,003
Less accumulated amortization........................................        9,657       4,532
                                                                       -----------  ----------
Total................................................................  $   142,714  $   24,471
                                                                       -----------  ----------
                                                                       -----------  ----------

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

6. LONG-TERM DEBT

     Long-term debt of the Company consists of the following:

                                                                              JUNE 30,
                                                                      ------------------------
                                                                         1999         1998
                                                                      -----------  -----------
9% Solid Waste Revenue Bonds, Series 1996, due June 2021............  $    53,700  $    53,700
8 1/4% Solid Waste Revenue Bonds, Series 1994, due October 1,
  2014..............................................................       20,200       20,200
9 7/8% First Mortgage Notes due December 15, 2001...................      208,460      200,000
RES Holding Bridge Facility.........................................       65,045
Revolving Credit Agreement..........................................       89,375
Other...............................................................        3,449          225
                                                                      -----------  -----------
                                                                          440,229      274,125
Less current maturities of long-term debt...........................        2,627          203
                                                                      -----------  -----------
Total...............................................................  $   437,602  $   273,922
                                                                      -----------  -----------
                                                                      -----------  -----------

     On June 1, 1996 the Company obtained $53,700 of financing through the issuance of 9 percent Solid Waste Revenue Bonds, Series 1996, due June 1, 2021 in connection with the solid waste disposal facilities installed at its Canton facility. These bonds were issued in addition to the Solid Waste Revenue, Series 1994 noted below, to assist in financing the facilities. As of June 30, 1999 and 1998, the Company had available $343 and $715, respectively, of the $53,700 which is classified as long-term restricted cash in the accompanying consolidated balance sheets.

     On October 28, 1994, the Company obtained $20,200 of financing through the issuance of 8 1/4 percent Solid Waste Revenue Bonds, Series 1884, due
October 1, 2014 in connection with the solid waste disposal facilities installed at the Canton facility.

     On December 15, 1993, the Company issued $200,000 aggregate principal amount of 9 7/8 percent First Mortgage Notes due December 15, 2001 (the "Notes") in an underwritten public offering. The Notes are redeemable, in whole or in part, at the option of the Company, on or after December 15, 1999 at specified premiums set forth therein which decline over three years. The Notes are secured by a mortgage on substantially all of the Company's property, plant and equipment as of December 15, 1993. The Notes contain affirmative and negative covenants including provisions for restrictions on additional borrowings, certain investments, certain payments, sale or disposal of assets, payment of dividends and liens, as well as change of control provisions. The Company is in compliance with all such covenants as of June 30, 1999. The proceeds from the Notes were used in part to repay the balance outstanding under the then existing revolving credit and term loan agreement and the Company's unsecured subordinated debentures held by LTV Steel Company, Inc. ("LTV Steel").

     As a result of the Acquisition, the Company was required by the terms of the indenture to offer to purchase any and all of the Notes at a purchase price of $1,010 per $1,000 principal amount plus accrued and unpaid interest (the "Change of Control Offer"). Such premium has been recorded as a fair value adjustment to the liabilities assumed in the Acquisition with a corresponding increase to the excess purchase price over net assets acquired.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

6. LONG-TERM DEBT--(CONTINUED)

     On October 5, 1998, the Company commenced the Change of Control Offer, which expired on November 5, 1998. Approximately $28,100 principal amount of Notes was tendered in accordance with the Change of Control Offer. The purchase of the tender notes was assigned to affiliates of the Lenders (as defined below).

     On October 29, 1998, the Company commenced a new offer to purchase any and all of the outstanding Notes at a purchase price of $1,043.30 per $1,000 principal amount plus accrued and unpaid interest (the "Offer"). The Offer expired on June 30, 1999. The Company accrued the Offer Premium over the period of the Offer.

     For the purpose of funding the Change of Control Offer and the Offer, the Company entered into an additional senior credit facility (the "Bridge Facility") with Chase, DLJ Bridge Finance, Inc. and BankBoston N. A. (the "Lenders") which provides for up to $208,500 of borrowings. As of June 30, 1999, no amounts were borrowed under the Bridge Facility. The Company utilized the "Bridge Facility" subsequent to year-end to extinguish the Notes. The Bridge Facility was then extinguished with proceeds obtained from the Republic Technologies International private offering (see Note 19). Due to the refinancing, the Bridge Facility is classified as long-term debt. The Notes contain affirmative and negative covenants including provisions for restrictions on additional borrowings, certain investments, certain payments, sale or disposal of assets, payment of dividends, and change of control provisions. The Company is in compliance with all such covenants as of June 30, 1999.

     On September 8, 1998, the Acquisition by RES Acquisition of Republic was partially funded with short-term borrowings of approximately $65,046 (the "RES Holding Facility") under the Credit Agreement dated September 8, 1998 between RES Holding and The Chase Manhattan Bank ("Chase"), as Administrative Agent. The maturity of the RES Holding Facility was June 8, 1999, however, the agreement was extended to September 30, 1999. This debt was refinanced subsequent to year-end with proceeds obtained from the Republic Technologies International private offering (see Note 19). Due to the refinancing, the RES Holding Facility is classified as long-term debt. As of June 30, 1999, restricted cash of $683 was on deposit related to this facility and classified as long-term restricted cash.

     On December 21, 1993, the Company entered into a $90,000 revolving credit facility, which had a four-year term expiring in December 1997. Effective
April 25, 1997, the Company amended and restated this $90,000 revolving credit facility (Revolving Credit Agreement). The amended and restated Revolving Credit Agreement, which expires April 25, 2000, permits borrowings up to $115,000 and is secured by the Company's receivables, inventories, stock of a subsidiary, short-term investments and certain intangible assets. Advances under the facility are limited to specified percentages of the Company's eligible receivables and inventories. As of June 30, 1999 and 1998, amounts outstanding under the Revolving Credit Agreement were $89,375 and $0, respectively.

     The Revolving Credit Agreement, as amended in November 1998, provided up to $50,000 for letters of credit. Borrowings under the Revolving Credit Agreement bear interest at a per annum rate equal to, at the Company's option, (i) the higher of the base rate of BankBoston and 1/2 percent above the Federal Funds effective rate plus 1/4 percent; or (ii) LIBOR plus 2 1/4 percent. The borrowing base under the Revolving Credit Agreement is the sum of 55 percent of eligible inventory (as defined) up to a maximum of $75,000 and 85 percent of eligible accounts receivable (as

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

6. LONG-TERM DEBT--(CONTINUED)

defined). Fees of 2 1/2 percent per annum on the maximum drawing amount of each standby or documentary letter of credit are payable on the date of issuance of such letter of credit.

     On May 6, 1999, the Revolving Credit Agreement was once again amended (the "Amended Agreement") to reflect the formation of Republic Technologies International Marketing LLC ("Marketing JV"), a marketing joint venture owned in equal proportions by the Company and Bar Tech (see Note 21). Under the Amended Agreement, the Marketing JV becomes a co-borrower and all borrowings are secured additionally by the receivables of the Marketing JV. Under the terms of the Marketing JV agreement, the Company purchases all the receivables of the Marketing JV on a discounted basis as sales are made to customers. The Amended Agreement provides a temporary increase to permitted borrowings from $115,000 to $135,000 until December 31, 1999. The Amended Agreement also provides up to $50,000 for letters of credit. Interest rates on borrowings under the Amended Agreement have been increased for base rate loans to base rate plus
3/4 percent and for LIBOR rate plus 2 3/4 percent. Fees for standby or documentary letters of credit were increased to 2 3/4 percent. As of June 30, 1999 and June 30, 1998, there were $21,500 and $0 outstanding letters of credit, respectively. The Revolving Credit Agreement contains certain limited negative and affirmative covenants, including failure to pay interest or principal when due, inaccurate or false representations or warranties, and limitations on restricted payments; the Company is in compliance with all such covenants as of June 30, 1999.

     The Revolving Credit Agreement was extinguished subsequent to year end with funds obtained from the Republic Technologies International, LLC Revolving Credit Agreement ("RTI Agreement") dated August 13, 1999 established during the merger between the Company and Bar Tech and USS/Kobe (see Note 19). The Marketing JV was eliminated due to the merger.

     Maturities of the Company's long-term debt obligations were as follows:

2000.........................................................  $     2,627
2001.........................................................          821
2002.........................................................           --
2003.........................................................           --
2004.........................................................           --
Thereafter...................................................      436,781
                                                               -----------
                                                               $   440,229
                                                               -----------
                                                               -----------

7. DEFINED CONTRIBUTION BENEFIT PLANS

     The Company has defined contribution pension plans that cover substantially all employees. Company contributions to the plans are based on age and compensation. The Company funds retirement plan contributions as accrued. Company contributions totaled $1,596 for the period from September 8, 1998 to June 30, 1999, $5,828 for the period from July 1, 1998 to September 7, 1998, and $7,667 and $8,031 for the fiscal years ended June 30, 1998 and 1997, respectively.

     Prior to the Acquisition, the Company's ESOP covered substantially all United Steelworkers of America ("USWA") and nonbargained-for employees of Republic Engineered Steels, Inc. The plan was designed to enable eligible employees to acquire a beneficial interest in the Company through

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

7. DEFINED CONTRIBUTION BENEFIT PLANS--(CONTINUED)

the Employee Stock Ownership Trust (the "ESOP Trust"). The Company expensed ESOP contributions as made or incurred.

     With the establishment of a public market for the Company's common stock in May 1995, distributions from the ESOP Trust were made to participants upon request following termination of employment or after attaining age 70 1/2 if still in active employment. Participants who were 55 years of age and had 10 years of participation under the plan could also elect to receive distributions annually for a portion of their account balance. All distributions were in the form of one lump sum payment of whole shares (and cash for fractional shares) allocated to their account in the plan. Upon consummation of the tender offer, the ESOP Trust was amended to allow in-service distributions upon request regardless of age or service. As of June 30, 1999 the trust was completely liquidated.

     The Company has profit sharing plans covering all employees, excluding officers, of Republic Engineered Steels, Inc. and subsidiaries. Amounts provided to the profit sharing pool are based on percentages of the consolidated excess cash flows of the Company as defined in the Revolving Credit Agreement (see
Note 6). There was no expense relating to these plans for fiscal 1999, 1998 or 1997.

     From its inception, the Company had an executive incentive plan (the "Executive Plan") which covered key executives and management employees. In connection with the 1995 IPO, the board of directors of the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), primarily to provide substitute benefits for plan units previously granted under the Executive Plan. Vesting of the plan units occurred ratably from the date of grant at the rate of 20 percent per year. The vesting provisions remained unchanged when the plan units were converted to stock options. The stock options, totaling 1,764,000 shares, were exercisable after May 5, 1998 with the majority of such options granted having an exercise price of $6.67 per share, were set to expire on November 28, 2001. As a result of the Acquisition, all options were purchased at a price representing the difference between the tender offer price of $7.25 and the exercise price. There was no compensation expense relating to these plans for fiscal 1999, 1998 or 1997.

8. DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT BENEFITS

     At June 30, 1999, the Company adopted SFAS 132, Employers' Disclosure about Pensions and Other Postretirement Benefits ("SFAS 132"). This statement revises the disclosures for pension and other postretirement benefit plans but does not change the way obligations or expenses are measured or recognized in the financial statements. Disclosures for prior periods have been conformed to requirements of SFAS 132.

     The Company maintains a defined benefit "floor offset" plan, which covers all USWA employees. The plan, when combined with benefits from the Company's defined contribution pension plan and benefits from an LTV Steel Defined benefit pension plan, will provide a minimum level of pension benefits for USWA employees. Benefits are based on a combination of employees' age and years of service. The Company's policy was to fund this plan based on legal requirements and tax considerations.

     Effective September 8, 1998, the Company entered into a five-year master collective bargaining agreement (the "Master CBA") and related settlement agreement (the "Settlement Agreement") with

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

8. DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT BENEFITS--(CONTINUED)

the United Steelworkers of America (the "USWA"). Management believes that the Master CBA will offer the Company the flexibility to rationalize its cost structure so that it may continue to invest in the business to maintain a position as a low-cost supplier. The Master CBA allows the Company to reduce the number of job classifications at all USWA-covered facilities to five from over 34 at certain facilities thereby permitting employees to be assigned a wider range of responsibilities.

     The Settlement Agreement requires the Company to offer Early Retirement Buyouts ("ERB's") to at least 1,000 employees and permits the Company to offer a Voluntary Severance Plan ("VSP"). The purpose of these programs is to reduce the hourly workforce at Republic and Bar Tech facilities by a net reduction of over 1,400 hourly employees over four years. These programs are substantially voluntary in nature. Accordingly, the costs associated with these workforce reductions are being recognized as charges to operations as the offers for ERB's and VSP's are accepted by the employees and intended to be awarded by the Company. These workforce reductions are intended to be implemented over the next several years. Through June 30, 1999, 468 voluntary ERB packages were accepted. As such, the Company has recorded $60,655 of workforce reduction charges for early retirement benefits, including pension and other postretirement obligations and special termination payments. Under the terms of the Settlement Agreement, if the ERB's and VSP's do not achieve targeted headcount reductions, the Company will have the flexibility to reduce the hourly workforce by approximately 300 employees in addition to the number of accepted ERB's and VSP's. Pursuant to the Master CBA, USWA represented employees will be eligible for Supplemental Unemployment Benefits (SUB) and the continuation of certain health insurance benefits.

     The Company has entered into a memorandum of understanding with the Pension Benefit Guarantee Corporation (the "PBGC") on November 2, 1998, pursuant to which (1) the PBGC agreed to forebear from instituting proceedings to terminate the USWA Defined Benefit Plan as a result of the Acquisition or the prospective combination with Bar Tech, (2) in January 1999, the Company funded the pension plan with an approximate $27,000 initial contribution and (3) the Company will make an additional contribution to such pension plan in the amount of $20 million on or before July 1, 1999 (which is supported by a letter of credit). Additional quarterly contributions will be made by the Company commencing October 1, 1999 in accordance with the following schedule: $7,500 per quarter for the first four payments, $7,600 per quarter for the next four payments, $9,100 per quarter for the next four payments and $8,500 per quarter for the final four payments. Of the Company's aggregate pension obligation, $42,500 was classified as a current liability and $37,009 was classified as a long-term liability in the accompanying consolidated balance sheet as of June 30, 1999.

     The Company also sponsors postretirement plans for health care and life insurance that cover most full-time employees. The plans pay stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for benefits if they retire after reaching age 65.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

8. DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT BENEFITS--(CONTINUED)

     The change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheets related to the Company's pension plans and other postretirement benefits are as follows:

                                                                                     OTHER POSTRETIREMENT
                                                            PENSION BENEFITS               BENEFITS
                                                        -------------------------  ------------------------
                                                                JUNE 30,                   JUNE 30,
                                                        -------------------------  ------------------------
                                                           1999          1998          1999         1998
                                                        -----------  ------------  ------------   ---------
CHANGE IN BENEFIT OBLIGATION:
Beginning balance.....................................  $    23,763  $     24,166  $    129,890   $ 127,885
Service cost..........................................        4,779        (1,471)        1,787       3,593
Interest cost.........................................        4,963         1,899         6,858      10,128
Plan amendments.......................................       40,077                     (43,782)
Actuarial (gain) loss.................................       10,932           279         3,330      (9,504)
Curtailment loss......................................       39,152                      16,464
Benefits paid.........................................       (7,299)       (1,110)       (3,009)     (2,212)
                                                        -----------  ------------  ------------   ---------
Enging balance........................................  $   116,367  $     23,763  $    111,538   $ 129,890
                                                        -----------  ------------  ------------   ---------
                                                        -----------  ------------  ------------   ---------
CHANGE IN PLAN ASSETS:
FV of plan assets at beginning of year................  $    11,586  $      7,281
Actual return on plan assets..........................        2,626         1,215
Employer contribution.................................       28,200         4,199  $      3,009   $   2,212
Benefits paid.........................................       (7,299)       (1,109)       (3,009)     (2,212)
                                                        -----------  ------------  ------------   ---------
FV of plan assets at end of year......................  $    35,113  $     11,586  $         --   $      --
                                                        -----------  ------------  ------------   ---------
                                                        -----------  ------------  ------------   ---------
Funded status--overfunded (underfunded)...............  $   (81,254) $    (12,177) $   (111,538)  $(129,890)
Unrecognized prior service cost.......................                     16,780                    (1,366)
Unamortized net (gain) loss...........................        8,582        (1,002)        3,330
                                                        -----------  ------------  ------------   ---------
Net amount recognized.................................  $   (72,672) $      3,601  $   (108,208)  $(131,256)
                                                        -----------  ------------  ------------   ---------
                                                        -----------  ------------  ------------   ---------
Amounts recognized in the statement of financial
  position consist of:
Net amount recognized.................................  $   (72,672) $      3,601  $   (108,208)  $(131,256)
Adjustment required to recognize minimum liability....       (6,837)      (15,779)
                                                        -----------  ------------  ------------   ---------
Accrued benefit costs.................................  $   (79,509) $    (12,178) $   (108,208)  $(131,256)
                                                        -----------  ------------  ------------   ---------
                                                        -----------  ------------  ------------   ---------
WEIGHTED AVERAGE ASSUMPTIONS:
Discount rate.........................................            7 %            8 %            7 %         7 %
Expected return on plan assets........................            8 %            8 %            8 %         8 %
Rate of compensation increase.........................            5 %            5 %            5 %         5 %

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

8. DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT BENEFITS--(CONTINUED)

     The components of the net periodic pension costs are summarized as follows:

                                                             PERIOD FROM      PERIOD FROM               YEARS ENDED
                                                             SEPTEMBER 8,     JULY 1, 1998 TO             JUNE 30,
                                                              1998 TO         SEPTEMBER 7,       --------------------------
                                                             JUNE 30, 1999       1998              1998           1997
                                                             -------------    ---------------    -----------    -----------
NET PERIODIC PENSION COSTS:
Service cost..............................................      $ 4,957            $(178)          $(1,471)       $(1,498)
Interest cost.............................................        4,691              272             1,899          1,865
Expected return on plan assets............................       (1,817)            (181)             (732)          (993)
Amortization..............................................          171              269             1,614          2,192
                                                                -------            -----           -------        -------
Net periodic pension cost.................................      $ 8,002            $ 182           $ 1,310        $ 1,566
                                                                -------            -----           -------        -------
                                                                -------            -----           -------        -------
Net periodic pension cost--continuing
  operations..............................................      $ 7,457            $ 170           $ 1,221        $ 1,459
Net periodic pension cost--discontinued operations........          545               12                89            107
                                                                -------            -----           -------        -------
                                                                $ 8,002            $ 182           $ 1,310        $ 1,566
                                                                -------            -----           -------        -------
                                                                -------            -----           -------        -------

     The components of net periodic postretirement benefit costs included the following components:

                                                            PERIOD FROM      PERIOD FROM               YEARS ENDED
                                                            SEPTEMBER 8,     JULY 1, 1998 TO             JUNE 30,
                                                             1998 TO         SEPTEMBER 7,       --------------------------
                                                            JUNE 30, 1999       1998              1998           1997
                                                            -------------    ---------------    -----------    -----------
NET PERIODIC POSTRETIREMENT BENEFIT COSTS:
Service cost of benefit earned...........................      $ 1,221           $   566          $ 3,593        $ 3,759
Interest on accumulated postretirement benefit
  obligations............................................        5,357             1,501           10,114         10,249
Amortization.............................................                            196            1,178          1,949
Recognized net actuarial loss (gain).....................                                          (9,503)           983
                                                               -------           -------          -------        -------
Net periodic postretirement cost.........................      $ 6,578           $ 2,263          $ 5,382        $16,940
                                                               -------           -------          -------        -------
                                                               -------           -------          -------        -------
Net periodic postretirement cost--continuing
  operations.............................................      $ 5,874           $ 2,082          $ 4,951        $15,585
Net periodic postretirement cost--discontinued
  operations.............................................          704               181              431          1,355
                                                               -------           -------          -------        -------
                                                               $ 6,578           $ 2,263          $ 5,382        $16,940
                                                               -------           -------          -------        -------
                                                               -------           -------          -------        -------

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $116,367, $114,621 and $35,113 respectively, as of June 30, 1999, and $23,764, $23,764 and $11,586, respectively, as of June 30,
1998.

     For measurement purposes, a weighted average annual rate of increase in the per capita cost of covered health care claims of 7 percent was assumed for fiscal 2000; the rate assumed to decrease gradually to 4.5 percent for fiscal 2004, and remain at that level thereafter. To illustrate the

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

8. DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT BENEFITS--(CONTINUED)

health care cost trend on amounts reported, changing the assumed health care cost trend rates by one percentage point in each year would have the following effects as of and for the fiscal year ended June 30, 1999:

                                                                          ONE PERCENTAGE POINT
                                                                          --------------------
                                                                          INCREASE    DECREASE
                                                                          --------    --------
Effect on total service and interest costs components..................    $  798     $   (677)
Effect on accumulated postretirement benefit obligation................     6,766       (6,925)

9. INCOME TAXES

     The net income tax benefit for the period from September 8, 1998 to June 30, 1999, the period from July 1, 1998 to September 7, 1998, and the fiscal years 1998 and 1997, includes a current tax (benefit) charge of $-0- for each period and year, respectively, which was increased by a deferred benefit of $-- for the period from September 8, 1998 to June 30, 1999, $-- for the period from July 1, 1998 to September 7, 1998, and $373 and $22,569 in 1998 and 1997,
respectively.

     The difference between the statutory U.S. federal income tax rate of 35 percent and the Company's effective tax rate was as follows:

                                                          PERIOD FROM      PERIOD FROM                YEARS ENDED
                                                          SEPTEMBER 8,     JULY 1, 1998 TO              JUNE 30,
                                                            1998 TO        SEPTEMBER 7,       ----------------------------
                                                          JUNE 30, 1999       1998              1998             1997
                                                          -------------    ---------------    -----------      -----------
Statutory federal income tax benefit...................     $  48,516          $ 6,807          $   447          $19,911
State and local income tax benefit.....................         6,931              972               64            2,844
Provision for valuation allowance......................       (55,447)          (7,779)              --               --
Other..................................................            --               --             (138)            (186)
                                                            ---------          -------          -------          -------
Income tax benefit.....................................     $      --          $    --          $   373          $22,569
                                                            ---------          -------          -------          -------
                                                            ---------          -------          -------          -------
Effective book income tax benefit rate.................           0.0 %            0.0 %           29.2 %           39.7 %
                                                            ---------          -------          -------          -------
                                                            ---------          -------          -------          -------
Income tax benefit--continuing operations..............     $      --          $    --          $ 2,661          $23,999
Income tax expense--discontinued operations............            --               --           (2,288)          (1,430)
                                                            ---------          -------          -------          -------
Income tax benefit.....................................     $      --          $    --          $   373          $22,569
                                                            ---------          -------          -------          -------
                                                            ---------          -------          -------          -------

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

9. INCOME TAXES--(CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                              JUNE 30,
                                                                      ------------------------
                                                                         1999         1998
                                                                      -----------  -----------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
     accounts.......................................................  $       646  $       630
  Postretirement benefits...........................................       13,682       22,901
  Environmental costs...............................................        5,491        5,094
  Other liabilities.................................................       39,937        9,431
  Net operating loss carryforwards..................................       65,298      111,385
  Other.............................................................        1,350        1,180
                                                                      -----------  -----------
Total gross deferred tax assets.....................................      126,404      150,621
Less valuation allowance............................................       67,907       25,187
                                                                      -----------  -----------
Net deferred tax assets.............................................       58,497      125,434
Deferred tax liabilities:
  Inventory valuation...............................................        8,969       10,626
  Plant and equipment, principally due to differences in
     depreciation...................................................       48,221       57,658
  Other.............................................................        1,307        2,321
                                                                      -----------  -----------
Total gross deferred tax liabilities................................       58,497       70,605
                                                                      -----------  -----------
Net deferred tax assets.............................................  $        --  $    54,829
                                                                      -----------  -----------
                                                                      -----------  -----------

     The Company had available as of June 30, 1999, net operating loss (NOL) carryforwards, for regular federal income tax purposes, totaling approximately $379 million ($277 million for federal alternative minimum tax purposes) with expirations of: $131 million in year 2018, $22 million in year 2011, $60 million in year 2010, $64 million in year 2009, $8 million in year 2008, $14 million in year 2007, $11 million in year 2006, $26 million in year 2005 and $43 million in year 2004. As a result of the Acquisition, the above net operating losses are limited by IRS regulations to approximately $4.7 million per year.

10. SPECIAL PREFERRED STOCK

     In connection with the IPO, the Company issued one share of special preferred stock to the trustee of a trust, the only asset of which is the special preferred stock. The special preferred stock had the right to vote as a separate class on any proposed merger or consolidation of the Company (Note 1) or a sale of all or substantially all of the Company's assets and any additional issuance of common stock of the Company subsequent to the IPO, other than issuances pursuant to the 1995 Plan (Notes 7). The agreement with respect to the trust for the special preferred stock provided that the trustee of such trust would vote the share of special preferred stock as instructed by ESOP participants on a one share/one vote basis. Except as provided above, the special preferred stock had no voting power. The special preferred stock was redeemable by the Company for $1.5 at such time as the ESOP (and/or other benefit arrangement[s]) holds less than 25 percent of the issued and

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

10. SPECIAL PREFERRED STOCK--(CONTINUED)

outstanding shares of common stock. As a result of the Acquisition, the special preferred stock was redeemed for $1.5.

11. COMMON STOCK

     As of June 30, 1999, one of the Company's 1,000 authorized shares of common stock was held by RES Holding Corporation (Note 1). Prior to the Acquisition, and at June 30, 1998, there were 27,000,000 authorized shares of the Company's common stock ("Common Stock"); 19,707,923 shares were issued and 19,706,578 shares were outstanding as of June 30, 1998, of which 10,546,010 shares, were held by the ESOP Trust.

     Prior to the Acquisition, holders of Common Stock were entitled to one vote per share on all matters submitted to a vote of the stockholders with the exception of the election of board of directors, which, commencing in 1998, was one person, one vote. Shares of Common Stock which were held by the ESOP Trust could be voted only by the ESOP trustee. The ESOP provided that the administrative committee was required to solicit instructions of the participants in the ESOP and to direct the ESOP trustee to vote the shares of Common Stock held by the ESOP Trust in accordance with the votes of the participants.

     The Company has not paid dividends on its Common Stock during the last five fiscal years and does not presently anticipate paying any dividends in the foreseeable future. The Company intends to reinvest earnings in the development and expansion of its business. Also, the payment of cash dividends on its Common Stock is restricted by covenants contained in certain of the Company's financing arrangements (see Note 6). The payment of dividends in the future will be at the sole discretion of the board of directors and will depend upon the Company's profitability, financial condition, capital needs, future prospects, legal restrictions on the payment of dividends in financing agreements, and other factors deemed relevant by the board of directors.

12. CONCENTRATION OF CREDIT RISK

     The Company has one customer which accounted for approximately 12 percent of total sales in each of the period from September 8, 1998 to June 30, 1999, the period from July 1, 1998 to September 7, 1998, and the fiscal years ended June 30, 1998 and 1997. A majority of the Company's business is directly or indirectly related to the automobile industry.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

13. LEASE COMMITMENTS

     Minimum rental payments due under noncancelable operating leases are estimated to be as follows:

YEAR ENDING JUNE 30
2000............................................................  $   1,628
2001............................................................        999
2002............................................................        812
2003............................................................        749
2004............................................................        647
Thereafter......................................................      1,851
                                                                  ---------
                                                                  $   6,686
                                                                  ---------
                                                                  ---------

     Rent expense was approximately $4,752, $4,006 and $3,983 for the fiscal years ended June 30, 1999, 1998 and 1997, respectively.

14. LONG-TERM COMMITMENT

     On December 3, 1998, the Company entered into a technical exchange agreement with Sanyo Special Steel Company of Japan ("Sanyo") for a total of $6 million. The forty-eight (48) month agreement involves technical assistance in melting, refining, and casting technologies. The Company also entered into an agreement to share in the cost and benefits of a similar agreement between Bar Tech and Sanyo dated January 25, 1999. The Bar Tech and Sanyo agreement is also for a period of forty-eight (48) months with total payments of $6 million. Obligations under both agreements as of June 30, 1999 are as follows:
1999--$1,800; 2000--$1,800; 2001--$1,200; and 2002--$600.

15. LITIGATION

     The Company is involved in legal proceedings, including various environmental proceedings with governmental authorities, product liability litigation, and claims by present and former employees under federal and counterpart state anti-discrimination and other laws relating to employment. The Company does not believe that any of these proceedings, either individually or in the aggregate, will have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

16. ENVIRONMENTAL COMPLIANCE

     The Company is subject to a broad range of federal, state, and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with the disposal of waste. The Company continuously monitors its compliance with such environmental laws and regulations and, accordingly, believes that it is currently in substantial compliance with such laws and regulations. The Company anticipates approximately $2,000 of material expenditures during the next 24 months for environmental control measures. As is the case with most steel producers, the Company could incur significant costs related to environmental compliance, in particular those arising from remediation costs for historical waste disposal practices at certain of the Company's facilities. The Company believes that these costs are most likely to be in the range of $8,900 to

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

16. ENVIRONMENTAL COMPLIANCE--(CONTINUED)

$22,300 over the lives of the Company's facilities. This range represents the estimated aggregate cost to resolve the environmental contingencies. The Company does not anticipate any third-party recoveries. The reserve to cover potential current and noncurrent environmental liabilities was approximately $16,128 and $14,377 as of June 30, 1999 and 1998, respectively, substantially all of which is classified as a long-term obligation in the accompanying consolidated balance sheets.

     The reserve has been established and is monitored based on continuing reviews of the reserve, each matter comprising the reserve, and whether any new matters should be included in the reserve, using currently available information relative to enacted laws and regulations and existing technology. These reviews are performed periodically by an in-house committee comprised of representatives experienced in environmental matters from the environmental, operating, and accounting departments in consultation with outside legal and technical experts, as necessary.

17. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     o Cash equivalents, accounts receivable, and accounts payable--The carrying amount approximates fair value because of the short-term maturity of these instruments.

     o Long-term debt--The fair value of the First Mortgage Notes classified under long-term debt (Note 6), based on quoted market values, was approximately $207,500 as of June 30, 1999. The Company estimates that the fair value of the 8 1/4 percent Solid Waste Revenue Bonds, Series 1994, and the 9 percent Solid Waste Revenue Bonds, Series 1997, classified under long-term debt (Note 6) was approximately $21,210 and $56,385, respectively, as of June 30, 1999. All other debt classified as long term on June 30, 1999, is recorded at cost which approximates fair value.

18. ORGANIZATIONAL RESTRUCTURING

     In connection with the Acquisition, the Company has developed plans to rationalize and discontinue operations at certain manufacturing locations, and to eliminate certain general and administrative duties. Management has conducted a detailed evaluation and has finalized the timing and extent of the rationalization of the operations. Adjustments arising from management's plans are reported as adjustments to the purchase price of the Acquisition. Accordingly, the Company recorded as of the Acquisition date a reserve for the reduction of non-union labor amounting to $4,394. The balance of this reserve at June 30, 1999 was $3,266. The Company also recorded an fair value adjustment and shutdown reserves at the Acquisition date related to the manufacturing locations selected for closure amounting to $12,705 and $1,917, respectively. No activity was recorded in the shutdown reserve for the period ended June 30, 1999.

     See the discussion in Note 8 regarding the Company's plans to reduce the hourly workforce through retirement and severance programs.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

18. ORGANIZATIONAL RESTRUCTURING--(CONTINUED)

     On January 29, 1997, the Company announced a plan for organizational restructuring and cost cutting initiatives including a revision to the salaried employees retiree health care plan changing eligibility requirements for receiving retiree health care benefits from age 57 with 30 years service or age 65 with 15 or more years service to age 65 with 15 or more years service. For the transition to the new plan, the plan would provide retiree health care benefits under the old plan to employees who were eligible for benefits as of March 31, 1997. Sixty-eight (68) individuals elected to avail themselves of this transition provision.

     The Company also announced plans to restructure and reduce its salaried workforce by approximately 200 people and to further reduce the hourly workforce by more than 300 people as the Company reaches full capacity utilization of its Cast-RollTM facility and completes other smaller capital projects. The financial impact of the restructuring of the salaried workforce was estimated to be $1,649 and is reflected as a special charge in the fiscal 1997 financial statements. However, based on higher voluntary terminations than originally estimated, a $1,097 reduction in the restructuring reserve was recorded in fiscal 1998.

19. SUBSEQUENT EVENT

     In August 1999, the Company's principal owners, Blackstone and Veritas completed a merger transaction with the U.S. Steel Group of USX Corporation ("USX") and Kobe Steel, Ltd. ("Kobe") concerning the combination of USS/Kobe Steel Company's steelmaking and bar producing assets with those of the Company and Bar Tech. The resulting Combination creates one of the nation's biggest producers of bar steels, Republic Technologies International, LLC ("RTI"). Blackstone and Veritas own 64 percent of the newly combined operations, while USS/Kobe will have a 30 percent ownership stake. The initial letter of intent was subject to numerous conditions including the negotiation of a new labor agreement with the United Steel Workers of America and the refinancing of a significant portion of the combined companies' debt. The combined companies were able to obtain ratification of a new four-year labor agreement at the Lorain plant in August 1999. Additionally the debt refinancing was effective
August 13, 1999. USS/Kobe's seamless pipe business in Lorain is not part of the combination and will continue to operate as a joint venture of U.S. Steel and Kobe Steel.

20. DISCONTINUED OPERATIONS

     In connection with the Acquisition, the Company intends to sell its specialty steel division and accordingly, the accompanying consolidated financial statements reflect that division as discontinued operations in accordance with Accounting Principles Board Opinion No. 30. All revenues and expenses related to the specialty steels division since the Acquisition date have been reported as adjustments to the purchase price of the Acquisition.

     In April 1999, the Company announced that Haynes, a leading manufacturer of nickel and cobalt based alloys, will manage its specialty steels division according to the terms of an agreement between the respective companies. The Company will pay Haynes a management fee based upon the allocable portion of total costs incurred by Haynes attributable to management activities of the combined operations. The Company and Haynes are associated by common ownership.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

20. DISCONTINUED OPERATIONS--(CONTINUED)

     Summarized results of discontinued operations for the specialty steels division were as follows:

                                                         PERIOD FROM      PERIOD FROM               YEARS ENDED
                                                         SEPTEMBER 8,     JULY 1, 1998 TO             JUNE 30,
                                                          1998 TO         SEPTEMBER 7,       --------------------------
                                                         JUNE 30, 1999       1998               1998           1997
                                                         -------------    ---------------    -----------    -----------
Net sales.............................................      $47,077           $14,533         $ 107,467      $ 120,694
Gross profit (loss)...................................       (2,825)              410            12,622         11,033
Income (loss) before income taxes.....................       (5,524)             (298)            7,832          3,605
Provision for income taxes............................           --                --            (2,288)        (1,430)
                                                            -------           -------         ---------      ---------
Net income (loss).....................................      $(5,524)          $  (298)        $   5,544      $   2,175
                                                            -------           -------         ---------      ---------
                                                            -------           -------         ---------      ---------

     The components of net assets of discontinued operations included in the Company's balance sheets as assets held for sale were as follows:

                                                                               JUNE 30,
                                                                        ----------------------
                                                                           1999        1998
                                                                        ----------  ----------
Current assets held for sale--inventories.............................  $   15,988  $   30,457
                                                                        ----------  ----------
                                                                        ----------  ----------
Non-current assets held for sale--property, plant and equipment.......  $   11,687  $   11,903
                                                                        ----------  ----------
                                                                        ----------  ----------

21. TRANSACTIONS WITH AFFILIATES

     Affiliates of Blackstone and Veritas currently provide certain management and financial monitoring services to the Company pursuant to an agreement between the respective parties for which the Company pays an annual advisory fee plus reimbursement of certain out-of-pocket expenses.

     The Company and Bar Tech share common management and have begun to perform certain sales, marketing and administrative functions on a combined basis. This includes marketing both companies' steel products jointly under the combined brand name "Republic Technologies International" using a single sales force. The costs of joint functions have been borne ratably by the Company and Bar Tech based upon relative sales volumes achieved.

     The Company also participates in an inventory purchasing arrangement with Bar Tech. Under the terms of this arrangement, the Company purchases materials on behalf of both companies and bills Bar Tech for its respective purchases, plus an administrative fee. During the period September 8, 1998 through June 30, 1999, the Company purchased materials for Bar Tech and its subsidiary, Bliss & Laughlin Steel Company, totaling approximately $52.3 million. A similar arrangement is in place with regard to insurance. The Company purchased insurance coverage for the combined company for which the costs are borne ratably by the Company and Bar Tech based on their respective share of coverage. The Company also purchased $25.2 million of billet and bar products, at market prices, from Bar Tech during the period September 8, 1998 through June 30, 1999, respectively.

     At January 1, 1999, certain salaried employees of Bar Tech became employees of the Company. Under the terms of an employee leasing and overhead allocation agreement, the

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

21. TRANSACTIONS WITH AFFILIATES--(CONTINUED)

Company and Bar Tech share the costs of common expenses including, but not limited to sales and marketing services, administrative services, plant overhead and costs for certain common facilities.

     As of January 4, 1999, Republic Technologies International Marketing, LLC ("Marketing JV") was formed to formalize prior efforts of the Company and Bar Tech to jointly market, advertise, promote and sell both companies' steel products to each company's existing and potential customers. The Marketing JV is owned by the Company and Bar Tech in equal proportions and fills purchase orders for steel products by purchasing such steel products from the Company and/or Bar Tech, as appropriate for a particular order, and allocating such purchase orders to the Company or Bar Tech and receiving a sales commission designed to cover the Marketing JV's operating expenses. Under the terms of the agreement, the Company purchases all the receivables of the Marketing JV on a discounted basis as sales are made to customers. At June 30, 1999 the Company's receivables balance included $30,787 of receivables purchased under the Marketing JV agreement.

     The following information is a result of the Company's transactions with its affiliates as described above. The following information is as of and for the periods described below:

                                                                                    JUNE 30,
                                                                                       1999
                                                                                    ----------
Accounts receivable due from affiliates:
  Bar Technologies Inc............................................................  $   62,365
                                                                                    ----------
                                                                                    ----------
Accounts receivable due from affiliates, long-term:
  Bar Technologies Inc............................................................  $      197
                                                                                    ----------
                                                                                    ----------
Amounts due to affiliates:
  Bar Technologies Inc............................................................  $    3,081
  Blackstone Capital Partners II..................................................       1,125
  Republic Technologies International Marketing, LLC..............................      23,750
                                                                                    ----------
                                                                                    $   27,946
                                                                                    ----------
                                                                                    ----------

                                                                                 PERIOD FROM
                                                                                 SEPTEMBER 8,
                                                                                   1998 TO
                                                                                 JUNE 30, 1999
                                                                                 --------------
Net sales to affiliates:
  Bar Technologies Inc........................................................      $ 10,578
  Republic Technologies International Marketing, LLC..........................        66,859
                                                                                    --------
                                                                                    $ 77,437
                                                                                    --------
                                                                                    --------

22. SEGMENTS AND RELATED INFORMATION

     The Company operates in three reportable segments: hot-rolled, cold-finished, and specialty steels. The Company manages the reportable segments as separate strategic business units. Differences between the segments include manufacturing techniques and equipment, competition, and end-users. The following is a discussion of the Company's segments:

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

22. SEGMENTS AND RELATED INFORMATION--(CONTINUED)

          HOT-ROLLED BARS--Hot-rolled bars are processed from blooms and billets on rolling mills to change the internal physical properties, size or shape of the steel. Desirable characteristics of hot-rolled bars include internal soundness, uniformity of chemical composition and freedom from surface imperfection. The Company's hot-rolled bar products include rounds, squares, hexagons and flats in both coils and cut-lengths. Customers for hot-rolled bar products include manufacturers of automotive parts, machinery and industrial equipment, independent forgers, steel service centers and converters. The Company's hot-rolled bars are used in the manufacture of end-use products such as automotive drive trains, engine and transmission parts, bearings and tractor components.

          COLD-FINISHED BARS--Cold-finishing is a value-added process which improves the physical properties of hot-rolled bars. Cold-finished bars are produced from hot-rolled bars by cold-drawing, turning, grinding, thermal treating or a combination of these processes. The manufacturing process allows for production of products with more precise size and straightness tolerances, as well as surface finish, that provides customers with a more efficient means of producing a number of end products by often eliminating the first processing step in the customer's process. The Company's cold-finished bar products include rounds, squares, hexagons, flats and wire, all of which can be further processed by turning, grinding or polishing, or a combination thereof. Customers for cold-finished bar products include manufacturers of automotive parts, machinery, industrial equipment, steel service centers and distributors. The Company's cold-finished bars are used in the manufacture of end-use products such as automotive steering assemblies, electrical motor shafts, ball and roller bearings, valves and hand tools.

          SPECIALTY STEELS--Specialty steels include stainless steels, tool steels and other steels produced through advanced techniques such as consumable electrode vacuum remelting and electro-slag remelting. The remelt process produces ultra-clean steels designed to meet the most critical requirements and the Company believes these steels are among the highest quality in the industry. These specialty steel products are produced in rolled sizes as well as large forged rounds, squares and other shapes. Stainless steels are used for corrosion resistant applications such as food processing equipment, marine products and recreational watercraft. These products are primarily sold through steel service centers. The Company produces tool steels that are engineered with specific characteristics which enable them to form, cut, shape and shear other materials in the manufacturing process. Tool steels are utilized in the manufacturing of metals, plastics, pharmaceuticals, electronics, optics, paper and aluminum extrusion. The Company's customer base for tool steels are distributors, service centers and other tool steel producers who market or finish the end products. The remelted specialty products are used to produce aircraft structural parts such as landing gear, solid rocket motor casings and aircraft engine mounts. The power generation industry uses parts made of remelted steel in the manufacture of steam and land-based turbines. As noted in Note 20, the Company intends to sell its specialty steel division and accordingly, the accompanying consolidated financial statements reflect that division as discontinued operations in accordance with Accounting Principles Board Opinion No. 30. As such the following tables do not reflect specialty steels as a reportable segment.

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

22. SEGMENTS AND RELATED INFORMATION--(CONTINUED)

     The accounting policies of both segments reported below are the same as those described in the Company's Summary of Significant Accounting Policies. The Company measures segment performance based on earnings before interest, taxes, depreciation and amortization OPEB and ESOP expense, and workforce reduction charges ("EBITDA," as defined).

     Hot-rolled accounts for intersegment sales at current market prices as if the transaction had taken place with a third party.

                                                  FOR THE PERIOD SEPTEMBER 8, 1998 THROUGH JUNE 30, 1999
                                             -----------------------------------------------------------------
                                                                                 INTER SEGMENT
                                               HOT-       COLD-       TOTAL      ELIMINATIONS/
                                              ROLLED     FINISHED    SEGMENTS       OTHER         CONSOLIDATED
                                             --------    --------    --------    -------------    ------------
Net sales.................................   $420,283    $172,796    $593,079      $ (73,779)       $519,300
Depreciation and amortization.............     22,440       4,393      26,833                         26,833
Segment profit (EBITDA, as defined).......      4,829      (1,394)      3,435                          3,435
Segment assets............................    578,360     136,241     714,601         80,617         795,218
Capital expenditures......................     15,076       1,633      16,709          1,276          17,985

                                                   FOR THE PERIOD JULY 1, 1998 THROUGH SEPTEMBER 7, 1998
                                             -----------------------------------------------------------------
                                                                                 INTER SEGMENT
                                               HOT-       COLD-       TOTAL      ELIMINATIONS/
                                              ROLLED     FINISHED    SEGMENTS       OTHER         CONSOLIDATED
                                             --------    --------    --------    -------------    ------------
Net sales.................................   $ 82,815    $ 34,537    $117,352      $ (14,397)       $102,955
Depreciation and amortization.............      4,042         382       4,424                          4,424
Segment profit (EBITDA, as defined).......     (7,064)     (1,526)     (8,590)                        (8,590)
Segment assets............................    457,322      96,209     553,531         72,896         626,427
Capital expenditures......................      4,290         424       4,714          1,401           6,115

                                                             FOR THE YEAR ENDED JUNE 30, 1998
                                             -----------------------------------------------------------------
                                                                                 INTER SEGMENT
                                               HOT-       COLD-       TOTAL      ELIMINATIONS/
                                              ROLLED     FINISHED    SEGMENTS       OTHER         CONSOLIDATED
                                             --------    --------    --------    -------------    ------------
Net sales.................................   $586,755    $221,971    $808,726      $(118,856)       $689,870
Depreciation and amortization.............     23,829       2,312      26,141                         26,141
Segment profit (EBITDA, as defined).......     62,841       1,670      64,511                         64,511
Segment assets............................    460,260      98,698     558,958         78,037         636,995
Capital expenditures......................     10,078       5,611      15,689            118          15,807

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1998 AND 1997
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

22. SEGMENTS AND RELATED INFORMATION--(CONTINUED)

                                                             FOR THE YEAR ENDED JUNE 30, 1997
                                             -----------------------------------------------------------------
                                                                                 INTER SEGMENT
                                               HOT-       COLD-       TOTAL      ELIMINATIONS/
                                              ROLLED     FINISHED    SEGMENTS       OTHER         CONSOLIDATED
                                             --------    --------    --------    -------------    ------------
Net sales.................................   $550,998    $209,238    $760,236      $(132,307)       $627,929
Depreciation and amortization.............     23,657       2,330      25,987                         25,987
Segment profit (EBITDA, as defined).......     30,784       6,781      37,565                         37,565
Segment assets............................    466,844      92,215     559,059         73,875         632,934
Capital expenditures......................      6,151       1,785       7,936           (101)          7,835

     The reconciliation of segment profit (EBITDA, as defined) to net loss before extraordinary item is as follows:

                                                          PERIOD FROM      PERIOD FROM               YEARS ENDED
                                                          SEPTEMBER 8,     JULY 1, 1998 TO             JUNE 30,
                                                            1998 TO        SEPTEMBER 7,       --------------------------
                                                          JUNE 30, 1999        1998              1998           1997
                                                          -------------    ---------------    -----------    -----------
Segment profit (EBITDA, as defined)....................     $   3,435         $  (8,590)       $  64,511      $  37,565
Provision for income taxes.............................                                           (2,661)       (23,999)
Interest expense, net..................................        43,201             4,352           26,912         28,295
Depreciation and amortization..........................        26,799             4,424           26,141         25,987
Other postretirement benefit changes...................         5,874             2,082            4,951         15,585
Noncash ESOP charges...................................                                           15,616         28,191
Workforce reduction changes............................        60,655
                                                            ---------         ---------        ---------      ---------
Net loss from continuing operations....................     $(133,094)        $ (19,448)       $  (6,448)     $ (36,494)
                                                            ---------         ---------        ---------      ---------
                                                            ---------         ---------        ---------      ---------

                                  * * * * * *

               REPUBLIC ENGINEERED STEELS, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
            FOR THE PERIOD FROM SEPTEMBER 8, 1998 TO JUNE 30, 1999,
             THE PERIOD FROM JULY 1, 1998 TO SEPTEMBER 7, 1998 AND
                     THE YEARS ENDED JUNE 30, 1997 AND 1998
                           (IN THOUSANDS OF DOLLARS)

                                                                 BALANCE     ADDITIONS                   BALANCE
                                                                    AT       CHARGED TO                  AT END
                                                                 BEGINNING   COSTS AND    (DEDUCTIONS)     OF
                                                                 OF PERIOD   EXPENSES     RECOVERIES     PERIOD
                                                                 ---------   ----------   ------------   -------
Allowance for doubful accounts:
  Period from September 8, 1998 to June 30, 1999...............   $ 1,575     $    405       $   --      $ 1,980
  Period from July 1, 1998 to September 7, 1998................   $ 1,575     $     --       $   --      $ 1,575
  Year Ended June 30, 1998.....................................   $ 1,624     $      0       $  (49)     $ 1,575
  Year Ended June 30, 1997.....................................   $ 1,949     $      0       $ (325)     $ 1,624

Market value reserve for inventories:
  Period from September 8, 1998 to June 30, 1999...............   $ 2,165     $ 23,314       $   --      $25,479
  Period from July 1, 1998 to September 7, 1998................   $ 2,165     $     --       $   --      $ 2,165
  Year ended June 30, 1998.....................................   $ 1,169     $    996       $   --      $ 2,165
  Year ended June 30, 1997.....................................   $   730     $    439       $   --      $ 1,169

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Bar Technologies Inc.

We have audited the accompanying consolidated balance sheet of Bar Technologies Inc. and subsidiaries as of January 2, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended January 2, 1999 listed in the Index to Financial Statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such fiscal 1998 consolidated financial statements present fairly, in all material respects, the financial position of Bar Technologies Inc. and subsidiaries as of January 2, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, such 1998 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Cleveland, Ohio
March 31, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Bar Technologies Inc.:

We have audited the accompanying consolidated balance sheet of Bar Technologies Inc. (a Delaware corporation) and subsidiaries as of January 3, 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended January 3, 1998, the three month period ended December 28, 1996 and the year ended September 30, 1996. These consolidated financial statements and schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bar Technologies Inc. and subsidiaries as of January 3, 1998 and the results of their operations and their cash flows for the year ended January 3, 1998, the three months ended
December 28, 1996 and the year ended September 30, 1996, in conformity with generally accepted accounting principles.

Our audits of Bar Technologies Inc. and subsidiaries were made for the purpose of forming an opinion on the basic financial statements taken as a whole.
Schedule II is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
March 24, 1998

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   AS OF JANUARY 2, 1999 AND JANUARY 3, 1998
                           (IN THOUSANDS OF DOLLARS)

                                                                                 JANUARY 2, 1999    JANUARY 3, 1998
                                                                                 ---------------    ---------------
                                    ASSETS
Current assets:
  Cash and cash equivalents...................................................      $   2,188          $   3,391
  Accounts receivable, less allowances of $1,104 and $817, respectively.......         26,152             34,287
  Accounts receivable due from affiliates.....................................          1,935                 --
  Inventories.................................................................         74,168             58,277
  Other current assets........................................................          2,676              1,977
                                                                                    ---------          ---------
Total current assets..........................................................        107,119             97,932
Property, plant and equipment:
  Land and improvements.......................................................          2,580              2,628
  Buildings and improvements..................................................         19,944             20,189
  Machinery and equipment.....................................................         72,162             60,058
  Construction-in-progress....................................................          8,396              4,134
                                                                                    ---------          ---------
Total property, plant and equipment...........................................        103,082             87,009
  Accumulated depreciation....................................................        (12,983)            (7,432)
                                                                                    ---------          ---------
Net property, plant and equipment.............................................         90,099             79,577
Goodwill, net of accumulated amortization of $891 and $567, respectively......         11,969             12,293
Restricted debt service fund..................................................          1,551              1,551
Other assets..................................................................         11,763             14,325
                                                                                    ---------          ---------
Total assets..................................................................      $ 222,501          $ 205,678
                                                                                    ---------          ---------
                                                                                    ---------          ---------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

                   AS OF JANUARY 2, 1999 AND JANUARY 3, 1998
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                                 JANUARY 2, 1999    JANUARY 3, 1998
                                                                                 ---------------    ---------------
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................................................      $  44,791          $  33,339
  Amounts due to affiliates...................................................         16,401              1,531
  Accrued interest............................................................          4,885              3,605
  Other accrued liabilities...................................................         19,687             12,647
  Current maturities of long-term debt........................................          3,805              3,033
  Revolving credit facility...................................................         79,000             53,650
                                                                                    ---------          ---------
Total current liabilities.....................................................        168,569            107,805
Long-term debt................................................................        128,962            130,741
Deferred income taxes.........................................................          5,001              5,047
Amounts due to affiliates, long-term..........................................            531                 --
Other long-term liabilities...................................................          5,377              4,964
                                                                                    ---------          ---------
Total liabilities.............................................................        308,440            248,557
Redeemable stock:
  Series A preferred stock $0.001 par value
     Authorized 5,000 shares
     Issued and outstanding, 1,100 shares.....................................          5,500              5,500
Commitments and contingencies (Note 14)
Stockholders' equity (deficit):
  Series B preferred stock $0.001 par value
     Authorized, issued and outstanding, 1 share..............................             --                 --
  Class A common stock, $0.001 par value
     Authorized, 1,000,000 shares
     Issued and outstanding, 204,458 shares...................................             --                 --
  Class B common stock, $0.001 par value
     Authorized, 600,000 shares
     Issued and outstanding, 536,829 shares...................................              1                  1
  Class C common stock, non-voting, $0.001 par value,
     Authorized, 600,000 shares
     Issued and outstanding, 536,865 shares...................................              1                  1
  Additional paid-in capital..................................................         63,055             63,055
  Warrants outstanding........................................................          5,119              5,119
  Accumulated deficit.........................................................       (158,424)          (116,061)
  Accumulated other comprehensive loss........................................         (1,191)              (494)
                                                                                    ---------          ---------
Total stockholders' equity (deficit)..........................................        (91,439)           (48,379)
                                                                                    ---------          ---------
Total liabilities and stockholders' equity (deficit)..........................      $ 222,501          $ 205,678
                                                                                    ---------          ---------
                                                                                    ---------          ---------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998,
                    THE THREE MONTHS ENDED DECEMBER 28, 1996
                     AND THE YEAR ENDED SEPTEMBER 30, 1996
            (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE INFORMATION)

                                                                                    THREE MONTHS
                                                        YEAR ENDED    YEAR ENDED       ENDED         YEAR ENDED
                                                        JANUARY 2,    JANUARY 3,    DECEMBER 28,     SEPTEMBER 30,
                                                          1999          1998           1996             1996
                                                        ----------    ----------    -------------    -------------
Net sales............................................    $271,851      $242,896       $  40,251        $  77,163
Cost of sales........................................     262,462       239,370          43,427           91,995
Depreciation and amortization........................       5,961         4,523           1,221            2,036
Selling, general and administrative expense..........      21,107        21,730           4,305           14,592
                                                         --------      --------       ---------        ---------
Loss from operations.................................     (17,679)      (22,727)         (8,702)         (31,460)
Interest expense, net................................      26,959        23,306           5,148           10,833
Other income.........................................       2,663         1,415             328            1,079
                                                         --------      --------       ---------        ---------
Loss before provision for income taxes...............     (41,975)      (44,618)        (13,522)         (41,214)
Provision for income taxes...........................           3           205               3              205
                                                         --------      --------       ---------        ---------
Loss before extraordinary item.......................     (41,978)      (44,823)        (13,525)         (41,419)
Extraordinary loss on early extinguishment
  of debt............................................          --            --              --            2,214
                                                         --------      --------       ---------        ---------
Net loss.............................................     (41,978)      (44,823)        (13,525)         (43,633)
Preferred stock dividends............................         385           385              93              385
                                                         --------      --------       ---------        ---------
Net loss applicable to common shares.................    $(42,363)     $(45,208)      $ (13,618)       $ (44,018)
                                                         --------      --------       ---------        ---------
                                                         --------      --------       ---------        ---------
Per share data--basic and diluted:
  Loss before extraordinary item.....................    $ (33.14)     $ (50.88)      $  (18.37)       $  (93.08)
  Extraordinary loss on early extinguishment of
     debt............................................          --            --              --            (4.93)
                                                         --------      --------       ---------        ---------
  Net loss...........................................    $ (33.14)     $ (50.88)      $  (18.37)       $  (98.01)
                                                         --------      --------       ---------        ---------
                                                         --------      --------       ---------        ---------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998,
                  THE THREE MONTHS ENDED DECEMBER 28, 1996 AND
                       THE YEAR ENDED SEPTEMBER 30, 1996
                           (IN THOUSANDS OF DOLLARS)

                                                                             ADDITIONAL
                                CLASS A        CLASS B        CLASS C         PAID-IN     WARRANTS      ACCUMULATED   DEFERRED
                                COMMON STOCK   COMMON STOCK   COMMON STOCK    CAPITAL     OUTSTANDING    DEFICIT      COMPENSATION
                                ------------   ------------   ------------   ----------   -----------   -----------   ------------
Balance, September 30, 1995....     $ --                                      $  3,704                   $ (13,217)      $ (112)
Net loss.......................                                                                            (43,633)
Preferred stock dividend.......                                                                               (385)
Other comprehensive income--
  foreign currency translation
  adjustments..................
Issuance of common stock.......                     $1                          30,002                                       58
Issuance of warrants...........                                                             $ 5,119
Amortization of deferred
  compensation.................                                                                                              54
                                    ----            --             --         --------      -------      ---------       ------
Balance, September 30, 1996....     $ --            $1                        $ 33,706      $ 5,119      $ (57,235)      $   --
Net loss.......................                                                                            (13,525)
Preferred stock dividend.......                                                                                (93)
Other comprehensive income--
  foreign currency translation
  adjustments..................
                                    ----            --             --         --------      -------      ---------       ------
Balance, December 28, 1996.....     $ --            $1                        $ 33,706      $ 5,119      $ (70,853)      $   --
Net loss.......................                                                                            (44,823)
Preferred stock dividend.......                                                                               (385)
Other comprehensive income--
  foreign currency translation
  adjustments..................
Issuance of common stock.......                                    $1           29,349
                                    ----            --             --         --------      -------      ---------       ------
Balance, January 3, 1998.......     $ --            $1             $1         $ 63,055      $ 5,119      $(116,061)      $   --
Net loss.......................                                                                            (41,978)
Preferred stock dividend.......                                                                               (385)
Other comprehensive income--
  foreign currency translation
  adjustments..................
                                    ----            --             --         --------      -------      ---------       ------
Balance, January 2, 1999.......     $ --            $1             $1         $ 63,055      $ 5,119      $(158,424)      $   --
                                    ----            --             --         --------      -------      ---------       ------
                                    ----            --             --         --------      -------      ---------       ------

                                 ACCUMULATED
                                   OTHER                            TOTAL
                                 COMPREHENSIVE   COMPREHENSIVE   STOCKHOLDERS'
                                 INCOME (LOSS)   INCOME (LOSS)   EQUITY (DEFICIT)
                                 -------------   -------------   ----------------
Balance, September 30, 1995....                                      $ (9,625)
Net loss.......................                    $ (43,633)         (43,633)
Preferred stock dividend.......                                          (385)
Other comprehensive income--
  foreign currency translation
  adjustments..................     $   (49)             (49)             (49)
Issuance of common stock.......                                        30,061
Issuance of warrants...........                                         5,119
Amortization of deferred
  compensation.................                                            54
                                    -------        ---------         --------
Balance, September 30, 1996....     $   (49)       $ (43,682)        $(18,458)
                                                   ---------
                                                   ---------
Net loss.......................                    $ (13,525)         (13,525)
Preferred stock dividend.......                                           (93)
Other comprehensive income--
  foreign currency translation
  adjustments..................         (82)             (82)             (82)
                                    -------        ---------         --------
Balance, December 28, 1996.....     $  (131)       $ (13,607)        $(32,158)
                                                   ---------
                                                   ---------
Net loss.......................                    $ (44,823)         (44,823)
Preferred stock dividend.......                                          (385)
Other comprehensive income--
  foreign currency translation
  adjustments..................        (363)            (363)            (363)
Issuance of common stock.......                                        29,350
                                    -------        ---------         --------
Balance, January 3, 1998.......     $  (494)       $ (45,186)        $(48,379)
                                                   ---------
                                                   ---------
Net loss.......................                    $ (41,978)         (41,978)
Preferred stock dividend.......                                          (385)
Other comprehensive income--
  foreign currency translation
  adjustments..................        (697)            (697)            (697)
                                    -------        ---------         --------
Balance, January 2, 1999.......     $(1,191)       $ (42,675)        $(91,439)
                                    -------        ---------         --------
                                    -------        ---------         --------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998,
                    THE THREE MONTHS ENDED DECEMBER 28, 1996
                     AND THE YEAR ENDED SEPTEMBER 30, 1996
                           (IN THOUSANDS OF DOLLARS)

                                                                                    THREE MONTHS
                                                          YEAR ENDED   YEAR ENDED      ENDED        YEAR ENDED
                                                          JANUARY 2,   JANUARY 3,   DECEMBER 28,    SEPTEMBER 30,
                                                            1999         1998          1996            1996
                                                          ----------   ----------   -------------   -------------
Cash flows from operating activities
  Net loss..............................................   $(41,978)    $(44,823)     $ (13,525)      $ (43,633)
  Adjustments to reconcile net cash used by operating
     activities:
     Depreciation and amortization......................      5,961        4,523          1,221           2,036
     Extraordinary loss on early extinguishment
       of debt..........................................         --           --             --           2,214
     Accretion of original issue discount...............      1,393        1,243            285             633
     Amortization of deferred financing cost............      2,819        2,131            511           1,396
     (Increase) decrease in accounts receivable.........      7,657      (16,148)           755             900
     Increase in inventory..............................    (16,179)        (462)       (12,157)        (12,016)
     (Increase) decrease in other current assets........       (720)       1,159            (67)         (1,306)
     Increase in accounts payable.......................     11,642        6,504          4,023           5,473
     Increase in due to/from affiliates.................     13,466           --             --              --
     Increase (decrease) in other current liabilities...      8,494       (4,051)         2,220          12,150
     Other..............................................        232         (930)          (242)           (129)
                                                           --------     --------      ---------       ---------
Net cash used by operating activities...................     (7,213)     (50,854)       (16,976)        (32,282)
                                                           --------     --------      ---------       ---------
Cash flows from investing activities
  Net capital expenditures..............................    (16,325)      (5,813)          (186)        (21,300)
  Acquisition of BLI, net of cash.......................         --           --             --         (41,028)
                                                           --------     --------      ---------       ---------
Net cash used by investing activities...................    (16,325)      (5,813)          (186)        (62,328)
                                                           --------     --------      ---------       ---------
Cash flows from financing activities
  Net receipts under revolving credit agreement.........     25,350       13,850         17,300          22,500
  Issuance of debt......................................         --          324             --         104,363
  Repayments of debt....................................     (2,401)      (2,588)        (4,727)        (32,154)
  Proceeds from issuance of common stock................         --       29,350             --          30,003
  Proceeds from issuance of warrants....................         --           --             --           5,119
  Preferred stock dividends.............................       (385)        (385)           (93)           (385)
  Deferred debt financing costs.........................         --           --             --         (12,398)
  Deposits into bond interest escrow....................         --       12,836          6,149         (18,516)
                                                           --------     --------      ---------       ---------
Net cash provided by financing activities...............     22,564       53,387         18,629          98,532
                                                           --------     --------      ---------       ---------
Effect of exchange rate changes on cash.................       (229)        (363)            44             (49)
Net increase (decrease) in cash and cash equivalents....     (1,203)      (3,643)         1,511           3,873
Cash and cash equivalents-beginning of year.............      3,391        7,034          5,523           1,650
                                                           --------     --------      ---------       ---------
Cash and cash equivalents-end of year...................   $  2,188     $  3,391      $   7,034       $   5,523
                                                           --------     --------      ---------       ---------
                                                           --------     --------      ---------       ---------
Supplemental cash flow information:
  Interest paid.........................................   $ 20,584     $ 18,957      $   5,360       $   2,976
  Income taxes paid.....................................   $    196     $     --      $      --       $     622

        The accompanying notes are an integral part of these statements.

                             BAR TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED INFORMATION

  Nature of Operations and Customer Concentration

     Bar Technologies Inc. and subsidiaries ("BarTech" or the "Company") is a producer of high quality hot rolled engineered and cold finished steel bar products. The Company was formed on September 26, 1994, when it acquired certain steelmaking and bar rolling assets of the former Bar, Rod and Wire Division of Bethlehem Steel Corporation ("Bethlehem"). In February 1996, the Company restarted its Lackawanna, New York bar mill and began the production of hot rolled engineered bar products. In conjunction with the acquisition, the Company developed and implemented a major modernization and expansion plan and subsequently began commercial steelmaking operations at its Johnstown, Pennsylvania facility in August 1996.

     On April 2, 1996, the Company consummated an amended merger agreement with Bliss & Laughlin Industries, Inc. ("BLI"), a major independent cold finished processor of steel bars. The Company financed the acquisition with part of the proceeds of its recapitalization. (See Note 5--Recapitalization)

     The Company's principal owners, Blackstone Capital Partners II Merchant Banking Fund L. P. and its affiliates ("Blackstone") and certain affiliates of the successor to Veritas Capital, Inc. ("Veritas") serving as general partners for limited partnerships, acquired Republic Engineered Steels, Inc. ("Republic") in September 1998. Blackstone and Veritas intend to combine the Company and Republic (the "Combination") during 1999, subject to refinancing a significant portion of the combined companies' debt.

     Subsequent to the acquisition of Republic, the Company and Republic share common management and have begun to perform certain sales, marketing and administrative functions on a combined basis. This includes marketing both companies' steel products jointly under the combined brand name "Republic Technologies International" using a single sales force. However, throughout fiscal 1998, each customer purchase order for steel products continued to be placed directly with the Company or Republic, as appropriate, to make the sale. The costs of joint functions have been borne ratably by the Company and Republic based upon relative sales volumes achieved. The Company also participates in an inventory purchasing arrangement with Republic. Under the terms of this arrangement, Republic purchases inventory products on behalf of both companies and bills the Company for its respective purchases, plus an administrative fee.

     As of January 4, 1999, Republic Technologies International Marketing, LLC ("Marketing JV") was formed. The Company and Republic expect to finalize an agreement in the second quarter 1999 under which this jointly owned
Marketing JV will market, advertise, promote and sell both companies' steel products to each company's existing and potential customers. The Company and Republic will be reimbursed for expenses they incur on behalf of the Marketing JV, including compensation costs of employees of the Company and Republic who perform sales and marketing functions for the Marketing JV. Except for certain prior commitments to customers that will continue to be placed with the Company or Republic as applicable, it is intended that customer purchase orders will be placed with the Marketing JV. Pursuant to allocation procedures to be approved by the boards of directors of both companies, the production of steel products to fulfill these orders will be allocated between the Company and Republic. To compensate the Marketing JV for marketing services performed, it is intended that the Company and Republic will pay commissions at specified percentages of sales.

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
INFORMATION--(CONTINUED)

     Since its formation, the Company has incurred substantial losses as a result of the ongoing start-up activities of its facilities and its general and administrative expenses. Any substantial delay in achieving or a failure to bring the facilities up to commercial volumes and productivity levels, or to sell its products in its target markets could have a material adverse effect on the Company's financial condition and results of operations. Also, in the event of a substantial delay in integrating the operations of the Company and Republic including implementation of the Combination, or the occurrence of any substantial unanticipated costs related thereto, could have a material adverse effect on the Company's financial condition and results of operations. In the event of the above, the Company may need to borrow additional funds under its Revolving Credit Agreement or, to the extent that the funds were not available thereunder, to obtain additional financing to meet its cash flow requirements. The Company is highly leveraged. Restrictive covenants included in the indenture and other debt obligations may have the effect of limiting the Company's ability to incur additional indebtedness, sell assets, or acquire other entities and may otherwise limit the operational and financial flexibility of the Company.

     The Company and Republic presently perform certain functions on a combined basis and intend to further integrate operations in 1999 through the Marketing JV. As a consequence, management believes that capital resources and liquidity of the Company and Republic can and will be managed on a combined basis prior to consummation of the Combination. Management has prepared fiscal 1999 financial and operational plans on a combined basis for the Company and Republic. Based on these plans, even if the Combination is not consummated during 1999, management believes that the aggregate of cash flows from combined operations, available funds under existing credit agreements and funds expected to be available to refinance certain acquisition-related debt of Republic, will be sufficient in 1999 to enable both the Company and Republic to meet their debt service requirements when due and to fund their capital expenditures, working capital and general corporate requirements, although there can be no assurances with respect thereto.

     The Company has two operating segments: hot-rolled and cold-finished special quality steel bar products. The Company operates in both the United States and Canada. Major market areas include the Midwest and Great Lakes Regions of the United States, with customers that include the automotive, machinery, and tool industries, as well as, independent forgers and steel service centers. The Company's ability to generate future revenue may be dependent on economic conditions in these geographic areas including conditions that affect those industries.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Bar Technologies Inc. and its wholly owned subsidiary, Bliss & Laughlin Industries Inc. ("BLI") from April 2, 1996, the effective date of the acquisition. All significant intercompany accounts and transactions have been eliminated.

  Fiscal Year Change

     Effective with its reporting for fiscal 1999, the Company is changing its fiscal year from a 4/4/5 week fiscal quarter basis ending the Saturday closest to December 31 to a calendar quarter basis with the fiscal year ending on December 31. Accordingly, under the new fiscal year calendar, the Company's quarters will each be comprised of three calendar months ending March 31, June 30, September 30 and December 31. Previously, each of the Company's quarters were comprised of

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
INFORMATION--(CONTINUED)

thirteen weeks. Due to the relative proximity of the new fiscal year end date with the Company's former year end date, no transition period will be required.

     Effective February 1997, the Company changed its fiscal year from its previous calendar quarter basis ended September 30 to a 4/4/5 week fiscal quarter basis ending the Saturday closest to December 31. As a result, the Company's fiscal year 1997 began on December 29, 1996 and ended on January 3, 1998. Fiscal 1997 included 53 weeks while fiscal 1998 and 1996 each included 52 weeks. The three-month transition period ended December 28, 1996 bridges the gap between the Company's old and new fiscal year ends.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Restricted Debt Service Fund

     The restricted debt service fund consists of a noncurrent escrow amount required by the Marine Midland Term Loan (see Note 7).

  Inventories

     Inventories are valued at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out (FIFO) method.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost and include improvements that significantly extend the useful lives of existing plant and equipment. The Company provides for depreciation of property, plant and equipment on the straight-line method based upon the estimated useful lives of the assets. Depreciation expense was $5,631 for fiscal 1998, $4,198 for fiscal 1997, $1,140 for the three months ended December 28, 1996 and $1,874 for fiscal 1996. The range of estimated useful lives of the Company's assets are as follows:

Buildings and improvements..................................          40 years
Machinery and equipment.....................................        7-20 years

     Repairs and maintenance costs are expensed as incurred. Capital expenditures which cannot be used immediately are included in construction-in-process. As these projects are completed, they are transferred to depreciable assets. Net gains or losses related to asset dispositions are recognized in earnings in the period in which the disposition occurs.

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the amount or fair value, as defined, of the

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
INFORMATION--(CONTINUED)

assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Goodwill

     Goodwill represents the amount paid for BLI in excess of the fair value of the identifiable net assets acquired. It is being amortized on a straight-line basis over 40 years.

  Net Loss Per Share

     Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if common stock equivalents (i.e., warrants and stock options) were exercised and then shared in the earnings of the Company. For the years ended January 2, 1999 and January 3, 1998, the three months ended December 28, 1996, and the year ended September 30, 1996, the reported basic and diluted earnings per share were the same; however, securities totaling 91,609, 137,416, 132,606, and 114,512, respectively for the above periods, were excluded from the diluted earnings per share calculations due to their antidilutive effect.

     The weighted average number of common shares used in the calculation of net loss per common share were 1,278,152 and 888,581 for the years ended January 2, 1999 and January 3, 1998, respectively, 741,287 for the three month period ended December 28, 1996 and 449,114 for the year ended September 30, 1996.

  Income Taxes

     Deferred income taxes are provided for all temporary differences between the book and tax basis of assets and liabilities.

  Foreign Currency Translation

     Asset and liability accounts of the Company's foreign subsidiary, Canadian Drawn Steel Company, Inc. ("CDSC"), are translated into U. S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Balance sheet accounts are translated using current exchange rates in effect at the balance sheet date and revenue and expense accounts are translated using a weighted average exchange rate during the period. Translation adjustments are reflected as other comprehensive income
(loss) in shareholders' equity and had no tax effects for any of the periods presented.

     Transaction gains and losses are included in the consolidated statements of operations as incurred. These amounts were not significant in all periods presented.

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
INFORMATION--(CONTINUED)

  Revenue Recognition

     The Company records revenues at the time product is shipped to its customers. Sales are made with no right of return.

  Accounting Estimates

     The presentation of the consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and For Hedging Activities," ("SFAS 133"). This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS 133 requires that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 2000, and cannot be applied retroactively. The Company has not completed its evaluation of SFAS 133 and accordingly, is unable to determine what impact, if any, SFAS 133 will have on its financial statements.

  Reclassifications

     Certain amounts for prior periods have been reclassified to conform with the current year presentation.

NOTE 2--INVENTORIES

     Inventories consisted of the following: (in thousands)

                                                                       JANUARY 2,    JANUARY 3,
                                                                         1999          1998
                                                                       ----------    ----------
Raw materials.......................................................    $ 13,965      $ 14,569
Work-in-process.....................................................      21,812        22,341
Finished goods......................................................      38,391        21,367
                                                                        --------      --------
Total...............................................................    $ 74,168      $ 58,277
                                                                        --------      --------
                                                                        --------      --------

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 3--OTHER ASSETS

     Other assets consisted of the following: (in thousands)

                                                                       JANUARY 2,    JANUARY 3,
                                                                         1999          1998
                                                                       ----------    ----------
Deferred financing costs, net of accumulated amortization of $7,170
  and $4,351, respectively..........................................    $  6,557      $  9,188
Deferred income taxes...............................................       1,214         1,214
Other...............................................................       3,992         3,923
                                                                        --------      --------
Total...............................................................    $ 11,763      $ 14,325
                                                                        --------      --------
                                                                        --------      --------

NOTE 4--ACQUISITION

     On April 2, 1996, the Company consummated an amended merger agreement with BLI, a major independent cold finished processor of steel bars. The Company acquired BLI for $9.50 per common share in cash for an aggregate equity purchase price of approximately $38.0 million, plus the assumption of $3.6 million of debt and the refinancing of $16.8 million of debt. The Company financed the acquisition with part of the proceeds of its recapitalization. (See Note 5-- Recapitalization)

     The acquisition was accounted for as a purchase, and accordingly, the results of operations of BLI have been included in the consolidated financial statements since April 2, 1996. The purchase price, including acquisition expenses, was allocated to assets acquired and liabilities assumed based on fair market values at the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired was recognized as goodwill and is being amortized over 40 years. The fair value of assets acquired and liabilities assumed are summarized as follows: (in thousands)

Current assets................................................  $   53,743
Property, plant and equipment.................................      21,468
Other assets..................................................       5,165
Goodwill......................................................      12,860
Current liabilities...........................................     (38,142)
Long-term liabilities.........................................     (13,064)
                                                                ----------
Total.........................................................  $   42,030
                                                                ----------
                                                                ----------

NOTE 5--RECAPITALIZATION AND EQUITY CONTRIBUTIONS

     On April 2, 1996, the Company completed a recapitalization
("Recapitalization) which included the following:

          o The issuance of $91.6 million in aggregate principal amount of 13 1/2% Senior Secured Notes due 2001 for proceeds of
            $90.0 million.

          o The issuance of 536,829 shares of Class B Common Stock in consideration of $30.0 million in cash provided by Blackstone ("the Blackstone Investment").

          o The establishment of a new senior revolving credit agreement ("the Revolving Credit Agreement") among the Company and a syndicate of banks with Chase Manhattan Bank

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 5--RECAPITALIZATION AND EQUITY CONTRIBUTIONS--(CONTINUED)

            (formerly Chemical Bank), as agent, which provides the Company with a revolving credit facility in an aggregate principal amount of up to $90.0 million, of which a portion will be available in the form of letters of credit.

          o The consummation of an amended merger agreement with BLI, a major independent cold finished processor of steel bars. The Company acquired BLI for $9.50 per common share in cash for an aggregate equity purchase price of approximately $38.0 million, plus the assumption of $3.6 million of debt and the refinancing of $16.8 million of debt. The Company financed the acquisition with part of the proceeds of the Recapitalization.

          o The repayment of the following indebtedness: (i) approximately $16.8 million aggregate principal amount of outstanding loans under BLI Revolving Credit Facilities; (ii) approximately $5.8 million aggregate principal amount of outstanding loans under the Existing Bar Tech Credit Facilities; and (iii) approximately $6,100 aggregate principal amount of outstanding loans under the Master Agreement with the Commonwealth of Pennsylvania and various of its agencies (the "Master Agreement").

     On September 11, 1997, the Company's principal owners, Blackstone and Veritas purchased 536,865 shares of Class C non-voting common stock for $30.0 million. The proceeds were used to fund the Company's capital program aimed at enhancing the productive capacity of its steelmaking facilities. Approximately $14.0 million was for improvements to the Company's Johnstown, Pennsylvania mill facility to produce enhanced machinability (including leaded) and bearing steel grades. An additional $14.0 million was for several projects at the Company's Lackawanna, New York 13" bar mill. The remaining amounts were for various projects at the Company's cold-finishing subsidiary, BLI. These projects are expected to be completed during the second half of fiscal 1999.

NOTE 6--REVOLVING CREDIT AGREEMENT

     In April 1996, the Company entered into a $90.0 million Revolving Credit Agreement with a group of banks with Chase Manhattan Bank as agent. The revolving facility provided the Company with an aggregate principal amount of up to $90.0 million, of which $5.4 million is in the form of letters of credit. The Credit Agreement matures April 2, 2000 and is initially secured by (i) all of the inventory, accounts receivable, related intangibles and documents and the proceeds of the foregoing; (ii) all of the Common Stock of the Company outstanding as of April 2, 1996, subject to dilution and release under certain circumstances, and; (iii) all of the Capital Stock of each direct or indirect subsidiary of the Company. The pledges of Capital Stock referred to in (ii) and
(iii) will be made on a first priority basis and will be equal and ratable with the liens on such capital stock in favor of holders of Senior Notes. Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the Company's option, either a prime rate plus 2.0% or an adjusted LIBOR rate plus 3.0%, subject to upward adjustment in certain circumstances.

     The Credit Agreement contains a number of covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company, make capital expenditures above certain levels or engage in certain transactions with affiliates and otherwise restrict corporate activities. In addition, under the Credit Agreement, the Company is required to

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 6--REVOLVING CREDIT AGREEMENT--(CONTINUED)

maintain a minimum Consolidated Interest Coverage Ratio. The Credit Agreement also contains provisions that prohibit any modifications of the Indenture Agreement dated April 2, 1996 to the Senior Notes in any manner adverse to the Lenders and that limit the Company's ability to refinance the Senior Notes without the consent of such Lenders. In the third quarter of 1997, the Company and its commercial banks negotiated an amendment to its existing $90.0 million Revolving Credit Agreement (the "Amended Agreement"). The Amended Agreement provides for the addition of a new revolving Sub-Facility ("Sub-Facility") and amends certain portions of its original Revolving Credit Agreement. The Sub-Facility component of the Amended Agreement provides the Company with up to $15.0 million of additional borrowing capacity based on a higher receivable and inventory advance rate than in the Revolving Credit Agreement. The Sub-Facility component of the Amended Agreement expires on September 1, 1999. The maturity date of the Amended Agreement remains April 2, 2000.

     Borrowings under the Amended Agreement bear interest at a rate per annum equal to, at the Company's option, either a prime rate plus 2.0% or adjusted LIBOR plus 3.0%, subject to upward adjustment in certain circumstances. Sub-Facility borrowings bear interest at a rate per annum equal to, at the Company's option, either a prime rate plus 3.5% or LIBOR plus 4.5%. Borrowings outstanding under the Amended Agreement including the Sub-Facility were $79.0 million at January 2, 1999 and $53.7 million at January 3, 1998, respectively. There were no amounts available under the Amended Agreement and Sub-Facility at January 2, 1999 based on the applicable borrowing base under its Amended Agreement. Weighted-average interest rates on borrowings under the Amended Agreement and the Sub-Facility at January 2, 1999 were 8.79% and 11.50%, respectively. At January 3, 1998, weighted-average interest rates were 8.98% and 11.00%, respectively.

     The Amended Agreement contains a number of covenants similar to those in the Revolving Credit Agreement. Additionally, under the Amended Agreement, the Company is required to maintain a minimum Consolidated Interest Coverage Ratio beginning with annualized results for the quarter ended September 30, 1998. The Amended Agreement also contains provisions that prohibit any modifications of the Indenture Agreement dated April 2, 1996 to the Senior Notes in any manner adverse to the Lenders and that limit the Company's ability to refinance the Senior Notes without the consent of such Lenders.

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 7--FINANCING ARRANGEMENTS

     The Company had the following long-term debt obligations outstanding:

                                                                       JANUARY 2,       JANUARY 3,
                                                                          1999             1998
                                                                       -------------    -------------
13 1/2% Senior Secured Notes, due April 1, 2001.....................     $  91,609        $  91,609
Marine Midland Term Loan, interest rate at Prime or LIBOR plus 1.0%,
  due March 1, 2003.................................................         6,929            7,578
RDC Loan, interest rate at 7.75%, due July 1, 2004..................           411              482
Economic Development Partnership ("EDP I"), interest at 3.0%, due
  October 1, 2009...................................................         5,707            5,707
Sunny Day Fund I ("SDF I"), interest rate at 3.0%, due October 1,
  2009..............................................................         6,491            6,607
Community Development Block Grant Program ("CDBG"), interest rate at
  3.0%, due July 1, 2010............................................           690              690
Economic Development Partnership ("EDP II"), interest rate at 3.0%,
  due July 1, 2010..................................................         1,300            1,300
Housing and Urban Development 108 ("HUD") Bonds, interest rates between 6.6% and 8.2%, due on various dates from August 1, 1999 to
  September 26, 2003................................................         5,750            7,000
Pennsylvania Industrial Development Authority Note ("PIDA I"),
  interest rate at 2.0%, due October 1, 2009........................         1,646            1,646
Pennsylvania Industrial Development Authority Note ("PIDA II"),
  interest rate at 3.0%, due March 1, 2011..........................         1,797            1,797
Bethlehem Subordinated Note, interest rate at 7.0%, due
  September 26, 2002................................................         5,500            5,500
Business Infrastructure Development ("BID") Program, interest rate
  at 3.0%, due April 1, 2001........................................         2,500            2,500
Economic Development Partnership ("EDP III"), interest rate at 3.0%,
  due December 1, 2007..............................................         3,000            3,000
Industrial Revenue Bond ("IRB"), interest rate is variable,
  calculated weekly, representing minimum rate required to sell
  bonds in a secondary market, due December 1, 2018.................         3,600            3,600
U.S. Bank Mortgage Note, interest at 9.35%, due April 1, 2002.......            --              315
                                                                         ---------        ---------
                                                                           136,930          139,331
Less: Original issue discount.......................................         4,163            5,557
                                                                         ---------        ---------
Total...............................................................       132,767          133,774
Less: Current maturities............................................         3,805            3,033
                                                                         ---------        ---------
Long-term debt......................................................     $ 128,962        $ 130,741
                                                                         ---------        ---------
                                                                         ---------        ---------

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 7--FINANCING ARRANGEMENTS--(CONTINUED)

     The Company incurred an extraordinary charge of $2.2 million during the third quarter of fiscal 1996, to reflect the recognition of premium and previously deferred charges resulting from the repayment of debt as part of the Recapitalization.

  Senior Secured Notes

     In April 1996, the Company completed a Recapitalization which included the issuance of $91.6 million in aggregate principal amount Senior Secured Notes ("Senior Notes"). Interest on the Senior Notes is at 13 1/2% per annum and is payable semi-annually on each April 1 and October 1, to the holders of record of Senior Notes at the close of business on March 15 and September 15 immediately preceding such interest payment date.

     The Senior Notes are callable after three years at the following redemption prices:

YEAR                                                            PERCENTAGE
-------------------------------------------------------------   ----------
1999.........................................................     106.750%
2000.........................................................     103.375%

     The Senior Notes are fully and unconditionally guaranteed (the "Guarantee") on a senior basis, jointly and severally, by the Company's wholly-owned subsidiary, BLI and its wholly-owned subsidiary, CDSC. The subsidiary guarantors comprise all of the direct and indirect subsidiaries of the Company.

     The following is the condensed information of the subsidiary guarantors on a combined basis. The separate financial statements and other disclosures concerning the subsidiary guarantors are not presented because management does not believe they would be material to investors. The following information is as of and for the years ended January 2, 1999 and January 3, 1998, the three months ended December 28, 1996 and the period ended September 30, 1996: (in thousands)

                                                                          THREE MONTHS
                                              YEAR ENDED    YEAR ENDED      ENDED         PERIOD ENDED
                                              JANUARY 2,    JANUARY 3,    DECEMBER 28,    SEPTEMBER 30,
                                                1999          1998           1996            1996
                                              ----------    ----------    ------------    -------------
Current assets.............................    $ 48,465      $ 56,948       $ 48,814         $52,082
Noncurrent assets..........................      37,745        37,868         39,229          39,871
Current liabilities........................      33,152        43,180         37,811          41,117
Noncurrent liabilities.....................      13,979        13,611         13,244          13,209
Net sales..................................     157,764       159,120         35,369          73,120
Gross profit...............................      15,562        17,026          3,419           5,118
Operating income...........................       3,519         3,307            105           3,165
Net income (loss)..........................       1,751         1,035           (497)         (4,414)

     The Senior Notes and the Guarantee are collateralized by liens on
(i) interests in certain real properties owned or leased by the Company and the Guarantors on the issue date, (ii) interest in machinery and equipment owned on, or acquired after, the issue date by the Company and the Guarantors located at such real properties, (iii) all of the Common Stock of the Company outstanding on the issue date (which was pledged on a non-recourse basis and will be subject to dilution for issuances of Common Stock subsequent to the Offering and release upon the occurrence of certain events), (iv) all of the outstanding capital stock of the Company's existing subsidiaries, (v) certain

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 7--FINANCING ARRANGEMENTS--(CONTINUED)

contract and intellectual property rights of the Company and the Guarantor,
(vi) the Interest Escrow Account, and (vii) proceeds of the foregoing.

     The Indenture contains certain restrictive covenants including
(i) limitations on additional indebtedness, (ii) limitations on issuances and sales of preferred stock of certain subsidiaries, (iii) limitations on restricted payments, (iv) limitations on liens, (v) limitations on sale-leaseback transactions, (vi) limitations on payment restrictions affecting the subsidiaries, (vii) limitations on the disposition of proceeds from asset sales, (viii) limitations on transactions with interested persons and
(ix) limitations on designations of Unrestricted Subsidiaries (as defined). In addition, the indenture limits the ability of the Company and the guarantors to consolidate, merge or sell all or substantially all of their assets. These covenants are subject to important exceptions and qualifications.

     If the Company has Excess Cash Flow for any fiscal year, it will be required, subject to certain exceptions and limitations (including its ability to retain the first $10.0 million of Excess Cash Flow), to use 75% of such Excess Cash Flow to make an offer to purchase Senior Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of the purchase.

     Issued in connection with the Senior Notes are warrants which entitle the holders thereof to acquire an aggregate of 91,609 shares of Class A Common Stock, representing approximately 10% of the Company's outstanding common stock on a fully diluted basis immediately after giving effect to the consummation of the Recapitalization and certain other agreed to issuances of common stock.

     The warrants can be exercised at a price of $0.01 per share of common stock on or after July 1, 1996 and after the occurrences of certain other events. The warrants expire on April 1, 2001. The recording of these warrants created an original issue discount on the Senior Notes.

  Economic Development Financing

     In connection with the acquisition of the assets of Bethlehem BRW Division and its original modernization and expansion plan, the Company entered into loan agreements with lenders in Pennsylvania and New York to procure financing for the transaction.

     Pennsylvania

     The Company entered into the Master Agreement with the Commonwealth of Pennsylvania and various of its agencies (collectively, the "Commonwealth") on July 18, 1994. Pursuant to the Master Agreement, the Company entered into loan agreements with the Commonwealth, through its Department of Commerce and Department of Community Affairs. The total amount committed to the Company by the Commonwealth pursuant to the Master Agreement was $33.0 million. The loans have been made through the Sunny Day Fund ("SDF"), the Johnstown Industrial Development Corporation ("IDC"), the Pennsylvania Industrial Development Authority ("PIDA"), the Business Infrastructure Development Program ("BID"), the Economic Development Partnership ("EDP"), the Community Development Block Grant Program ("CDBG") and the Enterprise Zone Competitive Program ("ECP"). (The loans governed by the Master Agreement are collectively referred to herein as the "Commonwealth Loans").

     The Company has obtained approval from the Pennsylvania Industrial Development Authority regarding the deferral of principal on its PIDA and BID loans, and principal and interest deferral on

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 7--FINANCING ARRANGEMENTS--(CONTINUED)

its EDP loans. The Company must resume principal payments related to PIDA and BID loans and principal and interest payments related to EDP loans beginning January 2000. All deferred loans are required to be amortized over their original maturity schedule with no deferral of final maturity.

     As of January 2, 1999 and January 3, 1998, $23.1 million and
$23.2 million, respectively, in aggregate principal amount of Commonwealth Loans were outstanding.

     New York

     JDA Guaranteed Marine Midland Term Loan--The Company is party to a Loan and Use Agreement, dated September 21, 1994, with Marine Midland Bank ("Marine Midland") (the "Marine Midland Loan"), whereby Marine Midland loaned $10.0 million to the Company for use in connection with the acquisition of Lackawanna, New York real estate from Bethlehem. The Marine Midland Loan is guaranteed by the New York Job Development Authority ("JDA"). Interest on the Marine Midland Loan is the Prime rate, or the LIBOR rate, as determined by the Company.

     RDC Loan--The Company is party to a Loan Agreement with the Buffalo and Erie County Regional Development Corporation ("RDC") providing for a loan in the amount of $0.5 million to be used by the Company for working capital needs (the "RDC Loan"). The RDC Loan has an interest rate of 7.75% per annum until July 1, 1999, and has an adjustable rate thereafter. The RDC Loan is secured by a Security Agreement which grants RDC a security interest in equipment, fixtures, inventory, accounts receivable, chattel paper and general intangibles.

  Bethlehem Subordinated Loan Agreement

     The Company entered into $5.5 million Subordinated Loan Agreement, dated September 21, 1994, with Bethlehem (the "Bethlehem Loan"). The terms of the agreement provide for three equal installments on the first day of October in each of the years 2000, 2001 and 2002 at a rate of 7.0% per annum and is due on October 1, 2002. The Bethlehem Loan is secured by a subordinated security interest in certain real and personal property of the Company and any and all proceeds therefrom. The outstanding principal amount under the Bethlehem Loan has been reduced by an original issue discount.

  Other

     In March 1999, the Company obtained waivers of default provisions under the terms of the Marine Midland Loan and certain Commonwealth Loans in exchange for payment of certain amounts the lenders considered delinquent. The Company also agreed, subject to consummation of the Combination, to refinance the SDF, PIDA I and PIDA II loans and to modify the terms of certain other Commonwealth Loans.

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 7--FINANCING ARRANGEMENTS--(CONTINUED)

     Maturities of the Company's long-term debt obligations were as follows: (in thousands)

1999.........................................................  $     3,805
2000.........................................................        6,239
2001.........................................................       98,219
2002.........................................................        7,079
2003.........................................................        3,514
Thereafter...................................................       18,074
                                                               -----------
Total........................................................  $   136,930
                                                               -----------
                                                               -----------

NOTE 8--SEGMENTS AND RELATED INFORMATION

     The Company operates in two reportable segments: hot-rolled and cold-finished. The Company manages the reportable segments as separate strategic business units. Differences between the segments include: manufacturing techniques and equipment, competition, and end-users. The Company's hot-rolled engineered bar products include rounds, squares and hexagons in both cut lengths and coils. The Company produces hot rolled engineered bar products up to 3 1/4" in diameter which are generally used by its customers in critical applications where product strength, integrity and durability are imperative considerations such as cam shafts, axles, roller bearings, automotive suspension parts, large fasteners, hydraulic hose fittings, transmission gears, and forged hand tools.

     The Company also produces cold finished bars which are used in machined and shafting products that require superior straightness, tolerance, finish and mechanical properties. Cold finished bars are processed from hot rolled bars, by a process that cleans, draws and straightens the raw material and cuts it to specific lengths. Products include round bars from 9/16" to 3 1/2" in diameter and hexagonal bars from 1" to 1 13/16" thick. End users of cold finished bars incorporate them in a wide range of products including electrical and non-electrical machinery and equipment and a wide variety of vehicular equipment including automobiles, trucks, sport-utility vehicles, off-road vehicles and agricultural equipment.

     Both segments operate in similar markets within the United States and Canada. Major market areas include the Midwest, Southeast and Great Lakes Regions of the United States, with customers that include automotive, machinery and tool industries as well as independent forgers and steel service centers.

     The accounting policies of both segments are the same as those described in the Company's Summary of Significant Accounting Policies. The Company measures segment performance based on earnings before interest, taxes, depreciation and amortization ("EBITDA").

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 8--SEGMENTS AND RELATED INFORMATION--(CONTINUED)

     Hot-rolled accounts for intersegment sales at current market prices as if the transaction had taken place with a third party.

                                                               FOR THE YEAR ENDED JANUARY 2, 1999
                                                                         (IN THOUSANDS)
                                               ------------------------------------------------------------------
                                                                                       INTER
                                                              COLD-       TOTAL       SEGMENT
                                               HOT-ROLLED    FINISHED    SEGMENTS    ELIMINATIONS    CONSOLIDATED
                                               ----------    --------    --------    ------------    ------------
Net sales...................................    $164,016     $157,764    $321,780      $(49,929)       $271,851
Depreciation and amortization...............       3,780        2,181       5,961            --           5,961
Segment profit (EBITDA).....................     (14,759)       5,704      (9,055)           --          (9,055)
Segment assets..............................     153,661       86,210     239,871       (17,370)        222,501
Capital expenditures........................      14,228        2,097      16,325            --          16,325

                                                               FOR THE YEAR ENDED JANUARY 3, 1998
                                                                         (IN THOUSANDS)
                                               ------------------------------------------------------------------
                                                                                       INTER
                                                              COLD-       TOTAL       SEGMENT
                                               HOT-ROLLED    FINISHED    SEGMENTS    ELIMINATIONS    CONSOLIDATED
                                               ----------    --------    --------    ------------    ------------
Net sales...................................    $140,494     $159,120    $299,614      $(56,718)       $242,896
Depreciation and amortization...............       2,518        2,005       4,523            --           4,523
Segment profit (EBITDA).....................     (22,102)       5,313     (16,789)           --         (16,789)
Segment assets..............................     138,509       94,816     233,325       (27,647)        205,678
Capital expenditures........................       4,590        1,223       5,813            --           5,813

                                                          FOR THE THREE MONTHS ENDED DECEMBER 28, 1996
                                                                         (IN THOUSANDS)
                                               ------------------------------------------------------------------
                                                                                       INTER
                                                              COLD-       TOTAL       SEGMENT
                                               HOT-ROLLED    FINISHED    SEGMENTS    ELIMINATIONS    CONSOLIDATED
                                               ----------    --------    --------    ------------    ------------
Net sales...................................    $ 12,304     $ 35,369    $ 47,673      $ (7,422)       $ 40,251
Depreciation and amortization...............         599          622       1,221            --           1,221
Segment profit (EBITDA).....................      (7,880)         727      (7,153)           --          (7,153)
Segment assets..............................     139,303       88,043     227,346       (21,059)        206,287
Capital expenditures........................          50          136         186            --             186

                                                             FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                                                         (IN THOUSANDS)
                                               ------------------------------------------------------------------
                                                                                       INTER
                                                              COLD-       TOTAL       SEGMENT
                                               HOT-ROLLED    FINISHED    SEGMENTS    ELIMINATIONS    CONSOLIDATED
                                               ----------    --------    --------    ------------    ------------
Net sales...................................    $ 12,531     $ 73,120    $ 85,651      $ (8,488)       $ 77,163
Depreciation and amortization...............         838        1,198       2,036            --           2,036
Segment profit (EBITDA).....................     (26,378)      (1,967)    (28,345)           --         (28,345)
Segment assets..............................     126,368       91,953     218,321       (17,342)        200,979
Capital expenditures........................      20,400          900      21,300            --          21,300

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 8--SEGMENTS AND RELATED INFORMATION--(CONTINUED)

     The reconciliation of segment profit (EBITDA) to net loss before extraordinary item is as follows: (in thousands)

                                                                          THREE MONTHS
                                              YEAR ENDED    YEAR ENDED      ENDED         YEAR ENDED
                                              JANUARY 2,    JANUARY 3,    DECEMBER 28,    SEPTEMBER 30,
                                                1999          1998           1996            1996
                                              ----------    ----------    ------------    -------------
Segment profit (EBITDA)....................    $ (9,055)     $(16,789)      $ (7,153)       $ (28,345)
Provision for income taxes.................           3           205              3              205
Interest expense, net......................      26,959        23,306          5,148           10,833
Depreciation and amortization..............       5,961         4,523          1,221            2,036
                                               --------      --------       --------        ---------
Net loss before extraordinary item.........    $(41,978)     $(44,823)      $(13,525)       $ (41,419)
                                               --------      --------       --------        ---------
                                               --------      --------       --------        ---------

     The Company operates in both the United States and Canada. Net sales from external customers in Canada were approximately $22.0 million, $34.0 million, $8.0 million and $31.0 million for the years ended January 2, 1999 and January 3, 1998, the three months ended December 28, 1996 and the year ended September 30, 1996, respectively. Principal long-lived assets, consisting of property, plant and equipment, were $4.1 million and $4.5 million at January 2, 1999 and January 3, 1998, respectively.

NOTE 9--PENSIONS AND OTHER POSTRETIREMENT BENEFIT PLANS

     At January 2, 1999, the Company adopted SFAS 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("SFAS 132"). This statement revises the disclosures for pension and other postretirement benefit plans but does not change the way obligations or expense are measured or recognized in the financial statements. Disclosures for prior periods have been conformed to the requirements of SFAS 132.

     BLI maintains defined benefit pension plans covering substantially all hourly employees of its Harvey, Illinois and Medina, Ohio plants. Employees at the Batavia, Illinois and Cartersville, Georgia plants are not covered. Benefits are based on years of service and employee's age at termination. The Company's Canadian subsidiary, CDSC, maintains pension plans covering substantially all employees. Benefits for the CDSC salaried employees' plan are based on an average salary for the five most recent years prior to retirement. Benefits for the CDSC bargaining unit employees' plan are based on years of service. The Company's policy is to fund pension cost in accordance with the requirements of the Employee Retirement Income Security Act of 1974 in the United States and local regulations in Canada.

     BLI and CDSC also sponsor postretirement plans for health care and life insurance that cover most full-time employees. The plans pay stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for benefits if they retire from BLI after reaching age 55 with 10 or more years of service.

     In addition, the Company and its subsidiaries maintain various defined contribution plans, including salary savings plans, profit sharing plans and a supplemental incentive compensation plan. Expense related to these plans was approximately $317, $171, $44 and $56 in fiscal 1998, fiscal 1997, the three months ended December 28, 1996 and fiscal 1996, respectively.

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 9--PENSIONS AND OTHER POSTRETIREMENT BENEFIT PLANS--(CONTINUED)

     At January 2, 1999 and January 3, 1998, the plan assets for all plans were invested in various trust funds administered by a trustee.

     The components of the net periodic pension costs are summarized as follows:
(in thousands)

                                                                          THREE MONTHS
                                              YEAR ENDED    YEAR ENDED      ENDED         PERIOD ENDED
                                              JANUARY 2,    JANUARY 3,    DECEMBER 28,     SEPTEMBER 30,
                                                1999          1998          1996            1996
                                              ----------    ----------    ------------    -------------
Service cost...............................    $    394      $    393        $  183           $ 186
Interest cost on projected benefit
  obligations..............................       1,283         1,254           645             614
Expected return on plan assets.............      (1,718)       (1,633)         (780)           (896)
Amortization of prior service cost.........          40            35            --              --
Recognized net actuarial loss (gain).......          21            22             9             188
                                               --------      --------        ------           -----
Net periodic pension cost..................    $     20      $     71        $   57           $  92
                                               --------      --------        ------           -----
                                               --------      --------        ------           -----

     Net periodic postretirement benefit cost included the following components:
(in thousands)

                                                                          THREE MONTHS
                                              YEAR ENDED    YEAR ENDED      ENDED         PERIOD ENDED
                                              JANUARY 2,    JANUARY 3,    DECEMBER 28,     SEPTEMBER 30,
                                                1999          1998          1996            1996
                                              ----------    ----------    ------------    -------------
Service cost of benefit earned.............    $    202      $    161        $   41           $  66
Interest on accumulated postretirement
  benefit obligations......................         431           415           105             184
Recognized net actuarial loss..............          42            10            --              --
                                               --------      --------        ------           -----
Net periodic postretirement cost...........    $    675      $    586        $  146           $ 250
                                               --------      --------        ------           -----
                                               --------      --------        ------           -----

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 9--PENSIONS AND OTHER POSTRETIREMENT BENEFIT PLANS--(CONTINUED)

     The change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheets related to the Company's pension plans and other postretirement benefits are as follows: (in thousands)

                                                           PENSION PLANS                OTHER BENEFITS
                                                      ------------------------     ------------------------
                                                      JANUARY 2,    JANUARY 3,     JANUARY 2,    JANUARY 3,
                                                        1999          1998           1999          1998
                                                      ----------    ----------     ----------    ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year............    $ 19,142      $ 17,115       $  6,579      $  5,426
Service cost.......................................         394           393            202           161
Interest cost......................................       1,283         1,254            431           415
Amendments.........................................          --            68             --            --
Foreign currency exchange rate change..............        (654)         (371)          (456)
Actuarial (gain) loss..............................         (90)           --            (33)           --
Change in discount rate............................         418         1,718             75           913
Benefits paid......................................      (1,300)       (1,035)          (320)         (336)
                                                       --------      --------       --------      --------
Benefit obligation at end of year..................    $ 19,193      $ 19,142       $  6,478      $  6,579

CHANGE IN PLAN ASSETS
Fair value of plant assets at beginning of year....    $ 20,946      $ 19,735             --            --
Actual return on plan assets.......................       2,384         2,364             --            --
Employer contribution..............................         508           332       $    320      $    336
Foreign currency exchange rate change..............        (712)         (450)            --            --
Benefits paid......................................      (1,300)       (1,035)          (320)         (336)
                                                       --------      --------       --------      --------
Fair value of plan assets at end of year...........    $ 21,826      $ 20,946       $     --      $     --

Funded status--overfunded (underfunded)............    $  2,633      $  1,804       $ (6,478)     $ (6,579)
Unrecognized net actuarial loss....................          19           484          1,346         1,445
Unrecognized prior service cost....................         502           574             --            --
                                                       --------      --------       --------      --------
Prepaid (accrued) benefit cost.....................    $  3,154      $  2,862       $ (5,132)     $ (5,134)
                                                       --------      --------       --------      --------
                                                       --------      --------       --------      --------

WEIGHTED AVERAGE ASSUMPTIONS:
Discount rate......................................        6.83%         7.00%          6.81%         6.93%
Expected return on plan assets.....................        8.50%         8.50%
Rate of compensation increase......................        4.59%         4.59%

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $1,321, $1,289 and $1,231, respectively as of January 2, 1999, and $1,172, $1,144 and $1,083, respectively, as of January 3, 1998.

     For measurement purposes, a weighted average annual rate of increase in the per capita cost of covered health care claims of 7.56% was assumed for fiscal 1999; the rate assumed to decrease by approximately 0.5% per year to 5.40% for fiscal 2003, and remain at that level thereafter. To illustrate the health care cost trend on amounts reported, changing the assumed health care cost

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 9--PENSIONS AND OTHER POSTRETIREMENT BENEFIT PLANS--(CONTINUED)

trend rates by one percentage point in each year would have the following effects as of and for the fiscal year ended January 2, 1999: (in thousands)

                                                                                  ONE PERCENTAGE POINT
                                                                      --------------------------------------------
                                                                        INCREASE                DECREASE
                                                                      --------------------    --------------------
Effect on total service and interest cost components...............          $  123                  $  112
Effect on postretirement benefit obligation........................          $1,204                  $1,115

NOTE 10--INCOME TAXES

     The components of deferred income taxes at January 2, 1999 and January 3, 1998 were as follows:

                                                                       JANUARY 2,    JANUARY 3,
ASSET (LIABILITY)                                                        1999          1998
--------------------------------------------------------------------   ----------    ----------
                                                                            (IN THOUSANDS)
Net operating loss carryforwards....................................    $ 59,310      $ 41,876
Inventory...........................................................       2,560         1,733
Post retirement benefits............................................       2,019         2,002
Property basis differences..........................................      (8,319)       (6,336)
Other--net..........................................................         894           209
Valuation allowance.................................................     (59,670)      (42,736)
                                                                        --------      --------
Net deferred income taxes...........................................    $ (3,206)     $ (3,252)
                                                                        --------      --------
                                                                        --------      --------

     Net deferred income tax assets (liabilities) as of January 2, 1999 and January 3, 1998 recorded in the balance sheet were as follows:

                                                                       JANUARY 2,    JANUARY 3,
                                                                         1999          1998
                                                                       ----------    ----------
                                                                            (IN THOUSANDS)
Prepaid expense.....................................................    $    581      $    581
Other assets........................................................       1,214         1,214
Other long-term liabilities.........................................      (5,001)       (5,047)
                                                                        --------      --------
Net deferred income taxes...........................................    $ (3,206)     $ (3,252)
                                                                        --------      --------
                                                                        --------      --------

     As of January 2, 1999, the Company had net operating loss carryforwards of approximately $148 million available to offset future federal and state taxable income during the carryforward periods which expire through 2019. These carryforwards include amounts available from certain prior year operating loss carryforwards which were limited as a result of the Recapitalization. Utilization of these prior year loss carryforwards is limited to approximately $1.1 million annually through 2010.

     The realization of these tax benefits will depend upon the Company's ability to generate future taxable income. Based upon its history of net operating losses, the Company has recorded a valuation allowance to offset net deferred tax assets that are not expected to be realized.

     The provision for income taxes for fiscal 1998, fiscal 1997, the three months ended December 28, 1996 and fiscal 1996 consisted of currently payable income taxes, primarily foreign income taxes owed by CDSC. The difference between the U.S. statutory income tax rate of 35% and the Company's effective rate results principally from the recorded valuation allowances used to

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 10--INCOME TAXES--(CONTINUED)

offset the deferred tax benefits of tax loss carryforwards incurred by its U.S. operations during each of these periods.

NOTE 11--COMMON AND PREFERRED STOCK

     The Company's authorized capital stock consists of 1,000,000 shares of Class A Common Stock, 600,000 shares of Special Class B Common Stock, 600,000 shares of Special Class C Common Stock and 5,000 shares of Series A Preferred Stock and one share of Series B Preferred Stock, each with a par value of $0.001 per share. The Special Class B Common Stock allows the holders to designate directors who will hold 50% of the voting power of the Board of Directors. The Special Class B Common Stock will also have certain rights in the event of a liquidation, dissolution or winding up of the Company. The Company's Class C common stock is non-voting.

     In connection with the Recapitalization, 66,600 shares of existing common stock of the Company were converted into 196,410 shares of Class A Common Stock. As a result, the number of shares outstanding prior to the Recapitalization and earnings per share amounts were adjusted to reflect this reclassification of shares.

     On September 26, 1994, the Company issued 1,100 shares of Series A Cumulative Preferred Stock with a $0.001 par value to Bethlehem in connection with the formation of the Company. The shares were issued at $5,000 per share or $5.5 million in total.

     In each year, the Series A Preferred Stock is entitled to receive, whether or not declared by the Board of Directors, cash dividends equal to $350 per share, which dividends are cumulative. In the event that the Company is liquidated, the holders of Series A Preferred Stock are entitled to a liquidation preference, prior to any payment on the Common Stock, of $5,000 per share plus any unpaid dividends. The Company is required to redeem all shares of Series A Preferred Stock on the sixth anniversary of the date of original issuance of such shares (September 26, 2000) for a total of $5,000 per share plus all accrued or declared but unpaid dividends, and the Company may, at its option, redeem shares of Series A Preferred Stock at an earlier date at the mandatory redemption price, plus accrued but unpaid dividends. Holders of Series A Preferred Stock do not generally vote on stockholders' matters. However, the consent or vote of 66 2/3% in voting power of the Series A Preferred Stock are only transferable by a holder of Series A Preferred Stock to an affiliate of such holder or upon the prior written consent of the Company. Upon redemption or repurchase by the Company, shares of Series A Preferred Stock will not be reissued and will be canceled.

     One share of Series B Preferred Stock was issued to the union representing the Company's Johnstown, PA and Lackawanna, NY facilities. The Series B Preferred Stock is not entitled to receive dividends and is non-redeemable. In the event that the Company is liquidated, the holder of Series B Preferred Stock is to be entitled to a liquidation preference, after payment to the holders of the Series A Preferred Stock and prior to any payment on the Common Stock, of $100 per share. The Series B Preferred Stock does not generally vote on stockholders' matters; however, the holder of Series B Preferred Stock has the right to nominate and elect two directors to the Board of Directors, and to remove such directors as provided in the Company's Bylaws.

     As part of the Recapitalization in April 1996, the Company issued 536,829 shares of Class B common stock in consideration of $30.0 million in cash provided by Blackstone. In September 1997,

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 11--COMMON AND PREFERRED STOCK--(CONTINUED)

the Company issued 536,865 shares of Class C common stock to Blackstone and Veritas for capital contributions of $30.0 million.

NOTE 12--STOCK PLANS

As part of the Company's previous collective bargaining agreement with the United Steelworkers of America ("USWA"), the Company committed to grant employees represented by the USWA a minimum of 20% equity interest in its common stock through one or more stock ownership plans ("ESOP"), subject to dilution for events occurring subsequent to February 1994. Following the Recapitalization and Equity Investment, the commitment had been reduced to 3.7% of the Company's common stock as of January 3, 1998, on a fully diluted basis. Under the previous collective bargaining agreement, the allocation methodology and timing had not been determined by the parties and the ESOP had not been established.

     In 1998, the Company and an affiliate of Republic entered into a settlement agreement with the USWA under which new master labor agreements were established for all USWA employees of the Company and Republic. The new collective bargaining agreements expire in 2003. As part of the new agreements, the Company committed to establish a $1.6 million fund to be distributed to eligible USWA employees in May 1999 in full and complete satisfaction of the Company's obligation to establish an ESOP.

     The agreement also provides that covered employees will be able to purchase shares of the combined company following the Combination of the Company and Republic. A maximum of $15 million of shares will be offered in the aggregate at the same price per share attributable to the common stock of the combined company acquired directly and indirectly by Blackstone in the Combination. Such offering is to occur no later than six months after the closing of the Combination. Holders of these shares will be granted piggyback registration rights entitling them to registration of their shares in an underwritten initial public offering of the combined company, subject to customary provisions.

     Under Equity Award Agreements with certain executive employees in fiscal 1996 and prior periods the Company committed to award common stock grants. The value of these awards on the date of commitment was recorded as deferred compensation and was amortized over the terms of the employment agreements. Common stock grants to these employees in fiscal 1996 represent 8,048 shares of Class A common stock.

     Severance agreements were negotiated with certain former Company executives during fiscal 1998 and 1996. Included in Selling, General and Administrative Expense for the years ended January 2, 1999 and September 30, 1996 relating to these agreements were $0.3 million and $2.9 million, respectively.

     Pursuant to the terms of certain executives' prior employment agreements, the Company granted 4,810, 18,094, and 22,903 non-qualified stock options during the year ended January 3, 1998, the three months ended December 28, 1996 and the year ended September 30, 1996, respectively, at a price of $55.89 per share, which approximated fair market value at the date of grant. No options were granted during fiscal 1998. Expiration dates for the options were ten years from the grant date and the options became exercisable according to certain criteria regarding the Company's performance and length of service of the executive.

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 12--STOCK PLANS--(CONTINUED)

     In the fourth quarter of fiscal year 1998, the executives of the Company (the "Executives") entered into employment agreements with the Company and Republic (the "Employment Agreements"). Each of the Employment Agreements contains substantially similar terms and conditions other than compensation. Subject to consummation of the proposed combination of the Company and Republic, the Executives and two other members of management are eligible to receive in the future options to acquire an aggregate 9.0% of the common stock of the survivor entity of the Combination, subject to dilution. The exercise price per share will equal the price per share paid by Blackstone.

     As a result of signing the Employment Agreements, the Executives and other members of management forfeited their rights, if any, to prior vested and unvested options to purchase common stock of the Company. Two former executives who terminated from the Company during 1998, have forfeited their rights to prior vested or unvested options to purchase common stock of the Company under the terms of their respective separation agreements.

     Activity related to stock options is summarized below. The exercise price for all shares was $55.89 per share.

                                                                                THREE MONTHS
                                                                                  ENDED
                                                                                DECEMBER 28,
(IN THOUSANDS)                                    FISCAL 1998    FISCAL 1997       1996         FISCAL 1996
                                                  -----------    -----------    ------------    -----------
Options outstanding at beginning period........      45,807         40,997          22,903             --
Granted........................................          --          4,810          18,094         22,903
Forfeited......................................     (45,807)            --              --             --
                                                    -------        -------        --------        -------
Outstanding at end of period...................          --         45,807          40,997         22,903
                                                    -------        -------        --------        -------
                                                    -------        -------        --------        -------
Exerciseable at end of period..................          --          3,892              --             --
                                                    -------        -------        --------        -------
                                                    -------        -------        --------        -------
Weighted average fair value of option
  granted......................................      N/A           $ 20.21        $  19.85        $ 20.52
                                                    -------        -------        --------        -------
                                                    -------        -------        --------        -------

     The Company accounts for its equity award agreements and stock option grants under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which the compensation costs, if applicable, have been determined. Had the compensation costs been determined consistent with SFAS No. 123, "Accounting for Stock Based Compensation," net income (loss) and earnings per share would have been as follows: (in thousands except per share amounts)

                                                                                THREE MONTHS
                                                                                  ENDED
                                                                                DECEMBER 28,
                                                  FISCAL 1998    FISCAL 1997       1996         FISCAL 1996
                                                  -----------    -----------    ------------    -----------
Net (loss):
  As reported..................................    $ (41,978)     $ (44,823)      $(13,525)      $ (43,633)
  Pro Forma....................................      (41,791)       (44,976)       (13,559)        (43,633)
Diluted earnings per share:
  As reported..................................    $  (33.14)     $  (50.88)      $ (18.37)      $  (98.01)
  Pro Forma....................................       (32.70)        (50.62)        (18.29)         (98.01)

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 12--STOCK PLANS--(CONTINUED)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the grants in fiscal 1997, the three months period ended December 28, 1996 and fiscal 1996: (in thousands)

                                                                               THREE MONTHS
                                                                                 ENDED
                                                                               DECEMBER 28,
                                                                FISCAL 1997       1996         FISCAL 1996
                                                                -----------    ------------    -----------
Average risk free interest rate..............................        6.44%           6.27%          6.56%
Expected dividend yield......................................           0%              0%             0%
Expected life of options.....................................    7 years         7 years        7 years
Expected volatility rate.....................................           0%              0%             0%

NOTE 13--RELATED PARTY TRANSACTIONS

     In connection with the Recapitalization, an affiliate of Blackstone received an origination fee and expense reimbursement totaling $2.0 million and an affiliate of Veritas received a financial advisory fee and expense reimbursement totaling $2.0 million in fiscal 1996.

     In connection with the Recapitalization, the Company entered into a management agreement with the Johnstown Advisors Corp. ("Advisors") and Blackstone Management Partners L.P. ("Blackstone Advisors"), an affiliate of Blackstone. Johnstown Advisors Corp. is owned by the principals of BRW Partners Inc., the general partner of BRW Steel Holdings, LP, which owns approximately 26.6% of the common stock of the Company, on a fully diluted basis. Blackstone owns approximately 72.8% of the common stock of the Company, on a fully diluted basis. Pursuant to this agreement, Advisors and Blackstone Advisors are to provide certain management and financial monitoring services to the Company for which they will share equally an annual advisory fee of $0.9 million plus reimbursement of certain out-of-pocket expenses. Under this agreement, the Company expensed $0.9 million in fiscal 1998 and $1.5 million in fiscal 1997.

     Subsequent to the acquisition of Republic, the Company and Republic share common management and have begun to perform certain sales, marketing and administrative functions on a combined basis. This includes marketing both companies' steel products jointly under the combined brand name "Republic Technologies International" using a single sales force. However, throughout fiscal 1998 each customer purchase order for steel products continued to be issued directly to the Company or Republic, as appropriate, to make the sale. The costs of joint functions are borne ratably by the Company and Republic based upon relative sales volume achieved.

     The Company participates in an inventory purchasing arrangement with Republic. Under the terms of this arrangement, Republic purchases inventory products on behalf of both companies and bills the Company for its respective purchases plus an administrative fee. During the period from September 8, 1998 to January 2, 1999, the Company purchased billet and bar products as well as scrap material at market prices from Republic, totaling approximately $16.1 million. A similar arrangement is in place with regard to insurance. Republic purchased insurance coverage for the combined company for which the costs are borne ratably by the Company and Republic based on their respective share of coverage. In December 1998, Republic completed negotiations for a two-year insurance contract for the combined company for which the terms of payment include a third-party financing arrangement.

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 13--RELATED PARTY TRANSACTIONS--(CONTINUED)

     At January 1, 1999, certain salaried employees of the Company became employees of Republic. Under the terms of an employee leasing and overhead allocation agreement, the Company and Republic share the costs of common expenses including, but not limited to sales and marketing services, administrative services, plant overhead and costs for certain common facilities. Costs are allocated according to each company's approximate share of combined trade volumes. Among the salaried employees included in this overhead allocation were Messrs. Tyrrell, Meyer and Asimou who hold the positions of Chief Executive Officer, Executive Vice President and General Manager, Hot Rolled Bar Division and Executive Vice President and General Manager, Cold Finished Bar Division, respectively, for both the Company and Republic. Certain salaried employees located at the Company's facilities in Lackawanna, New York and Johnstown, Pennsylvania were also included in this arrangement. However, the Company leased back the services of these employees, the salary and benefit costs of which are borne entirely by the Company.

     As of January 4, 1999, Republic Technologies International Marketing, LLC ("Marketing JV") was formed. The Company and Republic expect to finalize an agreement in the second quarter 1999 under which this jointly owned
Marketing JV will market, advertise, promote and sell both companies' steel products to each company's existing and potential customers. The Company and Republic will be reimbursed for expenses they incur on behalf of the Marketing JV, including compensation costs of employees of the Company and Republic who perform sales and marketing functions for the Marketing JV. Except for certain prior commitments to customers that will continue to be placed with the Company or Republic as defined in the agreement, it is intended that customer purchase orders will be placed with the Marketing JV. Pursuant to allocation procedures to be approved by the boards of directors of both companies, the production of steel products to fulfill these orders will be allocated between the Company and Republic. To compensate the Marketing JV for marketing services performed, it is intended that the Company and Republic will pay commissions at specified percentages of sales.

     As a result of the above, the Company had a current receivable due from Republic of approximately $1.9 million, a current payable due to Republic of $15.5 million and a non-current payable due to Republic of $0.5 million at January 2, 1999. At January 2, 1999 and January 3, 1998, current amounts payable to Blackstone were $0.9 million and $1.5 million, respectively.

NOTE 14--COMMITMENTS AND CONTINGENCIES

     The Company, in the ordinary course of business, is the subject of or party to various pending or threatened legal and environmental actions. The Company provides for the costs related to these matters when a loss is probable and the amount is reasonably estimable. Based on information presently known to the Company, management believes that any ultimate liability resulting from these actions will not have a material adverse affect on its consolidated financial position, results of operations or cash flows.

     The Company uses certain lease arrangements to supplement its financing activities. Rental expense under operating leases was $0.9 million for the year ended January 2, 1999, $0.8 million for the year ended January 3, 1998,
$0.06 million for the three month period ended December 28, 1996, and $0.2 million for the year ended September 30, 1996. At January 2, 1999, total minimum lease payments under noncancellable operating leases are $0.7 million in 1999, $0.6 million in 2000, $0.3 million in 2001, $0.2 million in 2002 and 2003 and $0.9 million thereafter.

                             BAR TECHNOLOGIES INC.

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

NOTE 14--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     On January 25, 1999, the Company entered into a technical exchange agreement with Sanyo Special Steel Company, Ltd. ("Sanyo") for a total of $6.0 million plus expenses. The four year agreement provides for technical assistance to the Company in order to improve its operations and facilities at its Lackawanna, New York facility. The Company's future obligation is divided into 9 installments over the following years: $1.8 million in 1999, $1.2 million in 2000, $1.2 million in 2001, $1.2 million in 2002 and $0.6 million in 2003.

     Republic also has a technical exchange agreement with Sanyo. The Company subsequently entered into an agreement with Republic to share with each other the information obtained from Sanyo for use at their respective steelmaking facilities.

NOTE 15--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and cash equivalents

     The carrying amount approximates fair value because of the short maturity of those investments.

  Redeemable preferred stock

     It is not practicable to estimate the fair value of this preferred stock, which is not publicly traded.

  Long-term debt

     The fair value of the company's long-term debt obligations are estimated based upon quoted market prices for the same or similar issues or on the current rates offered to the company for debt of the same remaining maturities. The fair value of the company's senior secured notes is determined using quoted market prices. The fair value of the company's economic development financing approximates carrying values as the development authorities continue to provide such financing on substantially the same terms as provided to the Company.

     The estimated fair value of the Company's financial instruments are as follows: (in thousands)

                                                                JANUARY 2, 1999          JANUARY 3, 1998
                                                              --------------------     --------------------
                                                              CARRYING      FAIR       CARRYING      FAIR
                                                               AMOUNT      VALUE        AMOUNT      VALUE
                                                              --------    --------     --------    --------
Cash and cash equivalents..................................   $  2,188    $  2,188     $  3,391    $  3,391
Long-term debt.............................................    132,767     142,601      133,774     133,575
Redeemable preferred stock.................................      5,500          --        5,500          --

                             BAR TECHNOLOGIES INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

    YEARS ENDED JANUARY 2, 1999 AND JANUARY 3, 1998, THE THREE MONTHS ENDED
            DECEMBER 28, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996
                           (IN THOUSANDS OF DOLLARS)

                                                                       ADDITIONS
                                                          -----------------------------------
                                                                                    CHARGED
                                                                                      TO        DEDUCTIONS
                                             BALANCE AT   CHARGED TO                OTHER        FROM        BALANCE
                                             BEGINNING    COSTS AND                 ACCOUNTS--  RESERVES     AT END OF
                DESCRIPTION                   OF YEAR     EXPENSES     RECOVERIES   DESCRIBE      (B)          YEAR
-------------------------------------------  ----------   ----------   ----------   ---------   ----------   ---------
Allowance for doubtful accounts
  Year ended January 2, 1999...............   $    817         448         (11)         55 (c)(d)    (205)    $ 1,104
  Year ended January 3, 1998...............        567       1,160        (885)         (3)(c)      (22)          817
  Three months ended
    December 28, 1996......................        549          18                                                567
  Year ended September 30, 1996............                    117                     432 (a)                    549

------------------

* The Company changed its fiscal year from its previous calendar quarter basis ended September 30, to a 4/4/5 week fiscal quarter basis ending the last Saturday of the fifth week. As a result, the Company's fiscal year 1997 began on December 29, 1996 and ended on January 3, 1998. Fiscal 1997 includes 53 weeks while fiscal 1998 and 1996 each include 52 weeks. This period represents the three month transition period that bridges the Company's old and new year ends.

(a) Represents the allowance recognized in connection with the acquisition of Bliss & Laughlin Industries, Inc.

(b) Represents uncollected accounts charged-off against the allowance.

(c) Foreign currency translation.

(d) Addition to allowance due to reclassification of $60.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                    AS OF JUNE 30, 1999 AND JANUARY 2, 1999
                           (IN THOUSANDS OF DOLLARS)

                                                                                   JUNE 30, 1999    JANUARY 2, 1999
                                                                                   -------------    ---------------
                                     ASSETS
Current assets:
  Cash and cash equivalents.....................................................     $   2,883         $   2,188
  Accounts receivable, less allowances of $1,111 and $1,104, respectively.......        29,163            26,152
  Amounts due from affiliates...................................................        12,863             1,935
  Inventories...................................................................        73,048            74,168
  Other current assets..........................................................         3,024             2,676
                                                                                     ---------         ---------
     Total current assets.......................................................       120,981           107,119
Property, plant and equipment:
  Land and improvements.........................................................         2,629             2,580
  Buildings and improvements....................................................        20,042            19,944
  Machinery and equipment.......................................................        78,702            72,162
  Construction in-progress......................................................         6,659             8,396
                                                                                     ---------         ---------
     Total property, plant and equipment........................................       108,032           103,082
  Accumulated depreciation......................................................       (15,812)          (12,983)
                                                                                     ---------         ---------
     Net property, plant and equipment..........................................        92,220            90,099
Goodwill, net of accumulated amortization of $1,053 and $891, respectively......        11,807            11,969
Restricted debt service fund....................................................         1,551             1,551
Other assets....................................................................        10,834            11,763
                                                                                     ---------         ---------
     Total assets...............................................................     $ 237,393         $ 222,501
                                                                                     ---------         ---------
                                                                                     ---------         ---------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                    AS OF JUNE 30, 1999 AND JANUARY 2, 1999
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                                   JUNE 30, 1999    JANUARY 2, 1999
                                                                                   -------------    ---------------
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..............................................................     $  42,818         $  44,791
  Amounts due to affiliates.....................................................        63,121            16,401
  Accrued interest..............................................................         4,474             4,885
  Other accrued liabilities.....................................................        16,008            19,687
  Current maturities of long-term debt..........................................         3,614             3,805
  Revolving credit facility.....................................................        69,372            79,000
                                                                                     ---------         ---------
     Total current liabilities..................................................       199,407           168,569
Long-term debt..................................................................       128,229           128,962
Deferred income taxes...........................................................         5,031             5,001
Amounts due to affiliates, long-term............................................           221               531
Other long-term liabilities.....................................................         8,392             5,377
                                                                                     ---------         ---------
     Total liabilities..........................................................       341,280           308,440
Redeemable stock:
  Series A preferred stock $0.001 par value authorized 1,100 shares issued and
     outstanding, 1,100 shares..................................................         5,500             5,500
Commitments and contingencies
Stockholders' equity (deficit):
  Series B preferred stock $0.001 par value authorized, issued and outstanding,
     1 share....................................................................            --                --
  Class A common stock, $0.001 par value authorized, 1,000,000 shares issued and
     outstanding, 204,458 shares................................................            --                --
  Class B common stock, $0.001 par value authorized, 600,000 shares issued and
     outstanding, 536,829 shares................................................             1                 1
  Class C common stock, non-voting, $0.001 par value, authorized, 600,000 shares
     issued and outstanding, 536,865 shares.....................................             1                 1
  Additional paid-in capital....................................................        63,055            63,055
  Warrants outstanding..........................................................         5,119             5,119
  Accumulated deficit...........................................................      (176,827)         (158,424)
  Accumulated other comprehensive loss..........................................          (736)           (1,191)
                                                                                     ---------         ---------
     Total stockholders' equity (deficit).......................................      (109,387)          (91,439)
                                                                                     ---------         ---------
Total liabilities and stockholders' equity (deficit)............................     $ 237,393         $ 222,501
                                                                                     ---------         ---------
                                                                                     ---------         ---------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1999 AND JULY 4, 1998
            (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE INFORMATION)

                                                                                             SIX MONTHS ENDED
                                                                                           --------------------
                                                                                           JUNE 30,    JULY 4,
                                                                                             1999        1998
                                                                                           --------    --------
Net sales...............................................................................   $136,369    $161,589
Cost of sales...........................................................................    131,778     150,986
Depreciation and amortization...........................................................      2,930       2,918
Selling, general and administrative expenses............................................      6,407       9,920
                                                                                           --------    --------
  Income (loss) from operations.........................................................     (4,746)     (2,235)
Interest expense, net...................................................................     12,635      13,187
Other expense (income)..................................................................        454        (268)
                                                                                           --------    --------
  Loss before provision for income taxes................................................    (17,835)    (15,154)
Provision (benefit) for income taxes....................................................        376          59
                                                                                           --------    --------
  Net loss..............................................................................    (18,211)    (15,213)
Preferred stock dividends...............................................................        192         192
                                                                                           --------    --------
Net loss applicable to common shares....................................................   $(18,403)   $(15,405)
                                                                                           --------    --------
                                                                                           --------    --------
Net loss per share--basic and diluted...................................................   $ (14.40)   $ (12.05)
                                                                                           --------    --------
                                                                                           --------    --------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

      UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
  FOR THE YEAR ENDED JANUARY 2, 1999 AND SIX MONTH PERIOD ENDED JUNE 30, 1999
                           (IN THOUSANDS OF DOLLARS)

                                    CLASS                                                         ACCUMULATED
                                      A     CLASS B    CLASS C    ADDITIONAL                        OTHER
                                    COMMON  COMMON  COMMON   PAID-IN    WARRANTS     ACCUMULATED  COMPREHENSIVE  COMPREHENSIVE
                                    STOCK   STOCK   STOCK    CAPITAL    OUTSTANDING   DEFICIT     INCOME (LOSS)  INCOME (LOSS)
                                    ------  ------  ------  ----------  -----------  -----------  -------------  -------------
Balance, January 3, 1998...........  $ --     $1      $1     $ 63,055     $ 5,119     $(116,061)     $  (494)
  Net loss.........................                                                     (41,978)                   $ (41,978)
  Preferred stock dividend.........                                                        (385)
  Other comprehensive income--
    foreign currency translation
    adjustments....................                                                                     (697)           (697)
                                     ----     --      --     --------     -------     ---------      -------       ---------
Balance, January 2, 1999...........    --      1       1       63,055       5,119      (158,424)      (1,191)      $ (42,675)
                                                                                                                   ---------
                                                                                                                   ---------
  Net loss.........................                                                     (18,211)                   $ (18,211)
  Preferred stock dividend.........                                                        (192)
  Other comprehensive income--
    foreign currency translation
    adjustments....................                                                                      455             455
                                     ----     --      --     --------     -------     ---------      -------       ---------
Balance, June 30, 1999.............  $ --     $1      $1     $ 63,055     $ 5,119     $(176,827)     $  (736)      $ (17,756)
                                     ----     --      --     --------     -------     ---------      -------       ---------
                                     ----     --      --     --------     -------     ---------      -------       ---------


                                         TOTAL
                                     STOCKHOLDERS'
                                     EQUITY (DEFICIT)
                                     ----------------
Balance, January 3, 1998...........     $  (48,379)
  Net loss.........................        (41,978)
  Preferred stock dividend.........           (385)
  Other comprehensive income--
    foreign currency translation
    adjustments....................           (697)
                                        ----------
Balance, January 2, 1999...........        (91,439)

  Net loss.........................        (18,211)
  Preferred stock dividend.........           (192)
  Other comprehensive income--
    foreign currency translation
    adjustments....................            455
                                        ----------
Balance, June 30, 1999.............     $ (109,387)
                                        ----------
                                        ----------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1999 AND JULY 4, 1998
                           (IN THOUSANDS OF DOLLARS)

                                                                                          SIX MONTHS    SIX MONTHS
                                                                                            ENDED         ENDED
                                                                                          JUNE 30,       JULY 4,
                                                                                            1999          1998
                                                                                          ----------    ----------
Cash flows from operating activities
  Net loss.............................................................................    $(18,211)     $(15,213)
  Adjustments to reconcile net cash provided by (used in) operating activities:
     Depreciation and amortization.....................................................       2,930         2,918
     Amortization of original issue discount...........................................         772           673
     Amortization of deferred financing cost...........................................       1,343         1,224
     Increase in accounts receivable...................................................      (4,590)       (8,066)
     (Increase) decrease in inventory..................................................       1,442        (2,617)
     Increase in other current assets..................................................        (375)         (471)
     Increase (decrease) in accounts payable...........................................      (1,037)        1,908
     Increase in due to affiliates, net................................................      35,482            --
     Increase (decrease) in other current liabilities..................................      (3,856)        5,916
     Other.............................................................................       3,112          (220)
                                                                                           --------      --------
Net cash provided by (used in) operating activities....................................      17,012       (13,948)
                                                                                           --------      --------
Cash flows from investing activities
  Capital expenditures.................................................................      (4,689)       (8,585)
                                                                                           --------      --------
Net cash used by investing activities..................................................      (4,689)       (8,585)
                                                                                           --------      --------
Cash flows from financing activities
  Net receipts (payments) under revolving credit agreement.............................      (9,628)       25,350
  Repayments of debt...................................................................      (1,696)       (1,022)
  Preferred stock dividends............................................................        (192)         (192)
                                                                                           --------      --------
Net cash provided by (used in) financing activities....................................     (11,516)       24,136
                                                                                           --------      --------
Effect of exchange rate changes on cash................................................        (112)         (276)
Net increase in cash and cash equivalents..............................................         695         1,327
Cash and cash equivalents--beginning of period.........................................       2,188         3,391
                                                                                           --------      --------
Cash and cash equivalents--end of period...............................................    $  2,883      $  4,718
                                                                                           --------      --------
                                                                                           --------      --------
Supplemental cash flow information:
  Cash paid for interest...............................................................    $ 11,140      $  9,086
                                                                                           --------      --------
                                                                                           --------      --------
  Cash paid for income taxes, net......................................................    $    156      $    165
                                                                                           --------      --------
                                                                                           --------      --------

        The accompanying notes are an integral part of these statements.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. NATURE OF OPERATIONS AND CONCENTRATION OF RISK

     Bar Technologies Inc. a Delaware corporation ("Bar Tech" or, the "Company"), manufactures and markets special bar quality ("SBQ") steel bar products. SBQ steel bar products are high quality hot rolled and cold finished carbon and alloy steel bars used primarily in critical applications in the automotive and industrial equipment industries.

     The Company's principal owners, Blackstone Capital Partners II Merchant Banking Fund L. P. and its affiliates (together, "Blackstone") and Veritas Capital Management, L.L.C. ("Veritas"), serving as general partners for limited partnerships, acquired Republic Engineered Steels, Inc. ("Republic") in September 1998 with the intent to combine the Company and Republic. In March 1999, Blackstone and Veritas announced their intention to combine the steelmaking and bar producing assets of the USS/Kobe Steel Company ("USS/Kobe") with those of Bar Tech and Republic (the "Combination"). The Combination was completed August 13, 1999.

     During fiscal 1999, the Company and Republic have shared common management and continue to perform certain sales, marketing and administrative functions on a combined basis. These functions include marketing both companies' steel products jointly under the combined brand name "Republic Technologies International" using a single sales force. The costs of joint functions have been borne ratably by the Company and Republic based upon relative sales volumes achieved. The Company also participates in an inventory purchasing arrangement with Republic. Under the terms of this arrangement, Republic purchases materials on behalf of both companies and bills the Company for its respective purchases, plus an administrative fee.

     As of January 4, 1999, Republic Technologies International Marketing, LLC ("Marketing JV") was formed to formalize the relationship between the Company and Republic to jointly market, advertise, promote and sell both companies' steel products to each company's existing and potential customers. The Marketing JV is owned by the Company and Republic in equal proportions and will fill purchase orders for steel products by purchasing such steel products from the Company and/or Republic, as appropriate for a particular order, and allocating such purchase orders to the Company or Republic and receiving a sales commission designed to cover the Marketing JV's operating expenses. The Company and Republic are reimbursed for expenses they incur on behalf of the Marketing JV, including compensation costs of employees of the Company and Republic who perform sales and marketing functions for the Marketing JV.

     On August 13, 1999, management completed the Combination by combining USS/Kobe's steelmaking and bar producing assets with those of the Company and Republic. The combined company was named Republic Technologies International, LLC ("RTI"). Effective with the Combination, the Company and Republic terminated the limited liability company agreement of the Marketing JV. (See Note 10.)

     Since its formation, the Company has incurred substantial losses as a result of the ongoing start-up activities of its facilities and its general and administrative expenses. Any substantial delay in achieving or a failure to bring the facilities up to commercial volumes and productivity levels, or to sell its products in its target markets could have a material adverse effect on the Company's financial condition and results of operations. A substantial delay in integrating the operations of the Company, Republic and USS/Kobe could have a material adverse effect on the Company's financial condition and results of operations. In the event of the above, the Company may need to borrow additional funds under its revolving credit agreement or, to the extent that the funds are not available thereunder, to obtain additional financing to meet its cash flow requirements. The Company is highly leveraged. Restrictive covenants included in the indenture and other debt obligations may have the effect of limiting the

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

1. NATURE OF OPERATIONS AND CONCENTRATION OF RISK--(CONTINUED)

Company's ability to incur additional indebtedness, sell assets, or acquire other entities and may otherwise limit the operational and financial flexibility of the Company.

     The Company and Republic presently perform certain functions on a combined basis and intend to further integrate operations with USS/Kobe in 1999 subsequent to the Combination. Following the Combination, the capital resources and liquidity of the Company, Republic and USS/Kobe will be managed on a combined basis. Management has prepared fiscal 1999 financial and operational plans on a combined basis for the companies. Based on these plans, management believes that the aggregate of cash flows from combined operations and available funds under its new and existing credit agreements will be sufficient in 1999 to enable the companies to meet their debt service requirements when due and to fund their capital expenditures, working capital and general corporate requirements, although there can be no assurances with respect thereto.

     The Company operates in two reportable segments: hot-rolled and cold-finished. The Company manages the reportable segments as separate strategic business units. Differences between the segments include manufacturing techniques and equipment, competition, and end-users.

2. BASIS OF PRESENTATION

     The unaudited consolidated financial statements as of and for the periods presented, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations and cash flows have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that might be expected for the year ending December 31, 1999.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The consolidated financial statements include the accounts of Bar Tech and its wholly owned subsidiary, Bliss & Laughlin Industries Inc. ("BLI"). All significant intercompany accounts and transactions have been eliminated.

     Certain previously reported amounts have been reclassified to conform to the current presentation.

3. FISCAL YEAR CHANGE

     Effective with its reporting for fiscal 1999, the Company changed its fiscal year from a 4/4/5 week fiscal quarter basis ending the Saturday closest to December 31 to a calendar quarter basis with the fiscal year ending on December 31. Accordingly, under the new fiscal year calendar, the Company's quarters will each be comprised of three calendar months ending March 31, June 30, September 30 and December 31. Previously, each of the Company's quarters were comprised of thirteen weeks.

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

4. NET LOSS PER SHARE

     Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if common stock equivalents (i.e., warrants and stock options) were exercised and then shared in the earnings of the Company. For the three and six month periods ended June 30, 1999 and July 4, 1998, the reported basic and diluted earnings per share were the same; however, securities totaling 91,609 and 137,416, respectively, were excluded from the diluted earnings per share calculations due to their antidilutive effect. The weighted average number of common shares used in the calculation of net loss per common share was 1,278,152 for both the three and six month periods ended June 30, 1999 and July 4, 1998.

5. INVENTORIES

     The components of inventory were as follows:

                                                                                           JUNE 30,    JANUARY 2,
                                                                                             1999        1999
                                                                                           --------    -----------
                                                                                               (IN THOUSANDS)
Raw materials...........................................................................   $  9,808      $13,965
Work-in-process.........................................................................     21,796       21,812
Finished goods..........................................................................     41,444       38,391
                                                                                           --------      -------
Total...................................................................................   $ 73,048      $74,168
                                                                                           --------      -------
                                                                                           --------      -------

6. OTHER ASSETS

     Other assets consisted of the following:

                                                                                           JUNE 30,    JANUARY 2,
                                                                                             1999        1999
                                                                                           --------    -----------
                                                                                               (IN THOUSANDS)
Deferred financing costs, net of accumulated amortization of $8,513 and $7,170............................................................................
                                                                                           $  5,214      $ 6,557
Deferred income taxes...................................................................      1,214        1,214
Other...................................................................................      4,406        3,992
                                                                                           --------      -------
Total...................................................................................   $ 10,834      $11,763
                                                                                           --------      -------
                                                                                           --------      -------

7. DEBT

     The Company's 13 1/2% Senior Notes due April 1, 2001,consisting of $91.6 million in aggregate principal amount at June 30, 1999, (the "Existing Senior Notes") are fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Company's wholly-owned subsidiary, BLI and its wholly-owned subsidiary, CDSC. The subsidiary guarantors comprise all of the direct and indirect subsidiaries of the Company.

     The following is the condensed information of the subsidiary guarantors on a combined basis. The separate financial statements and other disclosures concerning the subsidiary guarantors are not

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

7. DEBT--(CONTINUED)

presented because management does not believe they would be material to investors. The following information is as of and for the periods described below:

                                                                                           JUNE 30,    JANUARY 2,
                                                                                             1999        1999
                                                                                           --------    -----------
                                                                                               (IN THOUSANDS)
At the Period Ended:
Current assets..........................................................................   $ 54,980      $48,465
Noncurrent assets.......................................................................     37,531       37,745
Current liabilities.....................................................................     39,911       33,152
Noncurrent liabilities..................................................................     14,261       13,979

                                                 THREE MONTHS      THREE MONTHS     SIX MONTHS        SIX MONTHS
                                                 ENDED JUNE 30,    ENDED JULY 4,    ENDED JUNE 30,    ENDED JULY 4,
                                                    1999              1998             1999              1998
                                                 --------------    -------------    --------------    -------------
                                                                           (IN THOUSANDS)
Net sales.....................................      $ 34,224          $41,072          $ 67,205          $88,796
Gross profit..................................         2,137            5,276             4,328           10,721
Operating income (loss).......................          (782)           2,181              (820)           4,401
Net income (loss).............................          (649)           1,619            (1,196)           3,225

     As a result of the Combination, the Company initiated a call to purchase any and all of the Existing Senior Notes at a purchase price of 106.75% of their principal amount, plus accrued and unpaid interest (the "Call"). The Call expired on September 13, 1999.

     In connection with the Existing Senior Notes, warrants were issued which entitled the holders thereof to acquire an aggregate of 91,609 shares of Class A Common Stock. The warrants can be exercised at a price of $0.01 per share of common stock on or after July 1, 1996 and after the occurrence of certain other events. The warrants will become exercisable and are expected to remain outstanding subsequent to the Combination and the warrants will expire on April 1, 2001.

     Concurrent with the Combination, RTI issued $425.0 million in aggregate principal amount 13 3/4% Senior Notes due 2009 (the "New Senior Notes") and entered into a new revolving credit agreement that permits borrowings up to $425.0 million which are secured by certain assets of RTI. The Call will be funded by proceeds from the issuance of the New Senior Notes and a combined equity investment in RTI of $155.0 million by Blackstone, Veritas, FirstEnergy Corp., USX Corporation, Kobe Steel, Ltd. and certain other investors. (See
Note 10 for further discussion of the Combination.)

     The Company has a revolving credit agreement with a group of banks with The Chase Manhattan Bank as agent which originally provided the Company with borrowings in an aggregate principal amount of up to $90.0 million, of which $5.4 million was in the form of letters of credit. This revolving credit agreement was subsequently amended in September 1997 to provide for the addition of a new revolving sub-facility ("Sub-Facility") and amended certain portions of the original revolving credit agreement. The Sub-Facility component of the amended agreement provided the Company with up to $15.0 million of additional borrowing capacity based on a higher receivable and inventory advance rate than in the revolving credit agreement.

     On May 5, 1999, the Company further amended its revolving credit agreement ("Amended Agreement") in conjunction with the formation of Marketing JV (See
Note 9). The Amended Agreement provides for a reduction in the Company's borrowing capacity at June 30, 1999 to $77.0 million, of which $5.3 million is in the form of letters of credit. In addition, amounts available under the Company's Sub-

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

7. DEBT--(CONTINUED)

Facility were reduced to $2.0 million with this Amended Agreement. By July 31, 1999, amounts available under the Amended Agreement were further reduced to $71.5 million and amounts were no longer available under the Company's Sub-Facility. The maturity date of the Amended Agreement remains April 2, 2000 and is secured by certain assets and stock of the Company.

     Borrowings under the Amended Agreement bear interest at a rate per annum equal to, at the Company's option, either a prime rate plus 2.0% or adjusted LIBOR plus 3.0%, subject to upward adjustment in certain circumstances. Sub-Facility borrowings bear interest at a rate per annum equal to, at the Company's option, either a prime rate plus 3.5% or LIBOR plus 4.5%. Borrowings outstanding under the Amended Agreement including the Sub-Facility were $69.4 million at June 30, 1999 and $79.0 million at January 2, 1999, respectively. Based on the applicable borrowing base, the Company's borrowings under its Amended Agreement were $4.9 million in excess of its availability at June 30, 1999. The Company has subsequently repaid their excess borrowings. Weighted-average interest rates on borrowings under the Amended Agreement and the Sub-Facility were 8.56% and 11.25%, respectively at June 30, 1999 and 8.79% and 11.50%, respectively, at January 2, 1999.

     The Amended Agreement contains a number of covenants that, among other things, require the Company to maintain a minimum consolidated interest coverage ratio. As of June 30, 1999, the Company did not comply with the consolidated interest coverage ratio covenant. The Company has received a waiver for this noncompliance. Furthermore, total amounts outstanding under the Company's Amended Agreement were repaid from proceeds obtained in the Combination on August 13, 1999.

8. SEGMENT INFORMATION

     The Company operates in two reportable segments: hot-rolled and cold-finished. The Company manages the reportable segments as separate strategic business units. Differences between the segments include manufacturing techniques and equipment, competition, and end-users. The Company measures segment performance based on earnings before interest, taxes, depreciation and amortization ("EBITDA").

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

8. SEGMENT INFORMATION--(CONTINUED)

     Hot-rolled accounts for intersegment sales at current market prices as if the transaction had taken place with a third party.

                                                              FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                ------------------------------------------------------------------
                                                                                        INTER-
                                                               COLD-       TOTAL       SEGMENTS
                                                HOT-ROLLED    FINISHED    SEGMENTS    ELIMINATIONS    CONSOLIDATED
                                                ----------    --------    --------    ------------    ------------
                                                                          (IN THOUSANDS)
Net sales....................................    $ 83,459     $ 67,205    $150,664      $(14,295)       $136,369
Depreciation and amortization................       1,832        1,098       2,930            --           2,930
Segment profit (EBITDA)......................      (3,221)         951      (2,270)           --          (2,270)
Segment assets...............................     163,802       88,344     252,146       (14,753)        237,393
Capital expenditures.........................       4,294          395       4,689            --           4,689

                                                              FOR THE SIX MONTHS ENDED JULY 4, 1998
                                                ------------------------------------------------------------------
                                                                                        INTER-
                                                               COLD-       TOTAL       SEGMENTS
                                                HOT-ROLLED    FINISHED    SEGMENTS    ELIMINATIONS    CONSOLIDATED
                                                ----------    --------    --------    ------------    ------------
                                                                          (IN THOUSANDS)
Net sales....................................    $101,520     $ 88,796    $190,316      $(28,727)       $161,589
Depreciation and amortization................       1,636        1,282       2,918            --           2,918
Segment profit (EBITDA)......................      (4,731)       5,682         951            --             951
Segment assets...............................     151,799       95,572     247,371       (24,472)        222,899
Capital expenditures.........................       7,452        1,133       8,585            --           8,585

9. RELATED PARTY TRANSACTIONS

     Affiliates of Blackstone and Veritas provide certain management and financial monitoring services to the Company pursuant to an agreement between the respective parties for which the Company pays an annual advisory fee of $0.9 million plus reimbursement of certain out-of-pocket expenses.

     At January 1, 1999, certain salaried employees of the Company became employees of Republic. Under the terms of an employee leasing and overhead allocation agreement, the Company and Republic share the costs of common expenses including, but not limited to sales and marketing services, administrative services, plant overhead and costs for certain common facilities. The Company's allocation of these net costs, which was based on approximate share of combined trade volumes, was $2.0 and $3.7 million for the three and six month periods ended June 30, 1999, respectively, and is included in selling, general and administrative expense.

     The Company participates in an inventory purchasing arrangement with Republic. Under the terms of this arrangement, Republic purchases materials on behalf of both companies and bills the Company for its respective purchases plus an administrative fee. During the three and six month periods ended June 30, 1999, the Company purchased approximately $18.9 and $43.3 million, respectively, of materials from Republic. A similar arrangement is in place with regard to insurance. Republic purchased insurance coverage for the combined company for which the costs are borne ratably by the Company and Republic based on their respective share of coverage. The Company purchased $8.0 and $9.8 million of billet and bar products, at market prices, from Republic during the three and six month periods ended June 30, 1999, respectively.

     As of January 4, 1999, Marketing JV was formed to formalize prior efforts of the Company and Republic to jointly market, advertise, promote and sell both companies' steel products to each company's existing and potential customers. The Marketing JV is owned by the Company and Republic

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

9. RELATED PARTY TRANSACTIONS--(CONTINUED)

in equal proportions and fills purchase orders for steel products by purchasing such steel products from the Company and/or Republic, as appropriate for a particular order. The Marketing JV allocates such purchase orders to the Company or Republic and receives sales commission designed to cover the Marketing JV's operating expenses. The Company and Republic are reimbursed for expenses they incur on behalf of the Marketing JV, including compensation costs of employees of the Company and Republic who perform sales and marketing functions for the Marketing JV. Effective with the Combination, the Company and Republic terminated the Marketing JV (see Note 10).

     The following information is the result of the Company's transactions with its affiliates as described above. The following information is as of and for the periods described below:

                                                                                            JUNE 30,    JANUARY 2,
AS OF:                                                                                        1999        1999
                                                                                            --------    ----------
                                                                                                (IN THOUSANDS)
Amounts due from affiliates:
  Republic Engineered Steels, Inc........................................................   $  3,107     $  1,935
  Republic Technologies International Marketing, LLC.....................................      9,756           --
                                                                                            --------     --------
                                                                                            $ 12,863     $  1,935
                                                                                            --------     --------
                                                                                            --------     --------
Amounts due to affiliates:
  Republic Engineered Steels, Inc........................................................   $ 57,906     $ 15,526
  Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates...........      1,313          875
  Republic Technologies International Marketing, LLC.....................................      3,902           --
                                                                                            --------     --------
                                                                                            $ 63,121     $ 16,401
                                                                                            --------     --------
                                                                                            --------     --------
Amounts due to affiliates, long-term:
  Republic Engineered Steels, Inc.                                                          $    221     $    531
                                                                                            --------     --------
                                                                                            $    221     $    531
                                                                                            --------     --------
                                                                                            --------     --------

                                                                                            JUNE 30,     JULY 4,
FOR THE THREE MONTH PERIOD ENDED:                                                             1999        1998
                                                                                            --------    ----------
                                                                                                (IN THOUSANDS)
Net sales to affiliates:
  Republic Engineered Steels, Inc........................................................   $ 13,463     $     --
  Republic Technologies International Marketing, LLC.....................................     43,338           --
                                                                                            --------     --------
                                                                                            $ 56,801     $     --
                                                                                            --------     --------
                                                                                            --------     --------

                                                                                            JUNE 30,     JULY 4,
FOR THE SIX MONTH PERIOD ENDED:                                                               1999        1998
                                                                                            --------    ----------
                                                                                                (IN THOUSANDS)
Net sales to affiliates:
  Republic Engineered Steels, Inc........................................................   $ 22,176     $     --
  Republic Technologies International Marketing, LLC.....................................     47,485           --
                                                                                            --------     --------
                                                                                            $ 69,661     $     --
                                                                                            --------     --------
                                                                                            --------     --------

10. SUBSEQUENT EVENT

     On August 13, 1999, management of the Company completed the Combination of Bar Tech, Republic and the steelmaking and bar producing assets of USS/Kobe. The Combination was completed through a series of mergers, asset transfers, and related steps as set forth in the Master Restructuring

                     BAR TECHNOLOGIES INC. AND SUBSIDIARIES

       (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE INFORMATION)

10. SUBSEQUENT EVENT--(CONTINUED)

Agreement among the Company, Republic and USS/Kobe and various of their affiliates. The newly formed operating company was named Republic Technologies International, L.L.C.

     As a result of the Combination, the Company initiated a call to purchase any and all of the $91.6 million of Existing Senior Notes at a purchase price of 106.75% of their principal amount, plus accrued and unpaid interest (the "Call"). The Call expired on September 13, 1999. Concurrent with the Combination, RTI issued $425.0 million in aggregate principal amount New Senior Notes due 2009 and entered into a new revolving credit agreement that permits borrowings up to $425.0 million and is secured by certain assets of RTI. The Call was funded by proceeds from the issuance of the New Senior Notes and a combined equity investment of $155.0 million by Blackstone, Veritas, FirstEnergy Corp., USX Corporation, Kobe Steel, Ltd. and certain other investors.

                         REPORT OF INDEPENDENT AUDITORS

Management Committee
USS/KOBE Steel Company

We have audited the accompanying balance sheets of the Bar Products Line of USS/KOBE Steel Company, a partnership, as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' investment and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the USS/KOBE Steel Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted audited standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated July 7, 1999, which report contained an explanatory paragraph regarding the Bar Products Line of USS/KOBE Steel Company's ability to continue as a going concern, the Bar Products Line of USS/KOBE Steel Company, as discussed in Note A, has completed the combination transaction and refinancing of certain debt. Therefore, the conditions that raised substantial doubt about whether the Bar Products Line of USS/KOBE Steel Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bar Products Line of USS/KOBE Steel Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Cleveland, Ohio                                                Ernst & Young LLP
July 7, 1999, except for paragraph 1 of Note A, as to which the date is August 13, 1999

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                             DECEMBER 31
                                                                                        ----------------------
                                                                                          1997          1998
                                                                                        --------      --------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $  1,909      $  3,195
  Accounts receivable--net of allowances of $1,850 in 1997, $9,500 in 1998...........     43,338        44,274
  Inventories:
     Raw materials...................................................................     58,329        51,451
     Work-in-process.................................................................     21,388        57,513
     Finished goods..................................................................     26,657        20,839
     Supplies........................................................................      1,274         1,391
                                                                                        --------      --------
                                                                                         107,648       131,194
  Other current assets...............................................................      7,334         6,910
                                                                                        --------      --------
Total current assets.................................................................    160,229       185,573
Property, plant and equipment:
  Land...............................................................................      2,607         2,633
  Buildings and improvements.........................................................     41,539        41,700
  Machinery and equipment............................................................    613,483       636,723
  Construction-in-progress...........................................................     12,804         7,718
                                                                                        --------      --------
                                                                                         670,433       688,774
  Less accumulated depreciation......................................................   (223,567)     (269,045)
                                                                                        --------      --------
                                                                                         446,866       419,729
Intangible pension asset.............................................................      7,321        12,793
                                                                                        --------      --------
  Total assets.......................................................................   $614,416      $618,095
                                                                                        --------      --------
                                                                                        --------      --------

                        LIABILITIES AND PARTNERS' INVESTMENT
Current liabilities:
  Checks in transit..................................................................   $ 25,555      $ 16,261
  Note payable.......................................................................                    3,215
  Accounts payable...................................................................     58,564        61,442
  Accrued payroll and related expenses...............................................     17,781        17,371
  Other accrued expenses.............................................................     16,883        14,544
  Current portion of other postretirement benefits liabilities.......................      8,200         9,363
                                                                                        --------      --------
Total current liabilities............................................................    126,983       122,196
Accrued pension liabilities..........................................................      5,263        10,314
Other postretirement benefits liabilities............................................     29,808        37,027
Non-current debt.....................................................................    180,238       180,238
Other long-term obligations..........................................................        702         1,926
Partners' investment:
  Accumulated other comprehensive loss...............................................                     (445)
  Division control...................................................................    271,422       266,839
                                                                                        --------      --------
                                                                                         271,422       266,394
                                                                                        --------      --------
  TOTAL LIABILITIES AND PARTNERS' INVESTMENT.........................................   $614,416      $618,095
                                                                                        --------      --------
                                                                                        --------      --------

                       See notes to financial statements.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31
                                                                             --------------------------------
                                                                               1996        1997        1998
                                                                             --------    --------    --------
REVENUES
Net sales:
  Unrelated parties.......................................................   $394,527    $416,593    $426,496
  Related parties:
     Tubular transfers....................................................    165,901     197,810     145,185
     Other................................................................    151,606     107,182      42,710
                                                                             --------    --------    --------
                                                                              712,034     721,585     614,391
COST AND EXPENSES
Cost of sales.............................................................    674,550     697,241     593,048
Depreciation and amortization.............................................     40,204      41,515      45,853
Selling and administrative expenses.......................................     20,145      19,492      17,270
                                                                             --------    --------    --------
                                                                              734,899     758,248     656,171
                                                                             --------    --------    --------
Loss from operations......................................................    (22,865)    (36,663)    (41,780)

OTHER (EXPENSES) INCOME
Interest expense, net.....................................................     (8,867)    (10,987)    (11,189)
Other income..............................................................        296         105          24
                                                                             --------    --------    --------
                                                                               (8,571)    (10,882)    (11,165)
                                                                             --------    --------    --------
NET LOSS..................................................................   $(31,436)   $(47,545)   $(52,945)
                                                                             --------    --------    --------
                                                                             --------    --------    --------

                       See notes to financial statements.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                 STATEMENTS OF CHANGES IN PARTNERS' INVESTMENT
                                 (IN THOUSANDS)

                                                                             USS
                                                                         LORAIN HOLDING      KOBE/
                                                                         COMPANY, INC.     LORAIN INC.     TOTAL
                                                                         --------------    -----------    --------
Balance at January 1, 1996............................................      $169,055        $ 169,055     $338,110
  Partners' non-cash contributions and transfers......................         7,464            7,464       14,928
  Net loss............................................................       (15,718)         (15,718)     (31,436)
                                                                            --------        ---------     --------
Balance at December 31, 1996..........................................       160,801          160,801      321,602
  Partners' non-cash contributions and transfers......................        (1,318)          (1,317)      (2,635)
  Net loss............................................................       (23,772)         (23,773)     (47,545)
                                                                            --------        ---------     --------
Balance at December 31, 1997..........................................       135,711          135,711      271,422
  Partners' non-cash contributions and transfers......................        19,741           19,741       39,482
  Partners' cash contributions........................................         4,440            4,440        8,880
  Net loss............................................................       (26,472)         (26,473)     (52,945)
  Other comprehensive loss............................................          (223)            (222)        (445)
                                                                            --------        ---------     --------
       Total comprehensive loss.......................................       (26,695)         (26,695)     (53,390)
                                                                            --------        ---------     --------
BALANCE AT DECEMBER 31, 1998..........................................      $133,197        $ 133,197     $266,394
                                                                            --------        ---------     --------
                                                                            --------        ---------     --------

                       See notes to financial statements.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 YEAR ENDED DECEMBER 31
                                                                           -----------------------------------
                                                                             1996         1997         1998
                                                                           ---------    ---------    ---------
OPERATING ACTIVITIES

Net loss................................................................   $ (31,436)   $ (47,545)   $ (52,945)
  Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
     Depreciation and amortization......................................      40,204       41,515       45,853
     Loss (gain) on disposal of property, plant and equipment...........         (40)                       58
     Provision for receivable allowance.................................        (250)        (350)       7,650
     Change in pension liability and asset--net.........................      (9,665)       4,377         (866)
     Increase in other postretirement benefits liability--net...........       6,326        7,141        8,382
     Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable.......................      17,464       (4,883)      (8,586)
       (Increase) decrease in inventories...............................     (29,081)      17,183      (23,546)
       Increase (decrease) in accounts payable and due to/from tubular
          products line.................................................      11,313      (10,480)      42,360
       (Decrease) increase in payroll related liabilities...............     (11,964)       2,226         (410)
       (Decrease) increase in other.....................................      (4,107)      21,203       (9,985)
                                                                           ---------    ---------    ---------
Net cash provided by (used in) operating activities.....................     (11,236)      30,387        7,965

INVESTING ACTIVITIES

Proceeds from sale of property, plant and equipment.....................          40
Purchases of property, plant and equipment--net.........................     (33,564)     (42,326)     (18,774)
                                                                           ---------    ---------    ---------
Net cash used in investing activities...................................     (33,524)     (42,326)     (18,774)

FINANCING ACTIVITIES

Contributions from Partners.............................................                                 8,880
Proceeds from debt facilities...........................................     333,364      811,903      767,017
Principal payments on notes and
  other debt............................................................    (307,207)    (799,387)    (763,802)
                                                                           ---------    ---------    ---------
Net cash provided by (used in) financing activities.....................      26,157       12,516       12,095
                                                                           ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents........................     (18,603)         577        1,286
Cash and cash equivalents, beginning
  of period.............................................................      19,935        1,332        1,909
                                                                           ---------    ---------    ---------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD.........................................................   $   1,332    $   1,909    $   3,195
                                                                           ---------    ---------    ---------
                                                                           ---------    ---------    ---------

                       See notes to financial statements.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

A. DESCRIPTION OF BUSINESS AND PROPOSED TRANSACTION

     On April 12, 1999, USX Corporation (USX) and Kobe Steel Ltd. (Kobe) entered into a Letter of Intent with Blackstone Partners II L.L.C. (Blackstone) which provides for the combination of USS/KOBE Steel Company's steelmaking and bar producing assets with those of companies controlled by Blackstone and Veritas Capital Management L.L.C. (Veritas), primarily Republic Engineered Steels, Inc. and Bar Technologies, Inc., (Republic Technologies International, LLC ("RTI")). Under the terms of the Letter of Intent, USX and Kobe will contribute the steelmaking and bar producing assets and business, including the long-term debt, (collectively, the Bar Products Line) of USS/KOBE to the new joint venture in exchange for a 15% interest, each, in RTI. The transaction was completed on August 13, 1999. Management refinanced the credit facility and the senior notes upon the contribution of the Bar Product Line to RTI.

     The accompanying financial statements represent carve-out financial statements of the Bar Products Line which are being contributed to RTI, and are not intended to be a complete presentation of the financial position or the results of operations and cash flows of USS/KOBE on a stand-alone basis. The financial statements include allocations and estimates of direct and indirect USS/KOBE corporate administrative expenses as well as account balances attributable to the contributed operations which are described in Note B--Significant Accounting Policies and Allocations. The methods by which such amounts are attributed or allocated are deemed reasonable by the management of USS/KOBE.

     USS/KOBE is an Ohio general partnership whose owners (each with a 50% interest) are Kobe/Lorain Inc. (KLI), a wholly-owned subsidiary of Kobe Delaware Inc., in which Kobe Steel USA Holdings Inc. (Kobe Holdings) has a 90.7% stake and USS Lorain Holding Company, Inc. (ULHC) an Ohio Corporation wholly-owned by USX. KLI and ULHC are collectively referred to as the Partners. USS/KOBE operations commenced July 1, 1989 following the Partners' contribution of certain assets and liabilities and the completion of certain other transactions, resulting in USS/KOBE's ownership of the former Lorain Works fully integrated steel mill facilities of USX. USS/KOBE manufactures high quality steel bars, rod and seamless tubular products, primarily for the automotive, automotive service and energy markets.

     Domestic steel producers face significant competition from foreign producers affecting both prices and volume. USS/KOBE also competes with other domestic integrated bar and tubular steel producers, some of which have greater financial resources than USS/KOBE, and with minimills, which are relatively efficient, low-cost producers that generally produce steel from low cost raw materials, have lower employment and environmental costs and generally target regional markets.

B. SIGNIFICANT ACCOUNTING POLICIES AND ALLOCATIONS

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, on deposit and highly liquid investments with maturities of three months or less when purchased. The carrying amount of these assets approximates fair value. Checks in transit are considered to be current liabilities, and classified with "other", for purposes of cash flows. All cash accounts of USS/KOBE were allocated to the Bar Products Line.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

B. SIGNIFICANT ACCOUNTING POLICIES AND ALLOCATIONS--(CONTINUED)

  Inventories

     Inventories are valued at the lower of weighted average unit cost or market value. All raw materials were allocated to the Bar Products Line. Work-in-process and finished good inventory quantities were allocated to the Bar Products Line based upon the point of production as of the balance sheet date. All direct materials, labor and overhead including hourly pension and other postretirement benefit (OPEB) costs are capitalized in inventory. Salaried wages and benefits as well as the amortization of the OPEB transition obligation and depreciation and amortization are not capitalized into inventory.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the various assets (35 years for buildings and ranging from 3 to 22 years for machinery and equipment). When a major facility or facilities depreciated on an individual basis are sold or otherwise disposed of, any gain or loss is reflected in operations. Proceeds from the disposal of other facilities depreciated on a group basis are credited to the depreciation reserve with no immediate effect on income. Property, plant and equipment and the related accumulated depreciation as well as construction-in-progress related to the Bar Products Line were determined based on the production cost center to which the asset is assigned. Depreciation expense was determined by the production cost center to which each asset relates.

     At December 31, 1998, the Bar Products Line has ingot teeming, soaking pit and blast furnace assets which are idle, with a net carrying value of approximately $6.8 million.

  Construction-in-Progress

     Costs (including capitalized interest) incurred in the construction of new assets, and additions, improvements and betterments to existing assets which add to the productive capacity or extend the useful lives of those assets are capitalized as construction-in-progress. At the time an asset or improvement is placed into service, the related costs are transferred to the appropriate property, plant and equipment account.

  Impairment of Property, Plant and Equipment

     When indicators of impairment are present, the recoverability of property, plant and equipment is assessed by determining whether the amortization of the remaining balance over its remaining useful life can be recovered through undiscounted future operating cash flows. If impairment exists, the carrying amount of the related asset is reduced. Management has evaluated its long-lived assets as held for use and has determined through a cash flow analysis that no impairment in value exists as of December 31, 1998. Subsequent to the transaction that is described in Note A is consummated and depending upon the fair value assigned to the combined business, there could be an asset impairment charge recorded on the Bar Products Line financial statements at the closing date of the transaction.

  Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses were allocated to the Bar Product Line based upon related production cost centers. Payroll related liabilities were allocated based upon the headcount of the various production cost centers.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

B. SIGNIFICANT ACCOUNTING POLICIES AND ALLOCATIONS--(CONTINUED)

  Postretirement Health Care and Life Insurance Benefits

     USS/KOBE provides certain health care and life insurance benefits for retirees. Substantially all employees may become eligible for these benefits upon retirement. USS/KOBE accrues for such benefits over the period in which active employees become eligible for such benefits. The transition obligation is being amortized over a 20 year period. Under the USS/KOBE Partnership agreement, USS/KOBE is responsible for all health care benefit payments after July 1, 1989, relating to former employees of the former Lorain Works of USX retired as of June 30, 1989, up to an aggregate of $7,400,000 annually. USX is responsible for all such health care benefit payments exceeding that amount. To the extent that such health care benefit payments are less than $7,400,000 in any one year, USS/KOBE is responsible for reimbursing USX for payments of cumulative prior year excess amounts such that the total amount paid is up to $7,400,000 for that year, through the year 2020. At December 31, 1998 no cumulative excess amount exists.

     The portion of the postretirement health care and life insurance benefit liability and related expense of the Bar Products Line was determined based upon the production cost center to which each active employee was assigned. All expenses and related liabilities associated with former employees who retired between January 1, 1996 and December 31, 1998 were allocated to the respective Tubular or Bar Products Line from which they retired. All expenses and related liabilities associated with retirees prior to January 1, 1996 as well as all former Lorain Works (of USX) employees were allocated to the Bar Products Line.

  Division Control

     The division control account includes the allocation of partners' investment, accumulated deficit and intracompany balances due to/from the Tubular Products Line of USS/KOBE.

  Insurance

     Insurance is obtained for catastrophic casualty and certain property exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged to operations when probable and estimable. Insurance expense was allocated to the Bar Products Line based upon the allocation of fixed assets.

  Income Taxes

     As a partnership, USS/KOBE is not subject to federal or state income taxes. Federal and state income tax regulations provide that the items of income, gain, loss, deduction, credit and tax preference of USS/KOBE are reportable by the individual partners in their respective corporate income tax returns. Accordingly, no provision for federal or state income taxes has been recorded by USS/KOBE or the Bar Products Line.

  Tubular Transfer Price

     Related party revenues consist of the transfer of the Bar Products Line's operating costs related to the production of seamless rounds by USS/KOBE's tubular operations. Those costs include allocations of the materials, maintenance and utilities, and labor and benefit costs incurred by the Bar Products Line based upon the percentage of tubular product produced to total production. Transfers of tubular products were made at actual inventoriable and other costs incurred.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

B. SIGNIFICANT ACCOUNTING POLICIES AND ALLOCATIONS--(CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Revenue Recognition

     Sales are recognized when products are shipped or services are provided to customers.

  Environmental Remediation

     USS/KOBE provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure (see Note G).

C. RELATED PARTY TRANSACTIONS

     Included in current assets and liabilities are amounts payable to affiliates of the Partners, as follows:

                                                                  DECEMBER 31,                 DECEMBER 31,
                                                                      1997                         1998
                                                             -----------------------      -----------------------
                                                             RECEIVABLES    PAYABLES      RECEIVABLES    PAYABLES
                                                             -----------    --------      -----------    --------
                                                                                (IN THOUSANDS)
USX Corporation...........................................     $ 3,805      $ 33,982        $    --      $ 37,243
Kobe Steel, Ltd...........................................                       710                          211
                                                               -------      --------        -------      --------
TOTAL.....................................................     $ 3,805      $ 34,692        $    --      $ 37,454
                                                               -------      --------        -------      --------
                                                               -------      --------        -------      --------

     USS/KOBE has an agreement with USX to provide blooms to the Fairfield Works owned by USX. Bar Product Line sales recorded under this agreement were $151,606,000 in 1996, $107,182,000 in 1997 and $42,710,000 in 1998.

     In addition, USS/KOBE has an arrangement to store certain Fairfield Works tubular products. Total income recorded under this arrangement was $50,000 in 1996, $45,000 in 1997 and $52,000 in 1998.

     USS/KOBE has an agreement with USX, under which USX provides data processing and other administrative services to USS/KOBE. Amounts paid by the Bar Products Line under this agreement totaled, $4,846,000 in 1996, $4,786,000 in 1997 and $4,168,000 in 1998. In addition, under separate agreements, USX provides coke and iron ore pellets to the Bar Products Line at negotiated prices. Costs incurred by the Bar Products Line under these agreements totaled, $227,523,000 in 1996 $193,827,000 in 1997 and $173,072,000 in 1998.

     USS/KOBE has an agreement with Kobe, under which Kobe provides technical assistance in 1) the improvement of daily operations and product quality, and 2) preparation of a modernization plan. Under the agreement, USS/KOBE is to pay Kobe an annual basic fee of $2,000,000 through August 31, 2001. Management has allocated 100% of this contract to the Bar Products Line.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

C. RELATED PARTY TRANSACTIONS--(CONTINUED)

     USS/KOBE also incurs certain salary and absence fees for use of Kobe employees, training fees related to training programs attended by USS/KOBE employees, and patent license fees for any Kobe patents used by USS/KOBE. Management has allocated 100% of this contract to the Bar Products Line which totaled $126,000 in 1996, $99,000 in 1997 and $240,000 in 1998.

D. CREDIT FACILITIES

                                                                        DECEMBER 31,
                                                                    ----------------------
                                                                      1997          1998
                                                                    --------      --------
                                                                        (IN THOUSANDS)
Credit facilities:
  Five year, $75 million revolving credit facility, at variable rates (6.7% and 5.78% at December 31, 1997 and 1998,
     respectively) due December 29, 2000.........................   $ 66,607      $ 66,607
  Senior notes:
     Fixed rate private placement notes:
       Tranche A: 6.85%; due November 21, 2002...................     44,404        44,404
       Tranche B: 7.20%; due November 21, 2005...................     44,404        44,404
       Tranche C: 7.47%; due November 21, 2010...................     13,321        13,321
Environmental bonds:
  1984 Series, interest due monthly at a variable rate based on the average of thirty-day yield evaluations at par of not
     less than twenty issuers of tax-exempt securities, principal
     due December 2001...........................................      6,757         6,757
  1995 Series, variable rate tax-exempt securities, principal due
     November 2015...............................................      4,745         4,745
                                                                    --------      --------
                                                                    $180,238      $180,238
                                                                    --------      --------
                                                                    --------      --------

     USS/KOBE has a five year $75 million revolving credit facility ("credit facility"), established with a group of nine banks which is subject to immaterial commitment fees. The credit facility, including the financial covenants, was amended February 26, 1999. USS/KOBE was in violation of the net worth and interest coverage financial covenants related to the credit facility at December 31, 1998 and for the period through February 26, 1999, the date of the amendment. USS/KOBE has obtained waivers of the events of default from the banks as of December 31, 1998 and for such period through the date of the amended agreement. As a result of the amendment, the interest rates on the credit facility are set at a base rate based on the prime rate or LIBOR in effect at the time of the loan plus a base rate adjustment, ranging from 0.38 to 0.88%.

     At December 31, 1998, USS/KOBE was in breach of certain financial covenants under its senior notes agreement dated as of November 1, 1995 ("Note Agreement") relating to its $115 million senior notes. As of February 19, 1999, USS/KOBE entered into an amendment to the Note Agreement to revise the financial covenants. That amendment, and the February 26 amendment to the credit facility, required USS/KOBE to deliver a first perfected security interest in certain current assets ("Tier 1 Collateral") such as accounts receivable, inventory and cash by March 31, 1999. These amendments also require USS/KOBE to deliver a first perfected security interest in its

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

D. CREDIT FACILITIES--(CONTINUED)

remaining assets ("Tier 2 Collateral") no later than 90 days after its consolidated net worth is less than $300 million. On May 14, 1999, USS/KOBE advised its lenders that its consolidated net worth was less than $300 million.

     On June 30, 1999 USS/KOBE executed documents providing for a collateral trust arrangement with Chase Manhattan Trust Company, N.A. ("Collateral Trustee") and its banks and noteholders and granting the Collateral Trustee a first perfected security interest in all the Tier 1 Collateral and a portion of the Tier 2 Collateral for the benefit of the banks and noteholders.

     USS/KOBE expects to grant the Collateral Trustee a security interest in the remaining Tier 2 Collateral in a timely manner and for all practical purposes cure all outstanding events of default under the credit facility and the Note Agreement.

     In addition, if the adjusted consolidated net worth, as defined, of USS/KOBE falls below $275 million, USX and Kobe are required to contribute up to $15 million each, to restore adjusted consolidated net worth to a minimum of $275 million.

     The VEBA is entitled to a pari passu lien on most of the remaining assets until the VEBA trust's fund level reaches 75% of USS/KOBE's total retiree health care and life insurance obligation, but the proposed settlement agreement with the United Steelworkers union does not contain this requirement. USS/KOBE will pay an amendment fee equal to an additional 1.75% interest on the outstanding principal of the senior notes, commencing on February 1, 1999 and payable semi-annually on the scheduled interest payment dates of the senior notes.

     Under the most restrictive debt covenant, USS/KOBE is not permitted to make distributions to its Partners until net worth, as defined, exceeds
$350 million.

     The amounts outstanding under the credit facility, senior notes and environmental bonds represent those amounts allocated to the Bar Products Line based upon fixed asset allocations and do not represent the total amounts outstanding under those facilities (except for the 1995 Series, variable rate tax-exempt securities).

     Management expects to refinance the credit facility and the senior notes upon the contribution of the Bar Product Line to RTI (See Note A).

     Based on consideration of current market rates and the amended senior note agreement, the fair value of the senior notes Tranche A, Tranche B and Tranche C at December 31, 1998 allocated to the Bar Products Line was $47.4 million,
$48.8 million and $15 million, respectively.

     In June 1996, USS/KOBE entered into an agreement with two banks for a discretionary credit line at a variable rate (approximately 5.75% at December 31, 1998). The aggregate borrowings under this agreement cannot exceed $10 million. $3.2 million of outstanding borrowings under this credit line were allocated to the Bar Products Line at December 31, 1998. There were no borrowings outstanding under this credit line at December 31, 1997. This credit line expired at the end of May 1999.

     Interest incurred of $9,622,000 in 1996, $11,900,000 in 1997 and
$12,007,000 in 1998 has been allocated to the Bar Products Line based on the related allocation of debt balances. Interest expense capitalized in construction-in-progress has been determined based upon the allocation of specific construction-in-progress projects and totaled $624,000 in 1996, $906,000 in 1997 and $696,000 in 1998. Interest paid and allocated to the Bar Products Line based on the related allocation of debt balances was $9,412,000 in 1996, $11,600,000 in 1997 and $11,720,000 in 1998.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

E. PENSION AND OTHER POSTRETIREMENT BENEFITS

     USS/KOBE sponsors two noncontributory defined benefit plans covering substantially all employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. The funding policy for these defined benefit plans provides that payment to the pension trusts shall be equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 plus such additional amounts as may be approved from time to time. Assets held by the plans are invested primarily in corporate equity and debt securities and interest bearing cash accounts. In addition, pension benefits from USS/KOBE's two defined contribution plans, which cover participating employees, are based upon years of service and career earnings.

     The portion of the defined benefit plans' liabilities and related expenses of the Bar Products Line has been determined based upon the production cost center to which each active employee is assigned and from which non-active employees retired. Expenses of the defined contribution plans have been allocated based upon the headcount of the various production cost centers.

     In addition to USS/KOBE's defined benefit pension plans and defined contribution plans, USS/KOBE has two defined benefit postretirement plans covering substantially all employees. Health care and life insurance benefits are generally provided on a noncontributory basis. Coverage is also provided for surviving spouses of retirees. The plans' postretirement benefit claims and premiums are paid as incurred. As required by the United Steelworkers of America
(USWA) labor agreement, USS/KOBE has contributed funds to a Voluntary Employee Benefit Association (VEBA) to partially fund its obligation. Under the terms of the agreement, the VEBA may not be used to fund health care claims until certain minimum funding levels are attained. The assets are invested in various mutual funds.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

E. PENSION AND OTHER POSTRETIREMENT BENEFITS--(CONTINUED)

     The components of pension and other postretirement benefit (OPEB) obligations and assets related to the benefit plans sponsored by USS/KOBE as allocated to the Bar Products Line are as follows (in thousands):

                                                                  PENSION BENEFITS              OPEB
                                                                --------------------    --------------------
                                                                  1997        1998        1997        1998
                                                                --------    --------    --------    --------
Change in benefit obligation:
  Benefit obligation at beginning of year....................   $ 92,098    $108,965    $118,988    $130,415
  Service cost...............................................      5,113       6,507       1,624       1,778
  Interest cost..............................................      7,613       8,183       8,854       9,276
  Actuarial losses (gains)...................................     10,898      15,014       8,754     (21,335)
  Benefits paid..............................................     (6,757)     (9,578)     (7,805)     (6,872)
                                                                --------    --------    --------    --------
Benefit obligation at end of year............................    108,965     129,091     130,415     113,262
Change in plan assets:
  Fair value of plan assets at beginning of year.............     89,300     100,572       2,369       4,043
  Actual return on plan assets...............................     15,672      14,946         780         734
  Contributions..............................................      2,357       7,937       8,699       8,200
  Benefits paid..............................................     (6,757)     (9,578)     (7,805)     (6,872)
                                                                --------    --------    --------    --------
Fair value of plan assets at end of year.....................    100,572     113,877       4,043       6,105
                                                                --------    --------    --------    --------
Funded status of the plans (underfunded).....................     (8,393)    (15,214)   (126,372)   (107,157)
Unrecognized net actuarial losses (gains)....................     (5,673)      3,894        (114)    (21,787)
Unrecognized prior service cost..............................     16,124      14,244          95          63
Unrecognized transition obligation...........................                             88,383      82,491
                                                                --------    --------    --------    --------
PREPAID (ACCRUED) BENEFIT COST...............................   $  2,058    $  2,924    $(38,008)   $(46,390)
                                                                --------    --------    --------    --------
                                                                --------    --------    --------    --------
Amounts recognized in the balance sheet consist of:
  Accrued benefit liability..................................   $ (5,263)   $(10,314)   $(38,008)   $(46,390)
  Intangible asset...........................................      7,321      12,793
  Accumulated other comprehensive loss.......................                    445
                                                                --------    --------    --------    --------
NET AMOUNT RECOGNIZED........................................   $  2,058    $  2,924    $(38,008)   $(46,390)
                                                                --------    --------    --------    --------
                                                                --------    --------    --------    --------

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

E. PENSION AND OTHER POSTRETIREMENT BENEFITS--(CONTINUED)

     Amounts applicable to the USS/KOBE pension plan with accumulated benefit obligations in excess of plan assets have been allocated to the Bar Products Line as follows (in thousands):

                                                                    1997             1998
                                                                 -------------    -------------
Projected benefit obligation..................................      $91,977         $ 112,711
Accumulated benefit obligation................................       89,058           110,056
Fair value of plan assets.....................................       84,147           100,008

                                            PENSION BENEFITS                     OPEB
                                       --------------------------    -----------------------------
                                        1996      1997      1998      1996       1997       1998
                                       ------    ------    ------    -------    -------    -------
Weighted-average assumptions as of
  December 31:
  Discount rate.....................    7.60%     7.25%     6.75%      7.60%      7.25%      6.75%
  Assumed compensation increase.....    2.50%     2.50%     2.50%
  Expected return on plan assets....    9.00%     9.00%     9.00%      9.00%      9.00%      9.00%
  Projected health care cost trend
     rate...........................                                   8.00%      8.00%      8.00%
  Ultimate trend rate...............                                   5.00%      5.00%      5.00%
  Year ultimate trend rate is
     achieved.......................                                    2003       2004       2005
Components of net periodic benefit
  cost (income) (in thousands):
  Service cost......................   $5,237    $5,113    $6,507    $ 1,698    $ 1,624    $ 1,778
  Interest cost.....................    6,708     7,613     8,183      8,626      8,854      9,276
  Expected return on plan assets....   (6,556)   (7,873)   (9,498)      (147)      (255)      (396)
  Amortization of unrecognized
     transition obligation..........                                   5,892      5,892      5,892
  Recognized net actuarial gain.....                                    (182)       (39)
  Amortization of prior service
     cost...........................    1,879     1,879     1,878         32         32         32
                                       ------    ------    ------    -------    -------    -------
  Benefit cost......................    7,268     6,732     7,070     15,919     16,108     16,582
  Defined contribution plans........      546       528       533
                                       ------    ------    ------    -------    -------    -------
TOTAL COST..........................   $7,814    $7,260    $7,603    $15,919    $16,108    $16,582
                                       ------    ------    ------    -------    -------    -------
                                       ------    ------    ------    -------    -------    -------

     The following shows the 1998 effect of a 1% increase or decrease in the weighted average health care cost trend rate (in thousands):

                                                               1-PERCENTAGE-      1-PERCENTAGE-
                                                               POINT INCREASE     POINT DECREASE
                                                               ---------------    --------------
Effect on total of service and interest cost components.....       $ 1,481           $ (1,220)
Effect on postretirement benefit obligation.................        13,768            (11,433)

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

F. COMMITMENTS AND CREDIT RISKS

     At December 31, 1998, minimum annual rental commitments under non-cancelable operating leases allocated to the Bar Products Line are as follows (in thousands):

1999............................................................   $ 3,263
2000............................................................     2,452
2001............................................................     1,472
2002............................................................       376
2003............................................................       154
Thereafter......................................................        82
                                                                   -------
TOTAL MINIMUM LEASE PAYMENTS....................................   $ 7,799
                                                                   -------
                                                                   -------

     Rent expense allocated to the Bar Products Line based on production cost center was $1,953,000 in 1996, $2,290,000 in 1997 and $2,350,000 in 1998.

     At December 31, 1998, the Partners had approved modernization plans for USS/KOBE approximating $19 million and USS/KOBE had contracts or other purchase commitments of approximately $540,000 for acquisition of machinery and equipment.

     The Bar Products Line has a labor agreement that expires July 31, 1999 with the United Steelworkers union covering approximately 1,800 hourly workers. Tentative agreements, subject to ratification of local United Steelworkers union members, were reached in July 1999.

     The Bar Products Line customers are primarily in the auto and related industries. Credit is extended based on an evaluation of the customer's financial condition and generally, collateral is not required. In 1996, one customer accounted for approximately 11% of the Bar Products Line's revenues.

G. CONTINGENCIES

     USS/KOBE is the subject of, or party to, pending or threatened legal actions, as well as federal, state and local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. USS/KOBE has accrued approximately $2,459,000 and $2,540,000 at December 31, 1997 and 1998, respectively, for litigation and environmental remediation, of which $1,037,000 and $ 940,000 has been allocated to the Bar Products Line. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. If, in the future, Management were required to record such remediation costs which can not be estimated at this time, the effect on the Bar Products Line of USS/KOBE Steel Company's statements of financial position, results of operations and cash flows could be significant.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                                 BALANCE SHEETS
           JUNE 30, 1999 (UNAUDITED) AND DECEMBER 31, 1998 (AUDITED)
                                 (IN THOUSANDS)

                                                                                        JUNE 30     DECEMBER 31
                                                                                          1999         1998
                                                                                        --------    -----------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $  8,222     $   3,195
  Accounts receivable--net of allowance of $7,400 in 1999 and $9,500 in 1998.........     59,355        44,274
  Inventories:
     Raw materials...................................................................     13,130        51,451
     Work-in-process.................................................................     46,564        57,513
     Finished goods..................................................................     18,621        20,839
     Supplies........................................................................      1,183         1,391
                                                                                        --------     ---------
  Total inventories..................................................................     79,498       131,194
  Partners' contribution receivable..................................................        778            --
  Other current assets...............................................................      3,707         6,910
                                                                                        --------     ---------
Total current assets.................................................................    151,560       185,573
Property, plant and equipment:
  Land...............................................................................      2,633         2,633
  Buildings and improvements.........................................................     41,733        41,700
  Machinery and equipment............................................................    643,478       636,723
  Construction-in-progress...........................................................      1,135         7,718
                                                                                        --------     ---------
                                                                                         688,979       688,774
  Less accumulated depreciation......................................................   (290,789)     (269,045)
                                                                                        --------     ---------
                                                                                         398,190       419,729
Intangible pension asset.............................................................     12,793        12,793
                                                                                        --------     ---------
TOTAL ASSETS.........................................................................   $562,543     $ 618,095
                                                                                        --------     ---------
                                                                                        --------     ---------

                        LIABILITIES AND PARTNERS' INVESTMENT
Current liabilities:
  Checks in transit..................................................................   $  8,487     $  16,261
  Note payable.......................................................................         --         3,215
  Accounts payable...................................................................     64,246        61,442
  Accrued payroll and related expenses...............................................     16,792        17,371
  Other accrued expenses.............................................................     14,625        14,544
  Current portion of other postretirement benefits liabilities.......................      9,363         9,363
                                                                                        --------     ---------
Total current liabilities............................................................    113,513       122,196
Accrued pension liabilities..........................................................      8,768        10,314
Other postretirement benefits liabilities............................................     40,497        37,027
Non-current debt.....................................................................    180,238       180,238
Other long-term obligations..........................................................      1,401         1,926
Partners' investment:
  Accumulated other comprehensive loss...............................................       (445)         (445)
  Division control...................................................................    218,571       266,839
                                                                                        --------     ---------
Total partners' investment...........................................................    218,126       266,394
                                                                                        --------     ---------
TOTAL LIABILITIES AND PARTNERS' INVESTMENT...........................................   $562,543     $ 618,095
                                                                                        --------     ---------
                                                                                        --------     ---------

                       See notes to financial statements.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                       UNAUDITED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS
                                                                                              ENDED JUNE 30
                                                                                           --------------------
                                                                                             1998        1999
                                                                                           --------    --------
REVENUES
Net sales:
  Unrelated parties.....................................................................   $242,135    $217,529
  Related parties:
     Tubular transfers..................................................................     91,346      45,264
     Other..............................................................................     42,385       4,936
                                                                                           --------    --------
                                                                                            375,866     267,729
COST AND EXPENSES
Cost of sales...........................................................................    347,977     269,926
Depreciation and amortization...........................................................     22,774      23,500
Selling and administrative expenses.....................................................      9,366       9,010
                                                                                           --------    --------
                                                                                            380,117     302,436
                                                                                           --------    --------
Loss from operations....................................................................     (4,251)    (34,707)
OTHER (EXPENSES) INCOME
Interest expense, net...................................................................     (5,575)     (7,179)
Other income (expense)..................................................................         74        (417)
                                                                                           --------    --------
                                                                                             (5,501)     (7,596)
                                                                                           --------    --------
NET LOSS................................................................................   $ (9,752)   $(42,303)
                                                                                           --------    --------
                                                                                           --------    --------

                       See notes to financial statements.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

             UNAUDITED STATEMENT OF CHANGES IN PARTNERS' INVESTMENT
                                 (IN THOUSANDS)

                                                                               USS
                                                                              LORAIN
                                                                             HOLDING
                                                                             COMPANY,      KOBE/
                                                                               INC.      LORAIN INC.     TOTAL
                                                                             --------    -----------    --------
Balance at January 1, 1999................................................   $133,197     $ 133,197     $266,394
Partners' non-cash contributions and transfers............................     (2,983)       (2,982)      (5,965)
Net loss..................................................................    (21,151)      (21,152)     (42,303)
                                                                             --------     ---------     --------
BALANCE AT JUNE 30, 1999..................................................   $109,063     $ 109,063     $218,126
                                                                             --------     ---------     --------
                                                                             --------     ---------     --------

                       See notes to financial statements.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                       UNAUDITED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               SIX MONTHS
                                                                                             ENDED JUNE 30
                                                                                         ----------------------
                                                                                           1998         1999
                                                                                         ---------    ---------
OPERATING ACTIVITIES
Net loss..............................................................................   $  (9,752)   $ (42,303)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Depreciation and amortization.......................................................      22,774       23,500
  Change in provision for receivable allowance........................................          --       (2,100)
  Change in pension liability and asset--net..........................................      (4,190)      (1,546)
  Increase in other postretirement benefits liability--net............................       5,172        3,470
  Changes in operating assets and liabilities:
     Decrease (increase) in accounts receivable.......................................          23      (12,981)
     (Increase) decrease in inventories...............................................      21,606       51,696
     Increase (decrease) in accounts payable and due to/from tubular products line....      19,997       (3,939)
     (Decrease) increase in payroll related liabilities...............................       2,120         (579)
     (Decrease) increase in other.....................................................     (25,940)      (5,015)
                                                                                         ---------    ---------
Net cash provided by operating activities.............................................      31,810       10,203

INVESTING ACTIVITIES
Purchases of property, plant and equipment--net.......................................     (10,348)      (1,961)
                                                                                         ---------    ---------
Net cash used in investing activities.................................................     (10,348)      (1,961)

FINANCING ACTIVITIES
Proceeds from debt facilities.........................................................     466,650      541,261
Principal payments on notes and other debt............................................    (488,629)    (544,476)
                                                                                         ---------    ---------
Net cash used by financing activities.................................................     (21,979)      (3,215)
                                                                                         ---------    ---------
Increase in cash and cash equivalents.................................................        (517)       5,027
Cash and cash equivalents, beginning of period........................................       1,909        3,195
                                                                                         ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............................................   $   1,392    $   8,222
                                                                                         ---------    ---------
                                                                                         ---------    ---------
Interest paid.........................................................................   $   5,650    $   6,309
Interest capitalized..................................................................         372          100

                       See notes to financial statements.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1999

A. DESCRIPTION OF BUSINESS AND PROPOSED TRANSACTION

     On April 12, 1999, USX Corporation (USX) and Kobe Steel Ltd. (Kobe) entered into a Letter of Intent with Blackstone Partners II, L.L.C. (Blackstone) which provides for the combination of USS/KOBE Steel Company's steelmaking and bar producing assets with those of companies controlled by Blackstone and Veritas Capital Management L.L.C. (Veritas), primarily Republic Engineered Steels, Inc. and Bar Technologies, Inc., (Republic Technologies International, L.L.C. ("RTI")). Under the terms of the Letter of Intent, a subsidiary of USX and a subsidiary of Kobe will contribute the steelmaking and bar producing assets and business, including the long-term debt, (collectively, the Bar Products Line) of USS/KOBE to the new joint venture in exchange for a 15% interest, each, in RTI. The transaction was completed on August 13, 1999. Management refinanced the credit facility and the senior notes upon the contribution of the Bar Product Line to RTI.

     The accompanying unaudited financial statements represent carve-out financial statements of the Bar Products Line which are being contributed to RTI, and are not intended to be a complete presentation of the financial position or the results of operations and cash flows of USS/KOBE on a stand-alone basis. The unaudited financial statements include allocations and estimates of direct and indirect USS/KOBE corporate administrative expenses as well as account balances attributable to the contributed operations. The methods by which such amounts are attributed or allocated are deemed reasonable by the management of USS/KOBE and the methodology is consistent with the allocation methods used for the years ended December 31, 1998, 1997 and 1996.

B. BASIS OF PRESENTATION

     The unaudited balance sheet as of June 30, 1999, and the related statements of operations and cash flows for the six months ended June 30, 1998 and 1999 and the statement of changes in partners' investment for the six months ended June 30, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations and cash flows have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that might be expected for the year ending December 31, 1999.

     Domestic steel producers face significant competition from foreign producers affecting both prices and volume. USS/KOBE also competes with other domestic integrated bar and tubular steel producers, some of which have greater financial resources than USS/KOBE, and with minimills, which are relatively efficient, low-cost producers that generally produce steel from low cost raw materials, have lower employment and environmental costs and generally target regional markets.

C. SIGNIFICANT ACCOUNTING POLICIES

  Impairment of Property, Plant and Equipment

     When indicators of impairment are present, the recoverability of property, plant and equipment is assessed by determining whether the amortization of the remaining balance over its remaining useful life can be recovered through undiscounted future operating cash flows. If impairment exists, the carrying amount of the related asset is reduced. Management has evaluated its long-lived assets as held for use and has determined through a cash flow analysis that no impairment in value exists as of June 30, 1999. Due to the consummation of the transaction that is described in Note A and

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                         SIX MONTHS ENDED JUNE 30, 1999

C. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

depending upon the fair value assigned to the combined business, there could be an asset impairment charge recorded on the Bar Products Line financial statements at the closing date of the transactions.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Environmental Remediation

     USS/KOBE provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure (see Note F).

D. RELATED PARTY TRANSACTIONS

     Included in current assets and liabilities are amounts receivable from/payable to affiliates of the Partners, as follows:

                                                       JUNE 30, 1999              DECEMBER 31, 1998
                                                  -----------------------      -----------------------
                                                  RECEIVABLES    PAYABLES      RECEIVABLES    PAYABLES
                                                  -----------    --------      -----------    --------
                                                                     (IN THOUSANDS)
USX Corporation..............................       $16,648      $ 40,639        $    --      $ 37,243
Kobe Steel, Ltd..............................            --           731             --           211
                                                    -------      --------        -------      --------
TOTAL........................................       $16,648      $ 41,370        $    --      $ 37,454
                                                    -------      --------        -------      --------
                                                    -------      --------        -------      --------

     USS/KOBE has an agreement with USX to provide blooms to the Fairfield Works owned by USX. Bar Product Line sales recorded under this agreement were $42,385,000 and $4,936,000 for the six months ended June 30, 1998 and 1999, respectively.

     In addition, USS/KOBE has an arrangement to store certain Fairfield Works tubular products. Total income recorded under this arrangement was $28,000 and $21,000 for the six months ended June 30, 1998 and 1999, respectively.

     USS/KOBE has an agreement with USX, under which USX provides data processing and other administrative services to USS/KOBE. Amounts paid by the Bar Products Line under this agreement totaled $5,490,000 and $5,830,000 for the six months ended June 30, 1998 and 1999, respectively. In addition, under separate agreements, USX provides coke and iron ore pellets to the Bar Products Line at negotiated prices. Costs incurred by the Bar Products Line under these agreements totaled $78,630,000 and $28,187,000 for the six months ended June 30, 1998 and 1999, respectively.

     USS/KOBE has an agreement with Kobe, under which Kobe provides technical assistance in 1) the improvement of daily operations and product quality, and 2) preparation of a modernization plan. Under the agreement, USS/KOBE is to pay Kobe an annual basic fee of $2,000,000 through August 31, 2001. Management has allocated 100% of this contract to the Bar Products Line.

                  BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                         SIX MONTHS ENDED JUNE 30, 1999

D. RELATED PARTY TRANSACTIONS--(CONTINUED)

     USS/KOBE also incurs certain salary and absence fees for use of Kobe employees, training fees related to training programs attended by USS/KOBE employees, and patent license fees for any Kobe patents used by USS/KOBE. Management has allocated 100% of this contract to the Bar Products Line which totaled $67,000 and $24,000 for the six months ended June 30, 1998 and 1999, respectively.

E. COMMITMENTS AND CREDIT RISKS

     The Bar Products Line has a labor agreement with the USWA covering approximately 1,800 hourly workers. In August 1999, members of the local United Steelworkers union ratified a new four-year agreement with the Company.

F. CONTINGENCIES

     USS/KOBE is the subject of, or party to, pending or threatened legal actions, as well as federal, state and local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. USS/KOBE has accrued approximately $490,000 at June 30, 1999, for litigation and environmental remediation. Management has allocated 100% of this liability to the Bar Products Line. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. If, in the future, Management were required to record such remediation costs which can not be estimated at this time, the effect on the Bar Products Line of USS/KOBE Steel Company's statements of financial position, results of operations and cash flows could be significant.

                      [This page intentionally left blank]

$425,000,000

REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC
RTI CAPITAL CORP.

OFFER TO EXCHANGE ALL OUTSTANDING 13 3/4% SENIOR SECURED NOTES DUE 2009 FOR 13 3/4% SENIOR SECURED NOTES DUE 2009, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

UNCONDITIONALLY GUARANTEED ON A SENIOR SECURED BASIS BY REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SPECIFIED SUBSIDIARIES OF REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC

     UNTIL                 ,      , WHICH IS 90 DAYS AFTER THE DATE OF THIS
PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Republic Technologies International Holdings, LLC; Republic Technologies International, LLC; Nimishillen & Tuscarawas, LLC; Bliss & Laughlin, LLC (each a Delaware limited liability company and collectively, the "LLCs")

     The LLCs are each empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of such LLC, respectively. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any agreement, vote of members or disinterested directors or otherwise.

     (b) RTI Capital Corp. ("RTI CapCo")

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits RTI CapCo's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of RTI CapCo, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     As permitted by sections 102 and 145 of the DGCL RTI CapCo's certificate of incorporation eliminates a director's personal liability for monetary damages to the company and its stockholders arising from a breach of a director's fiduciary duty, except as otherwise provided under the DGCL.

     RTI CapCo's by-laws provide for the mandatory indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the DGCL.

     (c) Canadian Drawn Steel Company, Inc. ("CDSC")

     Under the Canada Business Corporations Act and CDSC's by-laws, CDSC may indemnify a present or former director or officer or a person who acts or acted at CDSC's request as a director or officer of another corporation of which CDSC is or was a stockholder or creditor, and his heirs and legal representatives (an "indemnifiable person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position if:

          (i) he acted honestly and in good faith with a view to the best interests of CDSC; and

          (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     An indemnifiable person is entitled to such indemnity from CDSC if he was substantially successful on the merits in his defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. CDSC may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of CDSC or a corporation to procure a judgment in its favor, to which such person is made party by reason of being or having been a director or an officer of

CDSC or a corporation, if he fulfills the conditions set out in (i) and
(ii) above. CDSC's by-laws provide for indemnification of directors and officers to the fullest extent authorized by the Canada Business Corporations Act.

ITEM 21. EXHIBITS

     The following exhibits are filed with this registration statement or incorporated into this registration statement by reference.

EXHIBIT NO.   DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------------
                       >
     1.1       --   Purchase Agreement, dated as of August 6, 1999, among Republic Technologies International, LLC
                    ("Republic Technologies"), RTI Capital Corp. ("RTI CapCo"), Republic Technologies International,
                    Inc. ("RTI"), Nimishillen & Tuscarawas, LLC ("N&T"), Bliss & Laughlin, LLC ("B&L"), Canadian Drawn
                    Steel Company, Inc. ("CDSC"), Republic Technologies International Holdings, LLC ("Holdings"),
                    Chase Securities Inc. ("Chase"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and
                    BancBoston Robertson Stephens Inc. ("BBRS"). **
     2.1       --   Master Restructuring Agreement, dated as of August 13, 1999, among RTI, RES Holding Corporation
                    ("RES Holding"), Republic Engineered Steels, Inc., Blackstone Capital Partners II Merchant Banking
                    Fund L.P. ("BCP II"), Blackstone Offshore Capital Partners II L.P. ("BOCP II"), Blackstone Family
                    Investment Partnership II L.P. ("BFIP II"), The Veritas Capital Fund L.P. ("Veritas Fund"), HVR
                    Holdings, L.L.C. ("HRV"), USX Corporation ("USX"), Kobe Steel, Ltd. ("Kobe"), Kobe Delaware Inc.
                    ("Kobe Delaware"), USS Lorain Holding Company, Inc. ("USS Lorain"), USX RTI Holdings, Inc. ("USX
                    Holdings"), Kobe/Lorain Inc. ("Kobe/Lorain"), Kobe RTI Holdings, Inc. ("Kobe Holdings"), Holdings,
                    Republic Technologies, Lorain Tubular Company, LLC ("Lorain") and USS/Kobe Steel Company
                    ("USS/Kobe SteelCo"). **
     3.1       --   Limited Liability Company Agreement of Republic Technologies **
     3.2       --   Certificate of Incorporation of RTI CapCo **
     3.3       --   By-laws of RTI CapCo **
     3.4       --   Limited Liability Company Agreement of Holdings **
     3.5       --   Limited Liability Company Agreement of B&L **
     3.6       --   Limited Liability Company Agreement of N&T **
     3.7       --   Certificate of Incorporation of CDSC **
     3.8       --   By-laws of CDSC **
     4.1       --   Indenture, dated as of August 13, 1999, among Republic Technologies, RTI CapCo, Holdings, N&T,
                    B&L, CDSC and United States Trust Company of New York, as Trustee. **
     4.2       --   Form of 13 3/4% Senior Secured Note due 2009 (included in Exhibit 4.1)
     4.3       --   Form of 13 3/4% Senior Secured Note due 2009, Series B (included in Exhibit 4.1)
     4.4       --   Notes Exchange and Registration Rights Agreement, dated as of August 13, 1999, among Republic
                    Technologies, RTI CapCo, Holdings, N&T, B&L, CDSC, Chase, DLJ and BBRS. **
     4.5       --   Security Agreement, dated as of August 13, 1999, among Republic Technologies, RTI CapCo, Holdings,
                    N&T, B&L, CDSC and United States Trust Company of New York, as Collateral Agent. **
     4.6       --   Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated as of August 13,
                    1999, by Republic Technologies to United States Trust Company of New York, as Mortgagee. **
     4.7       --   Master Pledge Agreement, dated as of August 13, 1999, among Republic Technologies, RTI CapCo,
                    Holdings, N&T, B&L, CDSC and United States Trust Company of New York, as Collateral Agent. **

EXHIBIT NO.   DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------------
     4.8       --   Amended and Restated Intercreditor and Subordination Agreement, dated as of August 13, 1999, among
                    United States Trust Company of New York, as Collateral Agent, United States Trust Company of New
                    York, as Trustee, the Pennsylvania Lenders (as defined therein), BankBoston, N.A., as Agent,
                    Holdings, Republic Technologies, RTI CapCo, N&T, B&L and CDSC. **
     4.9       --   Pledge Intercreditor Agreement, dated as of August 13, 1999, among the Secured Parties (defined therein) and United States Trust Company of New York, as Collateral Agent. **
     5         --   Opinion of Simpson Thacher & Bartlett **
    10.1       --   Revolving Credit Agreement, dated as of August 13, 1999, among Republic Technologies, BankBoston,
                    N.A, as Administrative Agent and Co-Book Manager, Bank of America, N.A., as Syndication Agent and
                    Co-Book Manager, The Chase Manhattan Bank, as Documentation Agent and Co-Book Manager, the Lending
                    Institutions Named Therein, and BancBoston Robertson Stephens Inc. and Bank of America, N.A., as
                    Co-Arrangers. **
    10.2       --   Security Agreement, dated as of August 13, 1999, among Republic Technologies, Holdings, RTI CapCo,
                    N&T, B&L, CDSC and BankBoston, N.A. **
    10.3       --   Trademark Collateral Security and Pledge Agreement, dated as of August 13, 1999, between Republic
                    Technologies and BankBoston, N.A. **
    10.4       --   Patent Collateral Security and Pledge Agreement, dated as of August 13, 1999, between Republic
                    Technologies and BankBoston, N.A. **
    10.5       --   Canadian Security Agreement, dated as of August 13, 1999, between CDSC and BankBoston, N.A. **
    10.6       --   Assignment of Intellectual Property, dated as of August 13, 1999, by CDSC to BankBoston, N.A. **
    10.7       --   Open-End Mortgage, Security Agreement, Assignment of Rents, Income and Proceeds, dated as of
                    August 13, 1999, from Republic Technologies to BankBoston, N.A. **
    10.8       --   Amended and Restated Equityholders Agreement, dated as of August 13, 1999, among BCP II, BOCP II,
                    BFIP II, Veritas Fund, Veritas Capital, L.L.C., KDJ, L.L.C., BRW Steel Holdings, L.P., BRW Steel
                    Holdings II, L.P., BRW Steel Offshore Holdings, L.P., RTI, RES Holding, Republic Technologies,
                    USX, USX Holdings, Kobe Delaware, Kobe, Kobe Holdings, HVR, Sumitomo Corporation of America,
                    FirstEnergy Services Corp., Triumph Capital Investors II, L.P., TCI-II Investors, L.P., First
                    Dominion Capital L.L.C., TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P.,
                    TCW Shared Opportunity Fund, L.P., Shared Opportunity Fund IIB, L.L.C., Shared Opportunity Fund
                    III, L.L.C. and the other equityholders named therein. **
    10.9       --   Round Supply Agreement, dated as of August 13, 1999, between Republic Technologies and USX. **
    10.10      --   Master Energy Services and Supply Agreement, dated as of August 13, 1999, between Republic
                    Technologies and FirstEnergy Services Corp. **
    10.11      --   Transition, Administrative and Utilities Services Agreement, dated as of August 13, 1999, between
                    Lorain Tubular Company, LLC and Republic Technologies. **
    10.12      --   Letter Agreement, dated August 13, 1999, between Republic Technologies and USX. **
    10.13      --   Letter Agreement, dated August 13, 1999, among Republic Technologies, Lorain Tubular Company, LLC,
                    Kobe and USX. **

EXHIBIT NO.   DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------------
    10.14      --   Master Agreement dated July 18, 1994, by and among the Commonwealth of Pennsylvania, acting by and through the Department of Commerce, the Pennsylvania Industrial Development Authority, the
                    Commonwealth of Pennsylvania, acting by and through the Department of Community Affairs, the
                    Johnstown Industrial Development Corporation, the County of Cambria, the City of Johnstown,
                    Republic Technologies and BRW Steel Corporation-Johnstown. (1)
    10.15      --   Amendment No. 1 to the Master Agreement dated September 21, 1994 among Commonwealth of
                    Pennsylvania, acting by and through the Department of Commerce, the Pennsylvania Industrial
                    Development Authority, the Commonwealth of Pennsylvania, acting by and through the Department of
                    Community Affairs, the Johnstown Industrial Development Corporation, the County of Cambria, the
                    City of Johnstown and Republic Technologies. (1)
    10.16      --   Amendment No. 2 to the Master Agreement dated August 1999 among the Johnstown Industrial
                    Development Corporation, the County of Cambria, the City of Johnstown and Republic Technologies.
                    **
    10.17      --   Economic Development Partnership Loan Agreement dated September 21, 1994 between the City of
                    Johnstown and Republic Technologies. (1)
    10.18      --   Economic Development Set-Aside Loan Agreement dated July 6, 1995 between the City of Johnstown and
                    Republic Technologies. (1)
    10.19      --   Economic Development Set-Aside Loan Agreement dated July 6, 1995 between the City of Johnstown and
                    Republic Technologies. (1)
    10.20      --   Section 108 Loan Agreement dated July 20, 1994 among the City of Johnstown, the County of Cambria and Republic Technologies. (1)
    10.21      --   Amendment No. 1 dated August 1994 to Section 108 Loan Agreement among the City of Johnstown, the
                    County of Cambria and Republic Technologies. (1)
    10.22      --   Community Development Block Grant Loan Agreement dated November 3, 1995 between Cambria County and
                    Republic Technologies. (1)
    10.23      --   BID Loan Agreement dated March 12, 1996 between Johnstown Industrial Development Corporation and
                    Republic Technologies. (1)
    10.24      --   Loan Agreement dated December 1, 1998 between Development Authority of Cartersville and B&L. (2)
    10.25      --   Trust Indenture dated as of October 1, 1994 between BankOne, Columbus, N.A. ("BankOne") and the
                    Ohio Water Development Authority (the "Authority"). (3)
    10.26      --   Trust Indenture dated as of June 1, 1996 between BankOne and the Authority. (4)
    10.27      --   Loan Agreement dated as of October 1, 1994 between Republic Technologies and the Authority. (3)
    10.28      --   Loan Agreement dated as of June 1, 1996 between Republic Technologies and the Authority. (4)
    10.29      --   Project Note dated October 1, 1994 by Republic Technologies to the Trustee. (3)
    10.30      --   Project Note dated June 1, 1996 by Republic Technologies to the Trustee. (4)
    10.31      --   Project Bond dated October 1, 1994 issued by the Authority. (3)
    10.32      --   Project Bond dated June 1, 1996 issued by the Authority. (4)
    10.33      --   Participation Agreement dated as of August 13, 1999 between Republic Technologies and USX. **
    10.34      --   Employment Agreement, dated October 1, 1998, between Republic Technologies and Thomas N. Tyrrell.
                    (5)
    10.35      --   Employment Agreement, dated October 1, 1998, between Republic Technologies and Joseph Lapinsky.
                    (5)

EXHIBIT NO.   DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------------
    10.36      --   Employment Agreement, dated October 1, 1998, between Republic Technologies and Robert L. Meyer.
                    (5)
    10.37      --   Employment Agreement, dated October 1, 1998, between Republic Technologies and John Asimou. (5)
    10.38      --   Employment Agreement, dated July 1, 1999, between Republic Technologies and George F. Babcoke. **
    10.39      --   Master Collective Bargaining Agreement dated as of September 30, 1998 among Republic Technologies,
                    RTI and the United Steel Workers of America. **
    10.40      --   1999 Settlement Agreement, dated as of August 2, 1999 between BarTech, RESI, Republic Technologies and the United Steelworkers of America.**
    10.41      --   Agreement dated as of November 2, 1998 between Pension Benefit Guaranty Corporation and RES
                    Holding. **
    10.42      --   Transaction and Monitoring Fee Agreement dated August 13, 1999 among Blackstone Management
                    Partners L.P., Veritas, USX, Kobe and Republic Technologies. **
    12         --   Computation of Ratio of Earnings to Fixed Charges *
    21         --   List of subsidiaries **
    23.1       --   Consent of Simpson Thacher & Bartlett (to be included in the opinion filed as Exhibit 5)**
    23.2       --   Consents of Deloitte and Touche LLP *
    23.3       --   Consent of KPMG LLP *
    23.4       --   Consent of Ernst & Young LLP *
    23.5       --   Consent of Arthur Andersen LLP *
    24         --   Powers of Attorney (included as part of the signature pages)
    25         --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of United States Trust
                    Company of New York, as Trustee **
    99.1       --   Form of Letter of Transmittal **
    99.2       --   Form of Notice of Guaranteed Delivery **

------------------

*  Filed herewith.

** To be filed by amendment.

(1) Filed as exhibits to the Registration Statement on Form S-4 of Bar Technologies Inc. (SEC Registration No. 333-4254) and incorporated by reference and made a part hereof.

(2) Filed as exhibit to Annual Report on Form 10-K of Bliss & Laughlin Industries Inc. for the fiscal year ended September 30, 1989 and incorporated by reference and made a part hereof.

(3) Filed as exhibits to Quarterly Report on Form 10-Q of Republic Engineered Steels, Inc. for the quarter ended September 30, 1994 and incorporated by reference and made a part hereof.

(4) Filed as exhibits to Annual Report on Form 10-K of Republic Engineered Steels, Inc. for the fiscal year ended June 30, 1996 and incorporated by reference and made a part hereof.

(5) Filed as exhibits to Annual Report on Form 10-K of Bar Technologies Inc. for the fiscal year ended January 2, 1999 and incorporated by reference and made a part hereof.

ITEM 22. UNDERTAKINGS

     The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by the director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of November, 1999.


                                          REPUBLIC TECHNOLOGIES INTERNATIONAL,
                                          LLC

                                          By: /s/ JOHN B. GEORGE
                                              ----------------------------
                                              John B. George
                                              Vice President of Finance


     The undersigned do hereby constitute and appoint Thomas N. Tyrrell, Joseph
F. Lapinsky, John B. George and David Blitzer, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 10, 1999.

                     SIGNATURE                                                  TITLE
----------------------------------------------------   -------------------------------------------------------

                /s/ Thomas N. Tyrell                   Chief Executive Officer and Principal Executive
----------------------------------------------------   Officer; Director of Republic Technologies
                 Thomas N. Tyrrell                     International, Inc.*


                 /s/ John B. George                    Vice President of Finance, Treasurer and Secretary and
----------------------------------------------------   Principal Financial and Accounting Officer
                   John B. George


               /s/ Richard C. Lappin                   Director of Republic Technologies International, Inc.*
----------------------------------------------------
                 Richard C. Lappin


                /s/ Robert Friedman                    Director of Republic Technologies International, Inc.*
----------------------------------------------------
                  Robert Friedman


               /s/ David A. Stockman                   Director of Republic Technologies International, Inc.*
----------------------------------------------------
                 David A. Stockman


                 /s/ David Blitzer                     Director of Republic Technologies International, Inc.*
----------------------------------------------------
                   David Blitzer


                /s/ Robert B. McKeon                   Director of Republic Technologies International, Inc.*
----------------------------------------------------
                  Robert B. McKeon


               /s/ Thomas J. Campbell                  Director of Republic Technologies International, Inc.*
----------------------------------------------------
                 Thomas J. Campbell


                /s/ Lynn R. Williams                   Director of Republic Technologies International, Inc.*
----------------------------------------------------
                  Lynn R. Williams


                /s/ Paul J. Wilhelm                    Director of Republic Technologies International, Inc.*
----------------------------------------------------
                  Paul J. Wilhelm


----------------------------------------------------   Director of Republic Technologies International, Inc.*
               Albert E. Ferrara, Jr.

                     SIGNATURE                                                  TITLE
----------------------------------------------------   -------------------------------------------------------


----------------------------------------------------   Director of Republic Technologies International, Inc.*
                  Susumu Okushima


                /s/ Tadashi Takeuchi                   Director of Republic Technologies International, Inc.*
----------------------------------------------------
                  Tadashi Takeuchi

------------------

* Republic Technologies International, Inc. is the managing member of Republic Technologies International Holdings, LLC. Republic Technologies International Holdings, LLC is the sole member of Republic Technologies International, LLC.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of November, 1999.

                                          RTI CAPITAL CORP.

                                          By: /s/ John B. George
                                              -------------------------------
                                              John B. George
                                              Vice President of Finance


     The undersigned do hereby constitute and appoint Thomas N. Tyrrell, Joseph
F. Lapinsky, John B. George and David Blitzer, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable RTI CAPITAL CORP. to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 10, 1999.

                   SIGNATURE                                                   TITLE
-----------------------------------------------  -----------------------------------------------------------------

             /s/Thomas N. Tyrrell                Chief Executive Officer and Principal Executive
-----------------------------------------------  Officer
               Thomas N. Tyrrell


               /s/John B. George                 Vice President of Finance, Treasurer and Secretary and Principal
-----------------------------------------------  Financial and Accounting Officer
                John B. George


             /s/Richard C. Lappin                Director
-----------------------------------------------
               Richard C. Lappin


             /s/David A. Stockman                Director
-----------------------------------------------
               David A. Stockman


               /s/David Blitzer                  Director
-----------------------------------------------
                 David Blitzer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of November, 1999.


                                          REPUBLIC TECHNOLOGIES INTERNATIONAL
                                          HOLDINGS, LLC

                                          By: /s/ John B. George
                                              -------------------------------
                                              John B. George
                                              Vice President of Finance

     The undersigned do hereby constitute and appoint Thomas N. Tyrrell, Joseph
F. Lapinsky, John B. George and David Blitzer, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission,in connection with this Registration Statement, including specifically, but without limitation,power and authority to sign for us or any of us in our names in the capacities indicated below,any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 10, 1999.

                   SIGNATURE                                                   TITLE
-----------------------------------------------  -----------------------------------------------------------------
             /s/ Thomas N. Tyrrell               Chief Executive Officer and Principal Executive Officer; Director
-----------------------------------------------  of Republic Technologies International, Inc.*
               Thomas N. Tyrrell


              /s/ John B. George                 Vice President of Finance, Treasurer and Secretary and Principal
-----------------------------------------------  Financial and Accounting Officer
                John B. George

             /s/ Richard C. Lappin               Director of Republic Technologies International, Inc.*
-----------------------------------------------
               Richard C. Lappin

              /s/ Robert Friedman                Director of Republic Technologies International, Inc.*
-----------------------------------------------
                Robert Friedman

             /s/ David A. Stockman               Director of Republic Technologies International, Inc.*
-----------------------------------------------
               David A. Stockman

               /s/ David Blitzer                 Director of Republic Technologies International, Inc.*
-----------------------------------------------
                 David Blitzer

             /s/ Robert B. McKeon                Director of Republic Technologies International, Inc.*
-----------------------------------------------
               Robert B. McKeon

            /s/ Thomas J. Campbell               Director of Republic Technologies International, Inc.*
-----------------------------------------------
              Thomas J. Campbell

                   SIGNATURE                                                   TITLE
-----------------------------------------------  -----------------------------------------------------------------

           /s/ Lynn R. Williams                  Director of Republic Technologies International, Inc.*
-----------------------------------------------
               Lynn R. Williams


            /s/ Paul J. Wilhelm                  Director of Republic Technologies International, Inc.*
-----------------------------------------------
                Paul J. Wilhelm


-----------------------------------------------  Director of Republic Technologies International, Inc.*
            Albert E. Ferrara, Jr.


-----------------------------------------------  Director of Republic Technologies International, Inc.*
                Susumu Okushima


           /s/ Tadashi Takeuchi                  Director of Republic Technologies International, Inc.*
-----------------------------------------------
               Tadashi Takeuchi

* Republic Technologies International, Inc. is the managing member of Republic Technologies International Holdings, LLC.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of November, 1999.

                                          BLISS & LAUGHLIN, LLC

                                          By: /s/ John B. George
                                              -------------------------------
                                              John B. George
                                              Vice President of Finance

     The undersigned do hereby constitute and appoint Thomas N. Tyrrell, Joseph
F. Lapinsky, John B. George and David Blitzer, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable BLISS & LAUGHLIN, LLC to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 10, 1999.

                     SIGNATURE                                                 TITLE
---------------------------------------------------   --------------------------------------------------------
               /s/ Thomas N. Tyrrell                  Chief Executive Officer and Principal Executive Officer;
-----------------------------------------------       Director of Republic Technologies International, Inc.*
                 Thomas N. Tyrrell

                /s/ John B. George                    Vice President of Finance, Treasurer and Secretary and
-----------------------------------------------       Principal Financial and Accounting Officer
                  John B. George

               /s/ Richard C. Lappin                  Director of Republic Technologies International, Inc.*
-----------------------------------------------
                 Richard C. Lappin

                /s/ Robert Friedman                   Director of Republic Technologies International, Inc.*
-----------------------------------------------
                  Robert Friedman

               /s/ David A. Stockman                  Director of Republic Technologies International, Inc.*
-----------------------------------------------
                 David A. Stockman

                 /s/ David Blitzer                    Director of Republic Technologies International, Inc.*
-----------------------------------------------
                   David Blitzer

               /s/ Robert B. McKeon                   Director of Republic Technologies International, Inc.*
-----------------------------------------------
                 Robert B. McKeon

              /s/ Thomas J. Campbell                  Director of Republic Technologies International, Inc.*
-----------------------------------------------
                Thomas J. Campbell

               /s/ Lynn R. Williams                   Director of Republic Technologies International, Inc.*
-----------------------------------------------
                 Lynn R. Williams

                     SIGNATURE                                                 TITLE
---------------------------------------------------   --------------------------------------------------------

                /s/ Paul J. Wilhelm                   Director of Republic Technologies International, Inc.*
-----------------------------------------------
                  Paul J. Wilhelm


-----------------------------------------------       Director of Republic Technologies International, Inc.*
              Albert E. Ferrara, Jr.


-----------------------------------------------       Director of Republic Technologies International, Inc.*
                  Susumu Okushima

               /s/ Tadashi Takeuchi                   Director of Republic Technologies International, Inc.*
-----------------------------------------------
                 Tadashi Takeuchi

------------------

* Republic Technologies International, Inc. is the managing member of Republic Technologies International Holdings, LLC, which is the sole member of Republic Technologies International, LLC. Republic Technologies International, LLC is the sole member of Bliss & Laughlin, LLC.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of November, 1999.

                                          NIMISHILLEN & TUSCARAWAS, LLC

                                          By: /s/ John B. George
                                              --------------------------------
                                              John B. George
                                              Vice President of Finance

     The undersigned do hereby constitute and appoint Thomas N. Tyrrell, Joseph
F. Lapinsky, John B. George and David Blitzer, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable NIMISHILLEN & TUSCARAWAS, LLC to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 10, 1999.

                SIGNATURE                                             TITLE
------------------------------------------   -------------------------------------------------------
          /s/ Thomas N. Tyrrell              Chief Executive Officer and Principal Executive
------------------------------------------   Officer; Director of Republic Technologies
            Thomas N. Tyrrell                International, Inc.*


            /s/ John B. George               Vice President of Finance, Treasurer and Secretary and
------------------------------------------   Principal Financial and Accounting Officer
              John B. George

          /s/ Richard C. Lappin              Director of Republic Technologies International, Inc.*
------------------------------------------
            Richard C. Lappin

           /s/ Robert Friedman               Director of Republic Technologies International, Inc.*
------------------------------------------
             Robert Friedman

          /s/ David A. Stockman              Director of Republic Technologies International, Inc.*
------------------------------------------
            David A. Stockman

            /s/ David Blitzer                Director of Republic Technologies International, Inc.*
------------------------------------------
              David Blitzer

           /s/ Robert B. McKeon              Director of Republic Technologies International, Inc.*
------------------------------------------
             Robert B. McKeon

         /s/ Thomas J. Campbell              Director of Republic Technologies International, Inc.*
------------------------------------------
             Thomas J. Campbell

           /s/ Lynn R. Williams              Director of Republic Technologies International, Inc.*
------------------------------------------
             Lynn R. Williams

                SIGNATURE                                             TITLE
------------------------------------------   -------------------------------------------------------
           /s/ Paul J. Wilhelm               Director of Republic Technologies International, Inc.*
------------------------------------------
             Paul J. Wilhelm

------------------------------------------   Director of Republic Technologies International, Inc.*
          Albert E. Ferrara, Jr.

------------------------------------------   Director of Republic Technologies International, Inc.*
             Susumu Okushima

           /s/ Tadashi Takeuchi              Director of Republic Technologies International, Inc.*
------------------------------------------
             Tadashi Takeuchi

------------------

* Republic Technologies International, Inc. is the managing member of Republic Technologies International Holdings, LLC, which is the sole member of Republic Technologies International, LLC. Republic Technologies International, LLC is the sole member of Nimishillen & Tuscarawas, LLC.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of November, 1999.

                                          CANADIAN DRAWN STEEL COMPANY, INC.

                                          By: /s/ John B. George
                                              -------------------------------
                                              John B. George
                                              Vice President


     The undersigned do hereby constitute and appoint Thomas N. Tyrrell, Joseph
F. Lapinsky, John B. George and David Blitzer, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable CANADIAN DRAWN STEEL COMPANY, INC. to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission,in connection with this Registration Statement, including specifically, but without limitation,power and authority to sign for us or any of us in our names in the capacities indicated below,any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 10, 1999.

                SIGNATURE                                             TITLE
------------------------------------------   -------------------------------------------------------
            /s/ John G. Asimou               President and Principal Executive Officer;
------------------------------------------
              John G. Asimou

            /s/ John B. George               Vice President and Principal Financial and Accounting
------------------------------------------   Officer
              John B. George

          /s/ Richard C. Lappin              Director of Republic Technologies International, Inc.*
------------------------------------------
            Richard C. Lappin

           /s/ Robert Friedman               Director of Republic Technologies International, Inc.*
------------------------------------------
             Robert Friedman

          /s/ David A. Stockman              Director of Republic Technologies International, Inc.*
------------------------------------------
              David Stockman

            /s/ David Blitzer                Director of Republic Technologies International, Inc.*
------------------------------------------
              David Blitzer

           /s/ Robert B. McKeon              Director of Republic Technologies International, Inc.*
------------------------------------------
             Robert B. McKeon

          /s/ Thomas J. Campbell             Director of Republic Technologies International, Inc.*
------------------------------------------
            Thomas J. Campbell

                SIGNATURE                                             TITLE
------------------------------------------   -------------------------------------------------------
           /s/ Lynn R. Williams              Director of Republic Technologies International, Inc.*
------------------------------------------
             Lynn R. Williams

           /s/ Paul J. Wilhelm               Director of Republic Technologies International, Inc.*
------------------------------------------
             Paul J. Wilhelm

------------------------------------------   Director of Republic Technologies International, Inc.*
          Albert E. Ferrara, Jr.

------------------------------------------   Director of Republic Technologies International, Inc.*
             Susumu Okushima

           /s/ Tadashi Takeuchi              Director of Republic Technologies International, Inc.*
------------------------------------------
               Tadashi Takeuchi

------------------

* Republic Technologies International, Inc. is the managing member of Republic Technologies International Holdings, LLC, which is the sole member of Republic Technologies International, LLC. Republic Technologies International, LLC has signing authority for Canadian Drawn Steel Company, Inc. pursuant to the Canadian Drawn Steel Company, Inc. Shareholder Agreement.

                               INDEX TO EXHIBITS

EXHIBIT NO.   DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------------
     1.1       --   Purchase Agreement, dated as of August 6, 1999, among Republic Technologies International, LLC
                    ("Republic Technologies"), RTI Capital Corp. ("RTI CapCo"), Republic Technologies International,
                    Inc. ("RTI"), Nimishillen & Tuscarawas, LLC ("N&T"), Bliss & Laughlin, LLC ("B&L"), Canadian Drawn
                    Steel Company, Inc. ("CDSC"), Republic Technologies International Holdings, LLC ("Holdings"),
                    Chase Securities Inc. ("Chase"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and
                    BancBoston Robertson Stephens Inc. ("BBRS"). **
     2.1       --   Master Restructuring Agreement, dated as of August 13, 1999, among RTI, RES Holding Corporation
                    ("RES Holding"), Republic Engineered Steels, Inc., Blackstone Capital Partners II Merchant Banking
                    Fund L.P. ("BCP II"), Blackstone Offshore Capital Partners II L.P. ("BOCP II"), Blackstone Family
                    Investment Partnership II L.P. ("BFIP II"), The Veritas Capital Fund L.P. ("Veritas Fund"), HVR
                    Holdings, L.L.C. ("HRV"), USX Corporation ("USX"), Kobe Steel, Ltd. ("Kobe"), Kobe Delaware Inc.
                    ("Kobe Delaware"), USS Lorain Holding Company, Inc. ("USS Lorain"), USX RTI Holdings, Inc. ("USX
                    Holdings"), Kobe/Lorain Inc. ("Kobe/Lorain"), Kobe RTI Holdings, Inc. ("Kobe Holdings"), Holdings,
                    Republic Technologies, Lorain Tubular Company, LLC ("Lorain") and USS/Kobe Steel Company
                    ("USS/Kobe SteelCo"). **
     3.1       --   Limited Liability Company Agreement of Republic Technologies **
     3.2       --   Certificate of Incorporation of RTI CapCo **
     3.3       --   By-laws of RTI CapCo **
     3.4       --   Limited Liability Company Agreement of Holdings **
     3.5       --   Limited Liability Company Agreement of B&L **
     3.6       --   Limited Liability Company Agreement of N&T **
     3.7       --   Certificate of Incorporation of CDSC **
     3.8       --   By-laws of CDSC **
     4.1       --   Indenture, dated as of August 13, 1999, among Republic Technologies, RTI CapCo, Holdings, N&T,
                    B&L, CDSC and United States Trust Company of New York, as Trustee. **
     4.2       --   Form of 13 3/4% Senior Secured Note due 2009 (included in Exhibit 4.1)
     4.3       --   Form of 13 3/4% Senior Secured Note due 2009, Series B (included in Exhibit 4.1)
     4.4       --   Notes Exchange and Registration Rights Agreement, dated as of August 13, 1999, among Republic
                    Technologies, RTI CapCo, Holdings, N&T, B&L, CDSC, Chase, DLJ and BBRS. **
     4.5       --   Security Agreement, dated as of August 13, 1999, among Republic Technologies, RTI CapCo, Holdings,
                    N&T, B&L, CDSC and United States Trust Company of New York, as Collateral Agent. **
     4.6       --   Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated as of August 13,
                    1999, by Republic Technologies to United States Trust Company of New York, as Mortgagee. **
     4.7       --   Master Pledge Agreement, dated as of August 13, 1999, among Republic Technologies, RTI CapCo,
                    Holdings, N&T, B&L, CDSC and United States Trust Company of New York, as Collateral Agent. **
     4.8       --   Amended and Restated Intercreditor and Subordination Agreement, dated as of August 13, 1999, among
                    United States Trust Company of New York, as Collateral Agent, United States Trust Company of New
                    York, as Trustee, the Pennsylvania Lenders (as defined therein), BankBoston, N.A., as Agent,
                    Holdings, Republic Technologies, RTI CapCo, N&T, B&L and CDSC. **

EXHIBIT NO.   DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------------
     4.9       --   Pledge Intercreditor Agreement, dated as of August 13, 1999, among the Secured Parties (defined therein) and United States Trust Company of New York, as Collateral Agent. **
     5         --   Opinion of Simpson Thacher & Bartlett **
    10.1       --   Revolving Credit Agreement, dated as of August 13, 1999, among Republic Technologies, BankBoston,
                    N.A, as Administrative Agent and Co-Book Manager, Bank of America, N.A., as Syndication Agent and
                    Co-Book Manager, The Chase Manhattan Bank, as Documentation Agent and Co-Book Manager, the Lending
                    Institutions Named Therein, and BancBoston Robertson Stephens Inc. and Bank of America, N.A., as
                    Co-Arrangers. **
    10.2       --   Security Agreement, dated as of August 13, 1999, among Republic Technologies, Holdings, RTI CapCo,
                    N&T, B&L, CDSC and BankBoston, N.A. **
    10.3       --   Trademark Collateral Security and Pledge Agreement, dated as of August 13, 1999, between Republic
                    Technologies and BankBoston, N.A. **
    10.4       --   Patent Collateral Security and Pledge Agreement, dated as of August 13, 1999, between Republic
                    Technologies and BankBoston, N.A. **
    10.5       --   Canadian Security Agreement, dated as of August 13, 1999, between CDSC and BankBoston, N.A. **
    10.6       --   Assignment of Intellectual Property, dated as of August 13, 1999, by CDSC to BankBoston, N.A. **
    10.7       --   Open-End Mortgage, Security Agreement, Assignment of Rents, Income and Proceeds, dated as of
                    August 13, 1999, from Republic Technologies to BankBoston, N.A. **
    10.8       --   Amended and Restated Equityholders Agreement, dated as of August 13, 1999, among BCP II, BOCP II,
                    BFIP II, Veritas Fund, Veritas Capital, L.L.C., KDJ, L.L.C., BRW Steel Holdings, L.P., BRW Steel
                    Holdings II, L.P., BRW Steel Offshore Holdings, L.P., RTI, RES Holding, Republic Technologies,
                    USX, USX Holdings, Kobe Delaware, Kobe, Kobe Holdings, HVR, Sumitomo Corporation of America,
                    FirstEnergy Services Corp., Triumph Capital Investors II, L.P., TCI-II Investors, L.P., First
                    Dominion Capital L.L.C., TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P.,
                    TCW Shared Opportunity Fund, L.P., Shared Opportunity Fund IIB, L.L.C., Shared Opportunity Fund
                    III, L.L.C. and the other equityholders named therein. **
    10.09      --   Round Supply Agreement, dated as of August 13, 1999, between Republic Technologies and USX. **
    10.10      --   Master Energy Services and Supply Agreement, dated as of August 13, 1999, between Republic
                    Technologies and FirstEnergy Services Corp. **
    10.11      --   Transition, Administrative and Utilities Services Agreement, dated as of August 13, 1999, between
                    Lorain Tubular Company, LLC and Republic Technologies. **
    10.12      --   Letter Agreement, dated August 13, 1999, between Republic Technologies and
                    USX. **
    10.13      --   Letter Agreement, dated August 13, 1999, among Republic Technologies, Lorain Tubular Company, LLC,
                    Kobe and USX. **
    10.14      --   Master Agreement dated July 18, 1994, by and among the Commonwealth of Pennsylvania, acting by and through the Department of Commerce, the Pennsylvania Industrial Development Authority, the
                    Commonwealth of Pennsylvania, acting by and through the Department of Community Affairs, the
                    Johnstown Industrial Development Corporation, the County of Cambria, the City of Johnstown,
                    Republic Technologies and BRW Steel Corporation-Johnstown. (1)

EXHIBIT NO.   DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------------
    10.15      --   Amendment No. 1 to the Master Agreement dated September 21, 1994 among Commonwealth of
                    Pennsylvania, acting by and through the Department of Commerce, the Pennsylvania Industrial
                    Development Authority, the Commonwealth of Pennsylvania, acting by and through the Department of
                    Community Affairs, the Johnstown Industrial Development Corporation, the County of Cambria, the
                    City of Johnstown and Republic Technologies. (1)
    10.16      --   Amendment No. 2 to the Master Agreement dated August 1999 among the Johnstown Industrial
                    Development Corporation, the County of Cambria, the City of Johnstown and Republic Technologies.
                    **
    10.17      --   Economic Development Partnership Loan Agreement dated September 21, 1994 between the City of
                    Johnstown and Republic Technologies. (1)
    10.18      --   Economic Development Set-Aside Loan Agreement dated July 6, 1995 between the City of Johnstown and
                    Republic Technologies. (1)
    10.19      --   Economic Development Set-Aside Loan Agreement dated July 6, 1995 between the City of Johnstown and
                    Republic Technologies. (1)
    10.20      --   Section 108 Loan Agreement dated July 20, 1994 among the City of Johnstown, the County of Cambria and Republic Technologies. (1)
    10.21      --   Amendment No. 1 dated August 1994 to Section 108 Loan Agreement among the City of Johnstown, the
                    County of Cambria and Republic Technologies. (1)
    10.22      --   Community Development Block Grant Loan Agreement dated November 3, 1995 between Cambria County and
                    Republic Technologies. (1)
    10.23      --   BID Loan Agreement dated March 12, 1996 between Johnstown Industrial Development Corporation and
                    Republic Technologies. (1)
    10.24      --   Loan Agreement dated December 1, 1998 between Development Authority of Cartersville and B&L. (2)
    10.25      --   Trust Indenture dated as of October 1, 1994 between BankOne, Columbus, N.A. ("BankOne") and the
                    Ohio Water Development Authority (the "Authority"). (3)
    10.26      --   Trust Indenture dated as of June 1, 1996 between BankOne and the Authority. (4)
    10.27      --   Loan Agreement dated as of October 1, 1994 between Republic Technologies and the Authority. (3)
    10.28      --   Loan Agreement dated as of June 1, 1996 between Republic Technologies and the Authority. (4)
    10.29      --   Project Note dated October 1, 1994 by Republic Technologies to the Trustee. (3)
    10.30      --   Project Note dated June 1, 1996 by Republic Technologies to the Trustee. (4)
    10.31      --   Project Bond dated October 1, 1994 issued by the Authority. (3)
    10.32      --   Project Bond dated June 1, 1996 issued by the Authority. (4)
    10.33      --   Participation Agreement dated as of August 13, 1999 between Republic Technologies and USX. **
    10.34      --   Employment Agreement, dated October 1, 1998, between Republic Technologies and Thomas N. Tyrrell.
                    (5)
    10.35      --   Employment Agreement, dated October 1, 1998, between Republic Technologies and Joseph Lapinsky.
                    (5)
    10.36      --   Employment Agreement, dated October 1, 1998, between Republic Technologies and Robert L. Meyer.
                    (5)
    10.37      --   Employment Agreement, dated October 1, 1998, between Republic Technologies and John Asimou. (5)
    10.38      --   Employment Agreement, dated July 1, 1999, between Republic Technologies and George F. Babcoke. **

EXHIBIT NO.   DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------------
    10.39      --   Master Collective Bargaining Agreement dated as of September 30, 1998 among Republic Technologies,
                    RTI and the United Steel Workers of America. **
    10.40      --   1999 Settlement Agreement, dated as of August 2, 1999 between BarTech, RESI, Republic Technologies and the United Steelworkers of America.**
    10.41      --   Agreement dated as of November 2, 1998 between Pension Benefit Guaranty Corporation and RES
                    Holding. **
    10.42      --   Transaction and Monitoring Fee Agreement dated August 13, 1999 among Blackstone Management
                    Partners L.P., Veritas, USX, Kobe and Republic Technologies. **
    12         --   Computation of Ratio of Earnings to Fixed Charges *
    21         --   List of subsidiaries **
    23.1       --   Consent of Simpson Thacher & Bartlett (to be included in the opinion filed as Exhibit 5) **
    23.2       --   Consents of Deloitte and Touche LLP *
    23.3       --   Consent of KPMG LLP *
    23.4       --   Consent of Ernst & Young LLP *
    23.5       --   Consent of Arthur Andersen LLP *
    24         --   Powers of Attorney (included as part of the signature pages)
    25         --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of United States Trust
                    Company of New York, as Trustee **
    99.1       --   Form of Letter of Transmittal **
    99.2       --   Form of Notice of Guaranteed Delivery **

------------------

*  Filed herewith.

** To be filed by amendment.

(1) Filed as exhibits to the Registration Statement on Form S-4 of Bar Technologies Inc. (SEC Registration No. 333-4254) and incorporated by reference and made a part hereof.

(2) Filed as exhibit to Annual Report on Form 10-K of Bliss & Laughlin Industries Inc. for the fiscal year ended September 30, 1989 and incorporated by reference and made a part hereof.

(3) Filed as exhibits to Quarterly Report on Form 10-Q of Republic Engineered Steels, Inc. for the quarter ended September 30, 1994 and incorporated by reference and made a part hereof.

(4) Filed as exhibits to Annual Report on Form 10-K of Republic Engineered Steels, Inc. for the fiscal year ended June 30, 1996 and incorporated by reference and made a part hereof.

(5) Filed as exhibits to Annual Report on Form 10-K of Bar Technologies Inc. for the fiscal year ended January 2, 1999 and incorporated by reference and made a part hereof.